As filed with the Securities and Exchange Commission on August 14, 2008.

Registration No. 333-152441

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO

FORM F-10

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

WESTPORT INNOVATIONS INC.

(Exact name of Registrant as specified in its charter)

Alberta

3537

Not Applicable

(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if applicable)

Suite 101, 1750 West 75th Avenue, Vancouver, British Columbia, Canada, V6P 6G2, (604) 718-2001

(Address and telephone number of Registrant’s principal executive offices)

DL Services Inc., 1420 Fifth Avenue, Suite 3400, Seattle, WA 98101, (206) 903-5448

 (Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

David R. Demers Westport Innovations Inc. Suite 101 1750 West 75th Avenue Vancouver, BC V6P 6G2 Canada (604) 718-2000	Timothy J. Robson Bennett Jones LLP 4500 Bankers Hall East 855 2nd Street SW Calgary, AB T2P 4K7 Canada (403) 298-3100	Kenneth G. Sam Dorsey & Whitney LLP Republic Plaza, Suite 4700 370 Seventeenth Street Denver, CO 80202 USA (303) 629-3400	Michael G. Urbani McCarthy Tétrault LLP Suite 1300, Pacific Centre 777 Dunsmuir Street Vancouver, BC V7Y 1K2 Canada (604) 643-7100	Michael J. Solecki Jones Day North Point 901 Lakeside Avenue Cleveland, OH 44114-1190 USA (216) 586-3939

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.     ☒  upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.       ☐  at some future date (check the appropriate box below)

1.  ☐ pursuant to Rule 467(b) on (         ) at (         ) (designate a time not sooner than 7 calendar days after filing).

2.  ☐ pursuant to Rule 467(b) on (         ) at (         ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (         ).

3.  ☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.  ☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

EXPLANATORY NOTE RELATED TO CANADIAN PROSPECTUS ALTERNATIVE PAGES

This registration statement contains two forms of prospectus: one to be used in connection with the offering of securities described herein in the United States (the “U.S. Prospectus”), and one to be used connection with the offering of such securities in Canada (the “Canadian Prospectus”). The U.S. Prospectus and the Canadian Prospectus are identical except for the cover page, the table of contents, and the back page, and except that the Canadian Prospectus includes sections titled “Eligibility For Investment”, “Statutory Rights of Withdrawal and Recission” and “Purchaser’s Contractual Right of Action”; auditor’s consent, certificate of corporation and certificate of the underwriters. The form of the U.S. Prospectus is included herein and is supplemented by the alternate pages to be used in the Canadian Prospectus. Each of the alternate pages for the Canadian Prospectus included herein is labeled “Alternate Page for Canadian Prospectus.”

I-1

[ALTERNATIVE PAGE FOR CANADIAN PROSPECTUS]

This short form prospectus has been filed under procedures in all the provinces of Canada, except the province of Québec, that permit certain information about these securities to be determined after the short form prospectus has become final and that permit the omission of that information from this prospectus. The procedures require the delivery to purchasers of a supplemented PREP prospectus containing the omitted information within a specified period of time after agreeing to purchase any of these securities. All of the information contained in the supplemented PREP prospectus that is not contained in this short form base PREP prospectus will be incorporated by reference into this short form base PREP prospectus as of the date of the supplemented PREP prospectus.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.  Westport Innovations Inc. has filed a registration statement on Form F-10 with the U.S. Securities and Exchange Commission, under the U.S. Securities Act of 1933, as amended, with respect to the sale of  these securities.

Information contained herein is subject to completion or amendment.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada.  Copies of the documents incorporated herein by reference may be obtained on request, without charge, from the Director, Investor Relations of Westport Innovations Inc. at 101 – 1750 West 75th Avenue, Vancouver, British Columbia V6P 6G2, telephone (604) 718-8321 and are also available electronically at www.sedar.com.

Final Short Form Base PREP Prospectus

New Issue	August 12, 2008

U.S.$·

4,500,000 Common Shares

This offering (the “Offering”) is the initial public offering of the common shares (the “Common Shares”) of Westport Innovations Inc. (“Westport”, “we”, “us”, “our” or the “Corporation”) in the United States and is a new issue of Common Shares in Canada.  The Offering is being made concurrently in Canada under the terms of this prospectus and in the United States under the terms of a registration statement on Form F-10 filed with the U.S. Securities and Exchange Commission (the “SEC”).  Our Common Shares are listed for trading on the Toronto Stock Exchange (the “TSX”) under the trading symbol “WPT”.  We have applied to have our Common Shares listed on The Nasdaq Global Market (“NASDAQ”) under the symbol “WPRT”, and for the additional listing of Common Shares offered hereby on the TSX.  Listing will be subject to our fulfillment of all of the listing requirements of NASDAQ and the TSX.  On August 12, 2008, the closing price of the Common Shares on the TSX was Cdn.$14.70 or U.S.$13.82, based on the U.S.-Canadian dollar noon exchange rate on August 12, 2008, as quoted by the Bank of Canada.

Our Common Shares are being offered in Canada by Canaccord Capital Corporation and National Bank Financial Inc. (the “Canadian Underwriters”) and in the United States by Jefferies & Company, Inc., Lazard Capital Markets LLC, ThinkPanmure, LLC, Canaccord Adams Inc. and NBF Securities (USA) Corp. (together with the Canadian Underwriters, the “Underwriters”).

Our head office is located at 101 – 1750 West 75th Avenue, Vancouver, British Columbia V6P 6G2, and our registered office is located at 4500 – 855 2nd Street S.W., Calgary, Alberta T2P 4K7.

An investment in the Common Shares offered by this prospectus is speculative and involves a high degree of risk.  Prospective investors should carefully review the risk factors referred to under “Risk Factors” before purchasing Common Shares.

Price: U.S.$· per Common Share

[ALTERNATIVE PAGE FOR CANADIAN PROSPECTUS]

	Price to public(1)	Underwriting discounts or commissions(1)(2)	Proceeds to us (1)(2)(3)
Per Share	U.S.$ ·	U.S.$ ·	U.S.$ ·
Total	·	·	·

Notes:

(1)        The Offering price of the Common Shares for investors in Canada will be payable in Canadian dollars and the Offering price of the Common Shares for investors in the United States will be payable in U.S. dollars unless the Underwriters otherwise agree. All of the proceeds of the Offering will be paid to us by the Underwriters in U.S. dollars based on the U.S. dollar offering price.  The total is based on the U.S.-Canadian dollar noon exchange rate on ·, 2008, as quoted by the Bank of Canada, being Cdn. $· = U.S.$1.00.

(2)        The Underwriters will receive a fee equal to U.S.$· per Common Share (or Cdn.$·) from the sale of Common Shares to the public. See “Underwriting”.

(3)        We have granted the Underwriters an option to purchase up to an additional 675,000 Common Shares at the Offering price during the period ending 30 days from the date of this prospectus.  If this option is exercised in full, the total price to the public, underwriting fees and commissions and net proceeds to us with respect to the total Offering will be U.S.$· , U.S.$· and U.S.$· , respectively (or Cdn.$· , Cdn.$· and Cdn.$· , respectively).  This prospectus qualifies the distribution of this option to purchase additional Common Shares and the Common Shares that may be offered upon the exercise of such option. See “Underwriting”.

The Canadian Underwriters, as principals, conditionally offer our Common Shares in Canada, subject to prior sale, if, as and when issued, sold and delivered by us to and accepted by the Canadian Underwriters in accordance with the conditions in the underwriting agreement referred to under “Underwriting” and subject to the approval of certain legal matters on our behalf by Bennett Jones LLP, our Canadian counsel, and Dorsey & Whitney LLP, our U.S. counsel, and on behalf of the Underwriters by McCarthy Tétrault LLP, Canadian counsel to the Underwriters, and Jones Day, U.S. counsel to the Underwriters.  In connection with this Offering, the Underwriters may sell more Common Shares than they are required to purchase in this Offering or effect transactions that stabilize or maintain the market price of our Common Shares at levels other than those which might otherwise prevail on the open market.  The Underwriters may decrease the price at which the Common Shares are distributed from the initial offering price and in such event the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by the purchasers for the Common Shares is less than the gross proceeds paid by the Underwriters to us.  See “Underwriting” for additional information.

Subscriptions will be received subject to rejection or allotment in whole or in part, and the right is reserved to close the subscription books at any time without notice. It is expected that share certificates evidencing our Common Shares will be available for delivery on the closing date of this Offering, which is expected to be on or about ·, 2008, or such later date as may be agreed to by us and the Underwriters but, in any event, not later than ·, 2008.

Underwriters’ Position	Maximum Size	Exercise Period	Acquisition Price

Underwriters’ option	675,000	30 days from date of prospectus	U.S.$· (Cdn.$·)

If a purchaser acquires Common Shares forming part of the Underwriters’ over-allocation position, the purchaser acquires the Common Shares under this prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the option to purchase additional Common Shares or secondary market purchases.

In the United States, this Offering is made by a foreign issuer that is permitted, under the Multi-Jurisdictional Disclosure System (“MJDS”) adopted by the United States and Canada, to prepare this prospectus in accordance with Canadian disclosure requirements.  Prospective investors should be aware that such requirements are different from those of the United States.  Financial statements and other financial information included or incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies. Information regarding the impact upon our audited consolidated financial statements of significant differences between Canadian GAAP and United States generally accepted accounting principles (“U.S. GAAP”) is contained in note 23 to our audited comparative financial statements for the financial years ended March 31, 2008, 2007 and 2006 included elsewhere and incorporated by reference in this prospectus.

Prospective investors should be aware that the acquisition of our Common Shares may have tax consequences both in the United States and in Canada.  Such consequences for investors who are resident in, or citizens of, the United States, Canada or elsewhere may not be described fully herein.

[ALTERNATIVE PAGE FOR CANADIAN PROSPECTUS]

The enforcement by investors of civil liabilities under the U.S. federal securities laws may be affected adversely by the fact that we are incorporated under the laws of Alberta, Canada, that some of our officers and directors are residents of Canada, that some of the Underwriters and experts named in this prospectus and the registration statement are residents of Canada, and that a substantial portion of our assets, and those of such persons, are located outside the United States.

[ALTERNATIVE PAGE FOR CANADIAN PROSPECTUS]

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION, DATED AUGUST 12, 2008

Preliminary Prospectus

4,500,000 Shares

Common Shares

We are offering 4,500,000 of our common shares. This is the initial public offering of our common shares in the United States. Our common shares are listed on the Toronto Stock Exchange under the trading symbol “WPT.”  We have applied to have our common shares listed on the Nasdaq Global Market under the symbol “WPRT.” Listing will be subject to our fulfillment of all listing requirements of the Nasdaq Global Market.  On August 12, 2008, the closing price of the common shares on the Toronto Stock Exchange was Cdn.$14.70 per share or U.S.$13.82, based on the U.S.-Canadian dollar noon exchange rate on August 12, 2008, as quoted by the Bank of Canada.

Investing in our common shares involves a high degree of risk. Please read “Risk Factors” beginning on page 14.

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with the disclosure requirements of its home country.  Prospective investors should be aware that such requirements are different from those of the United States.  Financial statements included or incorporated herein, if any, have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to foreign auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that we are incorporated under the laws of the Province of Alberta, that some of our officers and directors are residents of Canada, that some of the underwriters and experts named in the registration statement are residents of a foreign country, and that all or a substantial portion of our assets and those of said persons are located outside the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	PER SHARE	TOTAL
Public Offering Price	U.S.$	U.S.$
Underwriting Discounts and Commissions	U.S.$	U.S.$
Proceeds to Westport (Before Expenses)	U.S.$	U.S.$

Delivery of the common shares is expected to be made on or about           , 2008. We have granted the underwriters an option for a period of 30 days to purchase, on the same terms and conditions set forth above, up to an additional               common shares. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be U.S.$              and the total proceeds to us, before expenses, will be U.S.$    .

Jefferies & Company
(Sole Book-Running Manager)

Lazard Capital Markets
(Co-Lead Manager)

ThinkPanmure, LLC	Canaccord Adams	NBF Securities (USA)

Prospectus dated          , 2008.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this prospectus or in any free writing prospectus that we may provide to you.  Neither we nor the Underwriters have authorized anyone to provide you with information different from that contained in this prospectus or in any free writing prospectus that we may provide to you.  We are offering to sell, and seeking offers to buy, the Common Shares only in jurisdictions where, and to persons to whom, offers and sales are lawfully permitted.  The information contained in or incorporated by reference into this prospectus is accurate only as of the date of this prospectus or the date of the document incorporated by reference, as applicable, regardless of the time of delivery of this prospectus or of any sale of the Common Shares.

All monetary amounts set forth in this prospectus are expressed in Canadian dollars, except where otherwise indicated.

SPECIAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, and in certain documents incorporated by reference in this prospectus, constitute “forward-looking statements”.  When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “project” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements.  In particular, this prospectus contains forward-looking statements pertaining to the following:

·                  the future demand for Cummins Westport Inc. (“CWI”) engines;

·                  our ability to successfully launch our high-pressure direct-injection technology commercially;

·                  our ability to exploit and protect our intellectual property;

·                  our capital expenditure programs;

·                  the future desirability and use of natural gas as an alternative fuel;

·                  commodity prices and the fuel price differential between natural gas and diesel;

·                  ongoing relationships between us and our business partners;

·                  our ability to continue to compete with our competitors and their technologies;

·                  the capital and operating costs of vehicles using our technologies relative to alternative technologies;

·                  continuing growth in the transportation sector and in the natural gas engine market;

·                  profit margins and production costs of engines incorporating our technologies;

·                  the further development of infrastructure supporting the application of natural gas as an alternative fuel;

·                  increasing penetration of our technologies in key markets within the transportation sector and in key geographic markets;

·                  increasingly stringent environmental regulation in the future;

·                  ongoing availability of government incentives and mandates for our technology;

·                  our ability to attract and retain personnel;

·                  demand for engines incorporating our technologies by the Ports of Los Angeles and Long Beach, California (the “San Pedro Bay Ports” or the “Ports”);

[US-i] [C-v]

·                  production methods for our liquefied natural gas (“LNG”) system;

·                  increasing commercialization of our technologies;

·                  expansion of our product offerings;

·                  our use of the net proceeds of this Offering;

·                  the ability of our products to adapt to the use of biogas and manufactured fuels, including hydrogen, as fuels; and

·                  our compliance with environmental regulations.

Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions.  Actual results may differ materially from those expressed in these forward-looking statements due to a number of uncertainties and risks, including the risks described in this prospectus and in the documents incorporated by reference into this prospectus and other unforeseen risks, including, without limitation:

·                  market acceptance of our products;

·                  product development delays;

·                  delays in contractual commitments;

·                  changing environmental regulations;

·                  the ability to attract and retain business partners;

·                  future levels of government funding and incentives;

·                  competition from other technologies;

·                  the ability to provide the capital required for research, product development, operations and marketing; and

·                  those risks discussed in this prospectus under the heading “Risk Factors”.

You should not rely on any forward-looking statements.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after we distribute this prospectus, except as otherwise required by law.

EXCHANGE RATE INFORMATION

The following table sets out, for each period indicated, the exchange rate at the end of the period and the average of the exchange rates on each day during the period for one U.S. dollar expressed in Canadian dollars, based on the U.S.-Canada dollar noon exchange rates quoted by the Bank of Canada.  On August 12, 2008, the rate was Cdn.$1.0640 equals U.S.$1.00.

	Fiscal Year Ended March 31,			Three Months Ended June 30
	2008	2007	2006	2008
Average for period	1.0322	1.1384	1.1935	1.0101
End of period	1.0279	1.1529	1.1529	1.0186

[US-ii] [C-vi]

EXPLANATORY NOTE RELATED TO SHARE CONSOLIDATION

On July 21, 2008, we effected a three-and-one-half-to-one (3.5:1) consolidation of our Common Shares.  Each 3.5 Common Shares were consolidated to represent one Common Share as of such date with fractional shares rounded down to the nearest whole share.  Issued and outstanding stock options, performance share units and warrants were also consolidated on a 3.5-to-1 basis and exercise prices were adjusted to give effect to the consolidation.  All Common Share, Common Share price, stock option, share unit, warrant, per share and exercise price data set forth in this prospectus for dates or periods prior to July 21, 2008 have been adjusted to give retroactive effect to our 3.5-to-1 share consolidation.  For the purpose of giving retroactive effect to the Common Share consolidation, we have rounded fractional shares down to the nearest whole share and rounded fractional dollar information to the nearest whole number with fractions of 0.5 or greater rounded up and fractions less than 0.5 rounded down.  Actual amounts may differ.

[US-iii] [C-vii]

PROSPECTUS SUMMARY

The following summary highlights basic information about us and this initial public offering of Common Shares (the “Offering”). This summary does not contain all of the information you should consider before making a decision to invest in our Common Shares. You should review this entire prospectus carefully, including the risks of investing in our Common Shares discussed in the “Risk Factors” section, our consolidated financial statements and notes thereto and the documents incorporated herein by reference.

Our Business

We are a leading provider of commercially available natural gas engines serving the over U.S.$300 billion medium- and heavy-duty vehicle markets.  We are engaged in the research, development and marketing of high performance, low-emission engine and fuel injection systems that utilize alternative gaseous fuels such as natural gas, liquefied petroleum gas (“LPG”), biogas or hydrogen.  Our technologies and products give users a cleaner and generally less expensive alternative fuel when compared to diesel.  As alternative renewable energy sources such as biogas or manufactured fuels, including hydrogen, emerge as cost-competitive options, we expect our gaseous-fueled engine technologies, systems and experience will position us to effectively exploit these fuels as they emerge.  We work with strategic partners, who include some of the leading diesel engine manufacturers globally, to manufacture and distribute our engines, and we sell to a diverse group of commercial vehicle original equipment manufacturers (“OEMs”) around the world.  Our products are designed to offer environmental and economic benefits with strong operational performance.  We currently have an installed base of over 17,000 natural gas and LPG engines operating in 19 countries.  Our business has three strategic pillars: (a) CWI, a 50:50 joint venture between Cummins Inc. (“Cummins”) and us; (b) our heavy-duty truck business unit; and (c) corporate development and technology.  CWI is primarily focused on natural gas mid-range engines for buses, trucks and urban work vehicles: CWI has been a profitable business since 2004 and has grown revenues (on a U.S. dollar basis) more than 30% compounded annually since 2004 on a calendar year basis.  Our heavy-duty truck business is focused on LNG systems for heavy-duty trucks that offer class-leading emissions performance while maintaining diesel-equivalent horsepower, torque, and fuel efficiency.  Our LNG system solution, available to customers since early 2007, leverages the Cummins ISX 15-liter diesel engine equipped with the following Westport proprietary components natural gas fuel injectors, known as High-Pressure Direct-Injection (“HPDI”) technology; fuel pumps (provided by Cryostar SAS (“Cryostar”), control units; and onboard LNG storage tanks (manufactured by our 50:50 joint venture with Beijing Tianhai Industry Co. Ltd (“BTIC”)). Corporate development and technology is focused on the creation of new alliances and joint ventures, market development projects, and monetization of our broad patent portfolio.

Our Industry

We are seeing increased demand for our natural gas engines globally as many countries are focused on decreasing their reliance on petroleum-based transportation fuels due to high and volatile oil prices, heightened environmental concerns, and energy independence and national security concerns.  Natural gas is typically cleaner, cheaper and more readily available than petroleum based fuels. Stricter governmental emissions regulations coupled with various local incentive programs, have reduced the barriers to adoption of alternative fuels, particularly in fleet customers. Substantial natural gas reserves located within the United States, Canada, Australia, China, India, Russia, the Middle East and South America lessen the likelihood of price volatility from concentrated reserves and reduce national security and energy independence concerns posed by oil.  Today, oil-derived fuels dominate the world’s transportation markets, supplying about 96% of the transportation fuel used in the United States, illustrating the enormous size of the opportunity for natural gas substitution in this sector.  Whereas alternatives such as nuclear, solar and wind power may be appropriate substitutes for power generation applications, we believe that there is a narrower range of alternatives in transportation, where the fuel and its storage system need to be both light and compact enough for effective use on a vehicle, with natural gas being one of the primary alternatives to diesel fuel and gasoline.

As part of our marketing strategy, we look for jurisdictions that have emissions regulations that govern and restrict the use of diesel fuel engines, or provide incentives for the purchase of cleaner burning engines.  The municipal bus market, one of CWI’s key target markets, has seen significant increases in the adoption of natural gas engines, with 20% of buses in the United States using natural gas today, up from 12% in 2005 and 1% in 1995.  Truck engine manufacturers have also been under challenging regulatory pressure to reduce tailpipe emissions and over the next five years another major emissions transition will be required in all markets around the world, with the first milestone being the 2010 U.S. Environmental Protection Agency (“EPA”) standards. Additionally in California, one of the jurisdictions taking a leadership position on this issue, transportation emissions represent almost 50% of the total greenhouse gas (“GHG”) emissions inventory.  Moreover, large private fleet operators, such as United Parcel Service, Inc. (“UPS”), which recently placed an order for 167 compressed natural gas (“CNG”) delivery trucks based on CWI engines, are implementing green initiatives to reduce their environmental impact by introducing alternative fuel vehicles, including natural gas, into their fleets.  Europe, Australia and parts of Asia are also adopting stricter standards.  Studies have shown that diesel emissions, principally in urban areas, can have a noticeable impact on a population’s health, increasing health risks and incidence rates of asthma.  Agencies, such as the California South Coast Air Quality Management District, (the “SCAQMD”), the air quality control agency for Los Angeles, Orange, Riverside and San Bernardino counties in California, have begun to place strict emission requirements on fleet operators using diesel fuel and encourage the use of alternative fuels, such as natural gas, which is more environmentally friendly.

According to Datamonitor, a provider of on-line database and analysis services, for various industry sectors, the global medium-duty and heavy-duty vehicle market (consisting of trucks over 3.6 tonnes) in 2007 was U.S.$312.7 billion and is expected to grow at an 11.1% compound annual growth rate (“CAGR”) to U.S.$530.4 billion by 2012.  In 2007, the North American market represented 41.2% of the total market, or U.S.$128.9 billion, and is expected to grow at a 6.7% CAGR to U.S.$178.3 billion by 2012.  Asia is the largest and fastest growing market with sales expected to reach U.S.$282.8 billion by 2012, a 16% CAGR.  Additionally, the European market is projected to have strong growth in the near to medium term, with sales increasing at a 6.8% CAGR to U.S.$59.4 billion by 2012.  We believe that internal combustion engines will continue to dominate the medium-duty and heavy-duty vehicle market because of their price, availability, performance and familiarity, and expect natural gas engines to take an increasing market share.

Many governments and research agencies are currently forecasting continued increases in the demand for oil.  Most of this demand growth is driven by growth in the transportation sector, particularly in rapidly growing economies such as China and India.  Over the past five years, diesel fuel prices in the United States have risen by more than 225%, with the average price today across the United States being U.S.$4.76 per gallon according to the U.S. Department of Energy (the “DOE”).  We believe that demand for oil will result in price increases and/or fuel shortages, which will continue to create favorable market conditions to encourage the adoption of cheaper alternative fuels such as natural gas.

Our Competitive Strengths

We believe we are a leader in providing high performance, low-emission engines and fuel systems utilizing alternative gaseous fuels given our significant competitive strengths, which include the following:

Strong Advantage in Rapidly Growing Natural Gas Engine Market

Based on our diverse product and technology portfolio and geographical reach, we believe we are well positioned to serve the over U.S.$300 billion medium- and heavy-duty vehicle markets.  Through CWI, we currently offer mid-range 5.9- to 8.9-liter engines that are sold globally to more than 50 OEMs of transit and shuttle buses, medium-duty trucks and refuse haulers, as well as specialty vehicles such as material handling trucks, street sweepers and some industrial applications.  Additionally, we offer a 15-liter ISX natural gas engine that uses our HPDI technology and serves the heavy-duty truck market.  The demand for natural gas for transportation has grown significantly over the past several years and is projected to continue growing rapidly, at over 6% annually from 2006 to 2030, given the increase in high fuel use vehicles in countries like China and India, coupled with more stringent emissions standards and rising oil prices.  With CWI’s ISL G engine and Westport’s LNG system on an ISX engine for heavy-duty trucks as the only two natural gas certified engines in North America meeting the 2007 EPA emission standards being installed into OEM products, we believe we are well positioned to take advantage of the market.

Although we are currently focused on medium- and heavy-duty applications in the 5- to 15-litre range, our natural gas technologies and products can be applied to a broad range of horsepower and applications from smaller sub-5-litre class applications such as passenger vehicles to power generation and off-road vehicles in the higher horsepower ranges.  We also have strategic relationships with OEMs in North America, Asia and Europe, positioning us well in the three largest markets for medium- and heavy-duty products.

Cost-advantaged, High Performance, Low-emission Technology

Our products are designed to allow for an engine with the best performance attributes for the medium- and heavy-duty vehicle markets as compared to all other options available.  In addition to providing significant emissions improvements compared to diesel, our products can offer a more economical solution to our customers.  Our technologies are robust, scaleable and adaptive to other gaseous fuels such as LPG and alternative renewable energy sources such as biogas or manufactured fuels, including hydrogen.  Additionally, our HPDI system for heavy-duty trucks offers class-leading emissions performance while maintaining diesel-equivalent horsepower, torque and fuel efficiency.  We believe our wide range of products offer an economical, clean, high performance and robust solution.

Valuable Strategic and Business Alliances Creating Significant Barriers to Entry

We have established several strategic partnerships, including: Cummins and CWI; BTIC Westport Inc. (“BWI”), our joint venture with BTIC; Juniper Engines Inc. (“Juniper”), our joint venture with OMVL SpA (“OMVL”); and Weichai Westport Inc. (“WWI”), our joint venture with Weichai Power Co., Ltd. (“Weichai Power”) and Hong Kong Peterson (CNG) Equipment Limited (“Hong Kong Peterson”).  We also have strategic relationships with Kenworth Truck Company (“Kenworth”), Clean Energy Fuels Corp. (“Clean Energy”), and a leading European engine manufacturer.  We believe these relationships enable us to provide a complete natural gas solution to our customers, provide a coordinated marketing effort, provide us with access to our key markets, and create a significant barrier to entry for competitors seeking to partner with a large diesel engine or truck manufacturer in order to replicate our technology.

Highly Capital Efficient Business Model

Our strategic partnerships also allow us to run a capital efficient business in which working capital costs and capital expenditures are shared with our strategic partners.  Most notably, we are able to avoid the significant capital expenditures associated with building manufacturing plants and overhead costs that would be incurred to staff and maintain manufacturing operations, and we are able to leverage the investment made by our partners in developing global distribution operations and their brands.  We leverage our expertise in the development of our proprietary technologies by partnering with industry-leading manufacturers who are willing to make the investment to co-develop, manufacture and distribute our products for our mutual benefit.  We believe this model allows us to scale our business more rapidly and achieve profitability sooner with less risk.  Without similar strategic partnerships, any competitor will have to deploy a significantly larger amount of capital to scale its business, imposing significant obstacles to building necessary scale.

Strong Market Fundamentals Driving Growth of Natural Gas Engines

Petroleum supply concerns have lead to record diesel fuel prices over the last several months.  As a result, the pricing gap between diesel and natural gas has widened notably, creating an increasing demand for natural gas as an alternative transportation fuel.  In addition to cost, U.S. diesel emissions standards will become significantly stricter starting in 2010.  One of the most significant changes is that oxides of nitrogen (“NOx”) emissions are required to be reduced by a factor of six relative to current levels.  Diesel engines running on natural gas emit less NOx than the cleanest standard diesel engine on the market today.  We believe CWI’s ISL G engine is the only engine of its class available today in the United States that meets the 2010 EPA diesel emissions standards.  Furthermore, as the demand for low-cost, environmentally friendly alternatives to diesel grows, natural gas, unlike other alternative fuel supplies, is widely used today and can be diverted to address this market with an adequate infrastructure, which is currently robust and is expected to grow to support future demand for natural gas applications.  The high demand for alternative fuels coupled with the established infrastructure for natural gas uniquely positions the market for diesel engines that run on natural gas for significant growth for the foreseeable future.

Robust Intellectual Property

Our global patent portfolio has been pivotal to our market leading position relative to other potential market entrants.  We are also registering trademarks to capture the goodwill that we are now generating through commercialization of our products.  Given the scope and longevity of our intellectual property assets, we expect these assets to be one of the pillars that support our position as a technology leader relative to emerging future natural gas engine developers.  To continue to support our business objectives, we expect to file new patent and trademark applications each year as our intellectual property portfolio expands to capture value generated by new technical advances and the goodwill that we create from further commercialization of gaseous-fueled engine technology and systems.

Experienced Senior Management Team

We have assembled a senior management team with the background and experience necessary to enhance our ability to accomplish our strategic objectives and advance the shift of global commercial transportation to gaseous fuels.  Our management team members have backgrounds in engineering and physics and experience in the transportation and energy industry and fuel technology development.  Certain members of the management team, including our founder and chief executive officer, have been with us since the business was spun out of the University of British Columbia and were instrumental in commercializing our original technologies.

Our Business Strategy

Our business strategies are based upon our belief that some customers value products that offer environmental advantages over conventional alternatives, and that with higher oil prices, alternative fuels such as natural gas become increasingly attractive from a purely economic perspective.  We further believe that natural gas provides the best near-term alternative fuel solution for transportation as the technology and infrastructure for wide scale adoption exists today around the world.  Our objective is to enhance and protect our position as a leading provider of alternative technology fuel systems for diesel applications using gaseous fuels such as natural gas, LPG or hydrogen both domestically and globally.  In order to achieve this goal, we have focused our efforts on the following business strategies:

Continue to Profitably Grow CWI

We believe CWI is a leading provider of mid-range natural gas engines.  Since 2004, CWI revenues, expressed in U.S. dollars to exclude foreign exchange distortions, have grown at more than 30% compounded annually on a calendar year basis, while pre-tax operating profits have compounded by approximately 450% in the same period from breakeven in 2004.  We believe this is a result of providing a quality product for the natural gas market, providing superior customer service and an increasing number of customers around the world recognizing the economic benefits due to high oil prices and environmental advantages of using engines that run on natural gas as compared to diesel fuel.  We anticipate increased demand for CWI engines given their performance and emissions characteristics, and their life-cycle cost advantages.  We anticipate growth in CWI’s natural gas engine sales resulting from penetration of new geographic markets globally, attracting new customers for existing product offerings such as transit bus, shuttle and refuse trucks, and through development of new OEM offerings of our engines, such as the recent introduction by Sterling trucks of its first national gas truck and plans on the part of  Blue Bird Corporation (“Blue Bird”) and Thomas Buses (“Thomas”), a member of Daimler Trucks North America LLC to launch natural gas school buses.  We expect the increased adoption rate for CWI natural gas engines to result in incremental revenue and profits given CWI’s operating leverage, fully developed technology and fixed cost fulfillment process.

Accelerate Commercialization of Our HPDI LNG Fuel System

In March 2007, we began to deliver our first LNG engine systems for heavy-duty trucks.  This product has been in development since 1999 and has undergone extensive testing and field trials in Canada, Australia and the United States, and we are now launching our HPDI LNG system in these regions.  We have already generated significant momentum, including the agreement we signed with Kenworth to begin assembly line production of the Kenworth T800 equipped with our LNG fuel system for the Cummins ISX 15-liter engine for the San Pedro Bay Ports and other customers.  As described in more detail below, the San Pedro Bay Ports plan to replace 16,800 heavy-duty trucks over the next four years and have targeted that at least 50% of these trucks will use clean alternative fuels such as natural gas.  In February 2008, we announced that Wal-Mart Stores, Inc. (“Wal-Mart”) intends to introduce four LNG-fueled Peterbilt trucks into service at its distribution center in Apple Valley, California and several other non-port customers have ordered trucks incorporating our HPDI LNG engine.  In order to increase penetration of the global heavy-duty vehicle market, we have made significant inroads with the world’s top heavy-duty engine manufacturers.  We recently signed agreements with a leading European OEM and with Weichai Power, which will help provide broader access for our technology to the European and Asian markets, respectively.  In addition to our existing relationships with Cummins and PACCAR Inc. (through its subsidiary Kenworth), we now have established partnerships with OEMs that represent over 40% of the heavy-duty engine market.

Leverage Our Strategic Partners’ Resources

Our strong relationships not only create a barrier to entry for competitors who do not have comparable relationships, they also allow us to achieve significant operating leverage as we utilize our strategic partners’ manufacturing, distribution, and sales and marketing capabilities.  CWI engines, for example, are manufactured or assembled at Cummins plants in the United States, China and India, allowing CWI to spread production of its engines without incurring any capital costs.  CWI also leverages Cummins’ supply chain, back office systems and distribution and sales networks.  This leverage allows CWI to grow revenues and gross margins faster than expenses.  For LNG systems for heavy-duty applications, we have established key alliances with: Kenworth, a pre-eminent truck manufacturing company, for manufacturing, distribution and sales; Cummins, one of the largest diesel engine manufacturers in the world, for the supply of engines; BTIC, for our HPDI LNG fuel tank system; Weichai Power, China’s largest heavy-duty engine manufacturer; a leading European engine manufacturer; and Cryostar SAS (“Cryostar”).  We also work closely with natural gas infrastructure partners such as Clean Energy to deliver complete solutions to fleet customers and to jointly promote the adoption of natural gas as a vehicle fuel.  We plan to use a similar model of leveraging our partners for manufacturing, distribution and sales in other markets and with other strategic partners.  We are pursuing additional North American and international strategic alliances to continue to accelerate our market penetration and increase adoption of our technologies.

Focus on Geographic Expansion by Penetrating Key Markets in Asia and Europe

China is one of the world’s largest markets for all types of road vehicles, and its heavy-duty truck (>16 tonne) market is already about as large as those in Europe and North America.  China’s vehicle production has more than doubled in the past five years.  Assuming that current trends continue, within five to ten years, China could be both the world’s largest consumer and producer of motor vehicles. China is focused on moderating the impacts of rapid urbanization and tremendous vehicle growth.  Natural gas engines are well positioned to increase market share because of lower environmental impact compared to diesel engines and to energy availability and security issues, and cost. CWI supplies customers with high performance CNG bus engines in Beijing and has expanded into several other Chinese cities.  An additional focus for growth in Asia will be exports of our CWI engines through Chinese OEMs to other countries in Southeast Asia and South America.  With the recent announcement of the formation of a joint venture with Weichai Power, the largest manufacturer of heavy-duty diesel engines in Asia, we hope to successfully introduce its HPDI technology to the Chinese market.

European regulators have implemented some aggressive responses to air quality issues and climate-change concerns.  We believe the opportunities are strong in Europe’s transit, refuse, and urban truck markets.  CWI engines are already being offered in vehicles produced by Renault Trucks SAS (“Renault Trucks”) of France, and have also been sold for transit applications in Eastern Europe.  In 2005, CWI supplied 234 engines for refuse collection and street sweeper trucks in Paris, France.  In 2006, CWI announced an order for 278 engines to Russian Buses, of Moscow, Russia, CWI’s first large order from a Russian OEM.  Westport recently announced a technology program for HPDI integration onto the engines of a leading European diesel manufacturer.

Continue to Leverage Our Intellectual Property Portfolio

We are pursuing opportunities to leverage our intellectual property portfolio to develop new products, achieve stronger market penetration and increase our revenue streams.  Westport and CWI have already realized revenue opportunities with a licensing model through relationships with Cummins India Limited (“CIL”), Dongfeng Cummins Engine Company Ltd. (“DCEC”) and Cryostar.  We are currently in discussions with several international partners to provide selected technologies under a licensing agreement.

Expand Our Product Offering by Adapting Our Technology for Multiple Alternative Fuel Use

Our products are built on an alternative fuel platform that leverages the abundant global supply of natural gas.  Over the longer term, if alternative renewable energy sources such as biogas or manufactured fuels, including hydrogen and dimethyl ether (“DME”) emerge as cost-competitive options, we expect our gaseous-fueled engine technologies, system and experience will position us to exploit such new fuels as they emerge.  In order to maintain technology leadership in the gaseous fuel combustion area, we are working to adapt our technology with hydrogen and other alternative fuels.  For example, we are working with Ford Motor Company (“Ford”) and Bayerische Motoren Werke AG (“BMW”) on hydrogen direct-injection technologies and products.  We have delivered bus engines to customers in California and British Columbia that allow operation on blended hydrogen and natural gas.

Recent Developments

On July 3, 2008, we issued 15,000 debenture units for total gross proceeds of $15 million.  Each debenture unit consists of an unsecured subordinated debenture in the principal amount of $1,000 bearing interest at 9% per annum and 51 Common Share purchase warrants exercisable into Common Shares at any time for a period of two years from the date of issue at a price of $18.73 per share.  We have the option to redeem the debentures at any time after 12 months and before 18 months from the date of issue at 115% of their principal amount and at 110% of the principal amount after 18 months.  Interest is payable semi-annually and the debentures mature on July 3, 2011.  We also issued 46,118 broker warrants which are exercisable into Common Shares at a price of $16.10 per share for a period of two years from the date of issue.

The San Pedro Bay Ports have announced their Clean Trucks Program, which will begin replacing the existing port drayage trucking fleet to improve air quality later this year.  This program targets replacement of all of the 16,800 trucks serving the Ports today over the next four years, with at least 50% of these new trucks fueled with natural gas.  Beginning October 1, 2008, the Clean Trucks Program will bar trucks manufactured prior to 1989 from entering the Ports’ shipping terminals.   By 2012, all trucks manufactured prior to 2007 will be banned from the Ports, and replaced by a new fleet, reducing truck-related pollution by 80%.  To help truckers quickly replace the old polluting vehicles, the Ports are providing truckers with financial assistance to acquire new clean trucks.  To date, the only two alternative fuel engines selected by the Port for this program have been the 15-liter Westport ISX G and the 8.9-liter Cummins Westport ISL G.  On July 7, 2008, the Port of Long Beach announced $16.1 million in funding to purchase 100 Sterling LNG-powered trucks utilizing the CWI ISL G engine. On July 14, 2008, the Port of Long Beach approved an additional U.S.$19.7 million for the purchase of 100 Kenworth LNG trucks utilizing the Westport ISX G engine, under the same jumpstart initiative for the Clean Trucks Program.

On July 14, 2008, we announced that we had entered into a development agreement with a leading European engine manufacturer relating to our proprietary HPDI fuel system operating with natural gas and biogas.  We and the European engine manufacturer will work together to integrate and test our HPDI fuel system on their engine platforms.  The testing is expected to take place over the next year to 18 months, with the vast majority of development work adapting our HPDI fuel system for use on the European manufacturer’s engine platform being done in Vancouver.

On July 16, 2008, we announced that we had entered into a 30-year joint venture agreement with Weichai Power and Hong Kong Peterson to form a new entity, WWI.  WWI will research, develop, design, manufacture, market, distribute and sell advanced, alternative fuel engines (and relevant parts and kits) for use in automobiles, heavy-duty trucks, power generation and shipping applications.  Under the terms of the WWI joint venture agreement, our initial investment is expected to be approximately U.S.$4.5 million (30 million RMB), equaling a 35% equity interest in WWI.  Weichai Power and Hong Kong Peterson will hold 40% and 25% equity interests, respectively.  The board of directors of WWI will be composed of five directors.  We and Weichai Power will appoint two members each to the board of directors of WWI and Hong Kong Peterson will appoint one.  The Chair of the board of WWI will rotate between Weichai Power and us after each three-year term, with Weichai Power appointing the first board Chair.

On July 21, 2008, we consolidated our Common Shares on a three-and-one-half-to-one (3.5:1) basis in order to facilitate the listing of our Common Shares on The Nasdaq Global Market (“NASDAQ”).  Trading in our Common Shares commenced on a post-consolidation basis on the Toronto Stock Exchange (the “TSX”) on July 24, 2008.  No fractional Common Shares were issued in connection with the consolidation, and all such fractional interests were rounded down to the nearest whole number of Common Shares.  As a result of the share consolidation, as of the date hereof, we now have approximately 27,506,746 Common Shares issued and outstanding.

On August 5, 2008, we announced our interim financial results for the three months ended June 30, 2008.  Our consolidated revenue for the three months ended June 30, 2008 was $25.5 million, an increase of $9.8 million from $15.7 million for the same period in the prior year.  Our net loss for the three months ended June 30, 2008 was $3.5 million, a loss of $0.13 per share, compared to $4.7 million, a loss of $0.22 per share, for the same period in the prior year.  As at June 30, 2008, our cash, cash equivalents and short-term investments totaled $18.0 million compared to $22.8 million at March 31, 2008.  For the three months ended June 30, 2008, cash flows used in operations were $5.0 million compared to $4.5 million in the three months ended June 30, 2007.

Corporate Information

Our principal executive offices are located at 101 - 1750 West 75th Avenue, Vancouver, British Columbia, Canada V6P 6G2, and our telephone number is (604) 718-2000.  Our website address is www.westport.com.  The information on, or that can be accessed through, our website is not part of this prospectus.

The Offering

Common Shares offered by us	4,500,000 Common Shares.

Common Shares to be outstanding immediately after this Offering	32,009,573 Common Shares.

Option to purchase additional Common Shares	We have granted the Underwriters an option to purchase up to an additional 675,000 Common Shares.

Use of proceeds

We expect to use the net proceeds from this Offering for product development, market development, working capital and for general corporate purposes. You should read the discussion under the heading “Use of Proceeds” for more information.

Risk Factors	You should carefully read and consider the information set forth in “Risk Factors” beginning on page 14 of this prospectus before investing in our Common Shares.

Toronto Stock Exchange symbol	WPT

Proposed NASDAQ symbol	WPRT

The number of Common Shares to be offered by us and the number of Common Shares to be outstanding are based on the approximate number of Common Shares outstanding as of July 25, 2008. Unless we specifically state otherwise, the information in this prospectus:

·                  is based on the assumption that the Underwriters will not exercise the option to purchase additional Common Shares granted to them by us;

·                  reflects a three and one-half-to-one (3.5:1) consolidation of our Common Shares effected on July 21, 2008;

·                  excludes 1,156,569 Common Shares reserved for issuance upon the exercise of options outstanding as of July 25, 2008 at a weighted average exercise price of $7.04 per Common Share;

·                  excludes 1,082,990 Common Shares reserved for issuance upon the exercise of performance share units outstanding as of July 25, 2008; and

·                  excludes 817,546 Common Shares reserved for issuance upon the exercise of warrants outstanding as of July 25, 2008 at a weighted average exercise price of $18.58 per Common Share.

Summary Consolidated Financial Data

Except for “Units shipped”, the following selected consolidated financial data are derived from our audited consolidated annual balance sheets as of March 31, 2008 and 2007, and audited consolidated  annual statements of operations and cash flows for the years ended March 31, 2008, 2007 and 2006, and our unaudited consolidated interim balance sheet as of June 30, 2008 and our unaudited interim consolidated statements of operations and cash flows for the three months ended June 30, 2008 and 2007, respectively, included elsewhere in this prospectus and incorporated by reference.  Balance sheet items as of March 31, 2006 and June 30, 2007 are derived from our audited consolidated annual balance sheet as of March 31, 2006 and our unaudited consolidated interim balance sheet as of June 30, 2007, respectively.  We have prepared our unaudited consolidated financial statements on the same basis as our audited consolidated financial statements.  In the opinion of management, our unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations for such periods.  Operating results for the three months ended June 30, 2008 are not necessarily indicative of the results that may be expected for the year ending March 31, 2009 or any other future period.  This information is only a summary and should be read together with our consolidated financial statements and the related notes and other financial information, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included elsewhere and incorporated by reference in this prospectus.

Our audited consolidated annual financial statements and unaudited consolidated interim financial statements have been prepared in Canadian dollars in accordance with Canadian GAAP. We have included, beginning on page F-1 of this prospectus, our consolidated financial statements, including a reconciliation of the significant differences between Canadian GAAP and U.S. GAAP in note 23 of our audited consolidated annual financial statements and note 13 of our unaudited consolidated interim financial statements.  Our historical results from any prior period are not necessarily indicative of results to be expected for any future period.

(expressed in thousands of Canadian dollars, except for units	Fiscal Year Ended March 31,			Three Months Ended June 30,
shipped, per share amounts and shares outstanding)	2008	2007	2006	2008	2007
	(audited)			(unaudited)
Units shipped	2,720	2,001	1,327	1,078	533
Total revenue	$71,536	$60,480	$43,552	$25,509	$15,730
Gross margin	22,513	22,099	14,910	8,339	5,338
Gross margin %	31%	37%	34%	33%	34%
Net loss	(10,315)	(11,307)	(16,860)	(3,464)	(4,724)
Net loss per share – basic and diluted(1)(2)	(0.41)	(0.53)	(0.79)	(0.13)	(0.22)
Weighted average shares outstanding(2)	25,167,966	21,478,521	21,208,141	27,443,257	21,641,626
Cash and short-term investments	22,762	23,081	7,832	18,026	19,906
Total assets	78,940	59,633	29,500	74,905	72,387
Long-term financial liabilities(3)	5,762	22,648	3,497	7,798	21,560
Cash used in operations before changes in non-cash working capital(4)	(17,594)	(11,325)	(8,661)	(2,550)	(3,372)
CWI income for the year after taxes	11,632	12,114	3,186	3,234	1,160
Joint venture partner’s share of CWI income	5,816	6,057	1,593	1,617	580

Notes:

(1)                                Fully diluted loss per share is not materially different as the effect of exercise of stock options, warrants and performance share units would be anti-dilutive.

(2)                                Adjusted for three-and-one-half-to-one (3.5:1) share consolidation.  See “Explanatory Note Related to Share Consolidation”.

(3)                                Excluding current portions of warranty liability and long-term debt obligations, and joint venture partners’ share of net assets of joint ventures.

(4)                                See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Measures” for a reconciliation to cash flows from operations.

GLOSSARY

In this prospectus, unless the context otherwise requires, the following words and phrases have the meanings set forth below.

“AcSB” means the Accounting Standards Board of Canada;

“ADR” means Australian Design Rules;

“AFCP” means the Alternative Fuels Conversion Program of the Australian government;

“AFVs” means alternative fuel vehicles;

“Amended JVA” means the restated and amended joint venture agreement dated December 16, 2003 between us and Cummins relating to CWI;

“AOCI” means Accumulated Other Comprehensive Income;

“BGI” means our B Gas International natural gas engine;

“Blue Bird” means Blue Bird Corporation;

“BMW” means Bayerische Motoren Werke AG;

“BPT” means Beijing Public Transport Holdings, Ltd.;

“BTIC” means Beijing Tianhai Industry Co. Ltd., a Sino-Korean company located in Beijing, China;

“BTUs” means British Thermal Units;

“BWI” means BTIC Westport Inc., our 50:50 joint venture with BTIC;

“CAGR” means compound annual growth rate;

“Canadian GAAP” means Canadian generally accepted accounting principles;

“Canadian Jurisdictions” means each of the Provinces of Canada, except the Province of Québec;

“Canadian Underwriters” means Canaccord Capital Corporation and National Bank Financial Inc.;

“CARB” means the California Air Resources Board;

“Carl Moyer Program” means the Carl Moyer Memorial Air Quality Standards Attainment Program established by the CARB;

“CEC” means the California Energy Commission;

“CEO” means chief executive officer;

“CFO” means chief financial officer;

“Challenger” means Challenger Motor Freight Inc.;

“CICA” means the Canadian Institute of Chartered Accountants;

“CIL” means Cummins India Limited;

“Clean Energy” means Clean Energy Fuels Corp.;

“Clean Energy Shares” means shares of common stock of Clean Energy;

“CNG” means compressed natural gas;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Common Shares” means our common shares;

“Cryostar” means Cryostar SAS, a division of The Linde Group;

“Cummins” means Cummins Inc.;

“CWI” means Cummins Westport Inc., our 50:50 commercial joint venture with Cummins;

“DCEC” means Dongfeng Cummins Engine Company Ltd.;

“Debt” has the meaning set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Subsequent Events”;

“DGE” means diesel gallon equivalent;

“DME” means dimethyl ether;

“DOE” means the U.S. Department of Energy;

“EGR” means exhaust gas recirculation;

“EIA” means the Energy Information Administration of the DOE;

“EPA” means the U.S. Environmental Protection Agency;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the related rules and regulations;

“FIEL” means the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended);

“Final Prospectus” means the final short form base PREP prospectus relating to this Offering;

“Ford” means Ford Motor Company;

“FSMA” means the U.K. Financial Services and Markets Act 2000;

“g/bhp-hr” means grams per brake horsepower-hour;

“GVH” means GVH Entwicklungsgesellschaft für Verbrennungsmotoren und Energietechnik mbH;

“GVW” means gross vehicle weight;

“HCNG” means hydrogen enriched compressed natural gas;

“Holder” has the meaning set forth in “Certain Material Income Tax Considerations – Certain Canadian Federal Income Tax Considerations;

“Hong Kong Peterson” means Hong Kong Peterson (CNG) Equipment Limited;

“HPDI” means High-Pressure Direct-Injection;

“HSI” means hot surface ignition;

“IASB” means the International Accounting Standards Board;

“IFRS-IASB” means International Financial Reporting Standards as issued by the IASB;

“INFORM” means INFORM Inc.;

“IRS” means the U.S. Internal Revenue Service;

“Isuzu” means Isuzu Motors Ltd.;

“IWHUP” means Integrated Waste Hydrogen Utilization Project;

“JSI” means the Jantzi Social Index;

“Juniper” means Juniper Engines Inc., our 49:51 joint venture with OMVL;

“Kenworth” means the Kenworth Truck Company, a division of PACCAR Inc.;

“LA Metro” means the Los Angeles County Metropolitan Transportation Authority;

“LBSI” means our lean burn spark ignited gaseous fueled engines;

“LNG” means liquefied natural gas;

“LPG” means liquefied petroleum gas;

“MDAQMD” means the Mojave Desert Air Quality Management District;

“misrepresentation” has the meaning set forth in “Purchasers’ Contractual Right of Action”;

“MJDS” means the Multi-Jurisdictional Disclosure System adopted by the United States and Canada;

“MOU” means the memorandum of understanding dated December 13, 2000 between us and Isuzu;

“MSRC” means the California Mobile Source Air Pollution Reduction Review Committee;

“MTS” means the San Diego Metropolitan Transit System;

“NASDAQ” means the Nasdaq Global Market;

“nmHC” means non-methane hydrocarbons;

“Non-Resident Holders” has the meaning set forth in “Certain Material Income Tax Considerations – Certain Canadian Federal Income Tax Considerations – Taxation of Non-Resident Holders”;

“Notes” means our previously existing 8% secured, subordinated convertible notes originally due June 12, 2011, which were fully converted July 26, 2007;

“NOx” means oxides of nitrogen;

“NRCan” means Natural Resources Canada;

“NREL” means U.S. National Renewable Energy Laboratory;

“OEMs” means original equipment manufacturers;

“Offering” means the offering of our Common Shares pursuant to this short form prospectus;

“OMVL” means OMVL SpA;

“OPEC” means the Organization of the Petroleum Exporting Countries;

“Order” means the U.K. Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended;

“Perseus” means Perseus L.L.C.;

“PFIC” means Passive Foreign Investment Company;

“PM” means particulate matter;

“Ports’ Program” means the LNG truck program of the San Pedro Bay Ports;

“Proposed Amendments” has the meaning set forth in “Certain Material Income Tax Considerations – Certain Canadian Federal Income Tax Considerations;

“QFC” means qualified foreign corporation;

“Registration Statement” means the registration statement on Form F-10 under the U.S. Securities Act of 1933 in connection with this Offering, together with all amendments and supplements thereto;

“Regulations” means the regulations under the Tax Act;

“Relevant Member State” has the meaning set forth in “Notice to Investors – European Economic Area;

“Renault Trucks” means Renault Trucks SAS;

“Resident Holders” has the meaning set forth in “Certain Material Income Tax Considerations – Certain Canadian Federal Income Tax Considerations – Taxation of Resident Holders”;

“RFP #1” means the first request for proposals under the Ports’ Program;

“RFP #2” means the second request for proposals under the Ports’ Program;

“San Pedro Bay Ports” or the “Ports” means the Ports of Los Angeles and Long Beach, California;

“Sarbanes-Oxley” means the U.S. Sarbanes-Oxley Act of 2002;

“SCAQMD” means the South Coast Air Quality Management District;

“Section 1530” means Section 1530, “Comprehensive Income” of the handbook of the CICA;

“Section 3062” means Section 3062, “Goodwill and Other Intangible Assets” of the handbook of the CICA;

“Section 3064 means Section 3064, “Goodwill and Intangible Assets” of the handbook of the CICA;

“Section 3855” means Section 3855, “Financial Instruments – Recognition and Measurement” of the handbook of the CICA;

“Section 3865” means Section 3865, “Hedges” of the handbook of the CICA;

“SET” means supplemental emission test;

“SDTC” means Sustainable Development Technology Canada;

“SI” means spark-ignited;

“Stoich EGR” means our stoichiometric exhaust gas recirculation spark-ignited technology;

“taxable capital gain” has the meaning set forth in “Certain Material Income Tax Considerations – Certain Canadian Federal Income Tax Considerations – Taxation of Resident Holders”;

“Tax Act” means the Income Tax Act (Canada);

“Tcf” means trillion cubic feet;

“TERP” means the Texas Emissions Reduction Plan;

“Thomas” means Thomas Buses;

“TPC” means Technology Partnerships Canada;

“Underwriters” means, collectively, the Canadian Underwriters and the U.S. Underwriters;

“UPS” means United Parcel Service, Inc.;

“U.S. GAAP” means United States generally accepted accounting principles;

“U.S. Treaty” means the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended;

“U.S. Underwriters” means Jefferies & Company, Inc., Lazard Capital Markets LLC, ThinkPanmure, LLC, Canaccord Adams Inc. and NBF Securities (USA) Corp;

“VIE” means variable interest entity;

“Volvo” means AB Volvo;

“Wal-Mart” means Wal-Mart Stores, Inc.;

“Website Materials” has the meaning set forth in “Purchasers’ Contractual Right of Action”;

“Weichai Power” means Weichai Power Co., Ltd.;

“Westport”, “we”, “us”, “our” or the “Corporation” means Westport Innovations Inc.;

“Westport Australia” means Westport Innovations (Australia) Pty Ltd.;

“Westport Power” means Westport Power Inc.;

“Wild River” means Wild River Resources Limited;

“WPT Fuel Systems” means Westport Fuel Systems Inc.; and

“WWI” means Weichai Westport Inc., our 35:40:25 joint venture with Weichai Power and Hong Kong Peterson.

RISK FACTORS

An investment in our Common Shares involves risk.  You should carefully consider the risks and uncertainties described below and in our annual information form for the year ended March 31, 2008, which is incorporated by reference herein and which may be found under our SEDAR filer profile at www.sedar.com.  Our ability to generate revenue and profit from our technologies is dependent upon a number of factors, and the risks identified below, if they were to occur, could have a material impact on our business, financial condition, results of operation or prospects.  In such case, the trading price of our Common Shares could decline, and you may lose all or part of your investment.  While we have attempted to identify the primary known risks that are material to our business, the risks and uncertainties described below may not be the only ones we face.  Additional risks and uncertainties, including those that we do not know about now or that we currently believe are immaterial may also adversely affect our business, financial condition, results of operation or prospects.

Risks Related to Our Business

We have incurred and continue to incur losses.

We have incurred substantial losses since our inception in 1996, and continue to incur losses and experience negative cash flows.  We cannot predict if or when we will operate profitably or generate positive cash flows or if we will be able to implement our business strategy successfully.  Pursuing our strategy requires us to incur significant expenditures for research and product development, marketing and general administrative activities.  As a result, we need to continue to grow our revenues and gross margins to achieve and sustain profitability and positive operating cash flows and we may need to raise additional capital.

We may be unable to raise additional capital.

Execution of our business plan and our commercial viability could be jeopardized if we are unable to raise additional funds for our commercialization plans, to fund working capital, research and development projects, sales, marketing and product development activities and other business opportunities.  We attempt to mitigate this risk by generating funds from a variety of sources including through: the sale of our commercial products; the sale of non-core assets including long-term investments; funding from government agencies, industry and business partners; and the issuance of shares or debt in the public equity markets or through strategic investors.  In addition, we try to maintain reserves of cash and short-term investments and seek to obtain funding commitments before we take on any significant incremental initiatives.  There can, however, be no assurance that we will be able to secure additional funding, or funding on terms acceptable to us, to pursue our commercialization plans.

Potential fluctuations in our financial results make financial forecasting difficult.

We expect our revenues and results of operation to continue to vary significantly from quarter to quarter.  Sales and margins may be lower than anticipated due to timing of customer orders and deliveries, unexpected delays in our supply chain, general economic and market-related factors, product quality, performance and safety issues and competitive factors.  In addition, the continuance and timing of government funding of our research and development programs is difficult to predict, and may cause quarter to quarter variations in financial results.  In addition, due to our early stage of commercialization, we cannot accurately predict our future revenues or results of operations.  We are also subject to normal operating risks such as credit risks, foreign currency risks and global and regional economic conditions.  As a result, quarter-to-quarter comparisons of our revenues and results of operation may not be meaningful.  It is likely that in one or more future quarters our results of operation will fall below the expectations of securities analysts and investors.  If this happens, the trading price of our Common Shares might be materially and adversely affected.

A market for engines with our fuel systems may never develop or may take longer to develop than we anticipate.

Although we are seeing strong growth in CWI revenues and interest from the San Pedro Bay Ports, municipalities and private fleets, engines with our fuel systems represent an emerging market, and we do not know whether end-users will ultimately want to use them or pay for their initial incremental purchase price.  The development of a mass market for our fuel systems may be affected by many factors, some of which are beyond our control, including: the emergence of newer, more competitive technologies and products; the future cost of natural gas and other fuels used by our systems; the ability to successfully build the refueling infrastructure necessary for our systems; regulatory requirements; availability of government incentives; customer perceptions of the safety of our products; and customer reluctance to try a new product.

If a market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our products and may never achieve profitability.

We are dependent on the Ports’ Clean Air Action Plan to support and fund sales to the Ports.

In November 2006, the San Pedro Bay Ports approved a comprehensive five-year Clean Air Action Plan to reduce the air emissions and health risks associated with the Ports’ activities.  The plan includes the intention to make significant emissions reduction-related improvements and encourages the use of alternative fuel engines, which we believe will facilitate the conversion of approximately 8,000 heavy-duty trucks, used to move containers from the Ports to customer locations outside the Ports, to natural gas by 2011.  While engines from Westport and CWI were recently selected by the Ports as the two natural gas engine options for compliant Port trucks, there are no guarantees that the Ports will carry out or be able to implement and fund their Clean Air Action Plan as stated.  If the Clean Air Action Plan is not implemented or funded as stated, our sales, revenues and profitability may be materially affected.

We currently benefit from government incentives to facilitate demand for our products and fund our research and development programs and these incentives may not be renewed or may be redirected.

While some of our customers and potential customers have made successful applications for government incentives to assist them in converting their vehicles to natural gas engines, there is no guarantee that such incentives will continue to be available.  Today our LNG systems customers and potential customers in the United States may have access to local, state and federal incentives through programs and initiatives such as the federal Highway and Energy Bills, which provide fuel and tax credits, and to state grants such as the California Air Resources Board (“CARB”) Carl Moyer Memorial Air Quality Standards Attainment Program (the “Carl Moyer Program”) and SCAQMD.  If these and other similar incentive programs are discontinued or are no longer available to our customers and potential customers, it may have a detrimental effect on our sales.

In addition, from time to time we enter into agreements with government agencies to fund our research and development programs.  There can be no assurance that we will continue to receive funding from government agencies at the same levels we have received in the past or at all. Funding agreements with government agencies are also subject to audit, which could result in certain funding being denied or monies received from such agencies having to be repaid.

Fuel price differentials are hard to predict and may be less favorable in future.

The acceptance of natural gas-fueled engines by customers depends in part on the price differential between natural gas and diesel fuel.  Natural gas has generally been, and currently is, less expensive than diesel fuel in many jurisdictions.  This price differential is affected by many factors, including changes in the resource base for natural gas compared with crude oil, pipeline transportation capacity for natural gas, refining capacity for crude oil and government excise and fuel tax policies.  There can be no assurance that natural gas will remain less expensive than diesel fuel.

Our growth is dependent on natural gas refueling infrastructure that may not take place.

For motor vehicles, natural gas must be carried on board in liquefied or compressed form and there are few public or private refueling stations available in most jurisdictions.  We are involved in developing such infrastructure through our relationship with Clean Energy, the largest natural gas refueling company for vehicles in North America, and are seeking further involvement with other natural gas refueling companies.  However, there can be no assurance that Clean Energy will continue to be successful in expanding the availability of natural gas as a vehicle fuel, or that other companies will develop refueling stations to meet projected demand.  If customers are unable to obtain fuel conveniently and affordably, a mass market for vehicles powered by our technology is unlikely to develop.

Changes in environmental and regulatory policies could hurt the market for our products.

We currently benefit from, and hope to continue to benefit from, certain government environmental policies, mandates and regulations around the world, most significantly in the international automotive market and in the United States.  Examples of such regulations include those that provide economic incentives, subsidies, tax credits and other benefits to purchasers of low emission vehicles, restrict the sale of engines that do not meet emission standards, fine the sellers of non-compliant engines, tax the operators of diesel engines and require the use of more expensive ultra-low sulphur diesel fuel.  There can be no assurance that these policies, mandates and regulations will be continued.  Incumbent industry participants with a vested interest in gasoline and diesel, many of which have substantially greater resources than we do, may invest significant time and money in an effort to influence environmental regulations in ways that delay or repeal requirements for clean vehicle emissions.  If these are discontinued or if current requirements are relaxed, this may have a material impact on our competitive position.

We currently face, and will continue to face, significant competition.

Our products face, and will continue to face, significant competition, including from incumbent technologies.  New developments in technology may negatively affect the development or sale of some or all of our products or make our products uncompetitive or obsolete.  Other companies, many of which have substantially greater customer bases, businesses, and financial and other resources than us, are currently engaged in the development of products and technologies that are similar to, or may be competitive with, certain of our products and technologies.

Competition for our products may come from current power technologies, improvements to current power technologies and new alternative power technologies, including other fuel systems.  Each of our target markets is currently serviced by existing manufacturers with existing customers and suppliers using proven and widely accepted technologies.  Additionally, there are competitors working on developing technologies such as cleaner diesel engines, bio-diesel, fuel cells, advanced batteries and hybrid battery/internal combustion engines in each of our targeted markets.  Each of these competitors has the potential to capture market share in various markets, which could have a material adverse effect on our position in the industry and our financial results.  For our products to be successful against competing technologies, especially diesel engines, they must offer advantages in one or more of these areas: emissions performance; fuel economy; engine performance; power density; engine and fuel system weight; and engine and fuel system price.  There can be no assurance that our products will be able to offer advantages in all or any of these areas.

We depend on our intellectual property and our failure to protect that intellectual property could adversely affect our future growth and success.

Failure to protect our existing and future intellectual property rights could seriously harm our business and prospects, and may result in the loss of our ability to exclude others from practicing our technology or our own right to practice our technologies.  If we do not adequately ensure our freedom to use certain technology, we may have to pay others for rights to use their intellectual property, pay damages for infringement or misappropriation and/or be enjoined from using such intellectual property.  Our patents do not guarantee us the right to practice our technologies if other parties own intellectual property rights that we need in order to practice such technologies.  Our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent.  As the case in many other industries, the web of intellectual property ownership in our industry is complicated and in some cases it is difficult to define with precision where one property begins and another ends. In any case, there can be no assurance that:

·                  any of the rights we have under U.S. or foreign patents owned by us or other patents that third parties license to us will not be curtailed, for example through invalidation, circumvention, challenge, being rendered unenforceable or by license to others;

·                  we were the first inventors of inventions covered by our issued patents or pending applications or that we were the first to file patent applications for such inventions;

·                  any of our pending or future patent applications will be issued with the breadth of claim coverage sought by us, or be issued at all;

·                  our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technologies;

·                  any of our trade secrets will not be learned independently by our competitors; or

·                  the steps we take to protect our intellectual property will be adequate.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors’ rights agreements with our strategic partners and employees.  There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships.

Certain intellectual property has been licensed to us on a non-exclusive basis from third parties who may also license such intellectual property to others, including our competitors.  If necessary or desirable, we may seek further licenses under the patents or other intellectual property rights of others.  However, we can give no assurances that we will obtain such licenses or that the terms of any offered licenses will be acceptable to us.  The failure to obtain or renew a license from a third party for intellectual property we use at present could cause us to incur substantial costs and to suspend the manufacture, shipment of products or our use of processes requiring such intellectual property.

We could become engaged in intellectual property litigation or disputes that may negatively affect our business.

From time to time, claims have been made by third parties that the practice of our technology infringes upon intellectual property owned by those third parties.  For example, in the past a manufacturer of dual fuel engines whose technology involves the introduction of natural gas at low pressure alleged that our HPDI technology infringes upon its patents.  More recently, a third party has claimed that one aspect of our LNG tank design, which is manufactured by BWI and sold by us, infringes upon that party’s patents.  Although we see no valid basis for any of these claims, as our business grows, we expect more parties to attempt to take advantage of that growth and assert similar claims and demands for compensation.  Our response to such claims will be commensurate with the seriousness of the allegations, their potential effect on our business and the strength of our position.  We will examine a range of options from formal legal action to obtain declaratory judgments of non-infringement to the initiation of design changes and we will vigorously defend our intellectual property.

As a result, while we are not currently engaged in any intellectual property litigation, we could become subject to lawsuits in which it is alleged that we have infringed the intellectual property rights of others or in which the scope, validity and enforceability of our intellectual property rights is challenged.  In addition, we may commence lawsuits against others who we believe are infringing upon our rights. Our involvement in intellectual property litigation or disputes, including any that may arise in respect of our HPDI technology or LNG tanks, could be time consuming and result in significant expense to us, diversion of resources, and delays or stoppages in the development, production and sales of products or intellectual property, whether or not any claims have merit or such litigation or disputes are resolved in our favor.  In the event of an adverse outcome as a defendant in any such litigation, we may, among other things, be required to:

·                  pay substantial damages;

·                  cease the development, manufacture, use, sale or importation of products that infringe upon other patented intellectual property;

·                  expend significant resources to develop or acquire non-infringing intellectual property;

·                  discontinue processes incorporating infringing technology; or

·                  obtain licenses to the infringing intellectual property.

Any such result could require the expenditure of substantial time and other resources and could have a material adverse effect on our business and financial results.

We could become liable for environmental damages resulting from our research, development or manufacturing activities.

The nature of our business and products exposes us to potential claims and liability for environmental damage, personal injury, loss of life, and damage to or destruction of property.  Our business is subject to numerous laws and regulations that govern environmental protection and human health and safety.  These laws and regulations have changed frequently in the past and it is reasonable to expect additional and more stringent changes in the future.  Our operations may not comply with future laws and regulations, and we may be required to make significant unanticipated capital and operating expenditures.  If we fail to comply with applicable environmental laws and regulations, governmental authorities may seek to impose fines and penalties on us or to revoke or deny the issuance or renewal of operating permits, and private parties may seek damages from us.  Under those circumstances, we might be required to curtail or cease operations, conduct site remediation or other corrective action, or pay substantial damage claims.  In addition, depending on the nature of the claim, our current insurance policies may not provide sufficient or any coverage for such claims.

Certain of our products may not be commercially viable.

Our direct injection technology has been demonstrated in heavy-duty trucks, light-duty vehicles and high horsepower applications.  However, we do not know when or whether we will be successful in the commercialization of products for any of our target markets.  There can be no assurance that engines using our direct injection technology will perform as well as we expect, or that prototypes and commercial systems will be developed and sold in commercially viable numbers.

Our HPDI LNG fuel injection systems presently have higher initial capital costs than many established competing technologies, and manufacturing costs of some of our products at a large-scale commercial level have not yet been confirmed.  If we are unable to produce fuel systems that are economically competitive, on a life-cycle cost basis, in terms of price, reliability and longevity, operators of commercial vehicle fleets and power generators will be unlikely to buy products containing our fuel systems.

We are dependent on relationships with strategic partners.

Execution of our current strategy is dependent on cooperation with strategic partners for technology development, manufacturing and distribution.  To be commercially viable, our fuel systems must be integrated into engines and our engines must be integrated into chassis manufactured by OEMs.  We can offer no guarantee that existing technology agreements will be renewed or advanced into commercialization agreements, or that OEMs will manufacture engines with our fuel systems or chassis for our engines, or, if they do manufacture such products, that customers will choose to purchase them.  Any integration, design, manufacturing or marketing problems encountered by OEMs could adversely affect the market for our products and our financial results.  In addition, there can be no assurance of the commercial success of any joint ventures in which we are, or will become, involved.

Any change in our relationships with our strategic partners, whether as a result of economic or competitive pressures or otherwise, including any decision by our strategic partners to reduce their commitment to our products and technology in favour of competing products or technologies, or to bring to an end our various alliances, could have a material adverse effect on our business and financial results.

In addition, disputes regarding the rights and obligations of the parties could arise under our agreements with our strategic partners. These and other possible disagreements could lead to termination of such agreements or delays in collaborative research, development, supply, or commercialization of certain products, or could require or result in litigation or arbitration.  Moreover, disagreements could arise with our strategic partners over rights to intellectual property.  These kinds of disagreements could result in costly and time-consuming litigation.  Any such conflicts with our strategic partners could reduce our ability to obtain future collaboration agreements and could have a negative impact on our relationship with existing strategic partners.

We are dependent on relationships with our suppliers.

While we have negotiated supply agreements with various manufacturers and have entered into strategic supply agreements with BTIC, a Sino-Korean company located in Beijing, China, and Cryostar, a division of The Linde Group, certain of these manufacturers may presently be the sole supplier of key components for our products and we are dependent on their ability to source materials, manage their capacity, workforce and schedules.  In particular, we are dependent on sole suppliers for our injectors, tanks, and pumps for our HPDI LNG systems and their ability to ramp up capacity and maintain quality and cost to support our production requirements.  For a number of reasons, including but not limited to shortages of parts, labour disruptions, lack of capacity and equipment failure, a supplier may fail to supply materials or components that meet our quality, quantity or cost requirements or to supply any at all.  If we are not able to resolve these issues or obtain substitute sources for these materials or components in a timely manner or on terms acceptable to us, our ability to manufacture certain products may be harmed and we may be subjected to cancellation of orders or penalties for failed or late deliveries, which could have a material adverse effect on our business and financial results.  Our products also use steel and other materials that have global demand.  The prices and quantities at which those supplies are available fluctuate and may increase significantly.  Competitive pressure, however, may not allow us to increase the sales price of our products.  Any such increases may therefore negatively affect our margins and financial condition.  We mitigate these risks by seeking secondary suppliers, by carrying inventory, and by locking in long-term pricing when possible.  There are no guarantees, however, that we will be successful in securing alternative suppliers or that our inventory levels will be sufficient for our production requirements.

We are dependent on our relationship with Cummins for CWI revenues and profits.

The majority of our revenues are currently derived from the operations of CWI, which, in turn, purchases all of its current and foreseeable engine products from Cummins-affiliated plants and distributors.  Although the factories operate with modern technology and experienced management, there can be no assurance that the factory and distribution systems will always be able to perform on a timely and cost-effective basis. Any reduction in the manufacturing and distribution capabilities of Cummins-affiliated plants and distributors could have a material adverse effect on our business and financial results.

Our limited production trials, commercial launch activities and field tests could encounter problems.

We are currently conducting, and plan to continue to conduct, limited production trials and field tests on a number of our products as part of our product development cycle and we are working on scaling up our production capabilities.  These trials, production readiness activities and field tests may encounter problems and delays for a number of reasons, including the failure of our technology, the failure of the technology of others, the failure to combine these technologies properly and the failure to maintain and service the test prototypes properly.  Some of these potential problems and delays are beyond our control.  Any problem or perceived problem with our limited production trials and field tests could hurt our reputation and the reputation of our products and delay their commercial launch.

We may have difficulty managing the expansion of our operations.

To support the launch, and increase sales and service, of our LNG system products, we may be required to expand the scope of our operations rapidly.  This may include a need for a significant increase in employees and an increase in the size, or relocation, of our premises and changes to our information systems, processes and policies.  Such rapid expansion may place a significant strain on our senior management team, support teams, information technology platforms and other resources.  In addition, we may be required to place more reliance on our strategic partners and suppliers, some of whom may not be capable of meeting our production demands in terms of timing, quantity, quality or cost.  Difficulties in effectively managing the budgeting, forecasting and other process control issues presented by any rapid expansion could harm our business, prospects, results of operations or financial condition.

Warranty claims could diminish our margins.

There is a risk that the warranty accrual included in our cost of product revenue is not sufficient and that we may recognize additional expenses as a result of warranty claims in excess of our current expectations.  Such warranty claims may necessitate a redesign, re-specification or recall of our products, which, in turn, may have an adverse impact on our finances and on existing or future sales.  Although we attempt to mitigate against these risks through our sales and marketing initiatives and our product development, quality assurance, support and service programs, there can be no assurance that such initiatives and programs are adequate or that sales of our commercial products will continue to grow and contribute financially.

Although CWI products have shown improvements in warranty experience over the past few years and we continue to work to improve our products, there are no guarantees that this trend will continue or that it will not reverse.  New products may have different performance characteristics from previous products.  In addition, we have limited field experience with our HPDI LNG systems from which to make our warranty accrual estimates.

We could become subject to product liability claims.

Our business exposes us to potential product liability claims that are inherent in natural gas, LPG and hydrogen, and products that use these gases.  Natural gas, LPG and hydrogen are flammable gases and therefore potentially dangerous products.  We also produce fuel processors that generate hydrogen from certain raw fuels, which are also flammable.  Any accidents involving our products or other natural gas, LPG or hydrogen-based products could materially impede widespread market acceptance and demand for our engines and fuel systems.  In addition, we may be subject to a claim by end-users or others alleging that they have suffered property damage, personal injury or death because our products did not perform adequately.  Such a claim could be made whether or not our products perform adequately under the circumstances.  From time to time, we may be subject to product liability claims in the ordinary course of business and we carry a limited amount of product liability insurance for this purpose.  However, our current insurance policies may not provide sufficient or any coverage for such claims, and we cannot predict whether we will be able to maintain our insurance coverage on commercially acceptable terms.

We have foreign currency risk.

While a majority of our revenues, cost of sales, expenses and warranty balances are denominated in U.S. dollars, many of our operating expenses, other than cost of sales, are in Canadian dollars.  Foreign exchange gains and losses are included in results from operations.  A large decline in the value of the U.S. dollar relative to the Canadian dollar could impair revenues, margins and other financial results.  For example, for fiscal 2008, the decline of the U.S. dollar offset the increase in our revenues.  We have not entered into foreign exchange contracts to hedge against gains and losses from foreign currency fluctuations. From fiscal 2002 to fiscal 2007, on average, the U.S. dollar declined 28% against the Canadian dollar.  From fiscal 2007 to fiscal 2008, on average, the U.S. dollar depreciated a further 12%.

We could lose or fail to attract the personnel necessary to run our business.

Our success depends in large part on our ability, and that of our affiliates, to attract and retain key management, engineering, scientific, manufacturing and operating personnel.  As we develop additional capabilities we may require more skilled personnel.  Given the highly specialized nature of our products, these personnel must be highly skilled and have a sound understanding of our industry, business or our technology.  Recruiting personnel for the alternative fuel industry is also highly competitive.  Although to date we have been successful in recruiting and retaining qualified personnel, there can be no assurance that we will continue to attract and retain the personnel needed for our business.  The failure to attract or retain qualified personnel could have a material adverse effect on our business.

If we do not properly manage foreign sales and operations, our business could suffer.

We expect that a substantial portion of our future revenues will be derived from sales outside of Canada, and we operate in jurisdictions where we may lack sufficient expertise, local knowledge or contacts.  Establishment of an international market for our products may take longer and cost more to develop than we anticipate, and is subject to inherent risks, including unexpected changes in government policies, trade barriers, difficulty in staffing and managing foreign operations, longer payment cycles, and foreign exchange controls that restrict or prohibit repatriation of funds.  As a result, if we do not properly manage foreign sales and operations, our business could suffer.

We may not realize the anticipated benefits from joint ventures, investments or acquisitions.

Our joint ventures, and any future joint venture, investment or acquisition, could expose us to certain liabilities, including those that we fail or are unable to identify during the investment or acquisition process.  In addition, joint ventures and acquisitions often result in difficulties in integration, and, if such difficulties were to occur, they could adversely affect our results.  The integration process may also divert the attention of, and place significant demands on, our managerial resources, which may disrupt our current business operations.  As a result, we may fail to meet our current product development and commercialization schedules.  Additionally, we may not be able to find suitable joint venture partners, investments or acquisitions, which could adversely affect our business strategy.

Risks Related to our Common Shares

Our Common Share price may fluctuate.

The stock market in general, and the market prices of securities of technology companies in particular, can be extremely volatile, and fluctuations in our Common Share price may be unrelated to our operating performance.  Our Common Share price could be subject to significant fluctuations in response to many factors, including: actual or anticipated variations in our results of operations; the addition or loss of customers; announcements of technological innovations, new products or services by us or our competitors; changes in financial estimates or recommendations by securities analysts; conditions or trends in our industry; our announcements of significant acquisitions, strategic relationships, joint ventures or capital commitments; additions or departures of key personnel; general market conditions; and other events or factors, many of which may be beyond our control.  As of August 12, 2008, the 52-week trading price of our Common Shares ranged from a low of $5.29 to a high of $19.25.  See also “Price Range and Trading Volume of Common Shares”.

We do not currently intend to pay any cash dividends on our Common Shares in the foreseeable future and therefore our shareholders may not be able to receive a return on their Common Shares until they sell them.

We have never paid or declared any cash dividends on our Common Shares.  We do not anticipate paying any cash dividends on our Common Shares in the foreseeable future because, among other reasons, our current credit facilities restrict our ability to pay dividends, and we currently intend to retain any future earnings to finance our business.  The future payment of dividends will be dependent on factors such as cash on hand and achieving profitability, the financial requirements to fund growth, our general financial condition and other factors which our board of directors may consider appropriate in the circumstances.  Until we pay dividends, which we may never do, our shareholders will not be able to receive a return on their Common Shares unless they sell them.  In addition, under current law, any dividends paid to residents of the United States would be subject to Canadian withholding tax, generally at the rate of 15%.  See “Certain Material Income Tax Considerations – Certain Canadian Federal Income Tax Considerations – Taxation of Non-Resident Holders”.

Our Common Shares have no trading history in the United States.

Our Common Shares currently trade on the TSX.  Listing our Common Shares on NASDAQ in addition to the TSX may increase share price volatility on the TSX and also result in volatility of the trading price on NASDAQ because trading will be split between the two markets, resulting in less liquidity on both exchanges. In addition, different liquidity levels, volume of trading, currencies and market conditions on the two exchanges may result in different prevailing trading prices.  Prior to the Offering, there has been no public market in the United States for our Common Shares. The initial U.S. public offering price for our Common Shares may bear no relationship to the price at which our Common Shares will trade upon the completion of the Offering. The price at which our Common Shares will trade may be lower than the price at which they are sold in the Offering. In addition, because the liquidity and trading patterns of securities listed on the TSX may be substantially different from those of securities quoted on NASDAQ, historical trading prices may not be indicative of the prices at which our Common Shares will trade in the future on NASDAQ. Further, there can be no assurance regarding the trading prices that will prevail on the TSX following our additional listing on NASDAQ, and following the consolidation of our Common Shares.

Although we have applied to have our Common Shares approved for listing on NASDAQ, an active trading market for our Common Shares may never develop or be sustained in the United States following this Offering. If an active market for our Common Shares does not develop in the United States, it may be difficult for U.S. residents to sell the Common Shares they purchase in this Offering without depressing the market price for the Common Shares, or at all.  In the past, following periods of large price declines in the public market price of a company’s securities, securities class action litigation has often been initiated against that company.  Litigation of this type against us could result in substantial costs and diversion of management’s attention and resources, which would adversely affect our business. Any adverse determination in litigation against us could also subject us to significant liabilities.  Other factors that may adversely affect the price of our Common Shares are:

·                  announcements concerning us;

·                  announcements relating to our technological innovations;

·                  announcements relating to our strategic relationships or acquisitions;

·                  changes in earnings estimates by analysts;

·                  conditions affecting the alternative fuel, technology and emerging/growth company markets;

·                  currency fluctuations;

·                  general economic, political and market condition in any or all of the United States, Canada or other world markets; and

·                  trends related to the fluctuations of share prices of Canadian companies.

Risks Related to the Offering and our Share Capital

We have broad discretion in the use of the net proceeds from this Offering and may not use those proceeds effectively.

Our management will have broad discretion in the application of the net proceeds to us from this Offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Common Shares. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our Common Shares to decline and delay the development of our product offerings.  Pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value. Further, if we do not restrict our investment of a sufficient portion of the net proceeds to us from this Offering pending their use to investments that are not “investment securities” within the meaning of the Investment Company Act of 1940, we may inadvertently become subject to regulation as an investment company under that Act. If we become subject to regulation as an investment company under the U.S. Investment Company Act of 1940, the consequences would be material and adverse to us.

The financial reporting obligations of being a public company in the United States will be expensive and time consuming, and will place significant additional demands on our management.

Prior to the consummation of this Offering, we have not been subject to public company reporting obligations in the United States.  The additional obligations of being a public company in the United States, including certain obligations imposed by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), will require significant additional expenditures and place additional demands on our management.  These requirements will increase our legal and financial compliance costs, and could make some activities more difficult, time-consuming or costly.

Our independent auditors may not be able to conclude that our internal control over financial reporting are effective as required by Section 404 of Sarbanes-Oxley.

Pursuant to Section 404 of Sarbanes-Oxley, beginning with our Annual Report on Form 40-F for the fiscal year ended March 31, 2010, we will be required to furnish a report by our management on our internal control over financial reporting.  Beginning with our Annual Report on Form 40-F for the fiscal year ending March 31, 2010, our independent auditors will also be required to furnish a report on our internal control over financial reporting.  We can provide no assurance as to our or our independent auditors’ conclusions with respect to the effectiveness of our internal control over financial reporting under Section 404 of Sarbanes-Oxley.  There is a risk that our independent auditors will not be able to conclude that our internal control over financial reporting are effective as required by Section 404 of Sarbanes-Oxley.

The availability of new Common Shares for sale, or future sales of a substantial number of our Common Shares, could materially adversely affect the market price of our Common Shares.

The availability of new Common Shares for sale following this Offering may put downward pressure on the market price of our Common Shares.  Also, if our shareholders sell a substantial number of Common Shares in either the United States or Canadian public markets following this Offering, the market price of our Common Shares could fall.

If we are characterized as a passive foreign investment company (“PFIC”), U.S. holders may be subject to adverse U.S. federal income tax consequences.

Based in part on current operations and financial projections, we do not expect to be a PFIC for U.S. federal income tax purposes for our current taxable year or in the foreseeable future.  However, we must make an annual determination as to whether we are a PFIC based on the types of income we earn and the types and value of our assets from time to time, all of which are subject to change.  Therefore, we cannot assure you that we will not be a PFIC for our current taxable year or any future taxable year.  A non-U.S. corporation generally will be considered a PFIC for any taxable year if either (1) at least 75% of its gross income is passive income or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.  The market value of our assets may be determined in large part by the market price of our Common Shares, which is likely to fluctuate. In addition, the composition of our income and assets will be affected by how, and how quickly, we use the cash we raise in this Offering. If we were to be treated as a PFIC for any taxable year during which you hold Common Shares, certain adverse U.S. federal income tax consequences could apply to U.S. holders. See “Certain Material Income Tax Considerations”.

As a foreign private issuer, we are subject to different U.S. securities laws and rules than a domestic U.S. issuer, which may limit the information publicly available to our shareholders.

We are a foreign private issuer under applicable U.S. federal securities laws and, therefore, we are not required to comply with all the periodic disclosure and current reporting requirements of the Securities Exchange Act of 1934, as amended, and related rules and regulations (the “Exchange Act”).  As a result, we do not file the same reports that a U.S. domestic issuer would file with the SEC, although we will be required to file or furnish the SEC with the continuous disclosure documents that we are required to file in Canada under Canadian securities laws.  In addition, our officers, directors, and principal shareholders are exempt from the reporting and “short swing” profit recovery provisions of Section 16 of the Exchange Act.  Therefore, our shareholders may not know on as timely a basis when our officers, directors and principal shareholders purchase or sell our Common Shares, as the reporting periods under the corresponding Canadian insider reporting requirements are longer.  In addition, as a foreign private issuer we are exempt from the proxy rules under the Exchange Act.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses to us.

In order to maintain our current status as a foreign private issuer, a majority of our Common Shares must be either directly or indirectly owned by non-residents of the United States, unless we also satisfy one of the additional requirements necessary to preserve this status.  We may in the future lose our foreign private issuer status if a majority of our Common Shares are held in the United States and we fail to meet the additional requirements necessary to avoid loss of foreign private issuer status.  The regulatory and compliance costs to us under U.S. federal securities laws as a U.S. domestic issuer may be significantly more than the costs we incur as a Canadian foreign private issuer eligible to use the MJDS.  If we are not a foreign private issuer, we would not be eligible to use the MJDS or other foreign issuer forms and would be required to file periodic and current reports and registration statements on U.S. domestic issuer forms with the Securities and Exchange Commission (the “SEC”), which are more detailed and extensive than the forms available to a foreign private issuer.  We may also be required to prepare our financial statements in accordance with U.S. GAAP.  In addition, we may lose the ability to rely upon exemptions from NASDAQ corporate governance requirements that are available to foreign private issuers.  Further, if we engage in capital raising activities after losing our foreign private issuer status, there is a higher likelihood that investors may require us to file resale registration statements with the SEC as a condition to any such financing.

The anti-takeover effect of our share capital structure could delay or prevent an acquisition of us even if an acquisition would be beneficial to our shareholders.

Our authorized capital consists of an unlimited number of Common Shares and an unlimited number of preferred shares issuable in series.  Our board of directors has the authority to issue preferred shares and determine the price, designation, rights, privileges, restrictions and conditions, including voting and dividend rights, of these shares without any further vote or action by shareholders.  The rights of the holders of Common Shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that may be issued in the future.  The issuance of preferred shares may, depending on the terms of the series, impede or discourage an acquisition attempt or another transaction that you, as a holder of Common Shares, believe to be in your best interests or pursuant to which you might have otherwise received a premium.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of our Common Shares in this Offering will be approximately U.S.$57.5 million, or approximately U.S.$66.2 million if the Underwriters’ option to purchase additional Common Shares is exercised in full, assuming a public offering price of U.S.$13.82 per share, which was the last reported sale price of our Common Shares on the TSX on August 12, 2008 (based on the U.S.-Canadian dollar noon exchange rate), and after deducting estimated underwriting discounts and commissions and estimated expenses of the Offering.

The net proceeds of the Offering will be used by us for product development, market development, working capital and for general corporate purposes.  We intend to use the net proceeds to further our business objectives of profitably growing CWI, launching LNG systems for heavy-duty trucks in North America and globally, and developing new OEM and supply relationships and innovative technologies.  There is no particular event or milestone that must occur for these business objectives to be accomplished.  However, we are working on several key initiatives that would facilitate larger scale production and distribution of our products, including the establishment of an assembly facility to support factory integration of LNG systems into a Kenworth T800 truck, a proof of concept development project with a major European OEM, and fuel systems development work with Weichai Power.  We are also in ongoing discussions with various suppliers and other OEMs respecting the supply of components for, or the manufacture of, our products.

We except to use the net proceeds from this Offering approximately as follows:

·

$20 million to $30 million on market and product support and development for HPDI, including but not limited to next-generation products, new engine platforms, OEM integration and other initiatives.  For background information, refer to the “Recent Developments” and “Business” sections of this prospectus, including the following sections:  “– Our Business Strategy – Accelerate Commercialization of our HPDI Fuel System”, “– Operations – Heavy-Duty Business”,  “– Alliances for Technology Development and Deployment – OEM Technology Development” and “– Customers”;

·

$10 million to $20 million to develop our supply chain including funding inventory, seeking and developing alternative suppliers and looking at cost reduction alternatives.  More information on our production systems can be found in the section entitled “– Operations – Heavy-Duty Business – Heavy-Duty LNG System Production”; and

·

the balance for general corporate purposes; including general and administrative expenses, working capital, payment of interest expense and principal on short term and long-term debt, and capital expenditures including new facilities and equipment.

We may also use our proceeds from this Offering to acquire businesses, technologies or other assets.

Because our HPDI product is still new and we have a limited ability to foresee future volumes, pricing and margins, our actual use of proceeds may vary significantly from what we have outlined above. Our ultimate use of the proceeds of this Offering will depend on the performance of our existing joint ventures, the pace of development of markets for our products, our ability to negotiate supply arrangements, the emergence of technical issues in relation to our products in the future and any other unforeseen developments in relation to our markets or to our products.  We have incurred substantial losses since our inception in 1996, and continue to incur losses and experience negative cash flows.  We cannot predict the future amount of such negative operating cash flows, nor can we predict whether we will be able to generate positive operating cash flows in the future.  We may, therefore, use all or a portion of the net proceeds of this Offering to fund negative operating cash flows to the extent we are required or believe it is in our interest to do so.  See “Risk Factors – Risks Related to Our Business – We have incurred and continue to incur losses”.

An increase or decrease in the assumed public offering price of U.S.$1.00 per Common Share would cause the net proceeds from this Offering, after deducting underwriting discounts and commissions and estimated expenses of the Offering to increase or decrease by approximately U.S.$4.2 million (or approximately U.S.$4.8 million if the Underwriters’ option to purchase additional Common Shares is exercised in full).  Separately, an increase or decrease of 10% in the number of Common Shares sold by us in this Offering would cause the net proceeds from this Offering, after deducting underwriting discounts and commissions and estimated expenses of the Offering, to increase or decrease by approximately U.S.$5.8 million (or approximately U.S.$6.7 million if the Underwriters’ option to purchase additional Common Shares is exercised in full).  Any increase or decrease in the net proceeds from this Offering would increase or decrease the amount available to us for general corporate purposes.

PRICE RANGE AND TRADING VOLUME OF COMMON SHARES

The Common Shares are listed for trading on the TSX under the trading symbol “WPT”.  The following table sets forth the high and low trading prices and volume of the Common Shares on the TSX as reported by the TSX for the periods indicated, as adjusted to reflect the consolidation of our shares on a three-and-one-half-to-one (3.5:1) basis that was completed on July 21, 2008, but was not effective for TSX trading purposes until July 24, 2008:

Date	High	Low	Trading Volume

2007
June	$11.13	$6.41	2,159,352
July	11.52	8.75	2,161,238
August	9.80	5.36	1,612,563
September	8.86	5.88	1,171,164
October	10.22	7.70	1,574,771
November	10.50	8.19	1,235,158
December	9.98	7.00	895,584

2008
January	10.96	5.29	2,112,633
February	11.66	9.24	2,168,849
March	11.55	9.24	1,023,525
April	11.20	9.31	740,824
May	15.51	9.49	2,235,095
June	19.25	14.88	3,178,375
July (to July 23)(1)	18.38	14.38	1,128,089
July (from July 24)(1)	15.20	12.17	729,369
August (to August 12)	15.34	12.98	761,716

Note

(1) Trading in our Common Shares commenced on post-consolidation basis on the TSX on July 24, 2008.

DIVIDENDS

To date, we have not paid any dividends on our Common Shares.  The future payment of dividends will be dependent on our ability to pay, including factors such as cash on hand and achieving profitability, the financial requirements to fund growth, our general financial condition and other factors which our board of directors may consider appropriate in the circumstances.  Our current credit facilities also restrict our ability to pay dividends.  We have no plans to pay dividends in the immediate future.

CONSOLIDATED CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2008 on an actual basis and on an as adjusted basis to give effect to:

·      the sale of our Common Shares in this Offering and the receipt of the net proceeds therefrom, based on an assumed public offering price of U.S.$13.82 per Common Share (being the last reported sale price of our Common Shares on the TSX on August 12, 2008 (based on the U.S.-Canadian dollar noon exchange rate);

·      the three-and-one-half-to-one (3.5:1) consolidation of our Common Shares effected on July 21, 2008; and

·      the sale of 15,000 debenture units on July 3, 2008 for aggregate gross proceeds of $14.1 million.

This table should be read in conjunction with “Selected Consolidated Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of June 30, 2008
	Actual		As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$18,026		$93,217

Debt:
Notes payable
9% unsecured subordinated debentures(1)	$—		$9,689
Current portion of other long-term debt	48		48
Other long-term debt, excluding current portion	44		44
Total debt	92		9,781

Shareholders’ equity:
Common Shares(2)	$258,798		$319,933
	(27,483,717 Common Shares	)	(31,983,717 Common Shares	)
Preferred Shares	Nil		Nil
Other equity instruments(3)	3,236		7,603
Additional paid-in capital	4,945		4,945
Deficit	(250,924)		(250,924)
Accumulated other comprehensive income	5,947		5,947

Total shareholders’ equity	$22,002		$87,504

Total capitalization	$22,094		$97,285

Notes:

(1)           The debentures were issued pursuant to a public offering of debenture units that was completed on July 3, 2008, and mature on July 3, 2011.

(2)           The total actual and adjusted number of outstanding Common Shares reflects the three-and-one-half-to-one (3.5:1) consolidation of our Common Shares on July 21, 2008.

(3)           In the “As Adjusted” column, includes the warrants issued pursuant to a public offering of debenture units  that was completed on July 3, 2008.  Each warrant entitles the holder thereof to acquire one Common Share upon payment of the exercise price of $18.73 per warrant at any time prior to July 3, 2010.

PRIOR SALES

The following table summarizes the Common Shares or securities convertible into Common Shares that we have issued during the 12-month period prior to the date of this prospectus, as adjusted to reflect the consolidation of our shares on a three-and-one-half-to-one (3.5:1) basis on July 21, 2008.  Unless otherwise noted, all Common Share issuances were as a result of the exercise of stock options or performance share units.

Date	Securities	Price per Security	Number of Securities

September 6, 2007	Common Shares	$6.51	15,480
November 20, 2007	Common Shares	5.29	1,714
November 26, 2007	Common Shares	4.59	2,828
November 26, 2007	Common Shares	7.91	5,714
November 27, 2007	Common Shares	3.22	310
November 27, 2007	Common Shares	4.24	236
November 27, 2007	Common Shares	4.73	423
November 27, 2007	Common Shares	4.90	142
November 28, 2007	Common Shares	5.29	1,932
November 30, 2007	Common Shares	5.29	1,433
November 30, 2007	Common Shares	6.27	159
December 12, 2007	Common Shares	5.25	3,124
December 13, 2007	Common Shares	6.30	13,142
December 20, 2007	Common Shares	6.90	12,432
January 10, 2008	Common Shares(1)	11.16	44,804
January 23, 2008	Common Shares	5.25	171
January 23, 2008	Common Shares	5.29	1,995
January 29, 2008	Common Shares(2)	10.50	334,710
February 8, 2008	Common Shares	5.29	2,514
February 14, 2008	Common Shares	3.22	310
February 14, 2008	Common Shares	3.75	267
February 14, 2008	Common Shares	4.24	236
February 14, 2008	Common Shares	4.41	226
February 14, 2008	Common Shares	5.29	3,130
February 19, 2008	Common Shares	4.59	1,331
February 19, 2008	Common Shares	5.29	857
February 20, 2008	Common Shares	4.13	242
February 20, 2008	Common Shares	5.29	3,557
February 20, 2008	Common Shares	6.27	159
February 21, 2008	Common Shares	3.40	1,142
February 21, 2008	Common Shares	4.90	571
February 21, 2008	Common Shares	5.25	2,685
February 21, 2008	Common Shares	5.29	571
February 22, 2008	Common Shares(2)	11.03	333,480
February 22, 2008	Common Shares	5.25	571
February 22, 2008	Common Shares	5.29	2,921
February 28, 2008	Common Shares	3.47	571
February 28, 2008	Common Shares	4.73	500
February 28, 2008	Common Shares	5.29	3,126
March 4, 2008	Common Shares	7.91	7,132
March 6, 2008	Common Shares	4.27	7,142
March 14, 2008	Common Shares	5.29	981
March 20, 2008	Common Shares	5.29	857
March 27, 2008	Common Shares	5.29	1,857
April 1, 2008	Common Shares	4.59	714
May 7, 2008	Common Shares	4.73	2,260
May 7, 2008	Common Shares	5.25	2,804
May 7, 2008	Common Shares	5.29	1,936
May 7, 2008	Common Shares	6.13	1,428

Date	Securities	Price per Security	Number of Securities

May 7, 2008	Common Shares	$6.30	317
May 12, 2008	Common Shares	4.59	2,092
May 12, 2008	Common Shares	5.29	5,714
May 13, 2008	Common Shares	5.29	7,485
May 14, 2008	Common Shares	5.29	85
May 20, 2008	Common Shares	5.29	1,485
May 21, 2008	Common Shares	5.29	428
May 21, 2008	Common Shares	11.55	883
May 26, 2008	Common Shares	4.27	476
May 26, 2008	Common Shares	5.29	3,101
May 26, 2008	Common Shares	10.40	96
May 26, 2008	Common Shares	11.55	1,013
May 27, 2008	Common Shares	5.25	1,213
May 27, 2008	Common Shares	5.29	1,142
May 28, 2008	Common Shares	5.29	885
May 29, 2008	Common Shares	5.29	514
May 30, 2008	Common Shares	5.29	887
June 2, 2008	Common Shares	5.25	229
June 2, 2008	Common Shares	5.29	9,287
June 2, 2008	Common Shares	11.55	260
June 3, 2008	Common Shares	5.25	1,040
June 3, 2008	Common Shares	5.29	3,568
June 3, 2008	Common Shares	11.55	499
June 4, 2008	Common Shares	11.55	228
June 5, 2008	Common Shares	5.29	571
June 5, 2008	Common Shares	11.55	628
June 6, 2008	Common Shares	5.29	2,714
June 16, 2008	Common Shares	5.29	5,014
June 20, 2008	Common Shares	5.29	1,428
June 27, 2008	Common Shares	4.59	4,285
July 2, 2008	Common Shares	5.29	1,142
July 3, 2008	Warrants(3)	—	817,546
July 3, 2008	Broker Warrants(4)	—	46,118
July 8, 2008	Common Shares	4.73	571
July 9, 2008	Common Shares	5.29	1,142
July 9, 2008	Common Shares	16.66	14,931
July 10, 2008	Common Shares	11.55	1,428
July 10, 2008	Common Shares	6.30	1,428
July 10, 2008	Common Shares	6.90	1,428
July 10, 2008	Common Shares	4.87	952
July 21, 2008	Common Shares	5.29	2,542
July 24, 2008	Common Shares	11.55	285
July 29, 2008	Common Shares	5.36	4,285
July 29, 2008	Common Shares	5.29	1,902
August 5, 2008	Common Shares	11.55	1,532
August 5, 2008	Common Shares	5.25	1,219
August 5, 2008	Common Shares	6.65	300
August 5, 2008	Common Shares	5.43	184
August 5, 2008	Common Shares	5.29	3,157
August 5, 2008	Common Shares	3.40	294

Notes:

(1)           Issued in settlement of interest and an inducement fee to Perseus Market Opportunity Fund, L.P. and Perseus Partners VII, L.P. in connection with the Notes held by them.  The Notes were fully converted on July 26, 2007.

(2)           Issued on the cashless exercise of warrants by Perseus Market Opportunity Fund, L.P. and Perseus Partners VII, L.P.

(3)           The warrants were issued as part of the debenture units issued by us on July 3, 2008.  Each warrant entitles the holder thereof to acquire one Common Share upon payment of the exercise price of $18.73 per warrant at any time prior to July 3, 2010.

(4)           The broker warrants were issued by us to the underwriters of the debenture unit offering, which closed on July 3, 2008, as partial consideration for the services provided by the underwriters in connection with the offering.  Each broker warrant entitles the holder thereof to acquire one Common Share upon payment of the exercise price of $16.10 per broker warrant at any time prior to July 3, 2010.

SELECTED CONSOLIDATED FINANCIAL DATA

Except for “Units shipped”, the following selected consolidated financial data are derived from our audited consolidated annual balance sheets as of March 31, 2008 and 2007, and audited consolidated  annual statements of operations and cash flows for the years ended March 31, 2008, 2007 and 2006, and our unaudited consolidated interim balance sheet as of June 30, 2008 and the unaudited interim consolidated statements of operations and cash flows for the three months ended June 30, 2008 and 2007, respectively, included elsewhere in this prospectus and incorporated by reference.  Balance sheet items as of March 31, 2006 and June 30, 2007 are derived from our audited consolidated annual balance sheet as of March 31, 2006 and our unaudited consolidated interim balance sheet as of June 30, 2007, respectively.  We have prepared our unaudited consolidated financial statements on the same basis as our audited consolidated financial statements.  In the opinion of management, our unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations for such periods.  Operating results for the three months ended June 30, 2008 are not necessarily indicative of the results that may be expected for the year ending March 31, 2009 or any other future period.  This information is only a summary and should be read together with our consolidated financial statements and the related notes and other financial information, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included elsewhere and incorporated by reference in this prospectus.

Our audited consolidated annual financial statements and unaudited consolidated interim financial statements have been prepared in Canadian dollars in accordance with Canadian GAAP. We have included, beginning on page F-1 of this prospectus, our consolidated financial statements, including a reconciliation of the significant differences between Canadian GAAP and U.S. GAAP in note 23 of our audited consolidated annual financial statements and note 13 of our unaudited consolidated interim financial statements.  Our historical results from any prior period are not necessarily indicative of results to be expected for any future period.

(expressed in thousands of Canadian dollars, except for units shipped, per share amounts and	Fiscal Year Ended March 31,			Three Months Ended June 30,
shares outstanding)	2008	2007	2006	2008	2007
	(audited)			(unaudited)
Units shipped	2,720	2,001	1,327	1,078	533
Total revenue	$71,536	$60,480	$43,552	$25,509	$15,730
Gross margin	22,513	22,099	14,910	8,339	5,338
Gross margin %	31%	37%	34%	33%	34%
Net loss	(10,315)	(11,307)	(16,860)	(3,464)	(4,724)
Net loss per share – basic and diluted(1)(2)	(0.41)	(0.53)	(0.79)	(0.13)	(0.22)
Weighted average shares outstanding(2)	25,167,966	21,478,521	21,208,141	27,443,257	21,641,626
Cash and short-term investments	22,762	23,081	7,832	18,026	19,906
Total assets	78,940	59,633	29,500	74,905	72,387
Long-term financial liabilities(3)	5,762	22,648	3,497	7,798	21,560
Cash used in operations before changes in non-cash working capital(4)	(17,594)	(11,325)	(8,661)	(2,550)	(3,372)
CWI income for the year after taxes	11,632	12,114	3,186	3,234	1,160
Joint venture partner’s share of CWI income	5,816	6,057	1,593	1,617	580

Notes:

(1)                                 Fully diluted loss per share is not materially different as the effect of exercise of stock options, warrants and performance share units would be anti-dilutive.

(2)                                 Adjusted for three-and-one-half-to-one (3.5:1) share consolidation.  See “Explanatory Note Related to Share Consolidation”.

(3)                                 Excluding current portions of warranty liability and long-term debt obligations, and joint venture partners’ share of net assets of joint ventures.

(4)                                 See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Measures” for a reconciliation to cash flows from operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following in conjunction with the “Selected Consolidated Financial Data” section of this prospectus and our audited consolidated financial statements and the notes thereto appearing elsewhere in this prospectus.  Our consolidated financial statements have been prepared in accordance with Canadian GAAP.  Shares, share options, performance share units, warrants and per share amounts have been adjusted to reflect our three-and-one-half-to-one (3.5:1) share consolidation completed on July 21, 2008.  The consolidated financial statements included and incorporated by reference in this prospectus contain a reconciliation of the significant differences between Canadian GAAP and U.S. GAAP in note 23 of our audited consolidated financial statements for the years ended March 31, 2008 and 2007, and note 13 of our unaudited consolidated financial statements for the three months ended June 30, 2008.  The forward-looking statements in this discussion include numerous risks and uncertainties, as described in the “Risk Factors” and “Special Notice Regarding Forward-Looking Statements” sections of this prospectus and are expressly qualified by these cautionary statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEAR ENDED MARCH 31, 2008

This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is dated July 18, 2008.

Business Overview

Headquartered in Vancouver, Canada, we are engaged in the research, development and marketing of high performance, low-emission engines and fuel systems that use gaseous fuels such as natural gas, LPG or hydrogen.  We expect strong demand for these products for transportation, power generation and industrial applications because of the performance, emissions and life-cycle costs characteristics when compared to alternatives now available or known to be under development for these applications.  We believe that growing public concern over the environment, high oil prices and national energy security issues in the United States, China and Europe will drive demand for our products and services.

To encourage customers to adopt natural gas solutions for their transportation requirements, our strategy is to provide integrated solutions from fuel supply and storage through to service and support.  To do so, we develop our technologies and products in cooperation with the world’s leading engine, component and vehicle manufacturers and fuel infrastructure providers.  We target markets where there are life-cycle cost advantages arising from favourable fuel pricing differentials between natural gas and diesel and/or where there are government incentives or mandates for lower emissions.  We currently have one operating segment, which involves the research, development, and related commercialization of engines and fuel systems operating on gaseous fuels such as natural gas and hydrogen for the on-road commercial vehicle sector.  Within that operating segment, we focus on the following strategic pillars: profitably growing CWI, our 50:50 commercial joint venture with Cummins; launching our LNG systems for heavy-duty (Class 8) trucks in North America and Australia; developing new alliances and enabling new market segments globally and across applications and maintaining our technology leadership with innovative ideas and collaborative research.

CWI

Our first strategic pillar, CWI, is focused on the development, marketing and sale of medium-duty, spark-ignited (“SI”) natural gas or LPG engines for transit bus, shuttle and urban specialty vehicles such as refuse trucks.  Geographically, CWI’s revenues are derived primarily from North America with strong interest and markets developing in Asia, Europe and South America. CWI produces engines in the United States, India and China through facilities owned and operated by Cummins and its affiliates.  CWI has dominant market share in the North America natural gas transit market and is seeing increasing growth in the specialty vehicle markets such as refuse with the launch of the ISL G engine in mid-2007 and with the increase in diesel fuel costs compared to natural gas.

CWI’s strategy is to grow profitably by leveraging its parents – Cummins for its global manufacturing, distribution and service support network, and Westport for its worldwide natural gas focus and expertise, industry relations and technology leadership.  Since January 1, 2004, when the joint venture was re-launched to focus on SI products, CWI revenues, expressed in U.S. dollars to exclude foreign exchange distortions, have grown at more than 30%

compounded annually on a calendar year basis while pre-tax operating profits have increased by approximately 450% in the same period.  In the year ended March 31, 2008, in Canadian dollars and after taking into account Cummins’ 50% share, CWI contributed $3.0 million on a pre-tax basis.  In fiscal 2007, CWI contributed $4.4 million to us on a pre-tax basis, more than double the fiscal 2006 contribution of $1.6 million.  CWI’s assets, liabilities, revenue and expenses are disclosed separately in note 18 of our financial statements.

LNG Systems for Heavy-Duty Trucks

Our second strategic pillar focuses on the introduction of high-performance LNG systems for heavy-duty trucks.  This product line incorporates our proprietary direct injection technologies which allow us to deliver a natural gas-fueled version of the latest OEM diesel engines and match the base engine’s efficiency and performance without changing the base engine design, thereby minimizing the disruptions to the manufacturer and to the customer in switching fuels.  In order to deliver LNG to our engines, we have developed proprietary integrated LNG fuel pumps and storage tanks to form a complete system, and in order to support the adoption of LNG systems, we also work with engine, truck, component and fuel providers as necessary to provide integrated solutions for customers.  We are currently focused on markets in North America and Australia and on fleets with high fuel usage, return to depot fueling, and access to natural gas fuel at a discount to diesel.

Corporate Development and Technology Activities

We are also focused on developing new OEM and supply relationships and new innovative technologies.  We cooperate or have cooperated on fuel delivery system development programs with a number of companies including BTIC, Cryostar, Ford, BMW, Isuzu Motor Ltd. (“Isuzu”), and Cummins and are in various stages of negotiations to develop and commercialize our technologies with other global leaders.

As at March 31, 2008, we also held an approximate 3% investment interest in Clean Energy, a publicly listed company and North America’s largest provider of natural gas fuel and service infrastructure for vehicles.  As at the date of this prospectus, we also hold a 50% interest in BWI, a joint venture with BTIC, which sells and markets LNG tanks for natural gas fueled vehicles globally, and a 49% interest in Juniper, a 49:51 venture with OMVL, an Italian company that designs, manufactures and markets complete fueling systems for new vehicles and for the aftermarket conversion of engines from gasoline (petrol) to CNG and LPG.

Overview of Fiscal 2008 Results

In the fiscal year ended March 31, 2008, revenues increased to $71.5 million from $60.5 million in fiscal 2007, a year over year increase of 18%.  Our products and parts are priced in U.S. dollars and are accordingly affected by fluctuations in the U.S. to Canadian dollar exchange rate.  In U.S. dollar terms, consolidated revenues increased by approximately 31% but the increase was offset by the decline in the U.S. dollar against the Canadian dollar.  In Canadian dollar terms, CWI revenues increased by 16% to $67.3 million from $58.0 million in the prior year.  In U.S. dollar terms, CWI’s increase was approximately 29% with sales in all regions seeing double digit growth with product revenues up 79% in Asia, up 14% in North America, and up 38% in the rest of the world, and parts revenue up 36%.  Non-CWI revenues were $4.2 million with the sale of 36 LNG systems for heavy-duty trucks accounting for $3.1 million of the total.

Our net loss for the year ended March 31, 2008 was $10.3 million, or $0.41 per share, compared to $11.3 million, or $0.53 per share for the year ended March 31, 2007.  Net loss decreased by $1.0 million primarily because of a $2.5 million increase in gains from the sale of long-term investments and a $0.7 million decrease in interest on long-term debt and amortization of discount offset by increases in foreign exchange loss of $1.4 million and increased expenses.  In the year ended March 31, 2008, we recognized $8.0 million in gains and $1.3 million in future income tax expense from the sale of Clean Energy shares and $2.7 million from the disposition of substantially all of our shares of Wild River Resources Limited (“Wild River”) compared to $8.1 million in gains associated with the Wild River transaction in the year ended March 31, 2007.  Interest on long-term debt and amortization of discount decreased by $0.7 million with the conversion of the convertible debt issued to Perseus L.L.C. (“Perseus”) in July 2007.  CWI’s income before income taxes for fiscal 2008 was $6.0 million, down from $8.9 million in fiscal 2007 primarily because of a $1.8 million accrual primarily taken to resolve a customer specific issue associated with a now-discontinued product.  CWI’s future income tax recovery increased from $3.5 million in fiscal 2007 to $5.9 million in fiscal 2008 with the recognition of CWI’s remaining tax losses.  CWI contributed $5.8 million after taxes and after taking into account Cummins’ 50% share of net income compared to $6.1 million in the prior year.

As at March 31, 2008, our cash and short-term investments balance was $22.8 million compared to $23.1 million at the end of fiscal 2007.  During the year, we sold 746,275 shares of Clean Energy for proceeds of $11.2 million.  We also sold substantially all of our shares in Wild River for proceeds of $6.7 million, which were applied against our related limited recourse bank loan of $6.7 million, fully repaying the related loan.  During the year, we also negotiated a limited recourse loan, repayable only from certain receipts of sales of LNG systems, from Clean Energy for U.S.$6.0 million to allow us to produce approximately 75 LNG systems in anticipation of deliveries to the San Pedro Bay Ports customers in calendar 2008.  As at March 31, 2008, we had 73 completed LNG units in finished goods inventory and two units substantially completed.  Although funding for these units was approved in October 2007, the San Pedro Bay Ports’ process releasing the funds has taken longer than anticipated.

On July 26, 2007, Perseus, through its affiliates, exercised the conversion option on the approximately $22.1 million of Notes held by them in order to acquire approximately 4.7 million Common Shares, which were then sold to third parties with all proceeds going to Perseus and its affiliates.  As an inducement for Perseus’s conversion of the Notes, we agreed to pay them, in cash or in Common Shares, an amount equal to 50% of the interest that would otherwise have been payable on the Notes, on December 31, 2007 and June 30, 2008, had the Notes not been converted.  On conversion, the long-term debt portion of $13.3 million and value of the conversion option of $7.6 million were moved to share capital and the inducement, which was allocated to the conversion option based on the relative fair values of the debt and equity features of the Notes, was charged directly to accumulated deficit.  During the year ended March 31, 2008, we recognized $1.0 million in interest on long-term debt and amortization of discount expense and we issued 44,804 Common Shares to settle $0.5 million of the amounts payable to Perseus, net of any applicable taxes.  As at March 31, 2008, we had $0.4 million of inducement fee payable.

On October 26, 2007, we announced the formation of a 49:51 equity joint venture, Juniper, with OMVL.  The new venture will design, produce and sell alternative fuel engines in the sub-5 liter class for global applications.  As required under the terms of the Juniper joint venture agreement, we invested $1.5 million on April 1, 2008, giving us 49% of future profits and losses.

In January 2008, we announced that the Kenworth, a division of PACCAR Inc., will begin production in 2009 of Kenworth T800 LNG trucks with our LNG fuel system technology adapted for the Cummins ISX-15-liter engine at its manufacturing facility in Renton, Washington.  In order to support the Kenworth factory initiative, we are investing approximately $3.5 million in a new LNG Fuel System Assembly Center in the Metro Vancouver, British Columbia area, which is expected to be completed in the fall of 2008.  The Kenworth initiative is being undertaken to support volume orders of LNG systems for Port and non-Port customers with the San Pedro Bay Ports currently targeting replacement of approximately 8,400 diesel trucks by 2011 with LNG trucks with a planned phase out date of older diesel trucks starting October 1, 2008.

In fiscal 2007, we were awarded Aus.$1.4 million from the Australian government to demonstrate and evaluate the use of LNG as a fuel for heavy-duty highway trucks in Australia, where natural gas enjoys a significant price advantage over diesel.  We successfully completed this demonstration program with approximately 275,000 kilometres of field experience at the end of March 2008 and following successful engine testing, our LNG fuel system adapted to the 2008 Cummins ISX heavy-duty engine was certified to Australian Design Rules (“ADR”) 80/02 and 30/01, enabling commercial sales in Australia to begin.

During the fourth quarter of fiscal 2008, we saw increased interest in our products and services from fleet users, OEMs and governments.  We were awarded an aggregate of U.S.$2.25 million in funding from the SCAQMD, the California Energy Commission (“CEC”) and the San Pedro Bay Ports for development, demonstration, certification and commercialization of our 2010 LNG product.  Related to the clean truck initiatives being undertaken by the San Pedro Bay Ports, Southern Counties Express placed an initial order for 50 LNG trucks.  Outside of port activities, CWI received a 250 unit order for its ISL G engine from San Diego Metropolitan Transit System.  In February 2008, we announced that Wal-Mart intends to introduce four LNG fueled Peterbilt 386 trucks into service in California.  The deployment is expected to be partially funded by the Mojave Desert Air Quality Management District’s (“MDAQMD”) Mobile Source Emission Reductions Competitive Bidding Program.  Subsequent to March 31, 2008, Sterling Trucks of Redford, Michigan launched the new Sterling® Set-Back 113, its first natural gas vehicle, featuring the Cummins Westport ISL G engine.

Critical Accounting Policies and Estimates

Financial statement preparation requires that we use estimates and assumptions that affect the reported amount of assets and liabilities as well as revenues and expenses.  Our accounting policies are described in note 2 to our financial statements.  The following policies have a significant impact on the consolidated financial statements or are impacted significantly by judgments, assumptions and estimates used in the preparation of our consolidated financial statements.

Variable Interest Entity Accounting

A variable interest entity (“VIE”) is any type of legal structure not controlled by voting equity, but rather by contractual and/or other financial arrangements.  Interests in VIEs are consolidated by the company that is the primary beneficiary.  We have identified CWI and BWI as VIEs and determined that we are the primary beneficiary in both cases.  Accordingly, we consolidate CWI and BWI, reflecting 100% of their assets, liabilities, revenues and expenses in our consolidated financial statements and showing the 50% interest held by our joint venture partners, Cummins and BTIC, as “Joint Venture Partners’ share of net income from joint ventures”.

Warranty Liability

Estimated warranty costs are recognized at the time we sell our products and included in cost of revenues.  We use historical failure rates, and costs to repair product defects during the warranty period, together with information on known products to estimate the warranty liability.  The ultimate amount payable and the timing will depend on actual failure rates and the actual cost to repair.  We review our warranty provision quarterly and make adjustments to our assumptions based on the latest information available at that time.  Adjustments to the warranty provision are recorded in cost of revenues.

Revenue Recognition

Our primary source of revenue is the sale of CWI SI engines, kits and parts and LNG systems.  Product revenue is recognized, net of estimated costs of returns, allowances, and sales incentives, when the products are shipped and title passes to the customers and collection is reasonably assured.  Product revenue also includes fees earned from performing research and development activities for third parties and revenues earned from licensing our technologies to third parties.  Revenue from research and development activities is recognized as the services are performed.  Amounts received in advance of revenue recognition are recorded as deferred revenue.  Parts revenue is recognized as the parts are sold.

Inventory Valuation

Inventory consists of fuel systems, component parts, work-in-progress, finished goods and CWI engine products.  In establishing whether or not a provision is required for inventory obsolescence, we estimate the likelihood that inventory carrying values will be affected by changes in market demand for our products and by changes in technology, which could make inventory on hand obsolete.  We perform regular reviews to assess the impact of changes in technology, sales trends and other changes on the carrying value of inventory.  If and when we determine that such changes have occurred and that they would have a negative impact on the carrying value of inventory on hand, adequate provisions would be made.  Unforeseen changes in these factors could result in the recognition of additional inventory provisions.

Long-term Investments

Long-term investments are designated as available for sale and recorded at their fair value to the extent a reliable fair value is determinable.  Changes in fair value are recognized in accumulated other comprehensive income.  A decline in value that is considered other than temporary is recognized in net loss for the period.

Equipment, Furniture, and Leasehold Improvements and Intellectual Property

Canadian GAAP requires that we consider whether or not there has been an impairment in our long-lived assets, such as equipment, furniture and leasehold improvements and intellectual property, whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable.  If such costs are not recoverable, we are required to write down the assets to fair value.  When quoted market values are not available, we use the expected future cash flows discounted at a rate commensurate with the risks associated with the recovery of the asset, as an estimate of fair value to determine whether or not a write down is required.

Adoption of New Accounting Standards

Our accounting policies are substantially unchanged from the prior fiscal year ended March 31, 2007 except as noted below.

Financial Instruments

In April 2005, the Canadian Institute of Chartered Accountants (“CICA”) issued Section 3855, Financial Instruments – Recognition and Measurement (“Section 3855”), applicable to interim and annual financial statements relating to fiscal years beginning on or after October 1, 2006.

Under Section 3855, financial assets and liabilities, including derivative instruments, are initially recognized and subsequently measured based on their classification as held-for-trading, available for sale financial assets, held-to-maturity loans and receivables, or other financial liabilities as follows:

·      Held-for-trading financial instruments are measured at their fair value with changes in fair value recognized in net income for the period.

·      Available for sale financial assets are measured at their fair value and changes in fair value are included in other comprehensive income until the asset is removed from the balance sheet.

·      Held-to-maturity investments, loans and receivables and other financial liabilities are measured at amortized cost using the effective interest rate method.

·      Derivative instruments, including embedded derivatives, are measured at their fair value with changes in fair value recognized in net income for the period unless the instrument is a cash flow hedge and hedge accounting applies, in which case changes in fair values are recognized in other comprehensive income.

We adopted Section 3855 effective April 1, 2007.  Short-term and long-term investments have been classified as “available for sale” and, except where fair value is not determinable, are being measured at fair value with changes in fair value included in other comprehensive income until the investments are sold.  As the result of adopting Section 3855, long-term investments increased by $20.4 million as at April 1, 2007.  The net, after tax adjustment to Accumulated Other Comprehensive Income (“AOCI”) in shareholders, was $17.0 million.  We also recognized an adjustment of $3.4 million to accumulated deficit related to the tax benefit of prior year loss carry forwards recognized to offset the future tax liability generated by the adjustment to the accounting basis of the investments.  We also added a separate statement entitled “Consolidated Statements of Shareholders’ Equity and Comprehensive Income (Loss)” and added the caption “Accumulated other comprehensive income (loss)” to the shareholders’ equity section of our balance sheet.  Other comprehensive loss for the year ended March 31, 2008, was $16.5 million, which includes our net loss of $10.3 million, a reclassification from unrealized gains, net of taxes of $1.3 million, to net income of $6.8 million related to investments sold and an unrealized gain, net of taxes of $0.2 million on available for sale securities of $0.6 million.  From time to time, we also sell Clean Energy call options, which give the counterparty the right, but not the obligation to acquire one of our Clean Energy shares (the “Clean Energy Shares”) for an agreed upon strike price on or before the expiration date.  In the fourth quarter of fiscal 2008, we sold 1,000 call option lots, representing 100,000 Clean Energy Shares with an average strike price of U.S.$17.50, for net proceeds of $0.1 million, which is included in interest and other income.  All of these options expired without being exercised.  As at July 25, 2008, we had 1,150 open call option lots, representing 115,000 Clean Energy Shares, with an average strike price of U.S.$15.00 and expiring in September 2008.

Comprehensive Income

Section 1530, Comprehensive Income (“Section 1530”) of the CICA handbook introduced new standards for the reporting and presentation of comprehensive income, which is the change in equity, or net assets, of an enterprise during a reporting period from transactions and other events and circumstances from non-owner sources.  It includes all changes in equity during a period except those resulting from investments by, and distributions to, owners.  We adopted Section 1530 effective April 1, 2007.

Hedging

Section 3865, Hedges (“Section 3865”) of the CICA handbook specifies the circumstances under which hedge accounting is permissible and how hedge accounting may be performed. As we are not currently engaged in hedging activities, adoption of this new standard has no impact on the consolidated financial statements.

New Accounting Pronouncements and Developments

The following changes have been recently issued and will be adopted in future.

International Financial Reporting Standards

In 2006, Canada’s Accounting Standards Board (“AcSB”) ratified a strategic plan that will result in Canadian GAAP, as used by publicly accountable enterprises, being fully converged with International Financial Reporting Standards (“IFRS-IASB”) as issued by the International Accounting Standards Board (“IASB”) over a transitional period to be completed by 2011.  We will be required to report using the converged standards effective for interim and annual financial statements relating to fiscal years beginning no later than on or after January 1, 2011.

Canadian GAAP will be fully converged with IFRS-IASB through a combination of two methods: as current joint-convergence projects of the U.S. Financial Accounting Standards Board and the IASB are agreed upon, they will be adopted by AcSB and may be introduced in Canada before the publicly accountable enterprises’ transition date to IFRS-IASB; and standards not subject to a joint-convergence project will be exposed in an omnibus manner for introduction at the time of the publicly accountable enterprises’ transition date to IFRS-IASB.

The IASB currently has projects underway that are expected to result in new pronouncements that continue to evolve IFRS-IASB, and, as a result, IFRS-IASB as at the transition date is expected to differ from its current form.  We are in the process of assessing the impacts on us of the Canadian convergence initiative.

Financial instruments

In December 2006, the CICA issued Section 3862, Financial Instruments - Disclosures and Section 3863, Financial Instruments - Presentation of the CICA Handbook.  Generally, these new sections will replace Section 3861, Financial Instruments - Disclosure and Presentation.  These sections establish standards for the presentation of financial instruments and non-financial derivatives and identify the information that should be disclosed about them.  Both sections are effective for us on April 1, 2008 and are expected to result in more extensive disclosures in our annual and interim financial statements.

Capital Disclosures

In December 2006, the CICA issued Section 1535, Capital Disclosures, which establishes disclosure requirements about a company’s objectives, policies and processes for managing capital, as well as quantitative information about capital. This section is effective for us on April 1, 2008 and is expected to result in more extensive disclosures in our annual and interim financial statements.

Inventories

In June 2007, the CICA issued Section 3031, Inventories, which replaces the existing Section 3030, Inventories, and establishes standards for the measurement and disclosure of inventories.  The new standard provides more extensive guidance on the determination of cost, including allocation of overhead, requires impairment testing and expands the disclosure requirements. In certain circumstances, the new section will also permit the reversal of previous write-downs.  This standard is effective April 1, 2008 for us.  We are currently evaluating the impact of the adoption of this new standard on our consolidated financial statements.

Goodwill and Intangible Assets

In February 2008, the CICA issued Section 3064, Goodwill and Intangible Assets (“Section 3064”), which replaces Section 3062, Goodwill and Other Intangible Assets (“Section 3062”), and Section 3450, Research and Development Costs.  Section 3064 is effective for us on April 1, 2009 and establishes standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and intangible assets.

Standards concerning goodwill are unchanged from the standards included in the previous Section 3062.  We are currently evaluating the impact of the adoption of this new standard on the measurement, recognition, presentation and disclosure of our intangible assets in our consolidated financial statements.

Financial Statement Presentation

In May 2007, the AcSB amended Section 1400, General Standards of Financial Statement Presentation, to change the guidance related to management’s responsibility to assess the ability of the entity to continue as a going concern. Management is required to make an assessment of an entity’s ability to continue as a going concern and should take into account all available information about the future, which is at least, but is not limited to, 12 months from the balance sheet dates. Disclosure is required of material uncertainties related to events or conditions that may cast significant doubt upon the entity’s ability to continue as a going concern. These amendments are effective for annual periods beginning after January 1, 2008.  We plan to adopt this new guidance effective April 1, 2008. These standards may impact our disclosures but is not expected to impact our financial position, results of operations or cash flows.

Disclosure Controls and Procedures and Internal Controls Over Financial Reporting

Our disclosure controls and procedures are designed to provide reasonable assurance that  relevant information is gathered and reported to senior management, including our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), on a timely basis so that appropriate decisions can be made regarding public disclosures.  We have also designed internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP.  Under the supervision of the CEO and CFO, management evaluated the effectiveness of the design and operation of our disclosure controls and procedures and assessed the design of our internal control over financial reporting as of March 31, 2008.  Based on this evaluation, we have concluded that disclosure controls and procedures were effective and internal controls over financial reporting have been adequately designed to provide reasonable assurance regarding the reliability of our financial statements and reports.

During the year ended March 31, 2008, we implemented certain inventory modules of our enterprise resource planning system to allow us to more efficiently track cost of sales.  However, our primary internal controls and processes over inventory remained unchanged.  We also automated parts of our warranty tracking processes for LNG systems and are in the process of reviewing requirements for a sales order system.  No material changes were made in our internal controls over financial reporting during the year ended March 31, 2008.  We expect that our financial reporting policies, processes and systems will continue to evolve as we continue to launch product at increasing volume levels and partner with various OEMs and other partners.

Pursuant to Section 404 of Sarbanes-Oxley, beginning with our Annual Report on Form 40-F for the fiscal year ended March 31, 2010, we will be required to furnish a report by our management on our internal control over financial reporting and our independent auditors will also be required to furnish an audit report on our internal control over financial reporting.  We have not yet evaluated the effectiveness of our internal control over financial reporting.

Financial Overview

Results from Operations

Product revenue for the year ended March 31, 2008 was $55.2 million, up $8.0 million, or 17%, from $47.2 million in the prior fiscal year, on total CWI and LNG product shipments of 2,720 units compared to 2,001 units in the prior year.  CWI product revenue was up 14% to $51.0 million compared to $44.7 million in fiscal 2007.  In U.S. dollar terms, CWI product revenue increased U.S.$10.5 million, or by 27%, up U.S.$3.9 million in North America, U.S.$4.2 million in Asia and U.S.$2.4 million elsewhere.  However, in Canadian dollar terms, the increase was offset by a 12% decline in the average U.S. to Canadian dollar exchange rate during the year.

Our geographical and product mix will vary from year to year depending on where our customers are in their order cycles and their locations.  In fiscal 2008, sales to Asia were driven primarily by shipments to China for Beijing Public Transit and for export in Chinese buses.  North American growth was driven primarily by the launch of the ISL G in the year and increased demand for our product in refuse and other specialty applications while revenues internationally increased due to growth in activities in India and increased sales to Europe.  Non-CWI revenues grew from $2.4 million to $4.2 million with 36 LNG system shipments in the year compared to eight in the prior year, offsetting a $0.5 million decrease in engineering services and other revenue.

For the year ended March 31, 2007, product revenue was $47.2 million up 58% from fiscal 2006 revenues of $29.9 million and 1,327 units shipped.  Increased revenues reflected strong CWI sales activities in North America and Asia with revenues from Asia accounting for 13% of revenues compared to 4% in fiscal 2006.  CWI also recognized approximately $1.9 million in B-Gas production kits and components shipped to China and India for local assembly and sale in those countries.

Non-CWI revenues increased to $2.4 million in 2007 compared to $1.3 million in 2006 with the first eight shipments of LNG systems for heavy-duty trucks resulting in approximately $0.8 million in revenues.  In both 2007 and 2006, the balance of the non-CWI revenues related to prototype vehicle work performed by us for Isuzu and other OEM partners.  Our development program with Isuzu ended December 31, 2006 and no further revenue is contemplated at this time.

Parts revenue for the years ended March 31, 2008 and 2007 were $16.3 million and $13.3 million, respectively.  The 23% increase is attributable to distributors stocking new parts for the newly launched ISL G engine, modifications related to the L-Gas engine, an increasing and aging engine population, product mix and timing, offset by declines in the U.S. dollar.  For the year ended March 31, 2007, parts revenue compared to fiscal 2006 was down $0.3 million to $13.3 million from $13.6 million reflecting the weaker U.S. dollar.  In U.S. dollar terms, parts revenue had increased slightly year over year.  Parts revenue is a function of engine population, failure rates and price.

Cost of revenue for the year ended March 31, 2008 was $49.0 million compared to $38.4 million in the prior year.  Included in CWI’s cost of revenue of $45.5 million and $36.2 million for fiscal years 2008 and 2007 were net positive adjustments to warranty of $1.3 million and $1.4 million respectively.  Non-CWI cost of revenues were $3.5 million and $2.2 million.

Cost of revenues for the years ended March 31, 2007 and 2006 was $38.4 million and $28.6 million, respectively, with the $9.8 million increase consistent with the $16.9 million increase in year over year revenues.  Warranty adjustments amounted to $1.8 million in fiscal 2006 reflecting actual claims experience being better than the expected experience at time of sale.

Cost of revenue includes production costs and the associated warranty.  Estimated warranty costs are recognized at the time we sell our products and included in cost of revenues.  We use historical failure rates, and costs to repair product defects during the warranty period, together with information on known products to estimate the warranty liability.  The ultimate amount payable and the timing will depend on actual failure rates and the actual cost to repair.  We review our warranty provision quarterly and make adjustments based on the latest information available at that time.  These adjustments reflect our growing claims data for CWI products, which enables us to better estimate our warranty liability.  However, with the launch of new products such as the HPDI LNG systems and the new ISL G engine, we expect warranty numbers to continue to fluctuate, sometimes significantly, from quarter to quarter.  Adjustments to the warranty provision are recorded in cost of revenues.

Revenue

(expressed in thousands of Canadian dollars except for units)

	Fiscal year ended March 31,
	2008	2007	2006
Unit shipments	2,720	2,001	1,327
Product revenue	55,238	47,195	29,932
Parts revenue	16,298	13,285	13,620
	71,536	60,480	43,552

Product Revenue by Geographic Region

(as a percentage of revenue)

	Fiscal year ended March 31,
	2008	2007	2006
North America	66%	72%	82%
Asia	18%	13%	4%
Rest of the world	16%	15%	14%

Gross margin was $22.5 million and $22.1 million for the years ended March 31, 2008 and 2007, respectively, compared to $14.9 million for the year ended March 31, 2006.  Gross margin percentages were 31%, 37% and 34% for those years, respectively.  Comparing fiscal 2008 to 2007, gross margin percentage declined primarily because of product and geographical mix and with parts, kits and LNG systems generally selling at lower margins on a percentage basis relative to CWI engines and smaller engines generally having lower margins than larger engines.  CWI gross margin percentages also declined in the year with the launch of the ISL G engine, which, being a new product, launched with more aggressive pricing and a conservative warranty estimates than its predecessors, the C-

Gas Plus and L-Gas.  On non-CWI products, foreign exchange reduced LNG systems margins in the year with inventories purchased when the U.S. dollar was stronger and sales occurring when the U.S. dollar was weaker.

Gross margins improved three percentage points between fiscal 2006 and 2007 primarily because of product and geographical mix.

Research and development expenses, net of program funding, increased $1.1 million, or 5%, in fiscal 2008 to $23.0 million from $21.9 million in the prior year.  CWI net research and development expenses decreased by $0.5 million with the launch of the ISL G during the year and the weaker U.S. dollar lowering the cost of labour and materials.  Non-CWI net expenses increased by $1.6 million with investments made in the year in 2007 LNG North America and Australia product development and current product support offsetting decreases in development costs associated with our Isuzu program, which formally ended in fiscal 2007, and costs related to getting our LNG tank and pump systems commercial ready in fiscal 2007.  Government funding also decreased from $5.2 million in fiscal 2007 to $3.7 million in fiscal 2008 with funding from Canadian Industrial Technologies Office’s Technology Partnerships Canada program (“TPC”) down $0.9 million as a result of maximum funding levels reached in the year and with CWI funding down $1.0 million with the ISL G product development completed.  Funding related to the Australian demonstration project increased by $0.6 million.

Net research and development expenses were $21.9 million and $16.9 million for the years ended March 31, 2007 and 2006, respectively.  The $5.0 million increase in research and development costs year over year was primarily the result of the following:

·      Reduced government funding of $3.5 million with major government funded projects such as the U.S. government funded 1.2 grams per brake horsepower-hour (“g/bhp-hr”) product development and the Canadian government funded 401 demonstration substantially completed in 2006;

·      Increased CWI research and development activities ($1.5 million) related primarily to the ISL G engine which was launched in the calendar year 2007; and

·      Increased engineering and development work associated with our on and off-engine LNG systems and increased investment in our patent portfolio as we prepared to commercialize product.

These items were offset by a decrease of $1.3 million in stock-based compensation in 2007 compared to 2006 reflecting a special grant of options to all employees in 2006.

Research and Development Expenses

(expressed in thousands of Canadian dollars except percentages)

	Fiscal year ended March 31,			Year over year
	2008	2007	2006	2008	2007	2006
Research and development expenses	26,684	27,041	25,628	-1%	6%	5%
Program funding	(3,658)	(5,150)	(8,689)	-29%	-41%	45%
Research and development, net	23,026	21,891	16,939	5%	29%	-8%

General and administrative expenses for the year ended March 31, 2008 were $6.0 million compared to $6.9 million in the prior year.  The $0.9 million decrease relates primarily to a $1.0 million decrease in stock-based compensation.  In fiscal 2007, certain milestones associated with performance share units granted in fiscal years 2005 and 2006 were met, thereby triggering the vesting of those performance share units and the resulting expense.

For the year ended March 31, 2007, general and administrative expenses increased by $2.0 million from $4.9 million in fiscal 2006 with annual compensation and stock-based compensation up $0.8 million in fiscal 2007 and the balance relating to higher public company costs, including investor relations and the establishment of an internal audit function, and increased legal and finance support activities related to commercialization of our HPDI system.

Sales and marketing expenses for the years ended March 31, 2008 and 2007 were $10.6 million and $7.1 million, respectively, with an accrual of $1.8 million taken by CWI to resolve customer operational issues accounting for approximately half of the $3.5 million increase.  Other CWI sales and marketing expenses increased by $0.5 million with the launch of the ISL G engine.  Non-CWI sales and marketing costs increased by $1.2 million as we ramped up business development activities in California, Europe and China.

In the year ended March 31, 2007, sales and marketing expenses increased to $7.1 million from $5.8 million in fiscal 2006 primarily because of increased business development costs in China ($1.0 million), and costs associated with sales and marketing activities related to LNG systems offset by lower stock-based compensation expense in the year.

Foreign exchange gains and losses primarily reflect the realized net gains and losses on foreign currency transactions and the net unrealized gains and losses on our net U.S. dollar denominated assets and liabilities, which are mainly comprised of accounts receivable, and warranty liability.  For the year ended March 31, 2008, we recognized a foreign exchange loss of $1.3 million with the Canadian dollar appreciating by 12% against the U.S. dollar during the year.  As at March 31, 2008, we were in a net U.S. dollar asset position with U.S. dollar cash and receivables, primarily related to CWI, offsetting U.S. dollar payables and warranty liability, The Canadian dollar was relatively unchanged as at March 31, 2007 compared to March 31, 2006 resulting in foreign exchange gains of approximately of $0.1 million in those fiscal years.

Depreciation and amortization for the years ended March 31, 2008, 2007 and 2006 were $1.6 million, $1.4 million and $2.8 million, respectively.  Between 2006 and 2007, depreciation and amortization expense decreased by $1.3 million primarily as the result of certain intellectual property, equipment and furniture becoming fully amortized in the year ended March 31, 2007 and because we changed the estimated remaining useful life of our research and development machinery and equipment from five to eight years in the second quarter of fiscal 2006.  Depreciation increased from fiscal 2007 to fiscal 2008 by $0.1 million reflecting depreciation and amortization of capital expenditures being made in the period offset by assets becoming fully depreciated.

Interest on long-term debt and amortization of discount of $1.0 million and $1.7 million in the years ended March 31, 2008 and 2007 related to the interest and the accretion on the Notes issued to funds managed by Perseus.  Prior to the notes being converted in July, 2007, interest was being accrued at 8% per annum and was payable in notes or in Common Shares on June 30 and December 31 of each year for the first two years, after which time, the interest may be payable in notes, Common Shares, or in cash.  Canadian GAAP also required us to separately value the debt and equity components of convertible debt as well as the warrants issued in connection with the financing.  Accordingly, the value of the warrants ($1.4 million) and the value of the conversion feature ($7.6 million) as calculated using the Black-Scholes option pricing model were shown on the balance sheet as at March 31, 2007, under “Other equity instruments” and the amount allocated to the debt of $13.1 million was included in “Long-term debt” and was being accreted to its face value using the effective interest rate method.

Interest and other income for the years ended March 31, 2008, 2007 and 2006 were $1.3 million, $0.8 million and $0.5 million, respectively.  Amounts include interest income on cash and short-term investments as well as gains from the sale of equipment and income earned from the sale of Clean Energy options.

Gain on sale of long-term investments in fiscal 2008 of $10.7 million relates to the sale of Clean Energy shares ($8.0 million) and of our remaining interest in Wild River ($2.7 million).  In fiscal 2007, the $8.1 million related to the gain, net of expenses, on the sale of 45% of our interest in Wild River and the dilution gain arising when we reduced our ownership from 55% to 16% and we changed our accounting for Wild River from the consolidation method to the cost method.

Income tax recovery for the years ended March 31, 2008 and 2007 were $4.5 million and $3.1 million, respectively.  Current income tax expense, representing cash taxes payable in the year, were $0.2 million and $0.4 million for fiscal 2008 and 2007, respectively, and future income tax recoveries were $4.7 million and $3.5 million for those same periods, respectively.  Future income tax recoveries and expenses arise on the recognition of temporary differences between the carrying amounts and the tax bases of our assets and liabilities.  In the years ended March 31, 2008 and 2007, CWI recognized future income tax recoveries of $5.9 million and $3.5 million, respectively, arising from the recognition of future income tax assets associated with its loss carryforwards.  Prior to fiscal 2007, these losses were fully offset by a valuation allowance.  However, as CWI has shown a consistent history of profitability and we expect that CWI will continue to generate taxable income in the future, thereby utilizing those losses, a portion of its loss carryforwards were recognized in fiscal 2007 and the balance fully recognized in fiscal 2008.

In the year ended March 31, 2008, we also recognized a $1.3 million future income tax expense associated with the gains on sale of available for sale investments previously recognized in AOCI.  As we have sufficient tax basis in the shares of Clean Energy and other available for sale investments and sufficient losses to offset any related taxes payable, we also recognized an adjustment to our Deficit of $3.4 million related to the tax benefit of prior year loss carryforwards recognized to offset the future tax liability generated by the adjustment to the accounting basis of the investments on adoption of Section 3855.  Future income tax expense of $2.2 million related to mark to market adjustments on available for sale assets has been included in AOCI and will be recognized in net income or loss when the remaining shares are sold and the related gain recognized.

Joint Venture Partners’ share of income from joint ventures of $5.6 million in fiscal 2008 reflects Cummins’ 50% share of CWI’s net income after tax, or $5.8 million, and also includes BTIC’s 50% share of BWI’s net operating loss in the period, or $0.3 million.  For the year ended March 31, 2007, Cummins’ share of CWI’s net income was $6.1 million representing 50% of CWI’s pre-tax income of $8.9 million (2006 - $3.2 million) and 50% of CWI’s net tax recovery of $3.3 million (2006 - nil).  For the year ended March 31, 2006, Cummins’ share of CWI’s net income was $1.6 million, representing 50% of CWI’s net income for the year.

Capital Requirements, Resources and Liquidity

As at March 31, 2008, our cash, cash equivalents and short-term investment position was $22.8 million, a decrease of $0.3 million from the end of fiscal 2007.  Cash and cash equivalents consist of guaranteed investment certificates, bankers acceptances, and term deposits with maturities of 90 days or less when acquired.  Short-term investments consist of investment grade commercial paper.  We invest primarily in short-term paper issued by Schedule 1 Canadian banks, R1 high rated corporations and governments.  While we do not hold asset-backed securities directly, these parties may be exposed in varying degrees to asset-backed securities and U.S. sub-prime mortgages.  We continually monitor our portfolio and diversify our investments.

For the year ended March 31, 2008, our cash used in operations was $15.8 million with loss for the year adjusted for items not involving cash and before changes in non-cash working capital of $17.6 million, a non-GAAP measure (see “- Non-GAAP Measures”), and changes in working capital contributing $1.8 million.  We also purchased $1.7 million in equipment, furniture and leasehold improvements.  During the fourth quarter of fiscal 2008, Cummins entered into a loan agreement with CWI and borrowed $6.8 million.  We expect going forward that Cummins will continue to borrow funds equal to its 50% share of CWI’s cash each quarter.  During the year ended March 31, 2008, we funded our operations and purchases of equipment, furniture and leasehold improvements through the sale of our Clean Energy shares ($11.3 million), by drawing on our bank line ($4.2 million, net of repayments), through our unsecured, limited recourse loan with Clean Energy for $6.0 million and through proceeds received on the exercise of employee share options ($1.0 million, net of share issuance costs).  We also disposed of non-essential assets for $0.6 million and received $0.4 million from BTIC for their 50% share of BWI.  In addition, we sold substantially all of our shares in Wild River for proceeds of $6.7 million, which were applied against our related limited recourse bank loan of $6.7 million, thereby fully repaying the loan.

Changes in working capital for the year ended March 31, 2008 were impacted positively by: cash inflows from lower accounts receivable ($3.9 million) with the collection of amounts owing from TPC as at March 31, 2007; lower amounts owing from Cummins as at March 31, 2008 compared to March 31, 2007 with CWI’s fourth quarter 2008 net profit numbers down compared to the fourth quarter of fiscal 2007 and timing of government related funding and collections; higher accounts payable and accrued liabilities of $2.4 million primarily related to CWI policy accruals of approximately $1.8 million; and higher warranty liabilities from the sale of CWI engines and LNG systems during the year.  Working capital was negatively impacted by cash outflows related to net inventory additions of $6.2 million.  The $1.7 million spent on equipment, furniture and leasehold improvements in the year ended March 31, 2008 related primarily to machinery and equipment ($0.7 million) for testing and production, our Assembly Centre ($0.6 million), and information technology systems ($0.4 million).

In order to support the Kenworth factory initiative of our LNG systems, we are opening a new Westport Assembly Center in the Metro Vancouver area in the fall of 2008.  This initiative is expected to increase capital costs by approximately $3.5 million, of which $0.5 million has already been incurred, with funding coming from existing cash resources and existing credit facilities.  We also expect increases in working capital for inventory purposes.  On April 1, 2008, we invested $1.5 million into our joint venture with OMVL.

Our plan is to use our current cash, cash equivalents and short-term investments, our share of CWI profits, borrowings under our credit facility, proceeds from the sale of our investment in Clean Energy, valued at $18.7 million as at March 31, 2008, the proceeds from our July 2008 debenture unit offering discussed in “- Subsequent Events” and the net proceeds from this Offering to fund our current programs and initiatives, our recently announced OEM arrangements discussed in “- Subsequent Events”, and as described in “Use of Proceeds”.  We will also continue to look to partners and governments to help fund our investments on commercially acceptable terms.  However, there are no guarantees that we will be successful in obtaining third-party funding on acceptable terms or at all.  As at March 31, 2008, our $13 million credit facility with our bank was drawn down by our demand instalment loan of $5.8 million and a $0.6 million letter of credit.  Our bank credit facility is subject to and limited by financial covenants, which may prevent us from drawing against the full amount of the line.  During the year, we re-negotiated the interest rate payable on our credit facility from prime to prime minus 0.25% for borrowings up to $5 million.  Further rate reductions apply if borrowings exceed $5 million.  Clean Energy’s common stock is listed on the NASDAQ and its share price is subject to fluctuations with changes in its business, general economic factors and/or market conditions, which may impact our capital requirements.  As at July 18, 2008, we owned approximately 975,000 shares of Clean Energy with a market value of approximately U.S.$12.1 million based on the NASDAQ closing price of U.S.$12.41 per share on July 25, 2008.

Our capital requirements will vary depending on a number of factors, including the timing and size of orders for our LNG systems, our ability to successfully launch product on time, our supply chain and manufacturing requirements, our success in executing our business plan, relationships with current and potential strategic partners, commercial sales and margins, product reliability, progress on research and development activities, capital expenditures and working capital requirements.  We also review investment and acquisition opportunities on a regular basis for technologies, businesses and markets that would complement our own products or assist us in our commercialization plans.  Significant new orders, expanded engine programs, acquisitions or investments could require additional funding.  If such additional funding is not available to us, if expected orders do not materialize or are delayed, or if we have significant overspending in our programs, we may be required to delay, reduce or eliminate certain research and development activities, reduce or cancel inventory orders, and possibly forego new program, acquisition or investment opportunities.  Any of those circumstances could potentially result in a delay of the commercialization of our products in development and could have an adverse effect on our business, results of operations, liquidity and financial condition.

This “- Capital Requirements, Resources and Liquidity” section contains certain forward-looking statements.  By their nature, forward-looking statements require us to make assumptions and are subject to inherent risks and uncertainties.  Readers are encouraged to read the “Special Notice Regarding Forward-looking Statements” and the “Risk Factors” sections of this prospectus.

Common Shares Outstanding

For the years ended March 31, 2008, 2007 and 2006, the weighted average number of Common Shares used in calculating the loss per Common Share was 25,167,966, 21,478,521, and 21,208,141, respectively.  Common Shares, share options, performance share units and warrants outstanding and exercisable as at the following dates are shown below:

	March 31, 2008		July 18, 2008
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
			(Unaudited)	(Unaudited)

Common Shares outstanding	27,416,993	N/A	27,506,746	N/A
Share options
- Outstanding	1,235,799	$6.96	1,159,605	$7.04
- Exercisable	833,296	$7.77	760,674	$7.94
Performance share units
- Outstanding	1,082,990	N/A	1,082,990	N/A
- Exercisable	554,420	N/A	554,420	N/A
Warrants	—	N/A	817,546	$18.58

During the year ended March 31, 2008, we granted 71,428 share options and 553,900 performance share units, of which 339,614 related to amounts granted under our long-term incentive program and 214,286 related to our retention plan for key employees.  All 1,181,332 warrants related to the Perseus convertible debt were exercised on a cashless basis into 668,191 Common Shares during the fiscal year ended March 31, 2008, and accordingly, no warrants were outstanding as at March 31, 2008.

Summary of Quarterly Results and Discussion of Fourth Quarter 2008

The following table provides summary unaudited financial data for our last eight quarters:

Selected Quarterly Operations Data

(unaudited)

	Three months ended
	June 30, 2006	September 30, 2006	December 31, 2006	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007	March 31, 2008

Units shipped	341	414	629	617	533	867	801	519
Average foreign exchange rate (Cdn.$:U.S.$)	$1.11	$1.12	$1.14	$1.17	$1.10	$1.04	$0.98	$1.00

(expressed in thousands of Canadian dollars except per share)

Product revenue	$7,644	$10,327	$13,568	$15,656	$11,842	$16,639	$15,488	$11,269
Parts revenue	$2,978	$3,401	$3,248	$3,658	$3,888	$4,530	$3,822	$4,058
Total revenue	$10,622	$13,728	$16,816	$19,314	$15,370	$21,169	$19,310	$15,327
Gross margin	38%	35%	32%	41%	34%	29%	34%	30%

Net income (loss) for the period	$(5,420)	$(1,840)	$(5,778)	$1,731	$(4,724)	$(4,867)	$7,401	$(8,125)

Earnings (loss) per share:
Basic	$(0.25)	$(0.09)	$(0.27)	$0.08	$(0.22)	$(0.19)	$0.28	$(0.30)
Diluted	$(0.25)	$(0.09)	$(0.27)	$0.06	$(0.22)	$(0.19)	$0.26	$(0.30)

Cash from (used in) operations before change in non-cash operating working capital	$(3,685)	$(3,760)	$(4,448)	$568	$(3,372)	$(2,645)	$(3,339)	$(8,238)
Company’s 100% share of CWI net income	$1,528	$1,392	$806	$8,388	$1,160	$2,412	$8,870	$(810)
Joint Venture Partner’s share of CWI net income	$764	$696	$403	$4,194	$580	$1,206	$4,435	$(405)

Our revenues and operating results can vary significantly from quarter to quarter depending on the timing of product deliveries, product mix, product launch dates, research and development project cycles, timing of related government funding and foreign exchange impacts.  Net loss has and can vary significantly from one quarter to another depending on operating results, gains and losses from investing activities, stock-based compensation awards, recognition of tax benefits and other similar events.

Net income (loss) for the three month periods ended September 30, 2006 through to the quarter ended September 30, 2007 include interest and amortization related to the Notes issued to Perseus, which were converted July 26, 2007.  Upon conversion, the Notes were retired and interest and amortization ceased.  In the three months ended September 30, 2006, we also recognized a net gain of $3.9 million on the sale of 45% of WRI.

Consolidated net income for the three months ended December 31, 2007 was $7.4 million, or $0.28 earnings per share ($0.26 on a fully diluted basis), compared to a net loss of $5.8 million, or $0.27 loss per share, for the three months ended December 31, 2006.   Included in net income for the three months ended December 31, 2007 is a gain on the sale of long-term investments of $9.4 million, including a $6.7 million gain on the sale of approximately 600,000 of our 2 million shares of Clean Energy, and a $2.7 million gain on the sale of substantially all of our shares of Wild River.  CWI also recognized $5.9 million in future income tax benefits, 50% of which, after deducting our joint venture partner’s share, is included in our net income number.  Excluding the effects of the gains and our share of the tax benefit, our net loss for the third quarter was $5.0 million.

Three months ended March 31, 2008 and 2007

Our total consolidated revenues for the three months ended March 31, 2008 were down $4.0 million to $15.3 million from $19.3 million in the same period in fiscal 2007 with product revenues down $4.4 million and parts revenue up $0.4 million.  CWI product revenues were down $3.7 million primarily as the result of a delay in the completion of the integration of the ISL G at an OEM, which caused planned deliveries to slip into fiscal 2009 and timing of customer deliveries.  Non-CWI product revenues also decreased by $0.7 million with eight LNG systems shipped in the fourth quarter of fiscal 2007.  The Canadian dollar also appreciated by approximately 15% fourth quarter fiscal 2008 over fiscal 2007, reducing revenues in Canadian dollar terms.

Net loss for the three months ended March 31, 2008 was $8.1 million compared to net income of $1.7 million in the three months ended March 31, 2007.  Gross margin decreased by $3.3 million on lower revenues, and gross margin percentages decreased from 41% in the fourth quarter of fiscal 2007 to 30% in fiscal 2008 as the result of product mix and a $0.8 million warranty adjustment taken by CWI in fiscal 2007.  In the fourth quarter of fiscal 2008, CWI also made a special $1.4 million accrual to support customer operational issues associated with a discontinued product.  As a result, CWI’s loss before taking into account Cummins’ share was $0.8 million compared to net income of $8.4 million, including recognition of future income tax recovery of $3.4 million, in the fourth quarter of fiscal 2007.  Non-CWI net loss in the fourth quarter of fiscal 2008 was $7.7 million, which includes a $1.3 million future income tax expense associated with the gains recognized on the sale of long-term investments.  In anticipation of increased demand for our LNG products, we have increased expenses related to sales and marketing, supply chain and engineering efforts related to OEM integration.  In the fourth quarter of fiscal 2007, non-CWI net loss was $2.5 million, which included $2.2 million in funding from TPC and reversal of a royalty accrual of $1.3 million on receipt of the approved extension in our funding contract.  We also recognized a $4.2 million gain on the dilution of our interest in Wild River which was offset by $2.0 million in non-cash stock-based compensation and annual bonuses.

Contractual Obligations and Commitments

Minimum Annual Payments due by Period

	Less than 1 year	1 to 3 years	4 to 5 years	After 5 years	Total
(expressed in thousands of Canadian dollars)
Capital lease obligations	$54	$8	$—	$—	$62
Operating leases	1,298	2,518	2,056	636	6,508
Total contractual commitments	$1,352	$2,526	$2,056	$636	$6,570

Contractual Commitments

Capital lease obligations related primarily to office equipment, have terms of two to five years and have interest rates ranging from 1.15% to 6.17%.  Operating lease commitments represent our future minimum lease payments under leases related primarily to our operating premises and office equipment.  We also have an outstanding letter of credit for $0.6 million.

Demand Instalment Loan

As of March 31, 2008, we had $5.8 million in a demand instalment loan outstanding, up $4.2 million from $1.6 million as at March 31, 2007.  The loan is drawn against our line of credit of $13 million and bears interest at prime less 0.25% for amounts under $5.0 million with further rate reductions applying above $5.0 million.  The loan is being amortized over five years.

OMVL

As required under our signed joint venture agreement with OMVL, we contributed $1.5 million to the venture on April 1, 2008 in exchange for our 49% of the entity.

Contingent Off-balance Sheet Arrangements

Government Funding

We are continually exploring strategic opportunities to work with governments to provide them with alternative fuel solutions.  As a result of our government partnerships, we recognized $3.7 million in government funding in fiscal 2008, $5.2 million in 2007 and $8.7 million in 2006.  Under certain repayment terms, we are obligated to repay royalties as follows:

AGREEMENT	DESCRIPTION	ROYALTIES	TERM

INDUSTRIAL TECHNOLOGIES OFFICE (“ITO”) (FORMERLY TPC)	Fund 30% of the eligible costs of, among other research projects, the adaptation of our technology to diesel engines, up to $18.9 million.	Annual royalties equal to the greater of $1,350,000 or 0.33% of annual gross revenues from all sources, provided that gross revenues exceed $13.5 million. Share purchase warrants	Fiscal 2009 to fiscal 2015, inclusive; royalty period may be extended until the earlier of March 31, 2018 or until cumulative royalties total $28,189,000. To be issued no earlier than

AGREEMENT	DESCRIPTION	ROYALTIES	TERM

		valued at $4 million under Black-Scholes.	September 30, 2008.

DEPARTMENT OF NATURAL RESOURCES CANADA	Funded $1 million for demonstration of a low emissions natural gas power generator in Grande Prairie, Alberta.	1% of revenues from future sales of natural gas engines for power generators.	Earlier of 10 years from project completion date (August 30, 2004), or when cumulative royalties total $1 million.

GREEN ECONOMY DEVELOPMENT FUND (Province of British Columbia)	$0.6 million for low-emission, natural gas power generation demonstration project.	0.75% from gross revenue received by us on certain natural gas fuel systems.	Earlier of the seventh anniversary of the funding contribution date (April 10, 2001) or when the cumulative royalties paid by us equal $0.8 million.

As at March 31, 2008, no royalties have been paid or were payable under these agreements.  We are in discussions with ITO to extend the work phase of our agreement by another year.  If ITO does not accept our request for an extension, we expect to begin accruing royalties with a minimum of $1.35 million starting in fiscal 2009 with actual payment due in fiscal 2010.  If we are successful in our request, royalties would likely begin to accrue in fiscal 2010 and our obligation to issue $4 million of warrants could be deferred to September 2009 from September 2008.

Subsequent Events

On July 3, 2008, we issued 15,000 debenture units for total gross proceeds of $15 million.  Each debenture unit consists of an unsecured subordinated debenture in the principal amount $1,000 bearing interest at 9% per annum and 51 Common Share purchase warrants exercisable into Common Shares at any time for a period of two years from the date of issue at $18.73 per share.  We have the option to redeem the debentures at any time after 12 months and before 18 months from the date of issue at 115% of their principal amount and at 110% of their principal amount after 18 months.  Interest is payable semi-annually and the debentures mature on July 3, 2011.  We also issued 46,118 broker warrants which are exercisable into Common Shares at a price of $16.10 per share for a period of two years from the date of issue.

The note indenture governing the debentures restricts us from incurring additional indebtedness for borrowed money, including obligations under banker’s acceptances, commercial paper, bonds and debentures (“Debt”) and from guaranteeing any Debt of other persons, except for:

(i)	certain senior indebtedness;

(ii)	unsecured Debt ranking pari passu with the debentures in an aggregate principal amount not to exceed $20,000,000 outstanding at any time;

(iii)

guarantees of outstanding Debt of other persons provided that the aggregate outstanding principal amount of pari passu Debt permitted pursuant to paragraph (ii) above together with the outstanding principal amount of any Debt of other persons guaranteed by us does not exceed $30,000,000 at any time; and

(iv)	Debt which is expressly subordinated to and postponed in favour of the debentures.

The note indenture does not restrict us from increasing the amount of certain senior indebtedness owing to our bankers or other senior lenders currently outstanding or from creating liens on our assets to secure such senior indebtedness or permitted increases to such senior indebtedness.  The note indenture additionally does not restrict our subsidiaries and affiliates from incurring indebtedness for borrowed money or other obligations.

On July 14, 2008, we announced that we had entered into a development agreement with a leading European engine manufacturer relating to our proprietary HPDI fuel system operating with natural gas and biogas.  We and the European engine manufacturer will work together to integrate and test our HPDI fuel system on their engine platforms.  The testing is expected to take place over the next year to 18 months, with the vast majority of development work adapting our HPDI fuel system for use on the European manufacturer’s engine platform being done in Vancouver.

On July 16, 2008, we announced that we had entered into a 30-year joint venture agreement with Weichai Power and Hong Kong Peterson to form a new entity, WWI.  WWI will research, develop, design, manufacture, market, distribute and sell advanced, alternative fuel engines (and relevant parts and kits) for use in automobiles, heavy-duty trucks, power generation and shipping applications.  Under the terms of the WWI joint venture agreement, our initial investment is expected to be approximately U.S.$4.5 million (30 million RMB), equaling a 35% equity interest in WWI.  Weichai Power and Hong Kong Peterson will hold 40% and 25% equity interests in WWI, respectively.  The board of directors of WWI will be composed of five directors.  We and Weichai Power will appoint two members each to the board of directors of WWI and Hong Kong Peterson will appoint one.  The Chair of the board of WWI will rotate between Weichai Power and us after each three-year term, with Weichai Power appointing the first board Chair.

On July 21, 2008, we consolidated our Common Shares on a three-and-one-half-to-one (3.5:1) basis in order to facilitate the listing of our Common Shares on NASDAQ.  Trading in our Common Shares commenced on a post-consolidation basis on the TSX on July 24, 2008.  No fractional Common Shares were issued in connection with the consolidation, and all such fractional interests were rounded down to the nearest whole number of Common Shares.  As a result of the share consolidation, as of the date hereof, we now have approximately 27,506,746 Common Shares issued and outstanding.

Non-GAAP Measures

We use certain non-GAAP measures to assist in assessing our financial performance and liquidity.  Non-GAAP measures do not have any standardized meaning prescribed by Canadian GAAP and are therefore unlikely to be comparable to similar measures presented by other companies.  Non-GAAP measures and reconciliations to financial statement line items for the periods indicated are as follows:

Cash flows from operations before changes in non-cash operating working capital

(expressed in thousands of Canadian dollars)

	2008	2007	2006
Cash flows from operations:
Loss for the year	$(10,315)	$(11,307)	$(16,860)
Items not involving cash:
Depreciation and amortization	1,550	1,410	2,752
Stock-based compensation expense	664	2,089	2,934
Accretion of warrants	—	571	1,143
Future income tax recovery	(4,691)	(3,455)	—
Change in deferred lease inducements	(251)	(164)	(154)
Gain on sale of long-term investments	(10,659)	(8,120)	—
Joint Venture Partners’ share of net income from joint ventures	5,564	6,057	1,593
Interest on long-term debt and amortization of discount	690	1,663	—
Other	(146)	(69)	(69)
Cash flows from operations before changes in non-cash operating working capital	$(17,594)	$(11,325)	$(8,661)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 2008

Basis of Presentation

This Management’s Discussion and Analysis (“MD&A”) covers our interim consolidated financial statements for the three months ended June 30, 2008 and provides an update to our annual MD&A dated May 16, 2008 for the fiscal year ended March 31, 2008.  This information is intended to assist readers in analyzing our financial results and should be read in conjunction with the audited annual consolidated financial statements, including the accompanying notes, for the fiscal year ended March 31, 2008 and our annual MD&A dated May 16, 2008.  Our consolidated financial statements have been prepared in accordance with Canadian GAAP.  The effect of significant differences between Canadian GAAP and U.S. GAAP have been disclosed in note 13 to the interim consolidated financial statements for the three months ended June 30, 2008 and 2007.

Additional information relating to us, including our Annual Information Form, is available on SEDAR at www.sedar.com.  This MD&A is dated July 25, 2008.  All financial information is reported in Canadian dollars unless otherwise noted.  Shares, share options, performance share units, warrants and per share amounts have been adjusted on a retroactive basis to reflect our three-and-one-half-to-one (3.5:1) share consolidation completed on July 21, 2008.

Forward-looking Statements

This MD&A contains forward-looking statements, including statements regarding the demand for our products, the future success of our business and technology strategies, investment and capital requirements, intentions of partners and potential customers, and future market opportunities.  These statements are neither promises nor guarantees, but involve known and unknown risks and uncertainties that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activities, performance or achievements expressed in or implied by these forward looking statements.  These risks include risks related to our revenue growth, operating results, industry and products as well as other factors discussed below and elsewhere in this report.  Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they were made.  We disclaim any obligation to publicly update or revise such statements to reflect any change in our expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward looking statements except as required by National Instrument 51-102.

Financial Overview

Our business operations and strategy are substantially unchanged from March 31, 2008.  We are engaged in the research, development and marketing of high performance, low-emission engines and fuel systems that use gaseous fuels such as natural gas, LPG or hydrogen.  We expect strong demand for these products for transportation, power generation and industrial applications because of the performance, emissions and life-cycle costs characteristics when compared to alternatives now available or known to be under development for these applications.  To encourage customers to adopt natural gas solutions for their transportation requirements, our strategy is to provide integrated solutions from fuel supply and storage through to service and support.  We develop our technologies and products in cooperation with the world’s leading engine, component and vehicle manufacturers and fuel infrastructure providers.  Our business focus is to continue to profitably grow CWI, our 50:50 commercial joint venture with Cummins Inc.; launch our LNG systems for heavy-duty (Class 8) trucks in North America and Australia; and develop new alliances and enabling new market segments globally and across applications while maintaining our technology leadership with innovative ideas and collaborative research.

Our consolidated revenue for the three months ended June 30, 2008 was $25.5 million, an increase of $9.8 million from $15.7 million for the same period in the prior year.  This growth was primarily the result of a 72% increase in CWI revenues on 1,077 units shipped in the quarter with deliveries of the ISL G and a catch up of orders which had slipped from the previous quarter.  Non-CWI revenues decreased by $0.7 million in the period with continued delays in orders anticipated for trucks operating at the San Pedro Bay Ports.  Subsequent to June 30, 2008, the Ports announced a “Jump Start” program and approved funding for 100 Kenworth trucks with our LNG systems for delivery this fiscal year.

Our net loss for the three months ended June 30, 2008 was $3.5 million, a loss of $0.13 per share, compared to $4.7 million, a loss of $0.22 per share.  The $1.2 million improvement in loss for the period was due primarily to the increase in net gain after taxes on sale of investments of $2.2 million and a $1.0 million improvement in contribution from CWI after taxes and joint venture partner’s share offset by a $2.7 million increase in non-CWI operating expenses related primarily to the launch of our LNG systems for heavy duty.  Interest on long-term debt and amortization of discount decreased by $0.8 million with Perseus fully converting their previously held convertible notes to common shares in July, 2007, thereby eliminating the debt.  We also recognized a $0.1 million foreign exchange gain in the three months ended June 30, 2008 compared to a loss of $0.5 million in the three months ended June 30, 2007.

As at June 30, 2008, our cash, cash equivalents and short-term investments totaled $18.0 million compared to $22.8 million at March 31, 2008.  For the three months ended June 30, 2008, cash flows used in operations were $5.0 million compared to $4.5 million in the three months ended June 30, 2007 with $2.7 million used in the period to acquire inventory.  We also spent $2.3 million on purchases of equipment, furniture and leasehold improvements, primarily associated with the building of our assembly centre and expansion of office space and invested $1.5 million in Juniper, acquiring a 49% equity interest in the joint venture with OMVL.  We raised $5.2 million through the sale of shares of Clean Energy.

Subsequent to June 30, 2008, on July 3, 2008, we issued 15,000 debenture units for total gross proceeds of $15 million.  Each debenture unit consists of an unsecured subordinated debenture in the principal amount $1,000 bearing interest at 9% per annum and 51 Common Share purchase warrants exercisable into Common Shares at any time for a period of two years from the date of issue at $18.73 per share.  We have the option to redeem the debentures at any time after 12 months and before 18 months from the date of issue at 115% of their principal amount and at 110% of their principal amount after 18 months.  Interest is payable semi-annually and the debentures mature on July 3, 2011.  We also issued 46,118 broker warrants which are exercisable into Common Shares at a price of $16.10 per share for a period of two years from the date of issue.

On July 14, 2008, we announced that we had entered into a development agreement with a leading European engine manufacturer relating to our proprietary HPDI fuel system operating with natural gas and biogas.  We and the European engine manufacturer will work together to integrate and test our HPDI fuel system on their engine platforms.  The testing is expected to take place over the next 12 to 18 months, with the vast majority of development work adapting our HPDI fuel system for use on the European manufacturer’s engine platform being done in Vancouver.

On July 16, 2008, we announced that we had entered into a 30-year joint venture agreement with Weichai Power and Hong Kong Peterson to form a new entity, WWI.  WWI will research, develop, design, manufacture, market, distribute and sell advanced, alternative fuel engines (and relevant parts and kits) for use in automobiles, heavy-duty trucks, power generation and shipping applications.  Under the terms of the WWI joint venture agreement, our initial investment is expected to be approximately U.S.$4.5 million (30 million RMB), equaling a 35% equity interest in WWI.  Weichai Power and Hong Kong Peterson will hold 40% and 25% equity interests in WWI, respectively.  The board of directors of WWI will be composed of five directors.  We and Weichai Power will appoint two members each to the board of directors of WWI and Hong Kong Peterson will appoint one.  The Chair of the board of WWI will rotate between Weichai Power and us after each three-year term, with Weichai Power appointing the first board Chair.

On July 21, 2008, we consolidated our Common Shares on a three-and-one-half-to-one (3.5:1) basis.  Trading in our Common Shares commenced on a post-consolidation basis on the TSX on July 24, 2008.  No fractional Common Shares were issued in connection with the consolidation, and all such fractional interests were rounded down to the nearest whole number of Common Shares.  As a result of the share consolidation, as at July 25th, we now have approximately 27,509,573 Common Shares issued and outstanding.

On July 21, 2008, we filed a preliminary prospectus in Canada, and a registration statement on Form F-10 with the U.S. Securities and Exchange Commission in connection with our planned initial public offering of Common Shares in the United States.  The preliminary prospectus and registration statement relating to these securities have not yet become effective and, subject to market conditions, may not be successful.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with Canadian GAAP, which require us to make estimates and assumptions that affect the amounts reported in our consolidated financial statements.  We have identified several policies as critical to our business operations and in understanding our results of operations.  These policies, which require use of estimates and assumptions in determining their reported amounts, include our accounting of CWI as a variable interest entity, the valuation of long-term investments, equipment, furniture and leasehold improvements, intellectual property, revenue recognition, inventory and warranty.  The application of these and other accounting policies are described in note 2 of our fiscal 2008 annual consolidated financial statements.  There have been no significant changes in our critical accounting estimates from what was previously disclosed in our MD&A for the year ended March 31, 2008 except as noted below in the “Changes in Accounting Policy” section.  Actual amounts may vary significantly from estimates used.

Changes in Accounting Policy

The accounting policies used in the unaudited consolidated interim financial statements for the three months ended June 30, 2008 are unchanged from the year ended March 31, 2008, except as noted below.

Stock-based compensation plans

On April 1, 2008, we changed our accounting policy related to stock-based compensation plans and we now estimate forfeitures on the date of grant and calculate stock-based compensation based on options expected to vest.  Previously, we recognized the effect on stock-based compensation of forfeitures of options prior to vesting as they occur which was permitted under CICA Handbook 3870, “Stock-based compensation and other stock-based payments”.  On the date of the change in accounting policy, the Company determined that the effect of forfeitures was not material and accordingly, the change resulted in no adjustment to opening deficit or for any of the periods presented.

Financial instruments

In December 2006, the CICA issued Section 3862 and Section 3863 of the CICA Handbook, “Financial Instruments – Disclosures” and “Financial Instruments – Presentation”, respectively.  Generally, the new sections replace Section 3861, “Financial Instruments - Disclosure and Presentation”.  These sections establish standards for the presentation of financial instruments and non-financial derivatives and identify the information that should be disclosed about them.  Both sections are effective for us on April 1, 2008.  While the adoption of these sections resulted in additional disclosures, which we have included as note 10 to the financial statements for the period ended June 30, 2008, adoption of these standards did not have a material impact on our consolidated financial position, results of operations, or cash flows.

Capital Disclosures

In December 2006, the CICA issued Section 1535, “Capital Disclosures” which establishes disclosure requirements about the company’s objectives, policies and processes for managing capital, as well as quantitative information about capital. This section is effective for us on April 1, 2008.  While the adoption of this section resulted in additional disclosures, which we have included as note 11 to the financial statements for the period ended June 30, 2008, there was no material impact on our consolidated financial position, results of operations, or cash flows.

Inventories

In June 2007, the CICA issued Section 3031, “Inventories”, which replaces the existing Section 3030 and establishes standards for the measurement and disclosure of inventories.  The new standard provides more extensive guidance on the determination of cost, including allocation of depreciation and overhead and expands the disclosure requirements. In certain circumstances, the new section also permits the reversal of previous write-downs of inventory to net realizable value.  We adopted this section on April 1, 2008.  Adoption of this standard did not have a material impact on our consolidated financial position, results of operations, or cash flows

The following changes will be adopted in the future:

Goodwill and Intangible Assets

In February 2008, the CICA issued Section 3064, which replaces Section 3062 and Section 3450, “Research and Development Costs”.  Section 3064 establishes standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and intangible assets.  Section 3064 applies to interim and annual financial statements relating to fiscal years beginning on or after October 1, 2008.  We expect to adopt this new section on April 1, 2009 and are currently evaluating the impact of the adoption of this new standard on the measurement, recognition, presentation and disclosure of our intangible assets in our consolidated financial statements.

International Financial Reporting Standards

In 2006, Canada’s Accounting Standards Board ratified a strategic plan that will result in Canadian GAAP, as used by publicly accountable enterprises, being fully converged with IFRS-IASB as issued by the IASB over a transitional period to be completed by 2011.  We will be required to report using the converged standards effective for our fiscal year beginning on April 1, 2011.

Canadian GAAP will be fully converged with IFRS-IASB through a combination of two methods: as current joint-convergence projects of the United States’ Financial Accounting Standards Board and the IASB are agreed upon, they will be adopted by Canada’s Accounting Standards Board and may be introduced in Canada before the publicly accountable enterprises’ transition date to IFRS-IASB; and standards not subject to a joint-convergence project will be exposed in an omnibus manner for introduction at the time of the publicly accountable enterprises’ transition date to IFRS-IASB.

The IASB currently has projects underway that are expected to result in new pronouncements that continue to evolve IFRS-IASB, and, as a result, IFRS-IASB as at the transition date is expected to differ from its current form.  We are in the process of assessing the impact on us of the Canadian convergence initiative and developing a conversion plan.

Disclosure Controls and Internal Controls over Financial Reporting

Our disclosure controls and procedures are designed to provide reasonable assurance that relevant information is gathered and reported to senior management, including our CEO and our CFO, on a timely basis so that appropriate decisions can be made regarding public disclosures.  We have also designed internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP.  We expect that our financial reporting policies, processes and systems will continue to evolve as we commercialize our products. However, no material changes were made in our internal controls over financial reporting during the interim period ended June 30, 2008.

Results from Operations

Product revenue for the three months ended June 30, 2008 and 2007 was $21.4 million and $11.8 million, respectively, an increase of 81%.  The revenue growth was the result of the doubling in CWI shipments from 522 units to 1,077 units with increased shipments of the ISL G, which was launched in the first quarter of fiscal 2008 and some slippage of units from the fourth quarter of fiscal 2008 into the first quarter of fiscal 2009.  Non-CWI revenue was $0.4 million, down from $1.1 million in the same period of the prior year when 11 LNG systems were delivered.  Foreign exchange had a negative impact of approximately 8% as the U.S. dollar declined by that amount on average quarter over quarter.

Revenue

(expressed in thousands of Canadian dollars except for units)

	Three Months Ended June 30,
	2008	2007
	(unaudited)
Unit shipments	1,078	533
Product revenue	21,428	11,842
Parts revenue	4,081	3,888
	25,509	15,730

Parts revenue for the three months ended June 30, 2008 compared to June 30, 2007 was up slightly from $3.9 million to $4.1 million due to CWI distributors and OEMs stocking ISL G parts, and increased population of engines in service.

Cost of revenue for the three months ended June 30, 2008 and 2007 was $17.2 million and $10.4 million, respectively.  The increase reflected the higher revenues and product mix.  In the three months ended June 30, 2008, as part of its quarterly warranty review process, CWI took an additional $0.1 million in warranty expense compared to a credit of $0.6 million in the same period in the prior year.

Gross margin increased to $8.3 million from $5.3 million on higher revenues.  Gross margin percentage was relatively unchanged at 33% compared to 34% in the same quarter in the prior year.  Gross margin percentage is generally affected by product and geographical mix.

Research and development expenses, on a net of funding basis, for the three months ended June 30, 2008 increased to $7.2 million from $5.4 million in the same period in the prior fiscal year.  CWI research and development expenses decreased by $0.4 million, partly because of foreign exchange and partly because of flooding in Indiana in June, 2008, which shut down the Cummins Technology Centre.  Non-CWI research and development expenses (“R&D”) increased by $2.1 million primarily because of increased product development and support costs ($1.1 million), lower government funding in the period ($0.7 million) and a $0.3 million accrual for royalty payments to the ITO as described in the “Contingent Off-Balance Sheet Arrangements” section of this MD&A.

Research and Development Expenses

(expressed in thousands of Canadian dollars)

	Three Months ended June 30,
	2008	2007
	(unaudited)
Research and development expenses	7,882	6,731
Program funding	(719)	(1,290)
Research and development, net	7,163	5,441

General and administrative expenses for the three months ended June 30, 2008 and 2007 were $1.5 million and $1.1 million respectively and increased primarily due to increased business activities and timing of travel, conferences and other similar activities.

Sales and marketing expenses were $2.6 million and $1.8 million for the three months ended June 30, 2008 and 2007, respectively.  CWI expenses increased by $0.3 million because of timing of expenses and increased marketing activities.  Non-CWI sales and marketing expenses grew by $0.5 million primarily because of increased field service and other customer related activities associated with the commercialization of our LNG systems for heavy-duty trucks.

Foreign exchange gain of $0.1 million in the three months ended June 30, 2008 relates primarily to the gain recognized on US dollar transactions.  Foreign exchange loss of $0.5 million in the three months ended June 30, 2007 primarily reflects the realized net loss on foreign currency transactions and the net unrealized losses on our U.S. dollar denominated assets and liabilities, which as at March 31, 2007 was comprised mainly of cash, accounts receivable and warranty.  From March 31, 2007 to June 30, 2007, the US dollar weakened by 8%.

Depreciation and amortization for the three months ended June 30, 2008 was consistent with the comparable period in the prior year at $0.4 million.

Loss from investment accounted for by the equity method relates to our 49% share of Juniper.

Interest on long-term debt and amortization of discount was $0.8 million in the three months ended June 30, 2007 and relates primarily to the interest and the accretion on $22.1 million in Notes.  The full amount of the Notes was converted into shares subsequent to June 30, 2007.

Gain on sale of investments of $0.7 million in the three months ended June 30, 2007 arose on the sale of 92,575 shares of Clean Energy for proceeds of $1.1 million.  In the three months ended June 30, 2008, we sold 387,960 shares of Clean Energy for net proceeds of $5.2 million and a resulting gain on sale of $3.5 million.  We also sold some short term investments resulting in a gain of $0.3 million.

Income tax expense in the three months ended June 30, 2008 was $2.7 million.  $1.7 million related to CWI with $0.1 million payable and $1.6 million drawing down the future income tax asset.  The remaining $1.0 million relates to an increase in the valuation allowance related to unrealized losses on available for sale securities for the three months ended June 30, 2008 offset by tax expense related to sales of investments previously reflected in accumulated other comprehensive income.

Joint venture partners’ share of income from joint ventures reflects Cummins’ 50% share of CWI’s net operating contribution in the period and includes Cummins’ share of CWI’s future income tax benefit.  It also includes BTIC’s 50% share of BWI’s net operating loss in the period.

Capital Requirements, Resources and Liquidity

As at June 30, 2008, our cash and cash equivalents and short-term investment position was $18.0 million.  Cash and cash equivalents consist of guaranteed investment certificates, bankers acceptances, and term deposits with maturities of 90 days or less when acquired.

During the three months ended June 30, 2008, we used $5.0 million for operating purposes including $2.5 million for non-cash working capital purposes such as inventory purchases.  We also used $2.3 million for purchases of equipment, furniture and leasehold improvements, primarily related to our assembly centre and leasehold improvements related to office expansions.  We also invested $1.5 million in Juniper Engines and advanced Cummins another $1.7 million in short term loan receivable.  We sold approximately 28% of our remaining shares of Clean Energy for $5.2 million in net proceeds and received $0.4 million on the exercise of employee share options in the period.

Our plan is to use our current cash and cash equivalents and short-term investments, our share of CWI profits, borrowings under our credit facility, proceeds from the sale of our investment in Clean Energy, valued at $11.4 million as at June 30, 2008, and the proceeds from our July 2008 debenture unit offering to fund our current programs and initiatives and our recently announced OEM arrangements.  We will also continue to look to partners and governments to help fund our investments on commercially acceptable terms.  However, there are no guarantees that we will be successful in obtaining third-party funding on acceptable terms or at all.  We have filed a preliminary prospectus in Canada and a registration statement on Form F-10 with the U.S. Securities and Exchange Commission in connection with a planned initial public offering of Common Shares in the United States to raise more capital for the Corporation.  The preliminary prospectus and registration statement relating to these securities have not yet become effective and, subject to market conditions, may not be successful.

As at June 30, 2008, our $13 million credit facility with our bank was drawn down by our demand instalment loan of $5.9 million and a $0.6 million letter of credit.  Our bank credit facility is subject to and limited by financial covenants, which may prevent us from drawing against the full amount of the line. Subsequent to June 30, 2008, as described in the “Financial Overview” section of this MD&A, we also raised approximately $14.1 million, net of commissions and expenses, through the issuance of debentures.  The related debenture agreement restricts us from incurring additional indebtedness for borrowed monies except for certain senior indebtedness, unsecured debt up to $20 million ranking pari passu with the debentures, and debt subordinated to the debentures.  The note indenture does not restrict us from increasing the amount of certain senior indebtedness owing to our bankers or other senior lenders currently outstanding or from creating liens on our assets to secure such senior indebtedness or permitted increases to such senior indebtedness.  The note indenture additionally does not restrict our subsidiaries and affiliates from incurring indebtedness for borrowed money or other obligations.

Clean Energy’s common stock is listed on the NASDAQ and its share price is subject to fluctuations with changes in its business, general economic factors and/or market conditions, which may impact our capital requirements.  As at July 25, 2008, we owned approximately 975,000 shares of Clean Energy with a market value of approximately U.S.$12.6 million based on the NASDAQ closing price of U.S.$12.88 per share.

Our capital requirements will vary depending on a number of factors, including the timing and size of orders for our LNG systems, our ability to successfully launch product, our supply chain and manufacturing requirements, our success in executing our business plan, relationships with current and potential strategic partners, commercial sales and margins, product reliability, progress on research and development activities, capital expenditures and working capital requirements, particularly inventory.  We also review investment and acquisition opportunities on a regular basis for technologies, businesses and markets that would complement our own products or assist us in our commercialization plans.  Significant new orders, expanded engine programs, acquisitions or investments could require additional funding.  If such additional funding is not available to us, if expected orders do not materialize or are delayed, or if we have significant overspending in our programs, we may be required to delay, reduce or eliminate certain research and development activities, reduce or cancel inventory orders, and possibly forego new program, acquisition or investment opportunities.  Any of those circumstances could potentially result in a delay of the commercialization of our products in development and could have an adverse effect on our business, results of operations, liquidity and financial condition.

This “Capital Requirements, Resources and Liquidity” section contains certain forward looking statements.  By their nature, forward-looking statements require us to make assumptions and are subject to inherent risks and uncertainties.  Readers are encouraged to read the “Basis of Presentation” section of this MD&A which discusses forward-looking statements and the “Risks and Uncertainties” section of our Annual Information Form.

Contingent Off-Balance Sheet Arrangements

Commitments and contingencies have been disclosed in our annual MD&A dated May 16, 2008 and are substantially unchanged except that the royalty term for the Green Economy Development Fund (Province of British Columbia) ended April 10, 2008.  We are also in continuing discussions with ITO to extend the work phase of our funding agreement to March 31, 2009.  As ITO is still reviewing our request for an extension, we have accrued $0.3 million in royalties in the three months ended June 30, 2008.  If ITO approves the extension, the $1.35 million minimum in annual royalties would likely begin to accrue in fiscal 2010, in which case, we will reverse our $0.3 million accrual.

Shares Outstanding

For the three months ended June 30, 2008 and 2007, after reflecting our 3.5:1 share consolidation effected July 21, 2008, the weighted average number of shares used in calculating the loss per share were 27,443,257 and 21,641,626, respectively.  Shares, share options and performance share units outstanding and exercisable as at the following dates are shown below:

	June 30, 2008		July 25, 2008
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

Common Shares outstanding	27,483,717	N/A	27,509,573	N/A
Share Options
- Outstanding	1,167,702	$7.04	1,156,569	$7.04
- Exercisable	765,675	$7.94	757,645	$7.94
Performance Share Units
- Outstanding	1,082,990	N/A	1,082,990	N/A
- Exercisable	554,420	N/A	582,990	N/A
Warrants	—	—	817,546	$18.58

During the three months ended June 30, 2008, no stock options or performance share units were granted.

Selected Quarterly Financial Data (unaudited)

The selected table provides summary financial data for our last eight quarters:

Selected Quarterly Operations Data

(unaudited)

	Three months ended
	September 30, 2006	December 31, 2006	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007	March 31, 2008	June 30, 2008

Units shipped	414	629	617	533	867	801	519	1,078
Average foreign exchange rate (Cdn.$:U.S.$)	$1.12	$1.14	$1.17	$1.10	$1.04	$0.98	$1.00	$1.01

(expressed in thousands of Canadian dollars except per share)

Product revenue	$10,327	$13,568	$15,656	$11,842	$16,639	$15,488	$11,269	$21,248
Parts revenue	$3,401	$3,248	$3,658	$3,888	$4,530	$3,822	$4,058	$4,081
Total revenue	$13,728	$16,816	$19,314	$15,370	$21,169	$19,310	$15,327	$25,509
Gross margin	$4,776	$5,398	$7,888	$5,338	$6,053	$6,554	$4,568	$8,339
	35%	32%	41%	34%	29%	34%	30%	33%

Net income (loss) for the period	$(1,840)	$(5,778)	$1,731	$(4,724)	$(4,867)	$7,401	$(8,125)	$(3,464)

Earnings (loss) per share:
Basic	$(0.09)	$(0.27)	$0.08	$(0.22)	$(0.19)	$0.28	$(0.30)	$(0.13)
Diluted	$(0.09)	$(0.27)	$0.06	$(0.22)	$(0.19)	$0.26	$(0.30)	$(0.13)

Cash from (used in) operations before change in non-cash operating working capital	$(3,760)	$(4,448)	$568	$(3,372)	$(2,645)	$(3,339)	$(8,238)	$(2,550)
Company’s 100% share of CWI net income	$1,392	$806	$8,388	$1,160	$2,412	$8,870	$(810)	$3,234
Joint Venture Partner’s share of CWI net income	$696	$403	$4,194	$580	$1,206	$4,435	$(405)	$1,617

Our quarterly results are impacted by the timing of product deliveries, completion of engineering milestones, government and partner funding, timing of sale of investments, financing related transactions and foreign exchange gains and losses.  CWI income or loss, and our resulting 50% share, will vary from quarter to quarter depending on the timing of unit sales, product and customer mix, and the timing of completion of engineering milestones and related government funding.

Risks and Uncertainties

Business risks and uncertainties related to product development, competitive and regulatory environments, economic and industry factors and other sources are described in detail in our 2008 Annual Information Form and are substantially unchanged.

Non-GAAP Measures

We use certain non-GAAP measures to assist in assessing our financial performance and liquidity.  Non-GAAP measures do not have any standardized meaning prescribed by GAAP and are therefore unlikely to be comparable to similar measures presented by other companies.  Non-GAAP measures and reconciliations to financial statement line items for the periods indicated are as follows:

Cash used in operations before changes in non-cash operating working capital

(expressed in thousands of Canadian dollars)

	Three Months Ended June 30,
	2008	2007
	(Unaudited)
Cash flows from operations:
Loss for the year	$(3,464)	$(4,724)
Items not involving cash:
Depreciation and amortization	376	367
Stock-based compensation expense	231	113
Future income tax recovery	2,565	297
Change in deferred lease inducements	(89)	(57)
Gain on sale of long-term investments	(3,813)	(718)
Joint Venture Partners’ share of net income from joint ventures	1,564	580
Loss from investment accounted for by the equity method	80	—
Interest on long-term debt and amortization of discount	—	770
Cash used in operations before changes in non-cash operating working capital (Non-GAAP)	$(2,550)	$(3,372)

BUSINESS

The following sections describing our business contain forward-looking information in respect of our operations.  Readers are referred to the cautionary statements in the section entitled “Special Notice Regarding Forward-Looking Statements” in this prospectus.

Overview

We are a leading provider of commercially available natural gas engines serving the over U.S.$300 billion medium- and heavy-duty vehicle markets.  We are engaged in the research, development and marketing of high performance, low-emission engine and fuel injection systems that utilize alternative gaseous fuels such as natural gas, LPG, biogas or hydrogen.  Our technologies and products give users a cleaner and generally less expensive alternative fuel when compared to diesel.  As alternative renewable energy sources such as biogas or manufactured fuels, including hydrogen, emerge as cost-competitive options, we expect our gaseous-fueled engine technologies, systems and experience will position us to effectively exploit these fuels as they emerge.  We work with strategic partners, who include some of the leading diesel engine manufacturers globally, to manufacture and distribute our engines, and we sell to a diverse group of commercial vehicle OEMs around the world.  Our goal is to offer a superior combination of performance, emissions characteristics and life-cycle cost savings when compared with diesel, gasoline and other alternatives.  Our products are designed to offer environmental and economic benefits with strong operational performance.  We currently have an installed base of over 17,000 natural gas and LPG engines operating in 19 countries.  Our business has three strategic pillars:

·      CWI, which is primarily focused on natural gas mid-range engines for buses, trucks and urban work vehicles;

·      our heavy-duty truck business unit, which is focused on LNG systems for heavy-duty trucks; and

·      corporate development and technology, which is focused on the creation of new alliances and joint ventures, market development projects, and monetization of our broad patent portfolio.

CWI is a 50:50 joint venture with Cummins, one of the world’s largest manufacturers of diesel engines.  CWI develops and produces mid-range engines utilizing gaseous fuels including natural gas and LPG. CWI sells 5.9- to 8.9-liter engines globally to more than 50 OEMs of transit and shuttle buses, medium-duty trucks and refuse haulers as well as specialty vehicles such as short haul port drayage trucks, material handling trucks, street sweepers and vehicles for selected industrial applications.  In 2007, CWI launched the ISL G engine, which today is the only engine for bus and truck markets to meet the 2010 emission requirements of the EPA.  CWI has been a profitable business since 2004 and has grown revenues (on a U.S. dollar basis) more than 30% compounded annually since 2004 on a calendar year basis.

Outside of CWI, we are engaged in the development, design and marketing of natural gas enabling technology for the heavy-duty diesel engine truck market.  In 2007, we launched an LNG system for heavy-duty trucks that offer class-leading emissions performance while maintaining diesel-equivalent horsepower, torque, and fuel efficiency.  We have a relationship with Cummins that enables us to develop natural-gas enabling technology for Cummins heavy-duty truck engines.  Our LNG system solution, available to customers since early 2007, leverages the Cummins ISX 15-liter diesel engine equipped with the following Westport proprietary components: natural gas fuel injectors, known as HPDI technology; fuel pumps (provided by Cryostar); control units; and onboard LNG storage tanks (manufactured by our 50:50 joint venture with BTIC).  We also work with Clean Energy, North America’s largest natural gas refueling company, and other fuel suppliers around the world to provide access points for LNG and CNG refueling stations.  We have recently announced that we are working with a large European OEM and with a large Chinese OEM to adapt our HPDI LNG systems to non-Cummins engine platforms.

Our HPDI fuel system includes our proprietary natural gas fuel injectors, fuel pumps, control units and onboard LNG storage tanks.

We believe we have achieved significant progress in our markets, as demonstrated by CWI’s strong revenue growth, healthy gross margins and history of profitability and will continue to further penetrate these markets due in part to the macroeconomic drivers around alternative fuels and due to our industry relationships developed since 1995.  Our strategy is to partner with suppliers, OEMs, and fuel providers and to leverage their resources as much as possible while bringing industry knowledge, technology and market focus.  For example, CWI leverages Cummins’ global manufacturing capabilities, sales and marketing channels, distribution networks and aftermarket service and support to sell to over 50 OEMs globally while incurring manageable overhead costs and minimizing its working capital requirements.  We intend to use a similar scalable model to launch our LNG systems for heavy-duty trucks.  We believe, in at least the near to medium term, that the leading alternative fuel choice around the world for light-, medium- and heavy-duty engine applications will be natural gas.  Over the longer term, if alternative renewable energy sources such as biogas or manufactured fuels, including hydrogen, emerge as cost-competitive options, we expect our gaseous-fueled engine technologies, system and experience will position us to exploit these new fuels as they emerge.

While focusing firm-wide resources on developing our products and strategic relationships, we have accumulated a significant portfolio of patents, which we believe creates barriers to entry for competing technologies.  Additionally, we expect to selectively monetize our patent assets through licensing agreements.  We have already been successful in achieving licensing revenue for our proprietary pump technology.  We will continue to rely on a combination of patents, trade secrets, trademarks, copyrights, and contracts to protect our proprietary technology and position in the marketplace.

Our Industry

Overview

We are seeing increased demand for our natural gas engines globally as many countries are focused on decreasing their reliance on petroleum-based transportation fuels due to high and volatile oil prices, heightened environmental concerns, and energy independence and national security concerns.  Natural gas is typically cleaner, cheaper and more readily available than petroleum based fuels. Stricter emissions regulations, coupled with various local incentive programs, have reduced the barriers to adoption of alternative fuels, particularly in fleet customers. Substantial natural gas reserves located within the United States, Canada, Australia, China, India, Russia, the Middle East and South America lessen the likelihood of price volatility from concentrated reserves and reduce national security and energy independence concerns posed by oil.  Today, oil-derived fuels dominate the world’s transportation markets, supplying about 96% of the transportation fuel used in the United States, illustrating the enormous size of the opportunity for natural gas substitution in this sector.  Whereas alternatives such as nuclear, solar and wind power may be appropriate substitutes for power generation applications, we believe that there is a narrower range of alternatives in transportation, where the fuel and its storage system need be both light and compact enough for effective use on a vehicle, with natural gas being one of the primary alternatives to diesel fuel and gasoline. Natural gas is also significantly cheaper, in most markets, on an energy equivalent basis compared to both conventional diesel fuel and gasoline and compared to other alternative fuels such as ethanol, biodiesel and hydrogen.

Truck engine manufacturers have also been under challenging regulatory pressure to reduce tailpipe emissions and over the next five years another major emissions transition will be required in all markets around the world, with the first milestone being the 2010 EPA standards.  Some independent engine manufacturers, such as Caterpillar Inc., have announced that they do not plan to offer on-road engines to meet the 2010 EPA standards.  Although not yet regulated, there is widespread discussion of the need to reduce GHG from commercial vehicles.  In California, one of jurisdictions taking a leadership position on this issue, transportation emissions represent almost 50% of the total GHG emissions inventory.

Global consolidation and vertical integration continues to be a major trend with AB Volvo (“Volvo”) (including brands such as Mack, Renault and Nissan) and Daimler AG (including North American brands Sterling, Freightliner and Western Star) representing the two largest companies.  In the United States, truck buyers – particularly in the Class 8 heavy-duty market – require manufacturers to offer multiple engine brands, with Cummins being the largest independent supplier in the heavy-duty market with 34% market share of the Class 8 market in 2007.  However, the announced global direction is for increased focus on in-house engines, even in the U.S. market.  Volvo, for example, has announced that in the United States it will move to in-house Volvo engines for all vehicles within five years.  In 2007, 61% of Volvo trucks in the United States were shipped with Volvo engines.

According to the DOE, the commercial truck fleet in the United States in 2004 consumed approximately 34 billion gallons of diesel fuel.  According to MacKay & Company, in 1978, most medium- and heavy-duty trucks operated on gasoline (58%), but by 2008, diesel fuel represented 98% of the energy used in trucks.  This transition was triggered by the rapid rise in gasoline prices during that period.  Over the past five years, diesel fuel prices in the United States have risen by more than 225%, with the average price today across the United States being U.S.$4.76 per gallon, according to the DOE.  Many governments and research agencies are currently forecasting continued increases in demand for oil. Most of this demand growth is driven by growth in the transportation sector, particularly in rapidly growing economies such China and India.  We believe that internal combustion engines will continue to dominate the medium- and heavy-duty vehicle market, because of their price, availability, performance and familiarity and expect natural gas engines to take an increasing market share.

We believe that demand for oil will result in price increases and/or fuel shortages, which will continue to market conditions to encourage the adoption of cheaper alternative fuels such as natural gas.  Natural gas is widely available in the European, Asian and North American markets, is generally 30% to 50% cheaper than diesel fuel or gasoline, and also offers reduced regulated emissions and reduced carbon emissions compared to oil-based fuels and all other alternative fuels except hydrogen.

Favorable Industry Trends

Stronger Environmental Regulation

As part of our marketing strategy, we look for jurisdictions that have emissions regulations that govern and restrict the use of diesel fuel engines, or provide incentives for the purchase of cleaner burning engines. Such regulations or incentives currently exist in the United States and are particularly strong in California.  Europe, Australia and parts of Asia are also adopting stricter standards.  Studies have shown that diesel emissions, principally in urban areas, can have a noticeable impact on a population’s health, increasing health risks and incidence rates of asthma.  Agencies such as the SCAQMD have begun place strict emission requirements on fleet operators using diesel fuel and encourage the use of alternative fuels such as natural gas, which is more environmentally friendly.

In October 2002, the EPA reduced the levels of permitted NOx emissions from heavy-duty on-highway engines from 4.0 g/bhp-hr to 2.5 g/bhp-hr of NOx combined with non-methane hydrocarbons (“nmHC”), while the CO2 (15.5 g/bhp-hr), nmHC (1.3 g/bhp-hr) and PM (0.10 g/bhp-hr) remain at the 1998 EPA standards. These levels must be maintained for the useful life of the engine. Starting for engines delivered in 2007, allowable emissions levels were reduced significantly further: PM to 0.01 g/bhp-hr and nmHC to 0.14 g/bhp-hr.  NOx emissions reductions are being phased in from 2007 to 2009, where 50% of an engine manufacturer’s production must meet current levels of 2.5 g/bhp-hr NOx+nmHC and 50% must meet the EPA’s 2010 standards of 0.2 g/bhp-hr NOx.

2008 On-Road Heavy-Duty Engines

(As of January 25, 2008)

Source: Clean Energy

European regulations require progressively lower diesel engine emissions. For heavy-duty trucks and buses, the Euro III standard, which had been in place since 2001, was replaced by more restrictive standards known as Euro IV in October 2005 and will be replaced with even more restrictive Euro V standards effective in October 2008, which allow for NOx emissions of 2.0 grams per kilowatt-hour.  China has adopted similar emission standards beginning with Beijing, which has adopted the Euro IV levels.

Government Incentives and Mandates

Our technology is well positioned to capitalize on recent incentive programs and mandates adopted by local, state and national agencies to reduce the emission levels of NOx, PM and GHG.  In July 2005, the U.S. Congress enacted the U.S. Energy and Highway Bills, which contain provisions aimed at encouraging the use of alternative fuels in the transportation sector. Among other things, the U.S. Energy and Highway Bills provide:

·      a tax credit of 50% of the incremental purchase price of the vehicle (over a comparable standard vehicle) and an additional 30% of the purchase price if the vehicle meets a higher emissions standard. The credits range from U.S.$2,500 to U.S.$32,000 depending on the size and weight of the vehicle;

·      a tax credit of up to 30% of the purchase price of alternative fuel refueling equipment. The credit can be up to U.S.$30,000 for large stations;

·      a U.S.$0.58 per diesel gallon equivalent (“DGE”) net benefit paid to the sellers of LNG; and

·      a U.S.$59 per DGE net benefit paid to the fleets and sellers of CNG.

North America continues to play a vital incubation role in the ongoing development and demonstration of our technologies. Canadian and U.S. federal agencies have been supportive of us and CWI, including offering direct funding and project contracts.  For example, CWI’s ISL G engine qualifies for the full U.S.$32,000 credit depending on gross vehicle weight (“GVW”) and the LNG system for the ISX qualifies for a U.S.$28,800 credit.  The fuel credits and vehicle credits in the U.S. Energy and Highway bills are scheduled to expire on September 31, 2009 and December 31, 2010, respectively, unless otherwise extended.

California is an especially important market for our products because the state has provided financial incentives for fleet operators to acquire low-emissions vehicles to address California’s air quality challenges.  For example,

California’s Mobile Source Air Pollution Reduction Review Committee (“MSRC”) funds projects that reduce air pollution from motor vehicles within the South Coast Air District in Southern California.  MSRC receives an annual budget of roughly U.S.$15 million per year to sponsor such projects throughout Southern California.  Examples of projects that have been funded by MSRC include clean fuel infrastructure and clean vehicle programs, such as alternative fuel vehicles and trucks, electric vehicles, and/or alternative fueling stations.  Through this program and other funding mechanisms, California provides incentives to fleet operators who purchase trucks that emit NOx at levels lower than those established under U.S. federal regulations.

In November 2006, the San Pedro Bay Ports approved a comprehensive five-year Clean Air Action Plan to reduce the air emissions and health risks associated with the San Pedro Bay Ports’ activities.  The plan includes the intention to make significant emissions reduction-related improvements and encourages the use of LNG engines, which we believe will facilitate the conversion of approximately 8,000 heavy-duty trucks used to move containers from the San Pedro Bay Ports to customer locations outside the Ports to LNG fuel by 2011.  Engines from Westport and CWI were recently selected by the Ports as the two natural gas engine options for compliant heavy-duty trucks.

Increasing Diesel Prices

Prices for both natural gas and refined petroleum fuels can vary significantly in different jurisdictions, and in different seasons, and can be strongly affected by market supply and demand forces as well as government policies, including fuel and excise taxes. The prices for each of these fuels do not necessarily move in tandem.  A diesel equivalent gallon of natural gas is the amount of natural gas it takes to equal the energy, measured in Joules or British Thermal Units (“BTUs”), of one gallon of diesel fuel.  Approximately 1.8 gallons of LNG equals one gallon of diesel fuel in terms of energy content.  As of May 2008, according to National Bank Financial Inc., the fuel differential between natural gas and diesel was as much as U.S.$2.00 per diesel equivalent gallon at the pump in California.

Price History for Crude Oil, Diesel Fuel, and

Pipeline Natural Gas for Commercial Customers

Prices in above table are presented in U.S. dollars.

Natural Gas Vehicle Capital and Operating Costs

Currently, we estimate the incremental purchase price of a single-tank truck incorporating our HPDI fuel system compared to an equivalent diesel truck to be approximately U.S.$70,000 (before applicable taxes and credits) depending on purchase volume, truck model and model year.  The payback period for this incremental purchase price, however, may be short given the cost savings achieved through lower natural gas fuel prices compared to diesel fuel prices and the tax and emissions credits available.

Available emissions funding sources for both CWI engines and HPDI fuel systems include but are not limited to: MSRC, Texas Emissions Reduction Plan (“TERP”), CARB, the Carl Moyer Program, and the SCAQMD. Although no formal carbon credit programs are in place for heavy-duty transportation, our HPDI LNG engines were measured in Australia to reduce GHG emissions by roughly 25% to 30%, which would represent approximately 40 tons per year per vehicle in typical duty in the United States.

The graph below illustrates the number of operating miles required to pay back this incremental purchase price, assuming fuel consumption of 5.5 miles per gallon, at three different fuel price levels and funding levels (Presented in U.S. dollars). The bullet points on the horizontal dashed lines represent the payback period in operating mileage.

For example, a fleet operator with heavy-duty trucks and HPDI fuel systems operating 100,000 miles per year per vehicle, a U.S. Federal tax credit of U.S. $28,800, state emissions credits of US$35,000 per truck, and incremental fuel saving of US$1.50 per diesel gallon equivalent recognizes an economic payback period for the incremental purchase price in approximately one year (approximately 90,000 operational miles).  Variables that can affect the economic payback period include but are not limited to: fuel consumption of the vehicle; amount of government funding; annual operating mileage; and fuel price differential between natural gas and diesel. (See Example “A”)

Example “A”

Incremental purchase price	US$	70,000
Federal tax	12%
State tax	8%
Federal tax credit	US$	28,800
Emissions credit	US$	35,000
Annual miles (miles)	100,000
Average mileage (MPG)	5.5
Annual fuel used (gallons)	18,182
Fuel price difference (U.S.$/DGE)	.$	1.50
Annual fuel savings	US$	25,636

Currently, we estimate the incremental purchase price of a CNG truck incorporating a CWI mid-range engine to an equivalent diesel truck to be approximately U.S.$65,000 (before applicable taxes and credits) depending on purchase volume, truck model and model year.  The payback period for this incremental purchase price, however, may be short given the cost savings achieved through lower natural gas fuel prices compared to diesel fuel prices and the tax and emission credits available.

The economic payback period for the incremental purchase price of a CWI engine-based truck may be similar in length to the incremental purchase price of a HPDI fuel system, although, the approach in ascertaining the information is slightly different. For example, a fleet operator with medium-duty trucks and CWI mid-range engines operating 65,000 miles per year per vehicle, a U.S. Federal tax credit of U.S. $32,000 (higher for CWI engines in comparison to HPDI fuel systems which use a small amount of diesel), state emission credits of U.S. $35,000 per truck and an incremental fuel saving U.S. $1.50 per diesel gallon equivalent recognizes an economic payback period for the incremental purchase price in approximately one year (approximately 78,000 operational miles). It is generally accepted that diesel engines have a higher efficiency than SI natural gas engines, therefore, you have to discount the annual fuel savings to account for the lower mpg equivalent. In this example, 6.31 was used for an equivalent diesel truck’s average miles per gallon. Variables that can affect the economic payback period include, but are not limited to: fuel consumption of the vehicle; amount of government funding; annual operating mileage; and fuel price differential between natural gas and diesel. (See Example “B”)

Example “B”

Incremental purchase price	US$	65,000
Federal tax	12%
State tax	8%
Federal tax credit	US$	32,000
Emissions credit	US$	35,000
Annual miles (miles)	65,000
Average mileage (MPG)	5.5
Annual fuel used (gallons)	11,905
Fuel price difference (U.S.$/DGE)	.$	1.50
Annual fuel savings	US$	10,160

Target Markets

While our products and technologies can be applied to a range of applications, including power generation, mine-haul trucks, rail, marine, and industrial applications we have focused our near-term efforts on on-road applications and, in particular, medium- and heavy-duty fleet vehicles in areas with the following characteristics:

·                  There is a cost effective supply of natural gas compared to diesel;

·                  Our strategic partners have strong distribution and support capabilities;

·                  There is OEM availability for our products; and

·                  There is government commitment to improving air quality and/or reduce GHG emissions.

We target fleets with high fuel usage and return-to-depot fueling and with sufficient size where any incremental vehicle costs and fueling station, training and other initial upfront costs can be made cost-effective when offset by advantageous fuel price differentials between natural gas and diesel. Furthermore, with truck and bus fleets that typically operate out of a central dispatch location, it is relatively easy to incorporate new natural gas refueling infrastructure into these operations. Focusing on these customers reduces our reliance on the actions of fuel distribution companies to develop broad regional and national public access natural gas infrastructure. Additionally, by selling to fleet operators, we can significantly leverage our sales and service force by targeting customers that make large and repeat purchases of vehicles, parts and service.

In addition to targeting specific customer profiles, we also target markets with policies in place to address environmental concerns. Many international cities are experiencing significant pollution from both passenger car and medium- and heavy-duty vehicle emissions. These cities have large concentrations of truck and bus fleet operators, and many of these cities are taking steps to reduce emissions, typically by implementing natural gas or LPG-fueled vehicles, which operate with significantly reduced NOx and PM emission levels.

Addressable Market

The market for natural gas engines for trucks and buses depends on both the demand for trucks and buses as well as the demand for low-emission engines and alternate-fueled engines within those vehicles. According to Datamonitor, the global medium- and heavy-duty vehicle market (consisting of trucks over 3.6 tonnes) grew by 4% in 2007 to U.S.$312.7 billion. Going forward, this market is expected to grow at an 11.1% CAGR to U.S.$530.4 billion by 2012. In 2007, the North American market represented 41.2% of the total market, or U.S.$128.9 billion. This market is expected to grow at a 6.7% CAGR to U.S.$178.3 billion by 2012. Asia is the largest and fastest growing market for medium- and heavy-duty trucks, with sales of U.S.$134.7 billion in 2007, representing 43.1% of the total market, and growing at a 16.0% CAGR to U.S.$282.8 billion by 2012. Additionally, the European market is projected to have strong growth in the near to medium term, with sales of U.S.$42.7 billion in 2007, growing at a 6.8% CAGR to U.S.$59.4 billion by 2012.

North American
2007 Medium and Heavy Duty
Diesel Market

Medium Duty	Heavy Duty
Trucks and Buses	Trucks
Class 5–7:	Class 8:
136,000 Units	200,000 Units

Source: Mackay & Company Presentation 2008

Medium-Duty Natural Gas Applications

Transit Buses

The diesel engine traditionally has been the leading technology for bus transportation, but natural gas buses have made significant inroads since their introduction in the early 1990s due primarily to cost savings associated with natural gas fuel prices, government incentives and stricter emission standards.  Municipal buses are high fuel use vehicles, due to the low-speed stop-and-go duty cycle, with fuel costs representing the largest operating cost in many bus fleets.  According to the American Public Transportation Authority (the “APTA”), in 2005, the percentage of natural gas buses in the United States was roughly 12%, up from 1% in 1995.  Further, according to the Fredonia Group, an international business research company publishing industry research studies and the U.S. Federal Transit Administration, the percentage of natural gas buses in the United States increased to 20% by 2007.  According to the American Public Transportation Association, there are over 80,000 municipal buses operating in the United States and we expect the natural gas penetration levels to increase with continued emissions and fuel cost pressure.

Case Study on U.S. Transit Bus Adoption

Total transit bus fuel consumption	CNG transit bus fuel consumption
(diesel gallon equivalent)	(diesel gallon equivalent)

The SCAQMD has adopted an Air Toxic Control Plan designed to encourage the use of alternative fuel buses. Eligible buses include hybrid gasoline electric buses (which typically cost U.S.$165,000 more than a traditional gasoline or diesel powered bus according to the Union of Concerned Scientists, an environmental watchdog group) or natural gas-powered buses (which typically cost U.S.$35,000 more than a traditional gasoline- or diesel-powered bus).

The San Diego Metropolitan Transit System (“MTS”) is a multi-modal transportation agency serving San Diego, California operating a fleet of more than 600 vehicles carrying over 88 million passengers per year. There are aproximately 300 CWI-supported engines in service as part of the MTS. Including outlying regions such as Northern County, there are over 400.

The Los Angeles County Metropolitan Transportation Authority (“LA Metro”) has natural gas buses running CWI engines. The first 200 Metro Liners were ordered in 2003 and delivered in 2005 and 2006. The Metro Liners are high-capacity, articulated buses that operate on Los Angeles’ busiest bus corridors, including the Metro Orange Line, a 14-mile exclusive transitway opened in 2005. There are approximately 1,000 buses in the LA Metro fleet supported by CWI.

In May 2007, CWI announced that Beijing Public Transport Holdings, Ltd. (“BPT”) ordered 250 CWI engines to power Beijing Jinghua Coach Co. buses. Rated at 230 brake horse-power and running on clean-burning CNG, these buses were in addition to the fleet of CNG-powered buses to showcase at the 2008 Beijing Summer Olympic Games. In total, there are over 2,500 natural gas buses in Beijing supported by CWI.

Refuse Haulers

According to INFORM Inc. (“INFORM”), a U.S. national non-profit organization that identifies practical ways of living and doing business that are environmentally sustainable, there are nearly 200,000 trucks in the United States, consuming approximately one billion gallons of fuel per year, that haul refuse and recyclables from collection points to landfills and recycling facilities. Today, less than 1% of refuse trucks are fueled by natural gas. However, many refuse haulers are facing pressure from the municipalities they serve to reduce emissions and costs in light of rising and volatile diesel fuel prices. According to a 2005 INFORM, report at the time there were fewer than an estimated 1,500 natural gas powered refuse hauling vehicles operating in the United States on CNG or LNG. However, this number was expected to increase to over 2,200 vehicles by 2010, representing an 8.2% CAGR over the period. INFORM attributes much of natural gas’ near-term success in the refuse market to the fact that garbage trucks are centrally refueled and travel short distances, which allows this market to optimally utilize the existing natural gas fueling infrastructure. With the increase in the price of diesel fuel since 2005, we believe further market penetration is possible.

As an example, the Town of Smithtown, New York, has required its refuse collection contractors to use CNG trucks, and is the first New York municipality to institute such a requirement. On January 1, 2007, the 30 contractor-owned diesel refuse trucks collecting solid waste and recyclables from the town’s 115,000 residents were replaced by CWI’s CNG models. Smithtown entered into an agreement with Clean Energy, which operates a nearby fueling station, to set fuel prices through 2013. CNG costs for the refuse trucks were U.S.$2.33 per DGE through 2008 and increases each year to conclude at U.S.$2.94 per DGE in 2013. The contracted CNG price could decrease if the price differential between diesel and CNG goes above a set threshold.

Several refuse operations are exploring the use of methane collected at their landfills to fuel their fleet vehicles. With appropriate cleanup technology to remove impurities, refuse trucks with CWI engines can successfully operate on this renewable fuel. We believe this approach shows considerable promise to reduce GHG emissions as well as reduce operating costs at landfills.

Delivery Vehicles

Similar to the refuse and bus fleet markets, the delivery vehicle market has begun to realize the immediate and long-term cost savings and environmental benefits of CNG engines. UPS a large private fleet operator and a leader in this market is implementing green initiatives to reduce its environmental impact by introducing alternative fuel vehicles, including natural gas-fueled vehicles, into its fleet. UPS has committed to reduce its reliance on diesel as reflected in the conversion of a portion of its existing fleet to CNG delivery trucks and recent orders placed for the delivery of new CNG delivery trucks based on CWI engines. The delivery vehicle market is large and, based on recent orders from vehicle fleet operators, we believe this market offers a significant growth opportunity for our medium-duty product.

In October 2007, UPS placed an order for 167 CNG delivery trucks based on CWI engines and 139 new LPG delivery trucks for its North American delivery service. UPS’s worldwide alternative fuel vehicle fleet includes 1,629 vehicles, the largest alternative fuel vehicle private fleet in the transportation industry. The fleet includes CNG, LNG, LPG, electric, and hybrid electric vehicles. UPS already operates 800 CNG delivery trucks in the United States and plans to locate the new CNG vehicles in Dallas; Atlanta; Los Angeles; Ontario, California; San Ramon, California; and Fresno, California. The LPG and CNG trucks currently in the UPS fleet were converted from gasoline and diesel vehicles in the 1980s to run on alternative fuels. The new trucks were originally manufactured for alternative fuel use.

School Buses

CWI has OEM relationships with both Blue Bird and Thomas to develop and market school buses based on CWI engines. Blue Bird Corporation is one of the world’s leading bus manufacturers, delivering thousands of school buses, commercial buses and recreational vehicles to the market each year. Thomas Built Buses is a leading North American bus manufacturer, offering a full line of school, commercial and specialty buses to value-minded buyers. More than one third of the school buses on the road today are Thomas Built Buses. Both bus manufacturers are expecting to launch a natural gas school bus featuring CWI engines at the upcoming School Transportation News show in Reno, Nevada.

Heavy-Duty Natural Gas Trucks

The diesel engine is the leading technology for heavy-duty truck transportation. Sales volumes are cyclical and strongly related to general economic conditions. While we are not aware of reliable public data on sales of low-emissions heavy-duty natural gas trucks, we believe, based on available information, that such sales to date have been less than a few hundred units annually.

We have already made progress in growing our heavy-duty business by:

·                  launching an EPA-certified engine for heavy-duty trucks;

·                  being selected by the San Pedro Bay Ports as the manufacturer of the two alternative fuel engine options for compliant Port trucks;

·                  concluding an agreement with Kenworth to commence assembly line production at Kenworth’s manufacturing facilities in 2009 of the Kenworth T800 with the ISX G engine;

·                  Sterling Trucks launching a new Sterling® Set-Back 113, its first natural gas vehicle, featuring the CWI ISL G engine;

·                  the Ports approving funding for 117 heavy-duty LNG trucks as part of its five-year Clean Air Action Plan;

·                  executing a 30-year joint venture agreement with Weichai Power and Hong Kong Peterson to form a new entity, WWI;

·                  entering into a development agreement with a leading European engine manufacturer on our proprietary HPDI fuel system operating with natural gas and biogas; and

·                  successfully operating four LNG trucks in Australia since 2007, with a collective 275,000 kilometers of usage by March 31, 2008.

We believe the opportunity in the heavy-duty market is immediate and substantial and expect to leverage our global strategic partnerships to succeed.

Light-Duty Natural Gas Vehicles

Worldwide, most light-duty vehicles have gasoline engines, but diesel is attractive for commercial fleets or where gasoline prices are high, especially in Europe. Diesel passenger cars are gaining market share rapidly and now account for more than 50% of sales in many European countries. Operators purchasing light-duty vehicles with diesel engines are typically prepared to pay an initial purchase price premium over a gasoline engine, because diesel engines usually have a longer life, lower maintenance costs and greater fuel-efficiency.

While many natural gas vehicle engines are converted from the original gasoline technology, at least seven multinational auto manufacturers offer natural gas vehicles as new original equipment. Although we have demonstrated our technologies in passenger cars, and have ongoing co-development and research programs relating to small engines, we have no plans to launch commercial products in this segment in the near future. We believe that, while this will one day represent a large market opportunity, the opportunity in the near- term is not as attractive as the opportunities in the medium- and heavy-duty vehicle markets.

The Natural Gas Market

The United States and Canada hold significant natural gas reserves totaling approximately 262 trillion cubic feet (“Tcf”), suggesting nearly 30 years of supply at current rates of consumption. Russia, Iran, Qatar, and Saudi Arabia combined hold approximately 61% of the world’s natural gas reserves, with Russia having the greatest reserves comprised of approximately 1,680 Tcf. We believe there are abundant developable resources of natural gas both domestically and internationally beyond these proven reserves and that alternative sources can be found to replace natural gas currently used in power generation.

Today, natural gas as a transport fuel represents 0.1% of total natural gas consumption in the United States. By 2009, the largest use of natural gas in the United States is expected to be power generation at 30.1%. In the coming years, as the power industry begins to switch from traditional sources to more renewable sources of energy, including nuclear, wind and solar, natural gas supply can be reallocated to support alternate applications, including transportation fuel. While we do expect an increased demand for natural gas applications such as transportation, we believe that diesel demand and prices will also continue to increase and that there will continue to be a favorable differential between natural gas and diesel.

Our Competitive Strengths

We believe we are a leader in providing high performance, low-emission engines and fuel systems utilizing alternative gaseous fuels given our significant competitive strengths, which include the following:

Strong Advantage in Rapidly Growing Natural Gas Engine Market

Based on our diverse product and technology portfolio and geographical reach, we believe we are well positioned to serve the over U.S.$300 billion medium- and heavy-duty vehicle markets. Through CWI, we currently offer mid-range 5.9- to 8.9-liter engines that are sold globally to more than 50 OEMs of transit and shuttle buses, medium-duty trucks and refuse haulers, as well as specialty vehicles such as material handling trucks, street sweepers and some industrial applications. Additionally, we offer a 15-liter ISX natural gas engine that uses our HPDI technology and serves the heavy-duty truck market. In May 2008, the San Pedro Bay Ports selected two trucks as approved natural gas vehicles that service the Ports to be part of the replacement cycle of roughly 16,800 diesel trucks: the Kenworth T800 truck equipped with our ISX G engine and the Sterling Setback 113 equipped with CWI’s ISL G engine. The demand for natural gas for transportation has grown significantly over the past several years and is projected to continue growing rapidly, at over 6% annually from 2006 to 2030, given the increase in high fuel use vehicles in countries like China and India, coupled with more stringent emissions standards and rising oil prices. By way of example, from 1995 to 2005, demand for natural gas in U.S. transit bus fleets grew by approximately 30% CAGR, as compared to diesel, gasoline and electric, which remained relatively flat over the same period. We believe that, driven by increasing diesel fuel prices and more stringent emissions applications, similar growth is possible in other applications such as refuse, delivery and other transportation applications. With CWI’s ISL G engine and Westport’s LNG system on an ISX engine for heavy-duty trucks as the only two natural gas certified engines in North America meeting the 2007 EPA emission standards being installed into OEM products, we believe we are well positioned to take advantage of the market.

Although we are currently focused on medium- and heavy-duty applications in the 5- to 15-litre range, our natural gas technologies and products can be applied to a broad range of horsepower and applications from smaller sub-5-litre class applications such as passenger vehicles to power generation and off-road vehicles in the higher horsepower ranges. We also have strategic relationships with OEMs in North America, Asia and Europe, positioning us well in the three largest markets for medium- and heavy-duty products.

Cost-advantaged, High Performance, Low-emission Technology

Our products are designed to allow for an engine with the best performance attributes for the medium- and heavy-duty vehicle markets as compared to all other options available. In addition to providing significant emissions improvements compared to diesel, our products can offer a more economical solution to our customers. Our technologies are robust, scaleable and adaptive to other gaseous fuels such as LPG and alternative renewable energy sources such as biogas or manufactured fuels, including hydrogen. Additionally, our HPDI system for heavy-duty trucks offers class-leading emissions performance while maintaining diesel-equivalent horsepower, torque and fuel efficiency. We believe our wide range of products offer an economical, clean, high performance and robust solution.

Valuable Strategic and Business Alliances Creating Significant Barriers to Entry

Over the last seven years, we have successfully positioned and embedded ourselves as a key technology and solution provider in the supply chain of leading medium- and heavy-duty vehicle engine manufacturers through our joint ventures and strategic alliances. Through CWI, our 50:50 joint venture with Cummins, over 17,000 natural gas and LPG engines have been operating in 19 countries. Since 2007, we have established several strategic partnerships, including BWI, our joint venture with BTIC, Juniper, our joint venture with OMVL, WWI, our joint venture with Weichai Power and Hong Kong Peterson, and strategic relationships with Cummins, Kenworth, Clean Energy and a leading European engine manufacturer.

With respect to our relationship with Cummins, in addition to Cummins agreeing to sell its automotive natural gas engines exclusively through CWI, Cummins has agreed to license to us on reasonable commercial market terms any intellectual property owned by Cummins that relates to gaseous hydrocarbon or hydrogen fuelled engines, and a right of first refusal on any offer to a third party of an exclusive license of such intellectual property.

Our relationship with Kenworth has allowed us to increase production capacity and distribution and service capabilities and to develop a robust product with an industry leading truck manufacturer with access to all of our target markets.

Our relationship with BTIC creates a natural knowledge barrier for competitors given the proprietary cryogenic LNG fuel tank designed and patented by us and the manufacturing know-how and capabilities brought by BTIC.  In addition, our relationship with BTIC also creates access to additional markets outside of transportation with a need for our proprietary cryogenic technology.

Our relationship with Clean Energy is focused on our strong sales alliance in order to jointly target selected markets. We believe this focused sales alliance gives us a significant advantage as it helps to increases adoption rates for our technology in many of our target markets.

Juniper, our joint venture with OMVL, will design, produce and sell alternative fuel engines in the sub-5 liter class for global applications.

WWI, our new joint venture with Weichai Power and Hong Kong Peterson, will research, develop, design, manufacture, market, distribute and sell advanced, alternative fuel engines (and relevant parts and kits) for use in automobiles, heavy-duty trucks, power generation and shipping applications. Adding to the scope of the joint venture, WWI will provide ancillary services including inventory, warehousing, training, applications engineering, sales promotion, technology consulting, instalment, maintenance and after-sale service. We expect that working with Weichai Power, China’s largest heavy-duty engine manufacturer, we may be able to establish a leading position in the Chinese market.

Our relationship with a leading European engine manufacturer relating to our proprietary HPDI fuel system operating with natural gas and biogas will, we hope, lead the adaptation of our HPDI fuel system for use on the European manufacturer’s engine platforms.

We believe these relationships enable us to provide a complete natural gas solution to our customers, provide a coordinated marketing effort, provide us with access to our key markets, and create a significant barrier to entry for competitors seeking to partner with a large diesel engine or truck manufacturer in order to replicate our technology.

Highly Capital Efficient Business Model

Our strategic partnerships also allow us to run a capital efficient business in which working capital costs and capital expenditures are shared with our strategic partners. Most notably, we are able to avoid the significant capital expenditures associated with building manufacturing plants and overhead costs that would be incurred to staff and maintain manufacturing operations, and we are able to leverage the investment made by one partners in developing global distribution operations and their brands. We leverage our expertise in the development of our proprietary technologies by partnering with industry-leading manufacturers who are willing to make the investment to co-develop, manufacture and distribute our products for our mutual benefit. We believe this model allows us to scale our business more rapidly and achieve profitability sooner with less risk. Additionally, for our products with uses outside of medium- and heavy-duty vehicles, specifically our LNG tanks and pumps, we license our technology to our manufacturing partners, creating additional revenue through licensing and royalty payments. Without similar strategic partnerships, any competitor will have to deploy a significantly larger amount of capital to scale its business, imposing significant obstacles to building necessary scale.

Strong Market Fundamentals Driving Growth of Natural Gas Engines

Petroleum supply concerns have lead to record diesel fuel prices over the last several months. As a result, the pricing gap between diesel and natural gas has widened notably, creating an increasing demand for natural gas as alternative transportation fuel. In addition to cost, U.S. diesel emissions standards will become significantly stricter starting in 2010. One of the most significant changes is that NOx emissions are required to be reduced by a factor of six relative to current levels. Diesel engines running on natural gas emit less NOx than the cleanest standard diesel engine on the market today. We believe CWI’s ISL G engine is the only engine in its class available today in the United States that meets the 2010 EPA diesel emissions standards requirements. Furthermore, as the demand for low-cost, environmentally friendly alternatives to diesel grows, natural gas, unlike other alternative fuel supplies, is widely used today and can be diverted to address this market with an adequate infrastructure, which is currently robust and is expected to grow to support future demand for natural gas applications. Natural gas is used across the country for heating in domestic and commercial properties, and the established infrastructure is already being leveraged to develop fueling stations in many parts of the country. The high demand for alternative fuels coupled with the established infrastructure for natural gas uniquely positions the market for diesel engines that run on natural gas for significant growth for the foreseeable future.

Robust Intellectual Property

Our global patent portfolio has been pivotal to our market leading position relative to other potential market entrants. We are also registering trademarks to capture the goodwill that we are now generating through commercialization of our products. Given the scope and longevity of our intellectual property assets, we expect these assets to be one of the pillars that support our position as a technology leader relative to emerging future natural gas engine developers. As of August 12, 2008, we held 56 issued U.S. patents, in addition to corresponding issued patents or pending patent applications in numerous other countries around the world. We also have a number of patent applications pending in the United States and under the international Patent Cooperation Treaty, which preserves for at least 30 months our right to file patents in all of the major industrial countries that are of interest to us. To continue to support our business objectives, we expect to file new patent and trademark applications each year as our intellectual property portfolio expands to capture value generated by new technical advances and the goodwill that we create from further commercialization of gaseous-fueled engine technology and systems.

Experienced Senior Management Team

We have assembled a senior management team with the background and experience necessary to enhance our ability to accomplish our strategic objectives and advance the shift of global commercial transportation to gaseous fuels. Our management team members have backgrounds in engineering and physics and experience in the transportation and energy industry and fuel technology development. Certain members of the management team, including our founder and chief executive officer, have been with us since the business was spun out of the University of British Columbia and were instrumental in commercializing our original technologies.

Our Business Strategy

Our business strategies are based upon our belief that some customers value products that offer environmental advantages over conventional alternatives, and that with higher oil prices, alternative fuels such as natural gas become increasingly attractive from a purely economic perspective. We further believe that natural gas provides the best near-term alternative fuel solution for transportation as the technology and infrastructure for wide scale adoption exists today around the world. Our objective is to enhance and protect our position as a leading provider of alternative technology fuel systems for diesel applications using gaseous fuels such as natural gas, LPG or hydrogen both domestically and globally. In order to achieve this goal, we have focused our efforts on the following business strategies:

Continue to Profitably Grow CWI

We believe CWI is a leading provider of mid-range natural gas engines.  Since 2004, CWI revenues, expressed in U.S. dollars to exclude foreign exchange distortions, have grown at more than 30% compounded annually on a calendar year basis, while pre-tax operating profits have compounded by approximately 450% in the same period from breakeven in 2004.  We believe this is a result of providing a quality product for the natural gas market, providing superior customer service and an increasing number of customers around the world recognizing the economic benefits due to high oil prices and environmental advantages of using engines that run on natural gas as compared to diesel fuel.  We anticipate increased demand for CWI engines given their performance and emissions characteristics, and their life-cycle cost advantages.  We anticipate growth in CWI’s natural gas engine sales resulting from penetration of new geographic markets globally, attracting new customers for existing product offerings such as transit bus, shuttle and refuse trucks, and through development of new OEM offerings of our engines, such as the recent introduction by Sterling trucks of its first natural gas truck and plans on the part of Blue Bird and Thomas to launch natural gas school buses. We expect the increased adoption rate for CWI natural gas engines to result in incremental revenue and profits given CWI’s operating leverage, fully developed technology and fixed cost fulfillment process.

Accelerate Commercialization of Our HPDI LNG Fuel System

In March 2007, we began to deliver our first LNG engine systems for heavy-duty trucks. This product has been in development since 1999 and has undergone extensive testing and field trials in Canada, Australia and the United States, and we are now launching our HPDI LNG system in these regions. We have already generated significant momentum, including the agreement we signed with Kenworth to begin assembly line production of the Kenworth T800 equipped with our LNG fuel system for the Cummins ISX 15-liter engine for the San Pedro Bay Ports and other customers. In February 2008, we announced that Wal-Mart intends to introduce four LNG-fueled Peterbilt trucks into service at its distribution center in Apple Valley, California, and several other non-port customers have ordered trucks incorporating our HPDI LNG engine. The deployment is expected to be supported in part by funding from the MDAQMD Mobile Source Emission Reductions Competitive Bidding Program.

The San Pedro Bay Ports, under their Clean Air Action Plan, are targeting replacing all of the 16,800 trucks serving the Ports today over the next four years and have targeted that at least 50% of these new trucks will be fueled with natural gas. In order to ensure the success of this initiative, the Ports approved a U.S.$1.6 billion fund in December 2007. Of the five truck manufacturers who participated in the alternative fuel truck request for proposal (“RFP”) bidding process at the Ports in 2008, all five proposed trucks incorporate either Westport’s LNG system with the Cummins ISX engine, or CWI’s ISL G engine. In May 2008, the Ports selected two trucks as approved natural gas vehicles that service the Ports to be part of the replacement cycle of the diesel trucks: the Kenworth T800 truck equipped with Westport’s ISX G engine and the Sterling Setback 113 equipped with CWI’s ISL G engine.

Another region where we believe that market conditions are favorable for LNG trucks is Australia. A significant market driver in Australia is the availability of low-cost feed gas for LNG production that could provide strong financial incentives for heavy-duty trucking fleets, mines, and other high fuel use applications to operate with our LNG system-equipped engines. Additionally, we believe there is a large industrial market opportunity that includes off-road vehicles such as mine-haul trucks, marine and railroad cars.

In order to increase penetration of the global heavy-duty vehicle market, we have made significant inroads with the world’s top heavy-duty engine manufacturers. We recently signed agreements with a leading European OEM and with Weichai Power of China, which will help provide broader access for our technology to the European and Asian markets, respectively. In addition to our existing relationships with Cummins and Weichai Power, we now have established strategic partnerships with OEMs that represent approximately 40% of the heavy-duty engine market, as can be seen in the chart below.

Heavy-Duty Engine Market Share - 2005

Source: Volvo AB investor presentation dated November 8, 2006

Leverage Our Strategic Partners’ Resources

Our strong relationships not only create a barrier to entry for competitors who do not have comparable relationships, they also allow us to achieve significant operating leverage as we utilize our strategic partners’ manufacturing, distribution, and sales and marketing capabilities. CWI engines, for example, are manufactured or assembled at Cummins plants in the United States, China and India, allowing CWI to spread production of its engines without incurring any capital costs. CWI also leverages Cummins’ supply chain, back office systems and distribution and sales networks. This leverage allows CWI to grow revenues and gross margins faster than expenses. For LNG systems for heavy-duty applications, we have established key alliances with: Kenworth, a pre-eminent truck manufacturing company, for manufacturing, distribution and sales; Cummins, one of the largest diesel engine manufacturers in the world, for the supply of engines; BTIC, for our HPDI LNG fuel tank system; Weichai Power, China’s largest heavy-duty engine manufacturer; a leading European engine manufacturer; and Cryostar. We also work closely with natural gas infrastructure partners such as Clean Energy to deliver complete solutions to fleet customers and to jointly promote the adoption of natural gas as a vehicle fuel.  We plan to use a similar model of leveraging our partners for manufacturing, distribution and sales in other markets and with other strategic partners. We are pursuing additional North American and international strategic alliances to continue to accelerate our market penetration and increase adoption of our technologies.

Focus on Geographic Expansion by Penetrating Key Markets in Asia and Europe

China is one of the world’s largest markets for all types of road vehicles, and its heavy-duty truck (>16 tonne) market is already about as large as those in Europe and North America. China’s vehicle production has more than doubled in the past five years, while production in Germany, Japan, and the United States is nearly flat or declining. Assuming that current trends continue, within five to ten years, China could be both the world’s largest consumer and producer of motor vehicles.

Vehicle Production in the Top Four Producing Countries

China is focused on moderating the impacts of rapid urbanization and tremendous vehicle growth. Natural gas engines are well positioned to increase market share because of lower environmental impact compared to diesel engines, energy availability and security issues and cost. CWI supplies customers in China with high performance CNG bus engines in Beijing and has expanded into several other Chinese cities. An additional focus for growth in Asia will be exports of our CWI engines through Chinese OEMs to other countries in Southeast Asia and South America. With the recent announcement of the formation of a joint venture with Weichai Power, the largest manufacturer of heavy-duty diesel engines in Asia, we hope to successfully introduce its HPDI technology to the Chinese market.

Under a license agreement between CWI and Cummins, CWI grants Cummins the right to sublicense DCEC, a joint venture company between Cummins and Dongfeng, to manufacture CWI engines and engine parts in China, with royalties payable to CWI for the licensed products.

We also focus on promising markets in other parts of Asia, such as India. According to the International Association for Natural Gas Vehicles, an industry association, 2005 data showed Pakistan third and India fifth in terms of total numbers of natural gas vehicles, while Delhi, India has one of the world’s largest natural gas bus fleets. In late 2004, CWI and CIL completed a formal license and supply agreement granting CIL an exclusive license to manufacture, sell, and service CWI’s BGI natural gas engines throughout India. In 2006, local assembly of CWI’s 150 to 230 horsepower BGI engine began at CIL. CIL, with a primary operation located in Pune, India since 1962, is one of the country’s leading manufacturers of diesel and gas engines for power generation and industrial markets. The BGI engine shares many components with its diesel fuel counterpart manufactured by Tata Cummins in Jamshedpur, India, a joint venture company between Cummins and India’s largest truck maker, Tata Motors Ltd.

European regulators have implemented some aggressive responses to air quality issues and climate-change concerns. We believe the opportunities are strong in Europe’s transit, refuse, and urban truck markets. CWI engines are already being offered in vehicles produced by Renault Trucks, and have also been sold for transit applications in Eastern Europe. In 2005, CWI supplied 234 engines for refuse collection and street sweeper trucks in Paris, France. In 2006, CWI announced an order for 278 engines to Russian Buses, of Moscow, Russia, CWI’s first large order from a Russian OEM Westport recently announced a technology program for HPDI integration onto the engines of a leading European diesel manufacturer. CWI has also delivered 50 engines to Cairo, Egypt. Longer-term market prospects are foreseen in North Africa and in Middle Eastern markets.

Continue to Leverage Our Intellectual Property Portfolio

We are pursuing opportunities to leverage our intellectual property portfolio to develop new products, achieve stronger market penetration and increase our revenue streams. Westport and CWI have already realized revenue opportunities with a licensing model through relationships with CIL, DCEC and Cryostar. We are currently in discussions with several international partners to provide selected technologies under a licensing agreement.

Expand Our Product Offering by Adapting Our Technology for Multiple Alternative Fuel Use

Our products are built on an alternative fuel platform that leverages the abundant global supply of natural gas.  Over the longer term, if alternative renewable energy sources such as biogas or manufactured fuels, including hydrogen and DME as cost-competitive options, we expect our gaseous-fueled engine technologies, system and experience will position us to exploit such new fuels as they emerge.

In order to maintain technology leadership in the gaseous fuel combustion area, we are working to adapt our technology with hydrogen and other alternative fuels.  For example, we are working with Ford and BMW on hydrogen direct-injection technologies and products.  We have delivered bus engines to customers in Calfornia and British Columbia that allow operation on blended hydrogen and natural gas.

Operations

We provide natural gas enabling technology for medium-duty diesel engines primarily to the bus fleet and refuse truck markets and also provide a comprehensive technology system to the heavy-duty truck market that allows heavy-duty diesel engines to run on primarily natural gas, store natural gas, and refuel with natural gas.  We offer the heavy-duty truck market a total natural gas solution, which facilitates the conversion to and adoption of natural gas engines as logistical transition costs are largely avoided.

Mid-Range Engines

CWI’s existing mid-range engine products feature SI technology and are used mainly for urban buses and trucks. We believe that because of inherent advantages in low-emission internal combustion natural gas engines, CWI products can offer lower life cycle costs in a number of applications compared to conventional and other alternative-fuel engine products. CWI engines compete with conventional and alternative-fuel engines on a number of different factors including reliability, performance, price, service, parts availability, and other factors. CWI believes its engines have a strong competitive advantage over other alternative fuel engines.  CWI is already the leading supplier of natural gas engines to North American transit and city fleets, and the outlook for product markets is promising.

Core Technologies	Product	End Markets
SI-EGR Spark ignited stoichiometric combustion with exhaust gas recirculation and three-way catalyst
LEAN BURN SI

CWI has five mid-range engines in commercial production today: the ISL G, C Gas Plus, B Gas Plus, B LPG Plus, and BGI.

The ISL G was introduced in 2007 and is the world’s first engine for urban bus and truck applications to be certified to the 2010 EPA and CARB emissions levels. The ISL G incorporates new combustion and emissions control technologies to offer all the advantages of previous clean-burning natural gas engines with an increase in performance and fuel efficiency, while meeting the strict 2010 EPA and CARB emissions standards of 0.2 g/bhp-hr NOx and 0.01 g/bhp-hr PM. In 2008, the ISL G was certified to the Euro Environmentally Enhanced Vehicle (“EEV”) standard expanding the engine availability to Europe and other markets around the world.

The 8.9-liter ISL G engine uses stoichiometric cooled-exhaust gas recirculation (“EGR”) combustion, leveraging Cummins proven cooled EGR diesel technology to create a high-performance natural gas engine. The use of cooled EGR in place of large amounts of excess air not only lowers combustion temperatures, it also allows the creation of an oxygen-free exhaust, which in turn allows for the use of a three-way catalyst (“TWC”) on the exhaust.  TWCs are simple passive devices that are maintenance-free and have been commonly used in passenger cars since the 1970s. CWI’s stoichiometric cooled-EGR technology improves power density as well as fuel economy and emissions. In fact, low-speed torque is improved by over 30% compared to previous engines. With ratings from 250 to 320 horsepower, this new high-performance, low-emissions engine has sufficient power and torque for large transit buses, refuse collection trucks and municipal works medium-duty trucks. The ISL G has replaced the C Gas Plus and the L Gas Plus in North America.

The C Gas Plus is an 8.3-liter natural gas engine with ratings from 250 to 280 horsepower. Introduced in June 2001, it is an advanced version of the C8.3G engine that Cummins had been producing since 1996. The C Gas Plus will continue to be offered in markets outside of North America certified to Euro III and IV emissions standards established by the European Union.

The B Gas Plus and B LPG Plus engines are 5.9 liters in displacement and are suitable for shuttle bus, vocational and other truck applications that require less power and smaller package size than the C Gas Plus. Launched in October 2002, the B Gas Plus is an advanced version of the previous B5.9G natural gas engine, which Cummins had been producing since 1994. It is certified to 2008 EPA and CARB standards and Euro V, EEV emissions standards. The B Gas Plus has power ratings from 150 to 230 horsepower. The B LPG Plus, launched in May 2003, is an advanced version of the B5.9LPG engine. It has a power rating of 195 horsepower and is certified to 2008 EPA and CARB emissions standards.

The BGI replaced the B5.9G natural gas engine in developing country markets with the ability to be assembled locally in China and India to get closer to customers in those markets and to minimize import costs and allow more competitive pricing with local Chinese and Indian manufacturers.

Mid-Range Engine Production

On December 16, 2003, Westport and Cummins announced the signing of a restated and amended joint venture agreement (the “Amended JVA”), which replaced the original joint venture agreement signed in March 2001, and focused CWI’s business plan on mid-range engines.  Pursuant to the Amended JVA, Cummins converted its preferred share interest in CWI to common shares and CWI was continued as a 50:50 joint venture.  Both Westport and Cummins now hold equal numbers of voting common shares in CWI, and equal representation on the CWI board of directors.

Under the Amended JVA, Cummins granted to CWI an exclusive, worldwide license to make, have made, use, market, or sell engine product and parts embodying, using or designed to practice any current and future intellectual property requested or required by CWI in order to pursue the business opportunities relating to automotive gaseous fuel versions of Cummins B, C, and L diesel engines (and their derivatives) and any future CWI products for distribution approved by the CWI board of directors.  Cummins has agreed to manufacture the engines for CWI’s business, and to transfer them to CWI at cost.  In consideration for these terms, CWI agreed to pay Cummins a royalty equal to 1.5% of engine revenue in 2004, and to 2.75% of engine revenue thereafter, to a cumulative maximum of U.S.$10.4 million.  CWI operates with an OEM on-line production model whereby CWI’s proprietary medium-duty natural gas engine technology is installed directly into the Cummins engine during the manufacturing process as opposed to being integrated into the Cummins engine subsequent to engine production for up fitting.  Profits and losses are shared equally between us and Cummins.

Although there is no set term to the CWI joint venture, the Amended JVA provides for the possible termination of the joint venture and the distribution of CWI’s assets between Cummins and us in the event of unresolved material breaches by either party or the bankruptcy of either party, or upon a change of control (50% of voting stock) of either party.  Either party may provide written notice of intent to purchase the other party’s shares in 12 months, at 125% of fair market value as determined by an independent valuator, and with the obligation to continue to share profits for two years following the purchase.  Finally, either party may elect to terminate the joint venture if CWI has a cumulative net loss greater than U.S.$5,000,000 (excluding non-cash expenses such as stock-based compensation charges, and restructuring charges) at any time over a five-year period starting January 1, 2004.

CWI currently designs and develops commercial mid-range engine products and markets and sells to transit bus and urban truck OEMs around the world.  These engines operate on natural gas, stored on the vehicle in either high-pressure compressed gaseous form (CNG), or as a cryogenic liquid (LNG).  CWI also offers engines that operate on LPG. CWI engines are manufactured today in three different locations: a Cummins joint-venture engine plant in

Rocky Mount, North Carolina, and through the engine plants of the joint ventures with CIL and DCEC located in Pune, India, and Xiangfan, Hubei Province, China, respectively.  CWI engines are distributed and supported through Cummins’ worldwide distribution network.

In January 2005, CWI’s board of directors appointed Guan Saw as President, effective April 1, 2005.  Prior to CWI, Mr. Saw was Cummins General Manager-East Asia International Distributor Business based in Beijing.  Mr. Saw has been responsible for Cummins distributor business growth in East Asia, including China, Hong Kong, Taiwan, and Mongolia.

The board of directors of CWI is comprised of three representatives from each of Westport and Cummins.  The Chairman of CWI is Steven Chapman, who is also Cummins Group Vice President – Emerging Markets and Businesses.  The other Cummins-appointed directors are Dr. John Wall (Vice President and Chief Technical Officer) and Randi Engelhardt (Director of Finance – Emerging Markets and Businesses).  CWI’s Westport-appointed directors are David Demers (Chief Executive Officer), Dr. Michael Gallagher (President and Chief Operating Officer) and Elaine Wong (Executive Vice President and Chief Financial Officer).

Heavy-Duty Business

A central pillar of our strategy to diversify our revenue base has always been the commercialization of our HPDI technology for heavy-duty trucks, for both on-road and off-road applications.  Our immediate market focus is the United States, particularly California and Texas, and Australia, where LNG infrastructure and fuel relationships are established and there is increasing demand for alternative fuel Class 8 vehicles operating from central locations, such as ports and goods distribution centers.

Our HPDI technology allows a Class 8 heavy-duty truck to operate with approximately 95% replacement of diesel fuel by natural gas in high duty cycle applications. In addition, our HPDI technology maintains the diesel performance and efficiency throughout its operating range.  By directly injecting the natural gas at high pressure into the combustion chamber, HPDI reproduces key benefits of diesel engines: high efficiency over the speed and torque operating range; high torque capability; and robust reliability.  The use of diesel pilot ignition provides powerful ignition and contributes to the reliability and durability of the system.  At the same time, the properties of natural gas contribute to a significant reduction in combustion by-products, such as NOx, PM and GHG.

Core Technology	Product	End Markets
HPDI

We believe HPDI engines are the best solution for low emissions heavy-duty trucks that require one or more of the following characteristics:

·                  high torque at low engine speeds;

·                  excellent transient response;

·                  lower NOx (North America) and PM (Australia) emissions; and

·                  lower greenhouse gas emissions.

We target geographical markets with the following characteristics:

·                  local emissions regulations requiring stringent environmental performance;

·                  LNG fuel availability in the market at delivered prices that make total life cycle costs for vehicle purchase and operation materially cheaper than conventional diesel trucks; and/or

·                  incentives of various kinds to offset the total incremental purchase prices of low-emissions vehicles.

We believe that these factors are currently present in southern California and Australia.  Within these areas, we target return to base fleets or short-haul heavy-duty truck corridors where fuel infrastructure can be more easily established and managed.  We are currently targeting prospective customers at the San Pedro Bay Ports and other fleet operators serving predictable routes in the Los Angeles Basin.

Our HPDI technology includes our proprietary natural gas fuel injectors, fuel pumps, control units, and onboard LNG storage tanks.  The LNG is pressurized with a unique tank-mounted LNG pump, powered by hydraulic oil from a hydraulic pump.  The LNG is then vaporized – using excess heat from the engine coolant – and exits the tank module as a warm, high-pressure (4,500 psi) gas. At the same time, a diesel fuel pump pressurizes diesel fuel from the pilot diesel tank.  Both fuels are sent to the fuel conditioning module, where they are pressure regulated, filtered, and distributed to the fuel injectors.  All of our LNG system components are electronically controlled by the control units, allowing continuous adjustments that provide optimal engine operation.  The Westport ISX G engine and LNG fuel system are currently available for North America (certification valid through December 2009) and Australia (certification valid through December 2010).  We are currently working towards development of the LNG system to meet the 2010 EPA standards.

Current Engine Ratings

The Westport ISX G LNG engine, the natural gas version of the ISX, for North America is offered in four ratings, 400 horsepower with 1450 ft-lbs torque, or 450 horsepower with 1650 ft-lbs torque, and “Smart-Torque” ratings at 400 horsepower and 450 horsepower, matching the diesel-fueled base ISX engine.

In Australia, three HPDI engine ratings are being developed, GX-485 with peak power of 500 horsepower and 1650 ft-lbs torque, GX-525 with peak power of 550 horsepower and 1850 ft-lbs torque, and GX-550 with peak power of 578 horsepower and 1850 ft-lbs torque. These engines have been certified to the ADR emission levels for 2008, called ADR 80/02.

Heavy-Duty LNG System Production

The main component parts of our LNG system include the (i) Cummins ISX engine (sold separately), (ii) HPDI technology, and (iii) LNG pump and tank.  In January 2008, we announced that Kenworth will begin production in 2009 of Kenworth T800 LNG trucks with our HPDI fuel system technology adapted for the Cummins ISX-15-liter engine at Kenworth’s manufacturing facility in Renton, Washington.  When production commences, we will transition our production from an up-fitting model to an OEM on-line production model.  In order to support the Kenworth factory initiative, we are investing approximately $3.5 million in a new 21,000 square foot Westport Assembly Center in Delta, British Columbia, which is expected to be completed in the fall of 2008.  For OEM supply, the Cummins ISX engine will be manufactured at Cummins’ manufacturing plant and then transported to the Westport Assembly Center in Delta, where it will be upfitted with our proprietary HPDI technology.  The Delta facility will also be responsible for the final assembly and testing of the HPDI injectors and proprietary cryogenic LNG pump and storage tanks.  We provide BTIC with the designs for our proprietary LNG tank and they produce to our design and testing specifications.  The cryogenic pumps and LNG tank are manufactured based on our proprietary and patented design by our supply partners.  Component parts are delivered to the Westport Assembly Center where the assembly process is completed as described in the illustration below.

Technology

We have invested approximately $250 million in developing our technology, products and test facilities and building our intellectual property base.  As one of the few companies primarily focused on gaseous fuel engine technologies, we believe that we are a world leader in gaseous-fueled engines that incorporate high-pressure, common-rail, direct injection technologies.

We have developed a wide range of demonstration engines incorporating our technologies, as small as 1.4 liters, used in passenger cars, and as large as 60 liters, which are large industrial engines for power generation and off-road applications.

Gaseous Fuel Injectors

Our direct-injection gaseous-fuel injectors are designed to be incorporated into a diesel engine with no head modifications and no changes to the engine hardware beyond substituting our injector for a diesel injector.  No special pistons, cams, heads, gas mixer, or port injectors are needed. Late-cycle, high-pressure direct injection ensures diffusion-type combustion and, therefore, retains the high power, torque, and efficiency of a regular diesel engine.

We have developed fuel systems capable of handling the special challenges presented by compressible fuels. For instance, our injectors are designed to manage:

·                  the high volumetric flow rates required for a fuel much less dense than diesel;

·                  complex fuel routing for two fuels within the injector; and

·                  high pressure differentials within the injector and the fuel leakage that can result.

We design and test our own natural gas direct injection fuel injectors. We also control injector assembly and quality, but we contract component fabrication to outside manufacturers.

High Pressure Direct Injection

HPDI engines use small diesel pilot sprays and larger gas sprays. For heavy-duty applications, the diesel is, on average, approximately 5% of the total energy input and is used to start the combustion process just prior to the main injection of natural gas. HPDI injectors are common-rail, diesel-actuated, and electronically controlled. They can power engines at diesel-like efficiencies but significantly cut engine-out NOx, PM and GHG emissions compared to the equivalent diesel engines.  Our HPDI technology has been demonstrated on Cummins, MAN and Detroit Diesel engines and we believe it could be applied to any modern direct injection diesel engine, given sufficient development.

Hot Surface Ignition

Hot surface ignition (“HSI”) engines use only gaseous fuels (usually natural gas or hydrogen). There is no diesel pilot spray required. Ignition generally depends on a continuously operating glow plug. HSI injectors are common rail and directly actuated. Direct actuation allows almost unlimited injection flexibility for multiple injections, and unparalleled injection rate control for rate-shaping. Emissions are drastically reduced because of the natural gas, but diesel-cycle diffusion combustion retains the power, torque, and efficiency of the diesel engine.

We have demonstrated this technology, also called CNG-DI technology, for Isuzu and Ford engines.  Testing on Isuzu prototype engines using HSI shows up to 20% less greenhouse gas emissions (mainly carbon dioxide) than equivalent diesel engines, and 30% increased fuel efficiency over current natural gas engines of this capacity.

In July 2002, to help advance our light-duty technology, we acquired substantially all of the assets of GVH Entwicklungsgesellschaft für Verbrennungsmotoren und Energietechnik mbH (“GVH”) of Dortmund, Germany. Technologies developed by GVH relate to hot surface ignition, glow plugs, fuel injection, controls and gas compression.

Combustion Technology

Our combustion technology was conceived to manage the challenges unique to burning a directly-injected compressible fuel.  For example, we have developed strategies to select injection pressure, injection rate, fuel injection timing and quantity, nozzle geometry and EGR quantity, to best optimize performance and emissions.

We have also developed “virtual engine” modeling and other analytical tools uniquely capable of designing better methods of burning compressible fuels to power internal combustion engines.

For instance, we have developed methods for improved start-of-combustion controls using accelerometers. The accelerometer-based start of combustion system can be used to control any type of internal combustion engine fueled with any type of fuel, including conventional diesel cycle engines and homogeneous charge compression ignition engines.

Cryogenics

Our cryogenic technologies provide gaseous fuels for mobile applications, where durability is important, space is limited, and excess weight is costly. Our designs for compact cryogenic pumps and storage vessels are well suited to high-vibration applications.  Our LNG pump is designed to be fitted within a cryogenic vessel to minimize heat leak and external exposure of cryogenic parts.

We have also developed associated refueling infrastructure components for LNG and CNG, including cryogenic transfer. Although designed for fuel storage and delivery, this technology could be easily adapted for other applications where cryogenic technology is used, such as medical or industrial applications.

Aftertreatment

As a natural gas engine fuel system developer, we have investigated and developed aftertreatment systems for natural gas engine technology.  We have worked with lean NOx adsorbers and have investigated particulate filters.  Novel systems and methods, applicable to both natural gas and diesel engines, have been developed.  For example, we have developed systems and methods for the in-line regeneration of lean NOx adsorbers.  The systems allow for thermal management of the catalysts, along with advanced sulphur management control methods.  These systems have allowed us to demonstrate improved NOx adsorber performance.  In addition, the sulphur management methods can improve the durability of NOx adsorbers.

Compressors

We have designed compressors to meet the HSI and HPDI fuel system’s need to provide high-pressure natural gas to the injectors. This compressor technology is modular and scalable to adapt to varying flow rates, gas pressures, and packaging requirements, which often dominate vehicle fuel-system design. In general, the compressor allows storage tanks to be drawn down to a low pressure while maintaining high injection pressure – in the thousands of pounds per square inch – thus extending time between refills while maintaining consistent gas delivery performance.

Lean Burn Spark Ignited

CWI’s lean burn spark ignited (“LBSI”) gaseous fueled engines use Otto-cycle combustion with large amounts of excess air to maintain relatively low combustion temperatures resulting in low NOx output. This architecture relies on spark plugs to ignite a pre-mixed air/fuel charge, which can accommodate most gaseous fuels including natural gas, LPG, hydrogen, and blended fuels. CWI’s spark ignited engine technologies are integrated with a robust diesel engine platform to create a clean-burning alternative fuel engine with excellent reliability and durability characteristics.

Stoichiometric Exhaust Gas Recirculation Spark Ignited

CWI’s stoichiometric exhaust gas recirculation spark-ignited (“Stoich EGR”) technology builds upon the LBSI approach by using high rates of cooled EGR in the combustion process in place of large amounts of excess air. The use of cooled EGR allows the creation of oxygen-free exhaust, which then allows for the use of a TWC.  TWCs are simple passive devices that have been in common use in passenger cars since the 1970s and have NOx conversion efficiencies in excess of 95% while controlling carbon monoxide and hydrocarbon emissions. Stoich EGR technology will deliver ultra low emissions, below 2010 EPA levels, with increased thermal efficiency and higher low-speed torque compared with today’s LBSI engines.

Intellectual Property

The goal of our intellectual property strategy is to capture, protect, and utilize our intellectual property in coordination with our business and technology plans, to best enable the successful commercialization of our proprietary products.  Our intellectual property strategy is designed to be adaptive to our target markets and the products intended for those markets, to support the commercial launch of new products, and to sustain a long-term competitive edge in the market.  We rely on a combination of patents, trade secrets, trademarks, copyrights, and contracts to protect our proprietary technology.

We are committed to our strategy of building an intellectual property portfolio that encompasses a variety of intellectual property rights and protects our key intellectual assets.  We believe these intellectual assets will enable us to remain competitive in our industry.

We use patents as the primary means of protecting our technological advances and innovations, which include proprietary claims to components, materials, operating techniques, and systems.  We have a proactive approach to identifying, evaluating and choosing strategic inventions that we seek to protect through the timely filing and diligent management of patent applications.  We have a comprehensive invention disclosure program involving written invention memoranda, and maintenance and preservation of supporting laboratory records.  Patent applications are filed in various jurisdictions internationally, which are carefully chosen based on the likely value and enforceability of intellectual property rights in those jurisdictions, and to strategically reflect our anticipated major markets.  Patents provide us with a potential right to exclude others from incorporating these technical innovations into their products and processes.  We also use patents, along with publications and, where appropriate, licensing of third-party technologies, to provide us with the flexibility to adopt preferred technologies.

As of August 12, 2008, we held 56 issued U.S. patents, in addition to corresponding issued patents or pending patent applications in numerous other countries around the world.  The expiration dates of issued U.S. patents in our portfolio range from November 2008 to May 2026.  We also have a number of patent applications pending in the United States and under the international Patent Cooperation Treaty, which preserves for at least 30 months our right to file patents in all of the major industrial countries that are of interest to us. These issued and pending patents cover various aspects of our technology.

We believe that we have developed a significant international patent portfolio, which establishes a broad foundation for our ongoing research activities, which continue to yield new and patentable developments.  We expect to file new patent applications by capturing new developments as they arise, thereby expanding our patent portfolio to strengthen our leadership role as a developer of gaseous-fueled engine technology.  Our intellectual property program includes a strong competitor-monitoring element; we actively monitor the patent activity, technical developments, and market position of our competitors.  We expect activities relating to assertion and enforcement of our intellectual property rights to increase as the market for our products develops, and we also expect that our growing patent portfolio, especially when coupled with a strong enforcement program, will provide us with a significant advantage over our competitors.

Portions of our know-how are protected as trade secrets and through contractual agreements with our employees, suppliers, partners, and customers.  We carefully protect our intellectual property rights in our collaboration agreements with a view to capturing maximum value from our products, and ensuring a competitive advantage.  We are supporting the ongoing development of our market image and branding strategy by seeking timely registration of our trademarks in strategically chosen jurisdictions.

Regulatory and Competitive Background

Overview

We believe that alternative fuel products are potentially applicable to all diesel applications and all geographic areas, but we have concentrated primarily in the automotive (on-road) truck and bus fleet segments, which can further be broken out into heavy-, medium-, and light-duty vehicles.  Our development and marketing efforts are focused on engine market segments and geographic areas where our technologies will have significant competitive advantage, and an ability to command premium prices and high margins.  Diesel engines operating on diesel fuel represent our primary competition.  In addition, we compete with other gaseous fuel engines that are typically not as advanced as our technologies by reason of factors such as engine torque, fuel efficiency, weight, reliability, cost, and brand strength.  Over the longer-term, we expect that diesel engine and diesel fuel improvements required to meet progressively lower emissions standards, will increase capital and operating costs for fleet operators, creating new opportunities for natural gas engines.

Motivations for Emission Reductions and Encouragement of Alternative Fuels

The motivations for lowering diesel fuel engine emissions and encouraging alternative fuels are primarily related to public health issues. The diesel pollutants of greatest concern to date are PM and NOx. Public policy has been influenced by studies linking PM and NOx from diesel exhaust to cancer, asthma, pneumonia, pulmonary disease, and other respiratory illnesses.  The SCAQMD has declared that diesel exhaust from heavy-duty trucks and buses is responsible for much of the health risk in the region from airborne substances.  In May 2000, diesel exhaust PM was added to the list of substances “reasonably anticipated to be human carcinogens” in the Annual Report on Carcinogens by the U.S. Department of Health and Human Services, and in the same month, Environment Canada declared in the Canada Gazette that respirable PM is toxic.

In addition to the foregoing health issues, global warming and climate change concerns have arisen because combustion emissions contain significant amounts of CO2 that appears to be contributing to higher worldwide temperatures.  Our HPDI engines reduce GHG emissions by 15% to 30%.

Also of significant concern in the United States, Europe, and many Asian countries, is energy dependence on the Organization of Petroleum Exporting Countries (“OPEC”).  Diesel fuel, which is refined from crude oil, is a less strategically secure source of energy than natural gas, which is available from many international sources. According to the U.S. Department of Energy’s Energy Information Administration (the “EIA”), in 2003, OPEC countries supplied over 40% of U.S. requirements of crude oil and petroleum products, and less than 1% of U.S. requirements for natural gas.

Environmental Regulations and Incentives

The initial markets for CWI and Westport tend to have health-based regulations that govern and restrict the use of diesel fuel engines, or provide incentives for the purchase of gaseous fuel engines. Such regulations or incentives currently exist in North America, in Europe, and in parts of Asia. In most markets, this advantage is further enhanced by a price differential favouring natural gas over diesel fuel.

In the United States, local, state, and federal governments can impose restrictions on emissions from internal combustion engines, and many states actively monitor the emissions levels from commercial vehicles through both emissions certification testing in the laboratory and periodic vehicle controls. Vehicles in California of model year 2005 and later must also undergo a supplemental emission test (“SET”), a 13-mode steady-state test that was introduced to help ensure that heavy-duty engine emissions are controlled during steady-state type driving, such as a line-haul truck operating on a freeway. For vehicles produced in 2007 and thereafter, federal regulations require the SET from all engine manufacturers.  The EPA issued regulations requiring that engine manufacturers implement significant emissions reductions for heavy-duty diesel trucks in October 2002, with further reductions in 2007. Canada has adopted similar regulations for 2007.

California is an especially important market for our products because it is providing financial incentives for fleet operators to acquire low-emissions vehicles. Through its Carl Moyer Program and other funding mechanisms, California provides incentives to fleet operators who purchase trucks that emit NOx at levels lower than those established under U.S. federal regulations.  California also assists with funding for natural gas refueling stations.

European regulations require progressively lower diesel engine emissions. For heavy-duty trucks and buses, the Euro III standard, which had been in place since 2001, was replaced by more restrictive standards known as Euro IV in October 2005 and will be replaced with even more restrictive Euro V standards (effective in October 2008). Europe also offers significant funding to fleet operators purchasing environmentally enhanced vehicles that produce emissions below the regulatory standard.

India’s 2003 Auto Fuel Policy required new vehicles in 11 of the worst polluted cities to meet European emissions standards between 2004 and 2010. In 2004, the Japanese Ministry of Land, Infrastructure, and Transport announced its full-scale support of CNG use in vehicles in the cities of Tokyo, Nagoya, and Osaka, and its intent to establish more CNG fueling stations, expand subsidies for CNG vehicles, and lower CNG prices. The Philippine government also launched its Natural Gas Vehicle Program for Public Transport, with numerous tax and funding incentives to grow the local CNG-bus industry.

Although increased regulation of GHG in the future seems likely, the nature and scope of any future GHG regulations or initiatives is uncertain.  California and some other U.S. states have attempted to regulate CO2 emissions (the principal GHG from combustion of automotive fuels), though this is the subject of ongoing legal proceedings.  In Europe, manufacturers of passenger cars and some other light-duty vehicles have a voluntary agreement to reduce the CO2 emissions from their vehicles.  By contrast, there have been no similar agreements in respect of GHG emissions from heavy-duty trucks.  In the heavy-duty trucking industry, fuel is one of the largest operating costs, so there is already tremendous pressure for fuel efficiency (and hence low CO2 emissions, which are directly tied to the amount of fuel consumed).  We believe, however, that our business would likely benefit from any future regulations of CO2 or other GHG emissions, should they arise.  Because of its chemical composition, natural gas emits about 23% less CO2 than diesel fuel for the same amount of energy, when used in engines of the same efficiency.  Our HPDI ISX engines for Australia were certified to have 24% to 28% (depending on the operating conditions) lower GHG emissions than comparable diesel engines.

Other Competitive Advantages of Alternative Fueled Engines

The foregoing considerations suggest a number of additional factors that may encourage customers to purchase cleaner burning gaseous fuel engines.  These include:

·                  an improved ability to win contracts from pollution-conscious or regulated customers such as governments and utilities;

·                  an improved public health image that could help them attract additional business; and

·                  avoidance of liability for public health problems caused by diesel fuel emissions.

Customers

We have an installed base of over 17,000 CWI mid-range engines for the bus fleet and refuse truck markets globally.  We have also sold 44 heavy-duty LNG systems to customers such as PG&E Corporation and Clean Energy, and are currently the only natural gas engine supplier approved by the San Pedro Bay Ports to be part of the replacement cycle of roughly 16,800 diesel trucks.

Our market development and product penetration efforts at the global level are focused on and closely aligned with our corporate strategy.  Although different regions and countries have unique competitive and market environments, we and CWI target markets based on the following specific criteria:

·                  cost-effective natural gas supply;

·                  strong partner distribution and support presence;

·                  OEM vehicle availability;

·                  large cities with clean air challenges; and

·                  government commitments and associated policies to meet environmental challenges and support adoption of alternative fuels.

Sales and Marketing

We have historically leveraged our strategic partners’ sales and marketing teams and anticipate utilizing this model in the future as a mechanism to reduce our overhead costs while using our strategic partners’ established, knowledgeable, relationship focused sales teams.  We do, however, maintain sales and marketing teams who are frequently deployed in the field with our strategic partners’ sales representative in order to explain the technology used in our engines.  As we grow our business and enter new markets over the next several years, we intend to selectively expand our internal sales and marketing team, primarily to assist our strategic partners’ efforts in securing large fleet customers.  Our strategic partners market primarily through their direct sales force, attendance at trade shows and participation in industry conferences and events.  Our internal sales and marketing group works closely with federal, state and local government agencies to educate them on the economic and environmental benefits of natural gas engines and to keep informed with respect to newly proposed and newly adopted regulations that may affect our industry.  Our marketing efforts will be focused on engine market segments and geographic areas where our technologies will have significant competitive advantage, and an ability to command premium prices and high margins.

Alliances for Technology Development and Deployment

Our corporate development team focuses on establishing alliances to support future product and technology development initiatives and on leveraging the value of our current technology and intellectual property portfolio. These alliances may include joint ventures with global OEMs, license agreements for specific technologies and applications and fueling infrastructure development and support relationships.

LNG System Deployment

BWI

In July 2006, we and BTIC agreed to form BWI as a 50:50 independent joint venture company to be headquartered in Beijing to market LNG fuel tanks for vehicles.  BWI receives from us a limited license to our proprietary design features for automotive cryogenic storage vessels and from BTIC a limited license to their proprietary manufacturing processes useful for making such vessels.  BTIC receives from BWI a non-licensable, non-exclusive, non-transferable, royalty-free, right and license to use the intellectual property rights embodied in BWI products solely to manufacture BWI products for BWI, and under this license the fuel tanks are produced in BTIC’s new Beijing cryogenic manufacturing facility.  The joint venture sells tanks for installation on any natural gas fueled vehicle, independent of the engine manufacturer.  BTIC and we share equally in the profits on products developed and sold by the joint venture.  The Chinese government granted the business license for the joint venture in April 2007.

Cryostar

In July 2006, we licensed our LNG automotive pump technology on an exclusive basis to Cryostar for use in the heavy-duty automotive market, and we have agreed to source our HPDI LNG fuel pumps for the heavy-duty automotive market from Cryostar.  Cryostar also has the right to manufacture and sell pumps incorporating our LNG pump technology to other customers, from which we receive a royalty stream.

OEM Technology Development

Our strategy is to develop commercial products based on existing industry-leading conventional fuel engines, in co-operation with OEMs. Although aftermarket conversion opportunities certainly exist around the world, our belief is that fleet customers expect the high quality, service, and integration of an OEM product and, therefore, substantial market penetration for alternative fuels will best be achieved through OEM product relationships.

We work with many global OEMs and have developed long-term business relationships with many of the industry’s leaders.  We have built several demonstration and prototype vehicles as part of these OEM relationships.  By their nature, automotive OEM relationships are long-term commitments.  Before commercial sales are possible, we must demonstrate to the OEM’s satisfaction the technical viability and market opportunity for products incorporating its new technologies, and weigh off the costs and risks of introducing new products into its current markets.  These issues are complex and challenging, but we believe the potential long-term return on investment justifies our continued focus on these relationships, as long as they continue to evolve and grow.

Cummins

We have worked with Cummins since 1999 on a range of technology development and demonstration projects. These projects led to the formation of CWI as well as a long-term Technology Partnership Agreement, which was recently renewed through 2010.

Between 2001 and 2003, CWI worked on three major businesses with product development potential: mid-range automotive engines; heavy-duty truck engines; and stationary power generation.  When the Amended JVA was signed at the end of 2003, we and Cummins agreed that the mid-range automotive engines offered the best near-term opportunity for profitable growth.  CWI was therefore directed to focus exclusively on the commercial mid-range automotive markets worldwide.

Although the other programs showed significant promise, we and Cummins decided to postpone commercial production initiatives.  As a result, CWI and Cummins relinquished all rights to our technologies such as HPDI and the associated commercialization projects managed by CWI from 2001 to 2003, although we agreed to grant a non-exclusive license to Cummins on reasonable commercial market terms to any intellectual property we own that relates to diesel fueled engines, and a right of first refusal on any offer to a third party of an exclusive license of that intellectual property, and CWI retains a right to license HPDI upon request on reasonable commercial market terms to be negotiated by the parties.  These technologies were transferred back to our exclusive management in January 2004.  We have focused our efforts on developing LNG systems for the Cummins ISX engine for heavy-duty trucks, with the continued assistance and co-operation of Cummins.

As a result of Cummins’ contribution to the development of accelerometer-based combustion information extraction technology, we granted Cummins a non-exclusive, royalty-free license to such technology, without the right to sublicense outside the Cummins group, in August 2007.

Juniper

On October 26, 2007, we announced the formation of Juniper as a 49:51 equity joint venture with OMVL. The new venture will design, produce and sell alternative fuel engines in the sub-5 liter class for global applications. As required under the terms of the joint venture agreement, we invested $1.5 million on April 1, 2008, giving us 49% of future profits and losses.  We and OMVL license our respective technologies to Juniper for the commercialization of such products.

Isuzu

Isuzu is one of the world’s leading manufacturers of commercial vehicles, with the Isuzu ELF being Japan’s best selling light-duty truck.  Our six-year relationship with Isuzu began in December 2000, when we entered into a memorandum of understanding (the “MOU”) with Isuzu to develop a high-efficiency, low-emissions direct injection natural gas monofuel system for high-performance small diesel engines.  The MOU covered a comprehensive engine and component durability test phase and Isuzu’s market opportunities review process.  The technology developed under the MOU, called CNG-DI, used our electronic, directly actuated, high-pressure natural gas fuel injectors and hot surface ignition with on-board CNG compression.

We developed a natural gas-fueled engine based on an Isuzu diesel engine platform in the 5-liter range designed for Isuzu commercial vehicles with a gross vehicle weight ranging from 3.5 tons to eight tons.  Cooperative development work was performed within Isuzu engine laboratories in Japan and our test cells in Canada.

In June 2003, we successfully completed first phase engine testing milestones in Vancouver, Canada.  In Fujisawa, Japan, our team assisted Isuzu in the production, testing, and calibration of a prototype CNG-powered ELF-model Isuzu truck, which won one silver and two gold awards at the international Michelin Challenge Bibendum competition in September 2003.

With the ELF CNG-DI truck, Isuzu and we achieved a successful marriage between the technological advantages of a common-rail direct-injection diesel engine and CNG technology, realizing fuel economy, low pollution, and reduced noise at the same time.

In September 2004, Isuzu agreed to provide U.S.$1.5 million for the design and construction of two CNG-DI ELF prototype trucks for evaluation by Isuzu management in Japan during 2005.  The first of these prototypes applied CNG-DI to the smallest Isuzu ELF to prove the packaging requirements, and the second prototype vehicle demonstrated performance and emissions capabilities.

In December 2005, Isuzu agreed to provide U.S.$1.5 million of new funding through calendar year 2006 to demonstrate up to 25% improved fuel economy over current spark-ignited CNG engines.  Work was performed at Isuzu and our engine laboratories in Japan and Canada.

In summer 2006, we and Isuzu began discussions of how to commercialize the CNG-DI technology.  We agreed to extend our formal relationship until March 2007 to allow certain project testing programs to be completed.  Under the terms of the collaboration agreements, we retain all rights to the CNG-DI technology and are free to seek other partners and commercialization opportunities.

In the fourth quarter of fiscal 2007, we completed our multi-year co-development program with Isuzu.  Although many technical achievements were made during this relationship, we and Isuzu did not at that time agree on a business plan and commercial terms for the deployment of the resulting technologies in Isuzu products.  We retain all intellectual property rights associated with this program.  Isuzu and we have maintained our relationship and continue to discuss market developments.

Hydrogen Internal Combustion Engines

Our experience with gaseous fuels such as natural gas has led to a number of projects involving hydrogen as a fuel for engines.  These include projects that blend small amounts of hydrogen with conventional natural gas, as well as long-term dedicated hydrogen internal combustion engine research programs.

Both BMW and Ford have requested that we provide fuel injectors for direct injection of hydrogen. Hydrogen direct injection is considered an attractive technology for the combustion of hydrogen in internal combustion engines, as it largely eliminates the risk of backfiring, and enables higher power density.

Currently this work has been funded through service contracts from our customers, supplemented by government research and development assistance.  Our hydrogen projects provide several benefits to us, including:

·                  development of business and technology relationships with some of the world’s leading auto companies;

·                  maintenance of technology leadership, which is essential for attracting and retaining employees and partners and which may maintain our competitiveness in the longer term;

·                  advancement of engineering expertise that may be beneficial for all gaseous fuels;

·                  access to additional funding opportunities for hydrogen research; and

·                  the opportunity to participate in early hydrogen niche markets.

Ford

We entered into a joint development agreement with Ford in June 2001 to develop a monofuel natural gas engine derived from a 1.8-liter production diesel engine for light-duty commercial vehicles.  A complete vehicle system was installed in a Ford Focus, which was demonstrated in both North America (Ford’s Dearborn Research Center and at the Michelin Bibendum Event in Los Angeles) and Europe (Ford’s Dunton Engineering Centre near London).  The Ford agreement, which expired in December 2002, included early market studies and preliminary business planning. Although the program’s technical milestones were met, the agreement was not extended due to budgetary pressures at Ford.

In July 2003, we entered into a new agreement with Ford to support their hydrogen engine development program.  Under the agreement, Ford funds related research costs, with Westport retaining ownership of all inventions arising from this research conceived or reduced to practice by Westport.

With Natural Resources Canada (“NRCan”) we also entered into a 17-month (November 2005 to March 2007) development program to advance hydrogen injector flow and durability.  Work done under the NRCan program (Phase I) supported Ford goals.  In February 2006, we also entered into a new agreement with Ford to support manufacture, development and advanced testing of direct injection fuel system for vehicles powered by high-efficiency, high performance engines operating on pure hydrogen.  These advanced hydrogen injectors were of the piezoelectric type but shared many architectural features which can be traced to earlier CNG direct injection technology.  The main activity involved defining fuel system requirements that could increase flow and help extend the life of these hydrogen fuel injectors.  The Canadian government contributed $250,000 to Phase I development.  If funding is secured for a second phase, we intend to manufacture new prototype fuel systems that incorporate the design features developed in Phase I.  Ford also provided two smaller rounds of project funding in 2007 to support continued work in its test labs.  The development of a practical fuel injection system for hydrogen is a key objective of Ford’s strategy to make low cost hydrogen internal combustion engine technology commercially available to the market within the next few years.

BMW

We entered into a collaborative 18-month agreement with BMW in March 2002, and a Framework Agreement in October 2004 to support BMW’s hydrogen engine development program.  Under these agreements, we have provided prototype fuel injection equipment and engineering support.

BMW is one of the leading automotive partners in the European Integrated Hydrogen Project Phase II, and has been conducting day-to-day trials with hydrogen-powered vehicles since the 1970s.

Hydrogen Enriched Compressed Natural Gas

In 2003, we developed a calibration for the CWI B Gas Plus to enable the engine to operate with a mixture of hydrogen and compressed natural gas called hydrogen enriched compressed natural gas (“HCNG”).

In the spring of 2004, we completed a 39,000 kilometer (24,000 mile) one-year demonstration of buses powered by CWI engines using our HCNG technology for SunLine Transit Agency in Palm Springs, California.  This demonstration was funded by the U.S. National Renewable Energy Laboratory (“NREL”) and SCAQMD.  The HCNG buses retained the same power and torque of natural gas buses while producing about 50% fewer NOx and nmHC emissions than natural gas buses. This demonstration proved that HCNG offers a viable path to hydrogen using commercially available vehicles.

In October 2005, we joined in the launch of an $18.3 million hydrogen technologies project supported by the Government of Canada, Sustainable Development Technology Canada (“SDTC”), and a consortium of Vancouver-based industry partners. Led by North Vancouver-based Sacré-Davey Innovations Inc., the three-year Integrated Waste Hydrogen Utilization Project (“IWHUP”) received a contribution of $6 million from the Hydrogen Early Adopters program, $5.9 million from SDTC and $273,000 from Natural Resources Canada’s Canadian Transportation Fuel Cell Alliance. This support has been leveraged by a contribution of $6.1 million from industry for a total project value of $18.3 million. The IWHUP demonstrates clean energy solutions that make use of an existing but currently untapped source of hydrogen fuel – hydrogen emitted as the by-product of a sodium chlorate manufacturing plant in the North Vancouver area. The demonstration will initially involve the operation of eight light-duty trucks running on hydrogen; a fuel cell system operating on hydrogen and providing electrical power and heat to a car wash, and four public transit buses converted by us for Vancouver’s TransLink fleet to run on a blend of hydrogen and CNG.

Cummins High Horsepower Power Generation Engines

Under the original joint venture agreement, CWI also undertook the development of advanced natural gas power generation units using engines with 19- to 60-liter displacement.

The first of these units was commissioned in Grande Prairie, Alberta in September 2003. Natural Resources Canada funding totalling approximately $1 million was secured for the 12-month demonstration at the city’s wastewater treatment plant, operated by Aquatera Utilities Inc.  The unit was being operated on a schedule based on the spark spread.  The spark spread is the difference between the hourly electricity price on the Alberta Power Pool and the monthly gas price, and accounts for efficiency of the unit.  The Grande Prairie demonstration was successfully completed in October 2004.  The unit had been operating between 50 and 70 hours per month, with 26% reduction in GHG.

The second demonstration unit was installed at the Convention Center, in Anaheim, California.  This unit was operated in coordination with the Anaheim Public Utility to provide peak shaving grid support and back-up power for the Convention Centre.  The two-year demonstration period at this site began in the fall of 2003 and was completed in late 2005.  This unit also uses selective catalytic reduction to further reduce NOx emissions below 23 ppm.

As with the heavy-duty truck program, these technologies and market initiatives were transferred from CWI to us in December 2003.  We have targeted the off-road mining market as a potential prospect for large-displacement natural gas engines.  Since 2004, we have completed several collaborative studies but have not yet established the necessary strategic partnerships to proceed with such a program.

Government Funding

Westport and CWI have won significant funding awards from U.S., Canadian and Australian government agencies and from trade groups for technology development and demonstration projects.  In some cases, the government or trade-group funding may be repayable in whole or in part, depending on the success of the technology.  Some of the more material awards include:

·                  February 2008 – We were awarded U.S.$2.25 million in funding from the SCAQMD, the CEC and the San Pedro Bay Ports to support the development, demonstration, commercialization and certification of our heavy-duty LNG fuel system for the Cummins ISX to meet the 2010 EPA NOx (0.2 g/bhp-hr NOx) emissions standard prior to 2010.  Under the terms of the agreement, we will receive U.S.$1.25 million from the SCAQMD, U.S.$250,000 from each port and U.S.$500,000 from the CEC.

·                  January 2007 – We were awarded Aus.$1.36 million from the Australian government’s Alternative Fuels Conversion Program for a project to evaluate the use of LNG as a fuel for heavy-duty highway trucks in Australia.

·                  March 2003 – We received $18.9 million from TPC, formerly an agency of the Canadian Department of Industry, to support the development of high-performance low-emissions engines for vehicle applications.

Ports Program

On February 1, 2007, the Port of Los Angeles issued its first request for proposal (“RFP #1”) to purchase and integrate LNG-powered trucks into truck fleets involved in port drayage at the San Pedro Bay Ports.  The primary purpose of the Ports’ LNG truck program (the “Ports’ Program”) is to provide financial incentives to assist fleets in introducing LNG-powered trucks into the fleets serving the Ports and to help develop fueling and maintenance infrastructure for LNG trucks entering port service in the future.  The Ports’ Program is the first initiative implementing the truck modernization measure of the recently announced five-year Clean Air Action Plan. The goal of the Ports’ Program is to reduce emissions associated with diesel PM and NOx.  In order to reduce emissions and modernize the current fleet serving the Ports, the Ports have allocated a total of U.S.$22 million for RFP #1 phase of the Ports’ Program.  RFP #1 covers the replacement of pre-1989 diesel-powered trucks with new LNG-powered trucks.  Financial incentives will be up to U.S.$184,000 per truck.  A total of 117 LNG trucks have been awarded funding approval under RFP #1 and we have built 100 trucks for the selected fleets.  Twenty-five of these trucks have been sold to Clean Energy, and we are awaiting final contractual commitments to initiate customer deliveries.  In April 2008, the Port of Long Beach issued its second RFP (“RFP #2”) seeking suppliers for larger quantities (100 to 3,000) LNG trucks.  Three truck dealers submitted bids that included our LNG systems.  Supplier selection and funding levels will be announced once the ports RFP process is completed.  The Ports’ Program is part of a larger initiative to deploy a large portion of 16,800 trucks at the San Pedro Bay Ports with LNG trucks by 2011.

On July 7, 2008, the Port of Long Beach announced U.S.$35 million in funding to purchase heavy-duty trucks to jumpstart the Clean Trucks Program.  Included in the funding is U.S.$16.1 million for the purchase of 100 Sterling LNG-powered trucks utilizing the CWI ISL G engine.  On July 14, 2008, the Port of Long Beach also approved the purchase of 100 Kenworth LNG trucks utilizing the Westport ISX G engine for U.S.$19.7 million.

Under the Clean Air Action Plan, the Long Beach Harbor Commissioners have voted to ban the oldest, dirtiest trucks from operating at the Port of Long Beach, through approval of a port tariff that will gradually limit access to all but the cleanest vehicles.  According to the Port of Long Beach website, the tariff will cut air pollution from short-haul (or “drayage”) trucks working in the harbor by nearly 80% within five years.  The tariff is based on a progressive ban of the oldest trucks.  The schedule is as follows:

·                  October 1, 2008: All pre-1989 trucks will be banned from port service.

·                  January 1, 2010: 1989-1993 trucks will be banned along with un-retrofitted 1994-2003 trucks.

·                  January 1, 2012: All trucks that do not meet the 2007 federal standard will be banned.

Demonstration Projects

Our demonstration and field trial programs subject our technology to real world in-service operating conditions and the knowledge gained from these programs continues to identify areas where improvements can be made to our products. For example, we are continuing to work on improvements to LNG system durability, overall performance, reliability, and system cost.

Norcal Waste

Our first multi-truck heavy-duty demonstration program began in 2001 at Norcal Waste in San Francisco, and involved 14 transfer trucks using the first-generation HPDI technology on Cummins ISX engines in Peterbilt chassis.  These engines have 2.5g/bhp-hr NOx levels, compared with 4.0g/bhp-hr for a base diesel engine.  The DOE Energy Efficiency and Renewable Energy group has published a public study of the results of the Norcal demonstration project.

Challenger Motor Freight

Another heavy-duty HPDI truck demonstration program began in May 2005. Challenger Motor Freight Inc. (“Challenger”) of London, Ontario, operated a fleet of five HPDI LNG system-equipped trucks on cross-border trucking runs along Highways 401 and 402 from Ontario to Michigan as part of a 12-month “Clean Air Corridor” demonstration.  These vehicles employ the next-generation HPDI system based on the Cummins ISX engine with EGR.  In addition to lower emissions of 1.2g/bhp-hr (NOx+nmHC) and 0.02g/bhp-hr PM, these trucks have a higher power rating (450-hp and 1,650 lb-ft torque), higher weight application (140,000 lb GVW), and new LNG pump and tank configurations.  This demonstration also included cold-weather performance testing conditions.  Our fleet of HPDI trucks operating at Challenger totaled over 700,000 kilometers of operation and the demonstration project was completed in 2006.

Australian Government Alternative Fuels Conversion Program

In September 2006, we announced the receipt of Aus.$1.36 million in funding by the Australian Greenhouse Office through its Alternative Fuels Conversion Program (“AFCP”) for a project to evaluate the use of LNG as a fuel for heavy-duty highway trucks in Australia.   With the aid of this funding, we developed an Australian version of the ISX engine with HPDI to meet the unique and demanding Australian conditions.  Key differences from the North American version included:

·                  higher power and torque capacity (up to 580 horsepower and 1850 lb-ft torque);

·                  optimized efficiency and methane emissions, and fuel substitution to achieve highest greenhouse gas reductions;

·                  certification to ADR 80/02 emissions standards;

·                  integration on Australian truck chassis, and

·                  tailoring to high ambient temperatures and vibration levels found in Australia.

The subsequent demonstration project involved Mitchell Corp., Sands Fridge Lines and Murray Goulburn Cooperative, who each operate large fleets of long-distance trucks, and who collectively demonstrated four new Kenworth T404/408SAR trucks powered by 2008 model Cummins 15-liter engines incorporating our LNG fuel system technology.  These vehicles were operated in regular service by the fleets and accumulated 275,000 kilometers to March 31, 2008.

The price differential between diesel and LNG, combined with the very high mileage put on some of these trucks, are able to deliver significant annual fuel cost savings per truck.  LNG will also deliver lower particulate matter, and greenhouse gas emissions, including CO2, compared to operation on diesel fuel. Engine certification tests demonstrated 24% reduction in GHG on the European Stationary Cycle steady-state test cycle and 28% reduction in GHG on the Federal Test Procedure transient cycle engine test relative to the ADR 80/02 diesel engine.

The AFCP is an Australian Government funding program that aims to reduce GHG emissions from heavy commercial vehicles such as buses and trucks by encouraging increased use of alternative fuels or hybrid diesel/electric engines.  The AFCP allows the Australian trucking industry to explore whether the potential environmental and economic advantages of natural gas can be demonstrated in Australia’s harsh operating environment.  According to industry reports, over 10,000 new heavy-duty trucks are sold in Australia each year.

Wal-Mart

In 2007, Wal-Mart, which operates the nation’s second largest private fleet, announced its “Sustainability 360” program, which aggressively promotes environmental stewardship among customers, suppliers and associates through a number of global innovation projects.

In January 2008, we announced that Wal-Mart intends to introduce four LNG-fueled Peterbilt 386 trucks into service at its distribution center in Apple Valley, California.  The deployment is expected to be supported in part by funding from the MDAQMD Mobile Source Emission Reductions Competitive Bidding Program.

Human Resources and Policies

We have attracted a highly educated, experienced team of professionals focused on the development of our technologies.  We actively recruit skilled individuals and then provide them with specific training relating to our technology.  This enables us to hire people from different professional backgrounds, ensuring a readily available pool of talent.  Where appropriate, we retain consultants and contract workers with specific expertise.  Due to our position as a world leader in natural gas engine technology, we have been able to attract experienced qualified personnel from around the world building a diverse workforce.

As of March 31, 2008, we had a worldwide total of 206 employees made up mostly of engineers and technicians. Of that number, we had 181 full-time employees and 15 contract or part-time staff in our offices in Vancouver, Canada and throughout the United States, one contract employee in Australia and nine full-time employees in our Beijing office.  CWI had 47 full-time employees, including 36 employees seconded from Cummins and 11 employees seconded from us, as well as four contract staff.

Our employees are not represented by a labour union, and we believe that our relationships with our employees are good.  Each new employee is required to execute confidentiality and proprietary rights agreements as well as a Code of Conduct as part of the terms of employment.  To encourage focus on achievement of medium- to long-term performance goals, virtually all of our employees are eligible for annual bonuses that are tied to achievement of corporate milestones.

Properties

Our executive offices are located at 101-1750 West 75th Avenue, Vancouver, British Columbia V6P 6G2, where we occupy approximately 12,000 square feet.  Our office lease expires on April 30, 2014.  We have dedicated approximately 2,200 square feet for CWI’s operations and believe this space is capable of supporting its future needs.  We have additional office and warehouse facilities in Vancouver, with approximately 47,000 square feet of space.  Leases for this additional office and warehouse space expire between April 30, 2012 and April 30, 2014.

We are in the initial stages of building our Westport Assembly Center in Delta, British Columbia (21,350 square foot facility) and have already begun hiring engineers, applying for governmental permits and procuring lead-time parts and equipment. We expect this plant will be operational in the fall of 2008. The lease for this facility is for an initial term of five years, from February 1, 2008.

We also maintain office space in Beijing, China, and Long Beach, California.

Industry Partnerships

We are associated with several organizations and alliances that include representatives from government agencies, vehicle and engine manufacturers, fuel suppliers, fleet operators, and environmental groups including the California Natural Gas Vehicle Partnership, the California Natural Gas Vehicle Coalition, California Hydrogen Business Council, the New York/NorthEast Natural Gas Vehicle Partnership, the U.S. NGV America, the Canada Natural Gas Vehicle Alliance, Fuel Cells Canada, Canadian Transportation Fuel Cell Alliance, and WestStart CALSTART as well as Canadian Business for Social Responsibility.  CWI is a member of the Clean Vehicle Education Foundation.  With representatives on the boards of some of these organizations, our common objective in participating is to promote research, development, demonstration, deployment, and commercialization efforts in the advancement of cleaner, sustainable, transportation solutions.

Social and Environmental Policies

Our Environmental Policy Statement outlines the standards to which our operations must be held:

·                  Our operations will comply with government regulations, industry codes and standards, applicable laws, and internal company policies.

·                  We will monitor industry best practices and adopt and implement those that contribute to the protection of the environment.

·                  On-site contractors and others acting on our behalf are expected to abide by the same code of conduct.

·                  We will continue to research, design, and develop engine products that sustain natural resources, preserve the environment, and safeguard employees, customers, and the general public from injuries or health hazards.

·                  We will determine, evaluate, and mitigate the environmental impacts of our existing operations, and will conduct a thorough environmental assessment and risk analysis prior to the implementation of new projects.

·                  We will abide by internally established standards to utilize energy and other resources efficiently in our operations, including emissions and waste management programs, which exceed current legislative requirements.

·                  All environmental incidents or unplanned releases will be investigated and the findings will be communicated as necessary to all affected parties.

·                  We will train our employees on their individual responsibility to protect the environment, to adhere to the Environmental Policy Statement, and to cooperate with our efforts in this regard.

·                  In conjunction with external response agencies, we will respond to environmental emergencies including hazardous material spills and unplanned releases promptly and effectively via a trained and coordinated on-site emergency response team.

·                  We will evaluate our environmental performance through regular auditing and assessment of our regulatory compliance and adherence to the above principles, and will communicate the appropriate information to our board of directors, employees, shareholders, governmental agencies, and the general public.

Our commitment to corporate responsibility is evident not only in the development of our products and technologies, but also in our ongoing efforts to enhance the social benefits derived from our business activities and minimize the environmental footprint of our operations.  Every year, we review our operations, taking a hard and critical look at our environmental footprint and set targets for improvement.  In September 2003, we completed a joint project with Terasen, a gas utility in Vancouver, that enables us to re-inject LNG used for our pump testing back to the pipeline.  This is a significant environmental accomplishment, as more than 550,000 kilograms of LNG have been re-injected to date.  We published our first sustainability report at the end of fiscal 2008 to highlight aspects of our safety, environment and community engagement performance.  We have self-declared this report to correspond to application Level C in the six-level grid of the Global Reporting Initiative G3 guidelines.

We are committed to providing a discrimination and harassment-free workplace.  Our expectations for individual integrity and ethical, moral and legal conduct are outlined in our Code of Conduct that all employees and directors review and sign annually.  We have also implemented an ethics hotline to provide an avenue for employees to raise concerns about corporate conduct.  The policy includes the reassurance that they will be protected from reprisals or victimization for “whistle blowing” in good faith.

Our employees demonstrate an active desire to contribute to our community.   We have supported the United Way of the Lower Mainland with a spirited and employee-driven workplace campaign since 2002.  Since that time, our employees have donated more than $200,000 to the United Way and our campaigns have been recognized as leading efforts in the British Columbia high-tech sector.

IMPACT is an employee leadership team established to drive community engagement and community enrichment.  Launched in 2007, IMPACT brings together the various volunteer activities, events and initiatives that employees were already involved with into one coordinated effort.  IMPACT’s vision of community is broad and encompasses the actual communities in which we live and work, our immediate neighbours and our workplace.  IMPACT has an ambitious and inspiring mandate to have its activities leave a positive and measurable impact on the community.  Community leadership is a core value of ours and to support this, every employee is given 16 hours of paid leave per year to volunteer with a charitable organization of his or her choosing.

We have been a sustaining member of Canadian Business for Social Responsibility since 2001 and were one of the first members of the Canadian high-tech sector to join this group of progressive organizations committed to the principles of sustainability.

We have been listed on the Jantzi Social Index (“JSI”) since August 2000.  The JSI is a socially-screened market capitalization-weighted common stock index modeled on the S&P/TSX 60 consisting of 60 Canadian companies that pass a set of broadly based environmental, social and governance rating criteria.  The JSI has begun to generate the first definitive data on the effects of social screening on financial performance in Canada.

In November 2007, we were named to the Corporate Knights Cleantech 10™.  Cleantech refers to clean technologies that enable us to make more with less and to minimize the negative impact of human activity on the environment and public health.  It is much broader than “greentech” or “enviro-tech”, which focus primarily on regulatory driven pollution control and remediation.  Cleantech Indices LLC determined the listing by applying a set of 18 screening criteria to all TSX companies that are part of a broader cleantech investment category.  The cleantech criteria emphasized purity (percentage of revenues of income from cleantech business) and quality (strategy, management, financial strength, sector leadership).  Other key criteria include growth, earnings, liquidity, capitalization, technology/intellectual property and overall impact.  In July, 2008, we ranked ninth in Canada in Corporate Knights list of “Best 50 Corporate Citizens” in Canada.

Legal Proceedings

We are not involved in any material legal proceedings, nor are any such proceedings known to be contemplated.  From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.

Incorporation and Intercorporate Relationships

Our governing corporate statute is the Business Corporations Act (Alberta).  Our head office and principal place of business is at 101 - 1750 West 75th Avenue, Vancouver, British Columbia, V6P 6G2.  We have one material subsidiary, Westport Power, which is wholly-owned and incorporated pursuant to the Business Corporations Act (British Columbia).  In addition, we own 100% of the voting securities of WPT Fuel Systems, a Delaware corporation; 100% of the voting securities of Westport Australia, an Australian corporation; 50% of the voting securities of CWI, a Delaware corporation; and 50% of the voting securities of BWI, a Chinese corporation and 49% of the voting securities of Juniper.  As at August 12, 2008, we owned approximately 975,000 shares of common stock of Clean Energy (a publicly-listed Delaware corporation based in Seal Beach, California) with a market value of approximately U.S.$13.9 million based on the NASDAQ closing price of U.S.14.22 per share on August 12, 2008.

PRINCIPAL HOLDERS OF SECURITIES

The following table sets forth information regarding the beneficial ownership of our Common Shares as of August 12, 2008 and as adjusted to reflect the consolidation of our shares on a three-and-one-half-to-one (3.5:1) basis effected on July 21, 2008 based on approximately 27,509,573 Common Shares outstanding and the sale of 4,500,000 Common Shares in this Offering by:

·                  each person known by us to be the beneficial owner of more than 10% of our issued and outstanding Common Shares;

·                  each of our directors and senior officers; and

·                  all of our directors and senior officers as a group.

		Percentage of Common Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Before Offering %	After Offering %
Thomas Boone Pickens	3,268,085	11.87%	10.21%
John A. Beaulieu	11,739	*	*
Warren J. Baker	2,142	*	*
Henry F. Bauermeister Jr.	14,285	*	*
David R. Demers	104,176	*	*
Dezsö J. Horváth	38,571	*	*
M.A. (Jill) Bodkin	Nil	*	*
Sarah S.T. Liao	Nil	*	*
Albert Maringer	Nil	*	*
Andrew J. Littlefair	11,000	*	*
J. Michael Gallagher	24,802	*	*
W. Chipman Johnston	3,026	*	*
Nicholas C. Sonntag	1,428	*	*
Elaine A. Wong	27,951	*	*
All directors and senior officers as a group (13 individuals)	239,120	0.87%	0.75%

Notes:

*                      Denotes less than 1%.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, municipalities of residence and ages of all of our directors and executive officers, as well as the positions and offices held by such persons, as of July 18, 2008:

Name and Municipality of Residence	Age	Position with the Corporation

John A. Beaulieu (1)(2)(3)(5) Vancouver, Washington	73	Chairman and Director
Warren J. Baker (3)(4) Avila Beach, California	69	Director
Henry F. Bauermeister Jr. (1)(2)(5) Lee’s Summit, Missouri	69	Director
M.A. (Jill) Bodkin (1)(2) Vancouver, British Columbia	65	Director
David R. Demers (4)(5) West Vancouver, British Columbia	53	Chief Executive Officer and Director
J. Michael Gallagher (5) Vancouver, British Columbia	62	Director, President and Chief Operating Officer
Dezsö J. Horváth (1)(2)(3)(4) Toronto, Ontario	65	Director
Sarah S.T. Liao (4) Hong Kong, People’s Republic of China	56	Director
Andrew J. Littlefair (4) Newport Beach, California	47	Director
Albert Maringer (5) Canmore, Alberta	63	Director
W. Chipman Johnston Calgary, Alberta	39	Corporate Secretary
Nicholas C. Sonntag Gibsons, British Columbia / Beijing, China	60	Executive Vice President, Corporate Development and President, Westport Asia
Elaine A. Wong Vancouver, British Columbia	40	Executive Vice President, Finance and Chief Financial Officer

Notes:

(1)                                  Member of the Audit Committee.

(2)                                  Member of the Human Resources and Compensation Committee.

(3)                                  Member of the Nominating and Corporate Governance Committee.

(4)                                  Member of the Strategy Committee.

(5)                                  Member of the OEM Committee.

Directors

John A. Beaulieu, a U.S. citizen, of Vancouver, Washington, USA, joined the Board in September of 1997 and was appointed Chairman in 2002.  He is also currently Chair of the Human Resources and Compensation Committee. Mr. Beaulieu co-founded Cascadia Pacific Management, LLP, a venture capital fund in Portland, Oregon, in 1990 and has been actively involved in finding, financing, and assisting in the growth of more than 70 emerging growth technology-based companies since 1986.  Mr. Beaulieu’s business career included being President of Steelcraft Corporation and holding other general management positions at American Standard & Evans Products.  Earlier executive employment was at Proctor & Gamble, Ford, and Arthur Young & Co.  Mr. Beaulieu obtained a Bachelor of Commerce degree (1956) and a Masters of Business Administration degree (1963), both from Santa Clara University of California.  Mr. Beaulieu is also a member of the board of directors of other privately-held venture backed enterprises, and one socially focused organization.

Warren J. Baker, a U.S. citizen, of Avila Beach, California, USA, joined our board in September 2002.  He is currently Chair of the Nominating and Corporate Governance Committee. He has been President of California Polytechnic State University in San Luis Obispo, California since 1979.  Dr. Baker is a Fellow of the American Society of Civil Engineers, a Fellow in the Engineering Society of Detroit, a member of the board of directors of the California Council for Science and Technology, and a member of the U.S.  Business-Higher Education Forum.  Dr.

Baker has served as a member of the U.S. National Science Board, and has served as Chair of the board of directors of the ASCE Civil Engineering Research Foundation.  Dr. Baker is also a member of the board of directors of John Wiley & Sons, Inc. of Hoboken, New Jersey, a New York Stock Exchange listed global publisher of print and electronic products, specializing in scientific, technical, and medical books and journals.  Dr. Baker also served on the board of directors of the Society of Manufacturing Engineers’ Education Foundation, and is a member of the Board of Governors, U.S. – Mexico Foundation for Science and a member of the board of directors, MESA California (Mathematics-Engineering-Science Achievement).

Henry F. Bauermeister Jr., a U.S. citizen, of Lee’s Summit, Missouri, USA, joined our board in October 2005.  He is currently Chair of the Audit Committee. From 1995 to 2005, Mr. Bauermeister was the President of Cummins Mid-America, the Cummins distributor for Kansas and Missouri, located in Kansas City. From 1978 to 1995, he was President of Diesel ReCon at Cummins Inc., the business unit responsible for remanufacturing and reselling used engines and parts. Under Mr. Bauermeister’s leadership, revenues at Cummins Diesel ReCon grew tenfold. Mr. Bauermeister is a Certified Public Accountant (Indiana) and received his bachelor’s degree from the University of Nebraska where he majored in Accounting and minored in Economics. Mr. Bauermeister has held a number of financial positions within Cummins including the Group Controller position for the Components Group.

M.A. (Jill) Bodkin, a Canadian citizen, of Vancouver, British Columbia, Canada, was appointed to our board of directors on July 8, 2008. She has been the Chair and Chief Executive Officer of Golden Heron Enterprises since 1996.  In 2007, Ms. Bodkin was also appointed Director for Canadian Development for KCTS 9 Television, the Seattle, Washington based Pacific Northwest PBS station.  From 1987 to 1996, Ms. Bodkin was with Ernst & Young as a Corporate Finance Partner, advising on financing technology companies and capital projects in North America and Asia.  After her early career in trade and finance in Ottawa, in 1981 Ms. Bodkin became British Columbia’s first woman Deputy Minister, responsible for financial institutions, and later, Founding Chair of the British Columbia Securities Commission.  Her mid-career graduate studies were in public finance at the Maxwell School, Syracuse University. Ms. Bodkin is a Governor and former Chair of the Vancouver Board of Trade, as well as a former member of the boards of directors of the Laurentian Bank of Canada and KCTS 9 Television.  Ms. Bodkin is the President of the Board of Pacific Coast Television, as well as President of Yaletown Venture Partners, VCC, Vancouver, and is a member of the Oversight Council for the Canadian Institute of Chartered Accountants.  She has served on boards of policy think tanks, including the Thailand Development Research Institute, the Institute for Research in Public Policy in Canada, and the Canada West Foundation.

David R. Demers, a Canadian citizen, of West Vancouver, British Columbia, Canada, is one of our founders and has been Chief Executive Officer since the company was formed in March 1995.  He started his career at IBM Canada in 1978, where he held several positions in marketing and management.  He has a Bachelor of Physics Degree and a Bachelor of Laws Degree, both from the University of Saskatchewan.  Mr. Demers has been involved in a number of technology company startups as investor, advisor and as a director, including ECRI (private software company focusing on crime analysis), EnWave (TSX:ENW – microwave processing systems), Clean Energy Fuels (NASDAQ: CLNE – natural gas and hydrogen vehicle fueling), Asia Biochem (TSX:ABC – a Chinese industrial company), Brightside (private LED display technology company, sold in 2007 to Dolby).  He was a founder of Vancouver Social Ventures Partners and the Beech Foundation for art education, and from 2005 to 2008 was the Technology Division Campaign Chair for the United Way.

J. Michael Gallagher, a U.S. citizen, of Vancouver, British Columbia, Canada, has been a member of our board since July 2007 and was appointed our President in October 2004 in addition to his role as our Chief Operating Officer, which he has held since January 6, 2003. He is also a member of the board of directors of CWI and BWI, both private companies in which we have a 50% investment. Prior to joining us, Dr. Gallagher was Senior Vice-President, Operations, Americas, for Fluor Corp., an international engineering company headquartered in California. He also held senior executive positions with the London-based multinational engineering firm Kvaerner Group, as well as with the Bechtel Group in San Francisco. Dr. Gallagher is also on the board of several non-profit organizations, including the California Natural Gas Vehicle Partnership, WestStart-CALSTART, the Canadian Centre for Policy Ingenuity, and Montreux Energy in Geneva.

Dezsö J. Horváth, a Canadian citizen, of Toronto, Ontario, Canada, has been a member of our board since September 2001.  He is currently Chair of the Strategy Committee.  He is the Dean and holds the Tanna H. Schulich Chair in Strategic Management at the Schulich School of Business at York University in Toronto, Ontario, where he has taught since 1977.  He holds an electrical engineering degree, as well as degrees in management (MBA, Licentiate, PhD) from Swedish universities. After an early research and development career with the Swedish multinational ASEA (now ABB) in the electrical industry, he accepted senior academic appointments at Swedish and then Canadian universities. Since becoming Schulich’s Dean in 1988, Dr. Horváth has worked with internal and external stakeholders to position Schulich as “Canada’s Global Business School™”.  In addition to publishing books and articles on strategic management and international business, Dr. Horváth has been engaged by major corporations and governments as a consultant in these fields. In addition to his membership on corporate boards in the past, Dr. Horváth is currently a Director of Inscape Corporation and Samuel, Son & Co. Limited. He is also on the board of The Toronto International Leadership Centre for Financial Sector Supervision (a non-profit organization), as well as being on the Advisory Board of the St. Petersburg University Graduate School of Management and the International Advisory Council of the Guanghua School of Management, Peking University.  He is a Co-Founder of the Czech Management Centre, Prague, and the International Management Centre, Hungary (now part of the Central European University in Budapest). Dr. Horváth is a member of the Strategic Management Society, the Academy of Management and the Academy of International Business (AIB). In 2004, he was named AIB International Dean of the Year.

Sarah S.T. Liao, a Hong Kong SAR citizen, of Hong Kong, People’s Republic of China was appointed a member of our board of directors on July 8, 2008 and is the former Secretary for the Environment, Transport and Works of the Hong Kong Special Administrative Region and a member of the Executive Council of Hong Kong 2002-2007.  In 1988, Dr. Liao founded an environmental consulting company, and in 2001 served as an environmental expert/presenter for the Beijing 2008 Olympic Games Bid Committee.  Dr. Liao served as a Council member of the Environmental Division of the Hong Kong Institution of Engineers from 1988 to 1992.  Major community commitments included chairmanship of the Research and Testing Committee of the Consumer Council from 1988 to 1996; member of the Occupational Safety Council from 1990 to 1992; the Building Committee of the Housing Authority from 1996 to 2000; and a part-time member of the Central Policy Unit from 1999 to 2001.  She is a Fellow of the Hong Kong Institution of Engineers; a Fellow of the Royal Society of Chemistry, UK; and Honorary Professor, Civil Engineering Department, University of Hong Kong.  A graduate from the Diocesan Girls’ School, she earned her bachelor’s degree in chemistry and botany, master’s degree in inorganic chemistry and doctorate in environmental/occupational health from the University of Hong Kong. Dr. Liao was awarded a master’s degree in analytical chemistry by the University of Birmingham.

Andrew J. Littlefair, a U.S. citizen, of Newport Beach, California, USA, has been a member of our board since July 2007. He is President, Chief Executive Officer and a director of Clean Energy (a publicly traded company). From 1996 to 2001, Mr. Littlefair served as President of Pickens Fuel Corp. From 1987 to 1996, Mr. Littlefair served in various management positions at Mesa, Inc., an energy company of which Boone Pickens was Chief Executive Officer. From 1983 to 1987, Mr. Littlefair served in the Reagan Administration as a presidential aide. Mr. Littlefair is also currently Chairman of NGV America, a U.S. advocacy group for natural gas vehicles. Mr. Littlefair holds a B.A. from the University of Southern California.

Albert Maringer, a Canadian citizen, of Canmore, Alberta, Canada, was appointed to our board of directors on July 8, 2008. He is the founder, President and Chief Executive Officer of Maringer Consulting Alberta Ltd. since June of 2007.   Prior to 2007, Dr. Maringer held the position of President and Chief Executive Officer of Siemens Canada Limited from 2000 to 2006.  Dr. Maringer’s career with Siemens AG spans a 46-year period during which, prior to 2000, Dr. Maringer held the following positions within Siemens AG’s operations or subsidiaries:  President, ATD TD Division for five years; General Manager of North America Motor Operations for four years; plus various management and engineering leadership roles including strategy development, R&D, manufacturing and project management.  Dr. Maringer has served as a member of the board of directors for The Conference Board of Canada in Ottawa and is currently the Co-Chair for the Centre for Foreign Owned Enterprises at the Conference Board of Canada.  He has also served as a member of the board of directors of the Canadian Nuclear Association.  Dr. Maringer is a board member, Economic Council with the City of Mississauga; member of the Board of Trustees, Calgary Zoo, Calgary; and is a director and Chairman Emerit with the German-Canadian Chamber of Commerce and Industry.  Dr. Maringer is also a member of the board with Clinicare Inc., a healthcare information technology company in Calgary, Alberta, and an advisory board member of Skypower Corporation in Toronto, Ontario.  Dr. Maringer is a member of the advisory committee for the Center for German-European Studies at York University, Ontario, serves on the advisory council of the Schulich School of Business, Ontario, and is a Professor and Chair of International Management, Friedrich-Schiller-Universität in Germany.

Executive Officers

W. Chipman Johnston was appointed our Corporate Secretary in April 2006. Mr. Johnston has been a Partner of Bennett Jones LLP, a law firm located in Calgary, Alberta since 2004. From 2000 to 2004, he was an associate of Bennett Jones LLP. Mr. Johnston’s practice focuses on mergers and acquisitions and equity capital raisings, primarily with clients in the upstream energy and oilfield services industries. He is a member of the External Relations Committee of the Telus World of Science and a member of the TSX Listing Advisory Committee. Mr. Johnston holds a B.A. from the University of Calgary and an L.L.B. from Osgoode Hall Law School.

Nicholas C. Sonntag joined us in October 2006 as President, Westport Asia, where he is responsible for the growth and development of our emerging businesses and opportunities in Asia.  He is also Executive Vice President of Corporate Development and is a Director of BWI.  Prior to joining us, he served as President of CH2M HILL’s operations in Beijing, China, working on sustainable infrastructure and industrial development across China and Hong Kong. He has also held senior executive positions with CH2M HILL Canada, the Stockholm Environment Institute (SEI), the International Institute for Sustainable Development (IISD), and the U.N. Conference on Environment and Development (UNCED). His memberships and board positions include: Royal Roads School of Environment & Sustainability; Environmental Forum of the American Chamber of Commerce in Beijing; Environmental Management College of China; and China-U.S. Center for Sustainable Development.  Mr. Sonntag obtained a Bachelor of Science in Engineering Physics and a Masters of Science, Business Administration from the University of British Columbia.

Elaine A. Wong, Executive Vice President and Chief Financial Officer, was appointed Chief Financial Officer in January, 2004.  Ms. Wong joined us in September 2001 as Director, Corporate Performance, responsible for our financial planning and analysis, and as Director of Finance for CWI.  She is also a Director of CWI and serves as our representative on the board of directors of Canadian Business for Social Responsibility, a non-profit, national membership organization of Canadian companies who have made a commitment to operate in a socially, environmentally, and financially responsible manner. Prior to joining us, Ms. Wong was the Director of Corporate Performance for TELUS Enterprise Solutions, an information technology company with offices across Canada and in Asia, where she was involved in strategy, planning, mergers and acquisitions, and other corporate development projects. Ms. Wong has her Chartered Accountant (1993) and Certified Public Accountant (Illinois) (2001) designations, as well as a Bachelors of Commerce Degree with Honours (1990) from the University of British Columbia.

Conflicts of Interest

David Demers and Michael Gallagher, both directors and officers of Westport, serve on the board of CWI, our 50:50 joint venture with Cummins.  Mr. Demers is also a director of Juniper, our 49:51 joint venture with OMVL.  Elaine Wong, an officer of Westport, is also a board member of CWI.  Michael Gallagher and Nicholas Sonntag, both officers of Westport, are board members of BWI, our 50:50 joint venture with BTIC.  Mr. Andrew Littlefair is a director, President and Chief Executive Officer of Clean Energy.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital is a summary only and is qualified in its entirety by reference to our articles of incorporation, which have been filed with the securities commission or similar regulatory authority in each of the provinces of Canada, and are available for review at www.sedar.com.

Our authorized share capital consists of an unlimited number of Common Shares, no par value per share, and an unlimited number of preferred shares issuable in series.

Common Shares

Holders of our Common Shares are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders.

Each Common Share entitles the holder to: (i) one vote per share held at meetings of shareholders; (ii) receive such dividends as declared by us, subject to any contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred shares and our credit facilities; and (iii) receive our remaining property and assets upon dissolution or winding up.  Our Common Shares are not subject to any future call or assessment and there are no pre-emptive, conversion or redemption rights attached to such shares.

In the event of our merger or consolidation with or into another entity in connection with which our Common Shares are converted into or exchanged for shares or other securities of another entity or property (including cash), all holders of our Common Shares will thereafter be entitled to receive the same kind and number of securities or kind of property (including cash).  Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our Common Shares will be entitled to receive pro rata our remaining assets available for distribution.

Preferred Shares

Our board of directors has the authority to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

·                  the designation of the series;

·                  the number of shares of the series, which our board may, except where otherwise provided in the provisions applicable to such series, increase or decrease, but not below the number of shares then outstanding;

·                  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

·                  the dates at which dividends, if any, will be payable;

·                  the redemption rights and price or prices, if any, for shares of the series;

·                  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

·                  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;

·                  whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Corporation or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates at which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

·                  restrictions on the issuance of shares of the same series or of any other class or series; and

·                  the voting rights, if any, of the holders of the series.

Authorized but Unissued Share Capital

The listing requirements of the TSX and NASDAQ, which would apply so long as our Common Shares remain listed on the TSX and NASDAQ, as applicable, require shareholder approval of certain issuances of Common Shares.  Any additional Common Shares issued may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued Common Shares or preferred shares may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the shareholders of opportunities to sell their Common Shares at prices higher than prevailing market prices.

CERTAIN MATERIAL INCOME TAX CONSIDERATIONS

Certain Canadian Federal Income Tax Considerations

In the opinion of Bennett Jones LLP, Canadian counsel to Westport, and McCarthy Tétrault LLP, Canadian counsel to the Underwriters, the following summary fairly describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) generally applicable at the date hereof to a purchaser who acquires Common Shares pursuant to the Offering.  This summary is applicable only to a purchaser who, at all relevant times, (i) deals with us and the Underwriters at arm’s length, (ii) is not affiliated with them or us, and (iii) holds his, her or its Common Shares as capital property (a “Holder”), all within the meaning of the Tax Act.  Common Shares will generally be considered to be capital property to a purchaser provided the purchaser does not hold the shares in the course of carrying on a business of trading or dealing in securities and has not acquired those shares in a transaction considered to be an adventure in the nature of trade.

This summary does not apply to a purchaser (i) that is a specified financial institution, (ii) that is a financial institution for purposes of the mark-to-market rules under the Tax Act, (iii) an interest in which is a tax shelter investment, (iv) that has elected under the Tax Act to determine his, her or its Canadian tax results in a currency other than Canadian currency, or (v) that holds at any relevant time Common Shares acquired upon the exercise of rights to acquire such shares received in respect of, in the course of, or by virtue of employment with Westport or any corporation or mutual fund trust not dealing at arm’s length with Westport, all within the meaning of the Tax Act.  Such a holder should consult his, her or its own tax advisors with respect to the purchase of Common Shares pursuant to this Offering.  In addition, this summary does not address the deductibility of interest incurred by a Holder who has borrowed money to acquire Common Shares pursuant to this Offering.

This summary is based on the current provisions of the Tax Act and the regulations thereunder (the “Regulations”), the Convention Between Canada – and the United States of America with Respect to Taxes on Income and on Capital, signed on September 26, 1980, as amended (the “U.S. Treaty”) and all specific proposals to amend the Tax Act or the Regulations that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date hereof and the proposed amendments to the U.S. Treaty (such proposed amendments are collectively referred to as the “Proposed Amendments”) and counsels’ understanding of the current published administrative and assessing practices and policies of the Canada Revenue Agency.  This summary assumes that the Proposed Amendments will be enacted in the form proposed and does not take into account or anticipate any other changes in law or administrative policy, whether by way of judicial, legislative or governmental decision or action, nor does it take into account provincial, territorial or non-Canadian tax legislation or considerations, which may differ significantly from the tax considerations discussed in this summary.  No assurance can be given that the Proposed Amendments will be enacted in the form proposed or at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed in this summary.

This summary is of a general nature and is not exhaustive of all possible Canadian federal income tax considerations applicable to an investment in Common Shares. The tax consequences of acquiring, holding and disposing of Common Shares will vary according to the status of the purchaser, the jurisdiction in which the purchaser resides or carries on business, and the purchaser’s own particular circumstances. This summary is not intended to constitute legal or tax advice to any particular purchaser. Prospective purchasers should obtain independent advice from their own tax advisers regarding the tax considerations applicable to investing in Common Shares based on their own particular circumstances.

For the purposes of the Tax Act, all amounts relating to the acquisition, holding and disposition of the Common Shares (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars.  Amounts denominated in United States dollars must be converted into Canadian dollars using the Bank of Canada noon rate on the day of which the amount first arose or such other rate of exchange as is acceptable to the Minister of National Revenue.

Taxation of Resident Holders

This portion of the summary is applicable to Holders who, at all relevant times, are resident in Canada within the meaning of the Tax Act (“Resident Holders”).

Certain Resident Holders who might not otherwise be considered to hold their Common Shares as capital property may, in certain circumstances, be entitled to make an irrevocable election under subsection 39(4) of the Tax Act to have the Common Shares and every other Canadian security (as defined in the Tax Act) owned by them in the taxation year of the election and in all subsequent taxation years deemed to be capital property.  Resident Holders contemplating such an election should consult their own tax advisors for advice as to whether an election under subsection 39(4) is available and advisable in their particular circumstances.

In the case of a Resident Holder who is an individual (other than certain trusts), any dividends received or deemed to be received on the Common Shares will be included in computing the individual’s income and will be subject to the gross-up and dividend tax credit normally applicable to taxable dividends paid by taxable Canadian corporations.  Provided that appropriate designations are made by us at the time a dividend is paid, such dividend will be treated as an eligible dividend for the purposes of the Tax Act and a Resident Holder will be entitled to an enhanced gross up and dividend tax credit in respect of such dividend. There may be limitations on our ability to designate dividends as eligible dividends. Taxable dividends received by an individual (including certain trusts) may give rise to alternative minimum tax under the Tax Act, depending on the individual’s circumstances.

In the case of a Resident Holder that is a corporation, any dividends received or deemed to be received on the Common Shares will be included in computing the corporation’s income and will generally be deductible in computing its taxable income to the extent and in the circumstances provided in the Tax Act.  A Resident Holder that is a private corporation as defined in the Tax Act or a corporation that is controlled or deemed to be controlled by or for the benefit of an individual (other than a trust) or a related group of individuals may be liable to pay a refundable tax of 33 1/3% of the dividends received on the Common Shares to the extent that such dividends are deductible in computing the corporation’s taxable income.

A Resident Holder who disposes of, or is deemed to have disposed of, a Common Share (other than, in certain cases, a disposition or deemed disposition to us) will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Common Share exceed (or are exceeded by) the adjusted cost base of the Common Share and any reasonable costs of disposition.  In computing the adjusted cost base of a Common Share the acquisition cost of all Common Shares held as capital property must be averaged.

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Resident Holder in a taxation year must be included in the Resident Holder’s income for the year and one-half of any capital loss (an “allowable capital loss”) realized by a Resident Holder in a taxation year may be deducted from taxable capital gains realized in the year.  Allowable capital losses in excess of taxable capital gains for that year may be carried back three years or forward indefinitely, in the circumstances and to the extent provided by the Tax Act. The amount of any capital loss realized by a Resident Holder that is a corporation on a disposition or deemed disposition of Common Shares may be reduced by the amount of dividends previously received or deemed to be received thereon, to the extent and under the circumstances prescribed in the Tax Act. Analogous rules apply where a Resident Holder that is a corporation is, directly or through a trust or partnership, a member of a partnership or a beneficiary of a trust which owns Common Shares.

A Resident Holder that throughout a relevant taxation year is a Canadian-controlled private corporation, as defined in the Tax Act, may be liable to pay an additional refundable tax of 6 2/3% on certain investment income, including taxable capital gains. Capital gains realized by an individual (including certain trusts) may give rise to a liability for alternative minimum tax.

Taxation of Non-Resident Holders

This portion of the summary is applicable to Holders who, at all relevant times, are not resident in Canada within the meaning of the Tax Act and who do not use or hold, and are not deemed to use or hold, the Common Shares in connection with carrying on business in Canada (“Non-Resident Holders”), other than insurers who carry on business in Canada and elsewhere.

Amounts paid or credited to a Non-Resident Holder as dividends or deemed dividends on the Common Shares are subject to withholding tax at a rate of 25%, subject to reduction of such rate under an applicable tax treaty. The rate of withholding tax on dividends is generally reduced to 15% under the U.S. Treaty if the beneficial owner of the dividends is resident in the United States for purposes of the U.S. Treaty. Pursuant to Proposed Amendments to the U.S. Treaty, treaty benefits will be restricted to those persons who meet the requirements of its limitation of benefits article after the effective date of such Proposed Amendments.

A Non-Resident Holder will generally not be subject to tax on a capital gain realized on the disposition of a Common Share unless, at the time of disposition, the Common Share constitutes taxable Canadian property to the Holder.  If the Common Share is listed on a designated stock exchange (which includes the TSX) at the time it is disposed of, it will generally not constitute taxable Canadian property to a Non-Resident Holder unless, at that time or within the prior 60 months, the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal with at arm’s length (within the meaning of the Tax Act), or the Non-Resident Holder together with such persons, owned 25% or more of the issued shares of any class or series of our capital stock or the Common Share is otherwise deemed to be taxable Canadian property.

If a Common Share constitutes, or is deemed to constitute, taxable Canadian property, a Non-Resident Holder who disposes of a Common Share will generally be subject to the same tax consequences as a Resident Holder who disposes of Common Shares.  However, no tax under the Tax Act will generally be payable on a capital gain realized on the disposition of such shares if the Non-Resident Holder is entitled to the benefit of the relieving provisions of a tax treaty between Canada and the Non-Resident Holder’s country of residence.  Under the U.S. Treaty, a disposition of Common Shares by a U.S. resident (other than certain former residents of Canada who owned such shares at the time they ceased to be resident in Canada) will generally not be subject to Canadian capital gains tax provided that, at the time of disposition, the value of such shares is not derived principally from real property situated in Canada, within the meaning of the Treaty, and subject to the Proposed Amendments described above.

Certain U.S. Federal Income Tax Considerations

The following is a summary of certain anticipated material U.S. federal income tax consequences to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of Common Shares acquired pursuant to the Offering.  This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder as a result of the acquisition, ownership, and disposition of Common Shares.  This summary only applies to U.S. Holders that hold Common Shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).  In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.  Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder.  Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal income, U.S. state and local, and foreign tax consequences of the acquisition, ownership, and disposition of Common Shares.

Scope of this Summary

Authorities

This summary is based on the Code, Treasury Regulations (whether final, temporary, or proposed), published rulings of the U.S. Internal Revenue Service (the “IRS”), published administrative positions of the IRS, the U.S. Treaty and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this prospectus.  Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis.  This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Common Shares that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the U.S., (b) a corporation, or any other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state in the U.S., including the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of Common Shares other than a U.S. Holder.  This summary does not address the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares to non-U.S. Holders.  Accordingly, a non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal income, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any tax treaties) of the acquisition, ownership, and disposition of Common Shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders:  (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a “functional currency” other than the U.S. dollar; (e) U.S. Holders that are liable for the alternative minimum tax under the Code; (f) U.S. Holders that own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (g) U.S. Holders that acquired Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (h) U.S. Holders that hold Common Shares other than as a capital asset within the meaning of Section 1221 of the Code; (i) U.S. expatriates or former long-term residents of the United States; and (j) U.S. Holders that own (directly, indirectly, or by attribution) 10% or more, by voting power or value, of the outstanding shares of the Corporation.  U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal income, U.S. state and local, and foreign tax consequences of the acquisition, ownership, and disposition of Common Shares.

If an entity that is classified as a partnership (or “pass-through” entity) for U.S. federal income tax purposes holds Common Shares, the U.S. federal income tax consequences to such partnership (or “pass-through” entity) and the partners of such partnership (or owners of such “pass-through” entity) generally will depend on the activities of the partnership (or “pass-through” entity) and the status of such partners (or owners).  Partners of entities that are classified as partnerships (or owners of “pass-through” entities) for U.S. federal income tax purposes should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.

Tax Consequences Other than U.S. Federal Income Tax Consequences Not Addressed

This summary does not address the U.S. state and local, U.S. federal estate and gift, or foreign tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Common Shares.  Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. state and local, U.S. federal estate and gift, and foreign tax consequences of the acquisition, ownership, and disposition of Common Shares.

U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Common Shares

Distributions on Common Shares

General Taxation of Distributions

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to the Common Shares will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Corporation.  To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Corporation, such distribution will be treated (a) first, as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Common Shares (therefore reducing the U.S. Holder’s tax basis in the Common Shares) and, (b) thereafter, as gain from the sale or exchange of such Common Shares.  (See more detailed discussion at “Disposition of Common Shares” below).  The U.S. federal income tax consequences described in the immediately preceding sentence applies whether or not such distributions are treated as a return of capital for non-tax purposes.  The amount of any distribution other than cash will be the fair market value of such property on the date of the distribution by the Corporation.  U.S. Holders of the Common Shares that are corporations generally will not be entitled to claim a “dividends received deduction” with respect to Dividends paid on the Common Shares.

Reduced Tax Rates for Certain Dividends

For taxable years beginning before January 1, 2011, a dividend paid by the Corporation generally will be taxed at the preferential tax rates applicable to long-term capital gains if (a) the Corporation is a “qualified foreign corporation” (as defined below), (b) the U.S. Holder receiving such dividend is an individual, estate, or trust, and (c) such dividend is paid on Common Shares that have been held by such U.S. Holder for at least 61 days during the 121-day period beginning 60 days before the “ex-dividend date.”  The Corporation generally will be a “qualified foreign corporation” under Section 1(h)(11) of the Code (a “QFC”) if (a) the Corporation is eligible for the benefits of the U.S. Treaty, or (b) the Common Shares are readily tradable on an established securities market in the U.S.  However, even if the Corporation satisfies one or more of such requirements, the Corporation will not be treated as a QFC if the Corporation is a “passive foreign investment corporation” or PFIC (as defined below) for the taxable year during which the Corporation pays a dividend or for the preceding taxable year.

If the Corporation is not a QFC, a dividend paid by the Corporation to a U.S. Holder, including a U.S. Holder that is an individual, estate, or trust, generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains).  The dividend rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the dividend rules.

Distributions Paid in Foreign Currency

The amount of a distribution paid to a U.S. Holder in foreign currency generally will be equal to the U.S. dollar value of such distribution based on the exchange rate applicable on the date of receipt.  A U.S. Holder that does not convert foreign currency received as a distribution into U.S. dollars on the date of receipt generally will have a tax basis in such foreign currency equal to the U.S. dollar value of such foreign currency on the date of receipt.  Such a U.S. Holder generally will recognize ordinary income or loss on the subsequent sale or other taxable disposition of such foreign currency (including an exchange for U.S. dollars).

Disposition of Common Shares

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of Common Shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in the Common Shares sold or otherwise disposed of.  Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the Common Shares are held for more than one year.  Gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of Common Shares generally will be treated as “U.S. source” for purposes of applying the U.S. foreign tax credit rules unless such U.S. Holder makes an election under the Code to treat any such gain as foreign source.   (See more detailed discussion at “Foreign Tax Credit” below).

Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust.  There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation.  Deductions for capital losses are subject to significant limitations under the Code.

Foreign Tax Credit

A U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid.  Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax.  This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income.  In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.”  In addition, this limitation is calculated separately with respect to specific categories of income.  Dividends paid by the Corporation generally will constitute “foreign source” income and generally will be categorized as “passive income.”  The foreign tax credit rules are extremely complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the foreign tax credit rules.

Information Reporting; Backup Withholding Tax

Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, or proceeds arising from the sale or other taxable disposition of, Common Shares may be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax.  However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules.  Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS.  Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the information reporting and backup withholding tax rules.

Passive Foreign Investment Company (“PFIC”)

If the Corporation is a PFIC in any taxable year during which a U.S. Holder owns Common Shares, special, and generally unfavorable, rules will be applicable to such U.S. Holder, some of which could impact the consequences described above.  Based in part on current operations and financial projections, the Corporation does not expect to be classified as a PFIC for the current taxable year or in the foreseeable future.  However, the determination of whether or not the Corporation is a PFIC is made on an annual basis and is based on the types of income the Corporation earns and the types and value of the Corporation’s assets from time to time, all of which are subject to change.  Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations.  Furthermore, whether the Corporation will be a PFIC for the current taxable year and each subsequent taxable year depends on its assets and income over the course of each such taxable year and, as a result, cannot be predicted with certainty as of the date of this prospectus.  Accordingly, there can be no assurance that the IRS will not challenge the determination made by the Corporation concerning its PFIC status or that the Corporation will not be a PFIC for any taxable year.  The PFIC rules are extremely complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the PFIC rules.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated ·, 2008, the Underwriters named below, for whom Jefferies & Company, Inc. is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, the number of Common Shares indicated below:

Name	Number of Shares

Jefferies & Company, Inc.	·
Lazard Capital Markets LLC	·
ThinkPanmure, LLC	·
Canaccord Adams Inc.	·
National Bank Financial Inc.	·

The Underwriters are offering the Common Shares subject to their acceptance of the Common Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Common Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the Common Shares if any such shares are taken. However, the Underwriters are not required to take or pay for the Common Shares covered by the Underwriters’ option to purchase additional Common Shares described below.  The obligations of the Underwriters under the underwriting agreement may be terminated at the discretion of the representative of the Underwriters on the basis of its assessment of the effect that certain changes in the United States’ or international political, financial or economic conditions may have on the market for the Common Shares.  The obligations of the Underwriters may also be terminated upon the occurrence of certain stated events.

The Offering is being made concurrently in the United States and Canada pursuant to the MJDS. The Common Shares will be offered in the United States and Canada through the Underwriters either directly or through their respective United States or Canadian broker-dealer affiliates or agents, as applicable. No securities will be offered or sold in any jurisdiction except by or through brokers or dealers duly registered under the applicable securities laws of that jurisdiction, or in circumstances where an exemption from such registered dealer requirements is available. Subject to applicable law, the Underwriters may offer the Common Shares outside of the United States and Canada.

The offering price of the Common Shares for investors in the United States will be payable in U.S. dollars and the offering price of the Common Shares for investors in Canada will be payable in Canadian dollars, unless the Underwriters otherwise agree. All of the proceeds of the Offering will be paid to us by the Underwriters in U.S. dollars based on the U.S. dollar offering price.

Option to Purchase Additional Shares

We have granted to the Underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 675,000 additional Common Shares at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the Underwriters exercise this option, each Underwriter will be obligated, subject to some conditions, to purchase a number of additional Common Shares proportionate to that Underwriter’s initial purchase commitment as indicated in the table above.

Commission and Expenses

The Underwriters have advised us that they propose to offer the Common Shares to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of U.S.$· per share. The Underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of U.S.$· per share to certain brokers and dealers. After the Offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The Common Shares are offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.  The Underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of Common Shares offered by them.

For purposes of the Offering in Canada, if all of the Common Shares have not been sold after the Canadian Underwriters have made a reasonable effort to sell the Common Shares at the initial offering price disclosed in this prospectus, the Canadian Underwriters may from time to time decrease or change the offering price and the other selling terms provided that the price for the Common Shares shall not exceed the initial offering price and further provided that the compensation that is realized by the Canadian Underwriters will be decreased by the amount that the aggregate price paid by the purchasers for the Common Shares is less than the gross proceeds paid by the Canadian Underwriters to us.

The following table shows the public offering price, the underwriting discounts and commissions payable to the Underwriters by us and the proceeds, before expenses, to us. Such amounts are shown assuming both no exercise and full exercise of the Underwriters’ option to purchase additional Common Shares.

	Per Share				Total
	Without Underwriters’ Option		With Underwriters’ Option		Without Underwriters’ Option		With Underwriters’ Option

Public offering price	U.S.$	·	U.S.$	·	U.S.$	·	U.S.$	·
Underwriting discounts and commissions paid by us	U.S.$	·	U.S.$	·	U.S.$	·	U.S.$	·
Proceeds to us, before expenses	U.S.$	·	U.S.$	·	U.S.$	·	U.S.$	·

Indemnification

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and applicable Canadian securities legislation, or to contribute to payments that the Underwriters may be required to make in respect of those liabilities.

Lock-up Agreements

We and our officers and directors have agreed, subject to specified exceptions, not to directly or indirectly:

·                  sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act, or

·                  otherwise dispose of any Common Shares, options or warrants to acquire Common Shares, or securities exchangeable or exercisable for or convertible into Common Shares currently or hereafter owned either of record or beneficially, or

·                  publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus without the prior written consent of Jefferies & Company, Inc.

This restriction terminates after the close of trading of the Common Shares on the 90th day after the date of this prospectus. However, subject to certain exceptions, in the event that either (i) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results or we become aware that material news or a material event relating to us will occur during the 16-day period beginning on the last day of the 90-day restricted period, then in either case the expiration of the 90-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or material event, as applicable, unless Jefferies & Company, Inc. waives, in writing, such an extension.

Jefferies & Company, Inc. may, in its sole discretion and at any time or from time to time before the termination of the 90-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the Underwriters and any of our shareholders who will execute a lock-up agreement providing consent to the sale of Common Shares prior to the expiration of the lock-up period.

Listing

Our Common Shares are listed on the TSX under the trading symbol “WPT”.  We have applied to have our Common Shares listed on the NASDAQ under the symbol “WPRT”.  Listing will be subject to compliance with all of the listing requirements of NASDAQ.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the Underwriters of the Offering, or by their affiliates. Other than the prospectus in electronic format, the information on any Underwriter’s website and any information contained in any other website maintained by an Underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Underwriter in its capacity as underwriter and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the Common Shares is completed, SEC rules may limit the Underwriters from bidding for and purchasing Common Shares. However, the representative may engage in transactions that stabilize the market price of the Common Shares, such as bids or purchases to peg, fix or maintain that price so long as stabilizing transactions do not exceed a specified maximum.

Pursuant to rules of the Ontario Securities Commission and the Universal Market Integrity Rules for Canadian Marketplaces, the Underwriters may not, throughout the period of distribution, bid for or purchase Common Shares except in accordance with certain permitted transactions, including market stabilization and passive market making activities. In connection with the sale of our Common Shares, the Underwriters may sell more Common Shares than they are required to purchase in this Offering or effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which otherwise might prevail on the open market.

In connection with this Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise make short sales of Common Shares and may purchase Common Shares on the open market to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of Common Shares than they are required to purchase in this Offering. “Covered” short sales are sales made in an amount not greater than the Underwriters’ option to purchase additional Common Shares in this Offering. The Underwriters may close out any covered short position by either exercising their option to purchase additional Common Shares or purchasing Common Shares in the open market. In determining the source of Common Shares to close out the covered short position, the Underwriters will consider, among other things, the price of Common Shares available for purchase in the open market as compared to the price at which they may purchase Common Shares through the option to purchase additional Common Shares. “Naked” short sales are sales in excess of the option to purchase additional Common Shares. The Underwriters must close out any naked short position by purchasing Common Shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the Common Shares in the open market after pricing that could adversely affect investors who purchase in this Offering. A “stabilizing bid” is a bid for or the purchase of Common Shares on behalf of an Underwriter in the open market prior to the completion of this Offering for the purpose of fixing or maintaining the price of the Common Shares. A “syndicate covering transaction” is the bid for or purchase of Common Shares on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the Offering.

Similar to other purchase transactions, the Underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Common Shares or preventing or retarding a decline in the market price of our Common Shares. As a result, the price of our Common Shares may be higher than the price that might otherwise exist in the open market.

The representative may also impose a “penalty bid” on Underwriters. A “penalty bid” is an arrangement permitting the representative to reclaim the selling concession otherwise accruing to the Underwriters in connection with this Offering if the Common Shares originally sold by the Underwriters are purchased by the Underwriters in a syndicate covering transaction and have therefore not been effectively placed by the Underwriters. The imposition of a penalty bid may also affect the price of the Common Shares in that it discourages resales of those Common Shares.

Neither we, nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of Common Shares. In addition, neither we nor any of the Underwriters makes any representation that the representative will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

The Underwriters and their affiliates have provided, or may in the future provide, various investment banking, commercial banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of their businesses, the Underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the Underwriters and their affiliates may at any time hold long or short positions in such securities or loans.

Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

NOTICE TO INVESTORS

European Economic Area

With respect to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including any applicable implementing measures, from and including the date on which the Prospectus Directive is implemented in that Member State, we have not made and will not make an offer of our Common Shares to the public in a Relevant Member State prior to the publication of a prospectus in relation to the Common Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, in accordance with the following exemptions under the Prospectus Directive, if they are implemented in such Relevant Member State, the Offering is only being made:

·                  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

·                  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

·                  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that such offer will not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or any measure implementing the Prospectus Directive in that Relevant Member State.

For the purposes of this provision, the expression an “offer of Common Shares to the public” means the communication to persons in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

The European Economic Area selling restriction is in addition to any other selling restrictions set out below.

Germany

Any offer or solicitation of Common Shares within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz — WpPG). The offer and solicitation of securities to the public in Germany requires the approval of the prospectus by the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht — BaFin). This prospectus has not been and will not be submitted for approval to the BaFin. This prospectus does not constitute a public offer under the German Securities Prospectus Act (Wertpapierprospektgesetz). This prospectus and any other document relating to the Common Shares, as well as any information contained therein, must therefore not be supplied to the public in Germany or used in connection with any offer for subscription of the Common Shares to the public in Germany, any public marketing of the Common Shares or any public solicitation for offers to subscribe for or otherwise acquire the Common Shares. The prospectus and other Offering materials relating to the offer of the Common Shares are strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

United Kingdom

Our Common Shares may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or otherwise in circumstances which have not resulted or will not result in an offer to the public in the United Kingdom within the meaning of the Financial Services and Markets Act 2000 (the “FSMA”).

In addition, any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of Common Shares may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us. Without limitation to the other restrictions referred to herein, this prospectus supplement is directed only at persons outside the United Kingdom or persons who:

·                  are qualified investors as defined in section 86(7) of FSMA, being persons falling within the meaning of article 2.1(e)(i), (ii) or (iii) of the Prospectus Directive; and

·                  are either persons who fall within article 19(1) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), or are persons who fall within article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Order; or

·                  to whom it may otherwise lawfully be communicated in circumstances in which Section 21(1) of the FSMA does not apply.

Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) above) should not rely or act upon this communication.

Japan

This Offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended) (the “FIEL”), and the Underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Australia

This prospectus is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia (the “Corporations Act”), has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this document in Australia:

a.                                       you confirm and warrant that you are either:

·                  a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

·                  a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

·                  “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance.

b.                                      you warrant and agree that you will not offer any of the shares issued to you pursuant to this document for resale in Australia within 12 months of those shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

LEGAL MATTERS

Certain legal matters relating to the Offering and to the Common Shares to be distributed pursuant to this short form prospectus will be reviewed on our behalf by Bennett Jones LLP and Dorsey & Whitney LLP and on behalf of the Underwriters by McCarthy Tétrault LLP and Jones Day.

INTERESTS OF EXPERTS

As at the date hereof, the partners and associates of Bennett Jones LLP and McCarthy Tétrault LLP, as a group, beneficially own, directly or indirectly, less than 1% of our outstanding Common Shares.  W. Chipman Johnston, our corporate secretary, is a partner of Bennett Jones LLP.  KPMG LLP, our auditors, are independent of us pursuant to the rules of professional conduct applicable to auditors in all provinces of Canada and independent within the meaning of the Exchange Act.

AUDITORS, TRANSFER AGENT AND REGISTRAR

Our auditors are KPMG LLP, Chartered Accountants, 900 – 777 Dunsmuir Street, Vancouver, British Columbia V7Y 1K3.

The transfer agent and registrar for our Common Shares is Computershare Trust Company of Canada at its principal offices in the cities of Vancouver, British Columbia, Calgary, Alberta and Toronto, Ontario.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this prospectus from documents filed with the securities commissions or similar authorities in Canada.  Copies of the documents incorporated herein by reference may be obtained on request without charge from our Director, Investor Relations at 101-1750 West 75th Avenue, Vancouver, British Columbia, V6P 6G2, telephone (604) 718-8321.  Copies of documents incorporated by reference may also be obtained by accessing the web site located at www.sedar.com.

Information that is incorporated by reference is an important part of this prospectus.  We incorporate by reference the documents listed below, which were filed with the securities commission or similar authority in each of the provinces of Canada:

(a)          our annual information form for the year ended March 31, 2008, dated June 25, 2008;

(b)         our audited consolidated financial statements as at March 31, 2008 and 2007 together with the notes thereto and the auditors' report thereon, and comments by the auditors for U.S. readers on Canada-U.S. reporting differences, filed on SEDAR on July 21, 2008;

(c)          our unaudited consolidated financial statements as at June 30, 2008, together with the notes thereto;

(d)         management’s discussion and analysis for the years ended March 31, 2008 and 2007, dated May 16, 2008;

(e)          management’s discussion and analysis for the three months ended June 30, 2008 and 2007, dated July 25, 2008; and

(f)            our management information circular dated June 6, 2008 prepared in connection with our annual and special meeting of shareholders held on July 8, 2008.

Any documents of the type described in Item 11.1 of Form 44-101F1 – Short Form Prospectus (forming part of National Instrument 44-101 – Short Form Prospectus Distributions of the Canadian securities administrators) filed by us with a securities commission or similar regulatory authority in Canada and filed with, or furnished to, the SEC in the United States after the date of this prospectus and prior to the termination of the Offering are deemed to be incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in this short form prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of circumstances in which it was made. Any statement so modified or superseded shall not be deemed in its unmodified or superseded form to constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC under the U.S. Securities Act of 1933, as amended, a registration statement on Form F-10 (which, together with all amendments and supplements thereto, we refer to as the “Registration Statement”) with respect to the Common Shares offered hereby.  This prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us, and the Common Shares offered hereby, reference is made to the Registration Statement and to the schedules and exhibits filed therewith. Statements contained or incorporated by reference in this prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.  The Registration Statement can be found on the SEC’s website, www.sec.gov.

Subsequent to the effectiveness of the Registration Statement, we will be subject to the information requirements of the Exchange Act, and in accordance therewith will file periodic reports and other information with the SEC. Under the MJDS, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States.  As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Under the Exchange Act, we are not required to publish financial statements as frequently or as promptly as U.S. public companies.  Any information filed with the SEC may be reviewed, printed and downloaded from the SEC’s website (www.sec.gov) and inspected and copied at prescribed rates at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Information on the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents are being or will be filed with the SEC as part of the Registration Statement: the documents referred to under the heading “Documents Incorporated by Reference”; the consent of KPMG LLP; the consent of Bennett Jones LLP; the consent of McCarthy Tétrault LLP; and the powers of attorney from our directors and officers.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation existing under the Business Corporations Act (Alberta). Some of our directors and officers and some or all of the Underwriters and experts named in this prospectus are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of our assets, are located outside the United States.  We have appointed an agent for service of process in the United States, but it may be difficult for holders of Common Shares who reside in the United States to effect service within the United States upon those directors, officers, Underwriters and experts who are not residents of the United States.  It may also be difficult for holders of Common Shares who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws.

We filed with the SEC, concurrently with the Registration Statement, an appointment of agent for service of process on Form F-X.  Under the Form F-X, we appointed DL Services Inc. as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning the Offering of the Common Shares under this prospectus.

[ALTERNATIVE PAGE FOR CANADIAN PROSPECTUS]

ELIGIBILITY FOR INVESTMENT

In the opinion of Bennett Jones LLP, our Canadian counsel, and McCarthy Tétrault LLP, Canadian counsel to the Underwriters, the Common Shares will, at the date of closing, be qualified investments under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans, deferred profit sharing plans and registered disability savings plans, provided that such shares are then listed on a designated stock exchange (which includes the TSX).

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities.  This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment.  In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some provinces, revisions of the price or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission, revision of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal advisor.

PURCHASERS’ CONTRACTUAL RIGHT OF ACTION

We may make available certain materials describing the Offering (the “Website Materials”) on the website of one or more commercial services such as www.retailroadshow.com and/or www.netroadshow.com under the heading “Westport Innovations Inc.” in accordance with U.S. federal securities laws during the period prior to obtaining a final receipt for the final short form base PREP prospectus relating to this offering (the “Final Prospectus”) from the securities regulatory authorities in each of the Provinces of Canada, except the Province of Québec (the “Canadian Jurisdictions”).  In order to give purchasers in each of the Canadian Jurisdictions the same unrestricted access to the Website Materials as provided to U.S. purchasers, we have applied for and obtained exemptive relief from the securities regulatory authorities in each of the Canadian Jurisdictions.  Pursuant to the terms of that exemptive relief, we and each of the Canadian Underwriters signing the certificate contained in the Final Prospectus have agreed that, in the event that the Website Materials contained any untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make any statement therein not misleading in light of the circumstances in which it was made (a “misrepresentation”), a purchaser resident in any of the Canadian Jurisdictions who purchases Common Shares pursuant to the Final Prospectus during the period of distribution shall have, without regard to whether the purchaser relied on the misrepresentation, rights against us and each of the Canadian Underwriters with respect to such misrepresentation as are equivalent to the rights under section 130 of the Securities Act (Ontario) or the comparable provision of the securities legislation of each of the other Canadian Jurisdictions, as if such misrepresentation was contained in the Final Prospectus.

[ALTERNATIVE PAGE FOR CANADIAN PROSPECTUS]

AUDITORS’ CONSENT

To the Board of Directors of Westport Innovations Inc.

We have read the short form prospectus of Westport Innovations Inc. (the “Corporation”) dated August 12, 2008 relating to the issue of 4,500,000 Common Shares of the Corporation. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned prospectus of our report to the board of directors and shareholders of the Corporation on the consolidated balance sheets of the Corporation as at March 31, 2008 and 2007 and the consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended March 31, 2008.  Our report is dated May 9, 2008 except as to notes 22 and 23 which are as of July 21, 2008.

(Signed) KPMG LLP
Chartered Accountants
Vancouver, Canada
August 12, 2008

Consolidated Financial Statements

(Expressed in thousands of Canadian dollars)

WESTPORT  INNOVATIONS  INC.

Years ended March 31, 2008, 2007 and 2006

KPMG LLP	Telephone	(604) 691-3000
Chartered Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca
Vancouver BC V7Y 1K3
Canada

AUDITORS’ REPORT ON FINANCIAL STATEMENTS

To the Board of Directors and Shareholders of
Westport Innovations Inc.

We have audited the consolidated balance sheets of Westport Innovations Inc. (the Company) as of March 31, 2008 and 2007 and the consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three year period ended March 31, 2008.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2008 and 2007 and the results of its operations and its cash flows for each of the years in the three year period ended March 31, 2008 in accordance with Canadian generally accepted accounting principles.

Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States of America.  Information relating to the nature and effect of such differences is presented in note 23 to the consolidated financial statements.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada

May 9, 2008, except as to notes 22 and 23
which are as of July 21, 2008

COMMENTS BY AUDITORS FOR US READERS ON CANADA-US REPORTING DIFFERENCES

To the Board of Directors and Shareholders of
Westport Innovations Inc.

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the Company’s financial statements, such as the change described in note 3(a) to the consolidated financial statements as at March 31, 2008 and for the three years then ended.  Our report to the Board of Directors and shareholders dated May 9, 2008, except as to notes 22 and 23 which are as of July 21, 2008 is expressed in accordance with Canadian reporting standards, which do not require a reference to such a change in accounting principles in the auditors’ report when the change is properly accounted for and adequately disclosed in the financial statements.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada

May 9, 2008, except as to notes 22 and 23
which are as of July 21, 2008

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.

WESTPORT INNOVATIONS INC.

Consolidated Balance Sheets

(Expressed in thousands of Canadian dollars)

March 31, 2008 and 2007

	2008	2007

Assets

Current assets:
Cash and cash equivalents	$7,560	$1,702
Short-term investments	15,202	21,379
Accounts receivable	7,028	10,881
Loan receivable (note 18(a))	6,774	—
Inventories (note 4)	9,020	2,816
Prepaid expenses	1,033	783
Current portion of future income tax assets (note 17)	4,944	1,778
	51,561	39,339
Long-term investments (note 5)	18,754	13,115
Equipment, furniture and leasehold improvements (note 6)	3,685	3,863
Intellectual property (note 7)	574	719
Deferred charges (note 3(a))	—	920
Future income tax asset (note 17)	4,366	1,677

	$78,940	$59,633

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable and accrued liabilities	$8,470	$6,030
Deferred revenue	205	365
Demand instalment loan (note 8)	5,776	1,613
Short-term debt (note 9)	5,995	—
Current portion of long-term debt (note 10)	54	6,816
Current portion of warranty liability	4,899	3,824
Obligation to issue warrants (note 13)	4,000	—
	29,399	18,648
Warranty liability	4,258	3,147
Obligation to issue warrants (note 13)	—	4,000
Long-term debt (note 10)	8	13,781
Other long-term liabilities (note 11)	1,496	1,720
Joint Venture Partners’ share of net assets of joint ventures (note 18)	13,983	7,719
	49,144	49,015
Shareholders’ equity (note 22(c)):
Share capital:
Authorized:
Unlimited common shares, no par value Unlimited preferred shares in series, no par value
Issued:
27,416,993 (2007 - 21,624,594) common shares	258,202	232,830
Other equity instruments (note 15)	3,079	12,352
Additional paid in capital	5,097	5,301
Deficit	(247,460)	(239,865)
Accumulated other comprehensive income	10,878	—
	29,796	10,618
Commitments and contingencies (notes 12 and 19)
Subsequent events (notes 19(c), 20(d) and 22)
Share consolidation (note 22(c))
	$78,940	$59,633

See accompanying notes to consolidated financial statements.

Approved on behalf of the Board:

“John A. Beaulieu”	Director	“Henry Bauermeister”	Director

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

	2008	2007	2006

Product revenue	$55,238	$47,195	$29,932
Parts revenue	16,298	13,285	13,620
	71,536	60,480	43,552

Cost of revenue and expenses:
Cost of revenue	49,023	38,381	28,642
Research and development (notes 14(c) and 16)	23,026	21,891	16,939
General and administrative (note 14(c))	6,033	6,882	4,866
Sales and marketing (note 14(c))	10,550	7,077	5,849
Foreign exchange loss (gain)	1,287	(102)	(93)
Depreciation and amortization	1,550	1,410	2,752
Bank charges, interest and other	280	408	314
	91,749	75,947	59,269

Loss before undernoted	(20,213)	(15,467)	(15,717)

Interest on long-term debt and amortization of discount (note 10(c))	(986)	(1,718)	—
Interest and other income	1,316	764	450
Gain on sale of long-term investments (notes 5(a) and 5(b))	10,659	8,120	—

Loss before income taxes and Joint Venture Partners’ share of income from joint ventures	(9,224)	(8,301)	(15,267)

Income tax recovery (expense) (note 17):
Current	(218)	(404)	—
Future	4,691	3,455	—
	4,473	3,051	—

Loss before Joint Venture Partners’ share of income from joint ventures	(4,751)	(5,250)	(15,267)

Joint Venture Partners’ share of net income from joint ventures (note 18)	(5,564)	(6,057)	(1,593)

Loss for the year	$(10,315)	$(11,307)	$(16,860)

Basic and diluted loss per share (note 22(c))	$(0.41)	$(0.53)	$(0.79)

Weighted average common shares outstanding - Basic and diluted (note 22(c))	25,167,966	21,478,521	21,208,141

See accompanying notes to consolidated financial statements.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Shareholders’ Equity and Comprehensive Income (Loss)

(Expressed in thousands of Canadian dollars, except share amounts)

Years ended March 31, 2008, 2007 and 2006

	Common					Accumulated other	Total
	shares	Share	Other equity	Additional paid	Accumulated	comprehensive	shareholders’	Comprehensive
	(note 22(c))	capital	instruments	in capital	deficit	income	equity	loss

Balance, March 31, 2005	21,132,596	$230,379	$2,078	$2,919	$(211,698)	$—	$23,678	$—

Issue of performance share units for no additional consideration	122,197	801	(801)	—	—	—	—	—
Stock-based compensation	—	—	1,082	1,852	—	—	2,934	—
Net loss	—	—	—	—	(16,860)	—	(16,860)	—

Balance, March 31, 2006	21,254,793	231,180	2,359	4,771	(228,558)	—	9,752	—

Shares issued for intellectual property	174,029	602	—	—	—	—	602	—
Issue of common shares on exercise of performance share units	81,052	555	(555)	—	—	—	—	—
Shares issued for settlement of accrued interest	114,720	498	—	—	—	—	498	—
Share issue costs	—	(5)	—	—	—	—	(5)	—
Value of warrants issued with long-term debt and conversion options	—	—	8,989	—	—	—	8,989	—
Stock-based compensation	—	—	1,559	530	—	—	2,089	—
Net loss	—	—	—	—	(11,307)	—	(11,307)	—

Balance, March 31, 2007	21,624,594	232,830	12,352	5,301	(239,865)	—	10,618	—

Transitional adjustment on adoption of new accounting standards for financial instruments, net of tax of $3,370 (note 3(a))	—	—	—	—	3,483	17,032	20,515	—

Balance, April 1, 2007	21,624,594	232,830	12,352	5,301	(236,382)	17,032	31,133	—

Issue of common shares on exercise of stock options	232,024	1,967	—	(762)	—	—	1,205	—
Issue of common shares on exercise of performance share units	60,383	390	(390)	—	—	—	—	—
Issue of common shares on conversion of subordinated convertible notes and settlement of accrued interest (note 10(c))	4,831,801	21,759	(7,569)	—	(763)	—	13,427	—
Issue of common shares on exercise of warrants	668,191	1,420	(1,420)	—	—	—	—	—
Share issue costs	—	(164)	—	—	—	—	(164)	—
Stock-based compensation	—	—	106	558	—	—	664	—
Unrealized gain on available for sale securities, net of tax of $182	—	—	—	—	—	645	645	645
Reclassification of net realized gains on available for sale securities to net loss, net of tax of $1,345	—	—	—	—	—	(6,799)	(6,799)	(6,799)
Net loss	—	—	—	—	(10,315)	—	(10,315)	(10,315)

Balance, March 31, 2008	27,416,993	$258,202	$3,079	$5,097	$(247,460)	$10,878	$29,796	$(16,469)

See accompanying notes to consolidated financial statements.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Cash Flows

(Expressed in thousands of Canadian dollars)

Years ended March 31, 2008, 2007 and 2006

	2008	2007	2006

Cash flows from operations:
Loss for the year	$(10,315)	$(11,307)	$(16,860)
Items not involving cash:
Depreciation and amortization	1,550	1,410	2,752
Stock-based compensation expense	664	2,089	2,934
Accretion of TPC warrants	—	571	1,143
Future income tax recovery	(4,691)	(3,455)	—
Change in deferred lease inducements	(251)	(164)	(154)
Gain on sale of long-term investments	(10,659)	(8,120)	—
Joint Venture Partners’ share of net income from joint ventures	5,564	6,057	1,593
Interest on long-term debt and amortization of discount	690	1,663	—
Other	(146)	(69)	(69)
Changes in non-cash operating working capital:
Accounts receivable	3,853	(4,744)	(97)
Inventories	(6,204)	(1,963)	629
Prepaid expenses	(250)	(62)	(169)
Accounts payable and accrued liabilities	2,343	2,353	(1,197)
Deferred revenue	(133)	129	(1,214)
Warranty liability	2,186	1,201	(959)
	(15,799)	(14,411)	(11,668)

Cash flows from investments:
Purchase of equipment, furniture and leasehold improvements	(1,690)	(1,175)	(396)
Proceeds on disposition of equipment, furniture and leasehold improvements	609	12	93
Sale (purchase) of short-term investments, net	6,725	(14,593)	13,185
Purchase of long-term investments	—	(51)	—
Disposition of long-term investments	17,977	605	—
Loan receivable	(6,774)	—	—
Sale of interest in subsidiary	—	4,198	—
Contributions from joint venture partner	425	—	—
Deferred transaction costs incurred	—	(764)	—
	17,272	(11,768)	12,882

Cash flows from financing:
Issue of demand instalment loan	5,000	—	1,235
Repayment of demand instalment loan	(837)	(894)	(981)
Increase in short-term debt	5,995	—	—
Increase in bank loan	—	7,346	—
Repayment of bank loan	(6,741)	(605)	—
Repayment of other long-term debt	(73)	(185)	(742)
Issuance of convertible notes	—	22,092	—
Finance costs incurred	—	(915)	—
Shares issued for cash	1,205	—	—
Share issue costs	(164)	(5)	—
	4,385	26,834	(488)

Increase in cash and cash equivalents	5,858	656	726

Cash and cash equivalents, beginning of year	1,702	1,046	320

Cash and cash equivalents, end of year	$7,560	$1,702	$1,046

	2008	2007	2006

Supplementary information:
Interest paid	$473	$379	$222
Taxes paid	479	15	—
Non-cash transactions:
Purchase of equipment, furniture and leasehold improvements by assumption of capital lease obligation	—	—	260
Shares issued on exercise of performance share units	390	555	801
Shares issued for acquisition of intellectual property	—	602	—
Shares issued on conversion of debt (note 10(c))	21,115	—	—
Shares issued for settlement of interest on convertible notes (note 10(c))	644	498	—
Shares issued on cashless exercise of warrants	1,420	—	—

See accompanying notes to consolidated financial statements.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

1.                         Nature of operations:

Westport Innovations Inc. (the “Company”) was incorporated under the Business Corporations Act (Alberta) on March 20, 1995.

The Company is involved in the research, development and commercialization of environmental technologies, including high-pressure direct injection (“HPDI”) combustion technology that allows diesel engines to operate on cleaner burning gaseous fuels such as natural gas without sacrificing performance or fuel economy.  The Company also has a joint venture interest in Cummins Westport Inc. (“CWI”), a joint venture with Cummins Inc. (“Cummins”), formed in 2001 (note 18(a)).  CWI develops, supports and markets a comprehensive product line of low-emission, high performance engines and ancillary products using proprietary intellectual property developed by the Company and Cummins.

These consolidated financial statements have been presented on a going concern basis, which assumes the realization of assets and the settlement of liabilities in the normal course of operations.  To date, the Company has financed its operations primarily by equity and debt financing and margins on the sale of products and parts.  If the Company does not have sufficient funding from internal or external sources, it may be required to delay commercialization efforts or to delay, reduce or eliminate certain research and development programs and forego acquisition of certain inventory or equipment.  The future operations of the Company are dependent upon its ability to produce, distribute and sell an economically viable product to attain profitable operations.

2.                         Significant accounting policies:

(a)                   Basis of presentation:

The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and variable interest entities for which the Company is considered the primary beneficiary.  Intercompany balances and transactions have been eliminated.

Interests in variable interest entities are consolidated by the Company if the Company is the primary beneficiary.  The Company has identified CWI and BTIC Westport Inc. (“BWI”) as variable interest entities and determined that the Company is the primary beneficiary.  Accordingly, the Company has consolidated these entities.  The other 50% interest held by the Company’s joint venture partners is reflected as “Joint Venture Partners’ share of net assets of joint ventures” in these consolidated financial statements.

These financial statements are presented in accordance with Canadian generally accepted accounting principles.  Material differences between Canadian generally accepted accounting principles and those generally accepted in the United States are disclosed in note 23.

(b)                  Cash and cash equivalents:

Cash and cash equivalents includes cash and term deposits with maturities of ninety days or less when acquired.

(c)                   Short-term investments:

Short-term investments, consisting of investment grade commercial paper, banker acceptances, bearer deposit notes, guaranteed investment certificates and other term deposits are considered available for sale and recorded at fair value with changes in fair value recognized in accumulated other comprehensive income.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

2.                         Significant accounting policies (continued):

(d)                  Inventories:

The Company’s inventory consists of the Company’s fuel system products (finished goods), work-in-progress and parts.  Inventories are recorded at the lower of cost and net realizable value.  Cost is determined based on the lower of standard cost which approximates weighted average cost and net realizable value.  The cost of fuel system product inventories and work-in-progress include materials, labour and production overhead.  An inventory obsolescence provision is provided to the extent cost of inventory exceeds net realizable value.  In establishing the amount of inventory obsolescence provision, management estimates the likelihood that inventory carrying values will be affected by changes in market demand and technology, which would make inventory on hand obsolete.

(e)                   Equipment, furniture and leasehold improvements:

Equipment, furniture and leasehold improvements are stated at cost.  Depreciation is provided as follows:

Assets	Basis	Rate

Computer equipment and software	Straight-line	3 years
Furniture and fixtures	Straight-line	5 years
Machinery and equipment	Straight-line	8 years
Leasehold improvements	Straight-line	Lease term

(f)                     Long-term investments:

Long-term investments are designated as available for sale and recorded at their fair value to the extent a reliable fair value is determinable.  Changes in fair value are recognized in accumulated other comprehensive income.  A decline in value that is considered other than temporary is recognized in net loss for the period.

(g)                  Research and development costs:

Research costs are expensed as incurred and are recorded net of government funding received or receivable.  Development costs are deferred only if they meet certain stringent criteria generally related to technical feasibility, market definition and financing availability for future development; otherwise they are expensed as incurred.  Related investment tax credits reduce research and development expenses in the same year in which the related expenditures are charged to earnings, provided there is reasonable assurance the benefits will be realized.  As at March 31, 2008 and 2007, no development costs had been deferred.

(h)                  Government assistance:

The Company periodically applies for financial assistance under available government incentive programs which is recorded in the period it is received or receivable.  Government assistance relating to the purchase of equipment, furniture and leasehold improvements is reflected as a reduction of the cost of such assets.  Government assistance related to research and development activities is recorded as a reduction of the related expenditures.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

2.                         Significant accounting policies (continued):

(i)                      Intellectual property:

Intellectual property, consisting primarily of the cost of acquired patents, licenses and other intellectual property, is amortized over their estimated useful lives, which currently does not exceed seven years.

(j)                      Impairment of long-lived assets:

The Company reviews for impairment of long-lived assets, including equipment, furniture, and leasehold improvements and intellectual property, to be held and used whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.  If such conditions exist, assets are considered impaired if the sum of the undiscounted expected future cash flows expected to result from the use and eventual disposition of an asset is less than its carrying amount.  An impairment loss is measured at the amount by which the carrying amount of the asset exceeds its fair value.  When quoted market prices are not available, the Company uses the expected future cash flows discounted at a rate commensurate with the risks associated with the recovery of the asset as an estimate of fair value.

(k)                   Warranty liability:

Estimated warranty costs are recognized at the time the Company sells its products, and are included in cost of revenue.  The Company provides warranty coverage on products sold for a period of two years from the date the products are put into service by customers.  Warranty liability represents the Company’s best estimate of warranty costs expected to be incurred during the warranty period.  Furthermore, the current portion of warranty liability represents the Company’s best estimate of the costs to be incurred in the next twelve month period.  The Company uses historical failure rates and cost to repair defective products together with information on known product issues to estimate the warranty liability.  The ultimate amount payable by the Company and the timing will depend on actual failure rates and cost to repair failures of its products.

(l)                      Extended warranty:

The Company sells extended warranty contracts which provide coverage in addition to the basic two year coverage.  Proceeds from the sale of these contracts are deferred and amortized over the extended warranty period commencing at the end of the basic warranty period.  On a periodic basis, management reviews the estimated warranty costs expected to be incurred related to these contracts and recognizes a loss to the extent such costs exceed the related deferred revenue.

(m)                Revenue recognition:

Product and parts revenue is recognized, net of estimated costs of returns, allowances, and sales incentives, when the products are shipped and title passes to the customers.  Revenue also includes fees earned from performing research and development activities for third parties, as well as technology licenses fees from third parties.  Revenue from research and development activities is recognized as the services are performed.  Revenue from technology license fees is recognized over the duration of the licensing agreement.  Amounts received in advance of the revenue recognition criteria being met are recorded as deferred revenue.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

2.                         Significant accounting policies (continued):

(n)                  Income taxes:

The Company uses the asset and liability method of accounting for income taxes.  Under this method, future income tax assets and liabilities are determined based on temporary differences between the accounting and tax basis of the assets and liabilities and for loss carry forwards, and are measured using the tax rates expected to apply when these tax assets and liabilities are recovered or settled.  The effect on future tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the substantive enactment date.  A valuation allowance is recorded against any future income tax asset if it is not “more likely than not” that the benefit of these assets will be realized.

(o)                  Stock-based compensation plans:

The Company has a stock option plan, which is described in note 14(a).  The Company accounts for stock-based compensation related to stock options granted to employees and directors using the fair value method and recognizes stock-based compensation in results from operations over the vesting period.  The Company has an employee share purchase plan, which is described in note 14(b).  The Company matches the employees’ contribution and recognizes this cost as an expense in the period it is incurred.

The Company has a Performance Share Unit (“PSU”) Plan as described in note 14(c).  The value of the units is calculated based on the market price of the Company’s common shares on the date of grant and is recorded as compensation expense in the period earned, which generally is the period over which the PSU’s vest.

(p)                  Post-retirement benefits:

The Company has implemented a group registered retirement savings plan (“RRSP”) in which full-time employees of the Company are eligible to participate.  Eligible employees may make contributions up to their personal eligible contribution room under the Canadian Income Tax Act.  The Company contributes up to a maximum combined total of 5% of the employee’s regular base pay to the RRSP and/or the employee share purchase plan and recognizes this cost as an expense in the period it is incurred.  During the year ended March 31, 2008, the Company recognized $418 (2007 - $356; 2006 - $317) of expense associated with the RRSP.

(q)                  Foreign currency:

Monetary items denominated in foreign currency are translated into Canadian dollars at exchange rates in effect at the balance sheet date and non-monetary items are translated at rates of exchange in effect when the assets were acquired or obligations incurred.  Revenue and expenses are translated at rates in effect at the time of the transactions.  Foreign exchange gains and losses are included in results from operations.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

2.                         Significant accounting policies (continued):

(r)                     Use of estimates:

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the period.  Significant areas requiring the use of estimates include amortization of equipment, furniture and leasehold improvements, the determination of future cash flows and discount rates for impairment of long-lived assets, valuation of long-term investments, valuation of future income tax assets and the accrual of warranty liability.  Actual results could differ from estimates used in the preparation of the consolidated financial statements.

(s)                   Loss per share:

Basic loss per share is calculated using the weighted average number of shares outstanding during the period.  Diluted loss per share is computed similarly to basic loss per share, except that the weighted average number of shares outstanding are increased to include additional shares from the assumed exercise of conversion options, stock options, warrants, and performance share units, if dilutive.  For stock options, warrants and performance units, the number of additional shares is calculated by assuming that outstanding stock options, warrants, and performance share units were exercised at the beginning of the year or when granted and that the proceeds from such exercises were used to repurchase shares of common stock at the average market price during the period.  For conversion options, the Company uses the if-converted method which assumes that the conversion of options are exercised at the beginning of the year or when granted.  For all periods presented, diluted loss per share does not differ from basic loss per share as the impact of dilutive securities is anti-dilutive.

3.                         Accounting changes:

(a)                   Adoption of new accounting standards:

On April 1, 2007, the Company adopted the Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 1530, Comprehensive Income; Section 3251, Equity; Section 3855, Financial Instruments - Recognition and Measurement; Section 3861, Financial Instruments - Disclosure and Presentation; and Section 3865, Hedges.  These new standards resulted in changes in the accounting for available for sale investments, other financial instruments, and hedges as well as recognition of certain transitional adjustments that have been recorded for available for sale investments and deferred financing costs.  In accordance with the transitional provisions, prior periods have not been restated.  The principal changes resulting from these new standards are described below:

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

3.                         Accounting changes (continued):

(a)                   Adoption of new accounting standards (continued):

Comprehensive Income:

Section 1530 establishes standards for reporting and presenting comprehensive income.  Comprehensive income, composed of net income and other comprehensive income, is defined as the change in shareholders’ equity from transactions and other events from non-owner sources.  Other comprehensive income for the Company includes unrealized gains and losses on available for sale securities.  The components of comprehensive income are disclosed in the consolidated statements of shareholders’ equity and comprehensive income (loss).  Cumulative changes in other comprehensive income (loss) are included in accumulated other comprehensive income (“AOCI”) which is presented as a new category in shareholders’ equity.

Financial Instruments:

Under Section 3855, financial assets and liabilities, including derivative instruments, are initially recognized and subsequently measured based on their classification as held-for-trading, available for sale financial assets, held-to-maturity, loans and receivables, or other financial liabilities as follows:

·                  Held-for-trading financial instruments are measured at their fair value with changes in fair value recognized in the consolidated statement of operations for the period.

·                  Available for sale financial assets are measured at their fair value and changes in fair value are included in other comprehensive income until the asset is removed from the balance sheet.

·                  Held-to-maturity investments, loans and receivables and other financial liabilities are measured at amortized cost using the effective interest rate method.

·                  Derivative instruments, including embedded derivatives, are measured at their fair value with changes in fair value recognized in the consolidated statement of operations for the period unless the instrument is a cash flow hedge and hedge accounting applies in which case changes in fair value are recognized in other comprehensive income.

Upon adoption of this new standard, the Company designated its short and long-term investments as available for sale financial assets and recognized these investments at their fair value to the extent a reliable fair value was determinable.  On April 1, 2007, the Company recorded these investments at their fair value of $20,402.  The net, after tax, adjustment to AOCI in shareholders’ equity was $17,032.  The Company also recognized an adjustment to opening retained earnings of $3,370 related to the tax benefit of prior year loss carry forwards recognized to offset the future tax liability generated by the adjustment to the accounting basis of the investments.  Investments in private companies are recorded at cost as a reliable fair value is not available for such investments.  When the investments are sold or otherwise disposed of, gains or losses will be recorded in the consolidated statement of operations.

Cash and cash equivalents are classified as held-for-trading measured at fair value and accounts and notes receivable are classified as loans and receivables measured at amortized cost.

Accounts payable and accrued liabilities, demand instalment loan, short-term and long-term debt are classified as other financial liabilities and are measured at amortized cost.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

3.                         Accounting changes (continued):

(a)                   Adoption of new accounting standards (continued):

Financial Instruments (continued):

As permitted by Section 3855, the Company has elected to defer and amortize transaction costs associated with the issuance of financial instruments.  Accordingly, on adoption of Section 3855, transaction costs of $146 associated with the investment in Wild River Resources Ltd. were reclassified to long-term investments and transaction costs associated with long-term debt of $774 were deducted from the proceeds of the debt on initial recognition and were amortized as interest expense using the effective interest rate method over the term of the related debt.  Prior to April 1, 2007, the Company amortized transaction costs associated with long-term debt on a straight-line basis.  Accordingly, on adoption of Section 3855, the Company recognized a reduction in opening deficit of $113 for the cumulative effect of the change in amortization of transaction costs associated with long-term debt.

Hedges:

Section 3865 specifies the circumstances under which hedge accounting is permissible and how hedge accounting may be performed.  The Company is not currently engaged in hedging activities.  Accordingly, adoption of this new standard had no impact on the consolidated financial statements.

(b)                  Future accounting changes:

Financial instruments:

In December 2006, the CICA issued Section 3862, Financial instruments - Disclosures and Section 3863, Financial Instruments - Disclosures and Financial Instruments - Presentation.  Generally, the new sections replace Section 3861, Financial Instruments - Disclosure and Presentation.  These sections establish standards for the presentation of financial instruments and non-financial derivatives and identify the information that should be disclosed about them.

Both sections are effective for the Company on April 1, 2008 and are expected to result in more extensive disclosures in the Company’s annual and interim financial statements.

Capital disclosures:

In December 2006, the CICA issued Section 1535 of the CICA Handbook, Capital Disclosures, which establishes standards for disclosing information about an entity’s capital and how it is managed.  This section is effective for the Company on April 1, 2008 and is expected to result in more extensive disclosures in the Company’s annual and interim financial statements.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

3.                         Accounting changes (continued):

(b)                  Future accounting changes (continued):

Inventory:

In June 2007, the CICA issued Section 3031 of the CICA Handbook, Inventories, which establishes standards for the determination of inventory cost and its subsequent recognition as an expense, including any write-down to net realizable value.  In certain circumstances, the new section will also permit the reversal of previous write-downs.  This section is effective for the Company on April 1, 2008.  The Company is currently evaluating the impact of the adoption of this new standard on its consolidated financial statements.

Goodwill and Intangible Assets:

In February 2008, the CICA issued Section 3064, Goodwill and Intangible Assets, which replaces Section 3062, Goodwill and Other Intangible Assets and Section 3450, Research and Development Costs.  Section 3064 establishes standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and the recognition, measurement and presentation of intangible assets.  Standards concerning goodwill are unchanged from the standards included in the previous Section 3062.  This section is effective for the Company on April 1, 2008.  The Company is currently evaluating the impact of the adoption of this new standard on the recognition, measurement, presentation and disclosure of its intangible assets in the consolidated financial statements.

Financial Statement Presentation:

In May 2007, the Accounting Standards Board (“AcSB”) amended Section 1400, General Standards of Financial Statement Presentation, to change the guidance related to management’s responsibility to assess the ability of the entity to continue as a going concern.  Management is required to make an assessment of an entity’s ability to continue as a going concern and should take into account all available information about the future, which is at least, but is not limited to, 12 months from the balance sheet date.  Disclosure is required of material uncertainties related to events or conditions that may cast significant doubt upon the entity’s ability to continue as a going concern.  These amendments are effective for the Company on April 1, 2008.  These standards may impact our disclosure but is not expected to impact our financial position, results of operations or cash flows.

International Financial Reporting Standards:

In 2006, Canada’s Accounting Standards Board ratified a strategic plan that will result in Canadian GAAP, as used by publicly accountable enterprises, being fully converged with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board over a transitional period to be completed by 2011.  The Company will be required to report under IFRS effective for interim and annual financial statements relating to its fiscal year beginning on April 1, 2011.

Adoption of IFRS will impact all areas of financial accounting and reporting.  The Company is in the process of assessing the impacts of the Canadian convergence initiative.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

4.                         Inventories:

	2008	2007

Finished goods	$4,407	$—
Parts	4,136	2,360
Work-in-process	477	456

	$9,020	$2,816

5.                         Long-term investments:

	2008	2007

Clean Energy Fuels Corp. (a)	$18,693	$9,134
Wild River Resources Ltd. (b)	41	3,981
Prometheus Energy Co. (c)	20	—

	$18,754	$13,115

(a)                    As at March 31, 2008, the Company owned an approximate 3% (2007 - 6%) interest in Clean Energy Fuels Corp. (“CEFC”), an owner and operator of natural gas refueling facilities.  During the year ended March 31, 2008, the Company sold 746,275 shares of CEFC for net proceeds of $11,236 resulting in a gain on sale of $8,005.  As at March 31, 2008, the Company owned 1,363,071 shares of CEFC which have been valued at a closing market price of $13.71 per share (US$13.36 per share) on March 31, 2008.  As at March 31, 2007, prior to adoption of Section 3855 (note 3(a)), this investment was carried at cost.

(b)                   The Company has an approximate 0.2% (2007 - 15.86%) interest in Wild River Resources Ltd. (“WRRL”) (formerly Westport Research Inc. (“WRI”), a wholly owned subsidiary of the Company prior to June 13, 2006), an oil and gas company.  On June 13, 2006, the Company entered into an agreement with Matco Capital Ltd. (“Matco”), an unrelated party, to reorganize WRI.  As part of the reorganization, the Company substantially transferred all of the assets, liabilities and operations of WRI to another wholly owned subsidiary of the Company which carries on the business previously carried on by WRI.  Pursuant to the agreement with Matco, the Company sold 45% of its investment in WRI to Matco for cash consideration.  This transaction resulted in a net gain of $3,891.  Subsequently, on February 8, 2007, WRI, renamed WRRL, issued shares to third parties further diluting the Company’s interest from 55% to 17.38%.  This transaction resulted in a net dilution gain of $4,004.  The Company sold a further 1.52% interest in WRRL in 2007 for a gain of $225 reducing its investment to 15.86% of the outstanding shares of WRRL.  Effective February 8, 2007, the Company no longer controlled WRRL.  Accordingly, the Company no longer consolidates WRRL and accounts for this investment on a cost basis.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

(b)                   Continued:

On adoption of Section 3855 on April 1, 2007, the Company reclassified the remaining balance of the deferred charges associated with this investment of $146 to the cost base of WRRL.  During the year ended March 31, 2008, the Company disposed of substantially all of its shares in WRRL for $6,741, resulting in a gain on disposal of $2,654.  The proceeds from the sale were used to repay a bank loan of $6,741 (note 10(b)).  As at March 31, 2008, the Company carries this investment at cost as the Company cannot determine with sufficient reliability the fair value of WRRL due to the absence of a readily available market for the shares of WRRL.

(c)                    The Company owns 147,072 shares of Prometheus Energy Co., a public company that produces, sells and distributes liquid natural gas, which have been valued at the closing market price of $0.13 per share on March 31, 2008.

6.                         Equipment, furniture and leasehold improvements:

2008	Cost	Accumulated amortization	Net book value

Computer equipment and software	$5,670	$5,035	$635
Furniture and fixtures	1,307	1,090	217
Machinery and equipment	17,434	14,984	2,450
Leasehold improvements	8,329	7,946	383

	$32,740	$29,055	$3,685

2007	Cost	Accumulated amortization	Net book value

Computer equipment and software	$5,142	$4,742	$400
Furniture and fixtures	1,182	1,067	115
Machinery and equipment	19,882	16,906	2,976
Leasehold improvements	8,149	7,777	372

	$34,355	$30,492	$3,863

As at March 31, 2008, equipment with a cost of $224 (2007 - $224) and a net book value of $34 (2007 - $101) is held under capital lease.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

7.                         Intellectual property:

	2008	2007

Cost	$4,321	$4,321
Accumulated amortization	(3,747)	(3,602)

	$574	$719

The intellectual property will be amortized over its expected remaining useful life of four years at an annual amortization expense of $145.

8.                         Demand instalment loan:

The Company has a credit facility for maximum borrowings of $13,000.  Borrowings may be drawn in the form of demand instalment loans, lease financing, letters of credit, foreign exchange contracts, corporate credit cards and operating lines of credit.  Outstanding amounts of the demand instalment loans drawn under this credit facility bear interest at prime less 0.25% for borrowings up to $5,000 with further rate reductions for amounts in excess of $5,000.  The principal amount is repayable over a 60-month period.  At March 31, 2008, the outstanding amount payable of $5,776 is included in current liabilities as it is repayable on demand by the bank.

9.                         Short-term debt:

The Company entered into an agreement with Clean Energy Finance, LLC (“CEF”), a wholly owned subsidiary of CEFC, whereby CEF may advance the Company up to US$6,000 to produce approximately 75 LNG systems.  The loan is non-interest bearing, unsecured and repayable on receipt of proceeds from the sale of these units.  As at March 31, 2008, $5,995 (US$5,840) has been advanced to the Company.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

10.                  Long-term debt:

	2008	2007

Capital lease obligations (a)	$62	$135
Bank loan (b)	—	6,741
Subordinated convertible notes (c)	—	13,721
	62	20,597
Current portion	54	6,816

	$8	$13,781

(a)                   The Company has capital lease obligations which have terms of two to five years at interest rates ranging from 1.15% to 6.17%.  The capital lease obligations require the following minimum annual payments during the respective fiscal years:

2009	$54
2010	5
2011	4
63
Amount representing interest	1

$62

(b)                   Under the terms of the agreement with Matco (note 5(b)), Matco facilitated access to a limited recourse credit facility for up to $7,346.  Interest was payable at prime plus 1% until December 31, 2006, after which time the interest was payable by Matco.  Repayments of the amount drawn under this credit facility was required only from the proceeds of the sale by the Company of its interest in WRRL and any remaining balance outstanding under the credit facility was due on or before January 31, 2008.  During 2007, the Company drew the maximum available under the credit facility of $7,346 and re-paid $605 prior to March 31, 2007, leaving a balance of $6,741.  In 2008, the Company repaid the remaining balance from the proceeds of the sale of shares in WRRL.

(c)                    On June 12, 2006, the Company agreed to issue up to $22,092 in five year secured, subordinated convertible notes with a coupon rate of 8% to funds managed by Perseus, L.L.C. (“Perseus”), a private equity fund management group.  The notes were issued in two tranches of $13,807 and $8,285, respectively.  Interest was payable semi-annually in arrears on June 30 and December 31, in additional notes or shares, at the Company’s option, for the first two years.  After the first two years, interest would be calculated at a rate of 8% on the outstanding principal amount only for the number of trading days in the period on which the share price traded below $3.00 (post share consolidation - $10.50) and would be payable semi-annually in cash, additional convertible notes or shares at the Company’s option.  The number of shares to be issued if interest was paid in shares was based on the market price of the common shares on the date interest is due.  The first tranche was convertible to common shares at a conversion price of $1.30 (post share consolidation - $4.55) at any time during the term of the notes and the second tranche was convertible to common shares at a conversion price equal to $1.40 (post share consolidation - $4.90).

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

10.                  Long-term debt (continued):

(c)                    Continued:

At the time of issuance of the notes, the noteholder also received warrants to acquire, at an exercise price equal to the conversion price of the accompanying notes, common shares of the Company equal to 25% of the number of common shares into which the notes were convertible.  The warrants expire four years from the date of issuance and include a cashless exercise provision which would allow the noteholder to receive the number of common shares having a value equal to the net gain that would be realized by the noteholder had the warrant been exercised for cash and the related shares sold at the market price on the date the option is exercised.  Any warrants converted under the cashless exercise provision would be cancelled.

During 2007, the Company received the full proceeds of $22,092 on issue of the notes and issued 4,134,663 warrants (post share consolidation - 1,181,332).  Of the $22,092 cash proceeds received, the Company assigned $7,568 to the conversion option, $1,420 to the warrants and $13,103 to the convertible notes.  The amount assigned to the convertible notes was being accreted to the principal amount using the effective interest rate method over the term to maturity.

On July 26, 2007, Perseus LLC (“Perseus”) exercised their conversion option and converted the full $22,092 of the principal amount of the subordinated convertible notes into 16,538,653 (post share consolidation - 4,725,329) common shares pursuant to the terms of such subordinated convertible notes.  As part of this transaction, the Company agreed to pay an inducement amount to Perseus on each of December 31, 2007 and June 30, 2008, equal to 50% of the aggregate interest payment which Perseus would otherwise have been entitled to receive had the entire principal amount of the subordinated convertible notes been outstanding on such dates.  In accordance with EIC-96, “Accounting for early extinguishment of convertible securities through (1) early redemption or repurchase and (2) induced early conversion”, the Company charged the inducement fee of $763 to accumulated deficit and recorded the inducement fee payable along with $121 in accrued interest in accounts payable.  On conversion, $13,258 of long-term debt, representing the carrying value of the notes on July 26, 2007, and the carrying value of the conversion option of $7,569 previously included in other equity instruments were reclassified to share capital.

$385 of the inducement fee was paid during the year ended March 31, 2008 of which $95 was paid in cash and $288 was paid in common shares.  As at March 31, 2008, inducement payable of $378 was included in accounts payable.

During the year ended March 31, 2008, $968 (2007 - $553) of interest was paid to Perseus of which $324 (2007 - $55) was paid in cash and $644 (2007 - $498) paid in common shares.

During the year ended March 31, 2008, all of the 4,134,663 warrants (post share consolidation - 1,181,332 warrants) were exercised using the cashless exercise provisions resulting in the issuance of 2,338,669 (post share consolidation - 668,191) common shares.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

11.                  Other long-term liabilities:

	2008	2007

Deferred lease inducements (a)	$280	$531
Deferred revenue (b)	1,216	1,189

	$1,496	$1,720

(a)                    Deferred lease inducements include leasehold improvements and other costs funded by the lessor and periods with reduced rental payments.  The amounts related to leasehold improvements funded by the lessor are amortized on a straight-line basis over the term of the lease as a reduction to rent expense.  For lease contracts with escalating lease payments, total rent expense for the lease term is expensed on a straight line basis over the lease term.  The difference between amounts expensed and amounts paid is recorded as an increase or reduction in deferred lease inducements.

(b)                   The Company receives cash in advance of revenue recognition criteria being met, including upfront fees, customer deposits, fees for research and development activities and extended warranty contracts, which are included in deferred revenue and are recognized into earnings over the contract period, as research and development activities are completed or over the warranty period as applicable.

12.                  Government assistance:

From time to time, the Company enters into agreements for financial assistance with government agencies.  During the years ended March 31, 2008, 2007 and 2006, government assistance of $3,658, $5,150 and $8,689, respectively, was received or receivable by the Company, which has been recorded as a reduction of related research and development expenditures (note 16).

Included in the above amounts is funding of $1,351 (2007 - $2,205; 2006 - $2,623) from Industry Canada’s Industrial Technologies Office (formerly Technology Partnerships Canada) (“TPC”) and $946 remains receivable from TPC at March 31, 2008 (2007 - $3,779; 2006 - $1,574).  Under the terms of the original TPC funding agreement entered into on March 27, 2003, TPC funded 30% of the eligible costs of, among other research projects, the adaptation of the Company’s technology to diesel engines to the original scheduled project completion date of March 31, 2006.  In fiscal 2007, TPC substantially completed its review of a proposed amended statement of work and approval was received from TPC extending the completion date to March 31, 2008.  Under the amended terms of the agreement, from fiscal 2009 to fiscal 2015, inclusive, the Company is obligated to pay annual royalties equal to the greater of $1,350 or 0.33% of the Company’s annual gross revenue from all sources, provided that gross revenue exceeds $13,500 in any of the aforementioned fiscal years.  The royalty payment period may be extended until the earlier of March 31, 2018 or until cumulative royalties total $28,189.  In addition, the Company is required to provide TPC with common share purchase warrants having a value of $4,000 as at September 30, 2008 calculated based on the Black-Scholes option pricing model.  The value of the warrants have been accreted on a straight-line basis to September 30, 2006, the original issuance date, as a charge to research and development expenses.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

12.                  Government assistance (continued):

The Company is also obligated to pay royalties to the Government of Canada’s Department of Natural Resources and British Columbia’s Green Economy Development Fund relating to funding received in prior years.  The royalty to the Department of Natural Resources is 1% of future revenue from engines for power generators until the earlier of ten years from the project completion date (August 30, 2004) or when cumulative royalties total $1,000.  As at March 31, 2008, there have been no revenue from the sales of engines for power generators and, therefore, no royalty payments have been paid or are payable.  The royalty to the Green Economy Development Fund is 0.75% of gross revenue received by the Company on certain natural gas fuel systems and the obligation will cease on the earlier of the seventh anniversary of the funding contribution date (April 10, 2001) or when the cumulative royalties paid by the Company equal $800.  As at March 31, 2008, no royalties have been paid or are payable.

13.                  Obligation to issue warrants:

Under the terms of the agreement with TPC, the Company has an obligation to issue warrants as at September 30, 2008 with a fair value of $4,000 based on the Black-Scholes option pricing model.  The value of these warrants was recognized on a straight-line basis from the date of the original agreement to September 30, 2006, the original issuance date.  For the year ended March 31, 2008, accretion totaling nil (2007 - $571; 2006 - $1,143) has been included in research and development expenses.

14.                  Stock options and other stock-based plans:

(a)                    Share options:

The Company has an incentive share option plan for employees, directors, officers and consultants.  The options are granted with an exercise price not less than the market price of the Company’s common shares on the date immediately prior to the date of grant.  The exercise period of the options may not exceed eight years from the date of grant.  Vesting periods of the options are at the discretion of the board of directors and may be based on fixed terms, achieving performance milestones or reaching specified share price targets.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

14.                  Stock options and other stock-based plans (continued):

(a)                    Share options (continued):

A summary of the status of the Company’s share option plan as of March 31, 2008, 2007 and 2006 and changes during the years then ended is presented as follows:

	2008		2007		2006
	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price

Outstanding, beginning of year	1,493,998	$6.68	1,419,589	$7.17	686,404	$12.70

Granted	71,428	9.31	167,392	4.13	908,062	5.18
Exercised	(232,024)	5.28	—	—	—	—
Cancelled/expired	(97,603)	8.22	(92,983)	9.87	(174,877)	18.34

Outstanding, end of year	1,235,799	$6.96	1,493,998	$6.68	1,419,589	$7.17

Options exercisable, end of year	833,296	$7.77	422,704	$10.43	441,218	$11.27

Range of exercise prices	Number outstanding, March 31, 2008	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable March 31, 2008	Weighted average exercise price

$3.22 to $4.90	223,278	7.1	$4.17	121,851	$4.03
5.25 to 5.43	603,798	6.0	5.29	328,436	5.29
5.67 to 10.68	233,688	5.5	7.35	222,259	7.35
10.71 to 13.79	95,133	4.3	11.87	80,847	12.08
14.49 to 20.62	36,761	2.7	17.12	36,761	17.12
24.50 to 30.80	43,141	2.8	23.49	43,142	23.49

$3.22 to $30.80	1,235,799	5.8	$6.96	833,296	$7.77

The fair value of the options granted was determined using the Black-Scholes option pricing model using the following weighted average assumptions:  expected dividend yield - nil% (2007 - nil%, 2006 - nil%); expected stock price volatility - 56.14% (2007 - 59%, 2006 - 65%); risk free interest rate - 3.71% (2007 - 4.79%, 2006 - 4.20%); expected life of options - 4 years (2007 - 5 years, 2006 - 5 years).  The weighted average grant date fair value was $4.38 for options granted for the year ended March 31, 2008 (2007 - $2.45, 2006 - $3.05).  During the year ended March 31, 2008, the Company recognized $558 (2007 - $530; 2006 - $1,852) in stock-based compensation related to stock options.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

14.                  Stock options and other stock-based plans (continued):

(b)                   Employee share purchase plan:

The Company has an employee share purchase plan (“ESPP”) in which full-time employees of the Company are eligible to participate.  Eligible employees may make contributions to the ESPP of up to 10% of their regular base pay.  The Company contributes up to a maximum combined total of 5% of the employee’s regular base pay to the employee’s RRSP and/or ESPP.  Shares contributed to the ESPP are purchased by the Company on a semi-monthly basis on the open market.  Shares purchased on behalf of the employee with the employee’s contribution vest with the employee immediately.  Shares purchased with the Company’s contribution vest on December 31st of each year, so long as the employee is still employed with the Company.

(c)                    Performance share units:

At the Company’s 2006 annual general meeting, the shareholders of the Company ratified and approved the Amended and Restated Unit Plan and reserved 2,142,857 common shares under this plan.  The Amended and Restated Unit Plan is in addition to the Performance Share Unit Plan approved by the shareholders on September 10, 2001 (the “2001 PSU Plan”).  Each performance share issued pursuant to the Amended and Restated Unit Plan or the 2001 PSU Plan is exercisable into one common share of the Company for no additional consideration.  Any employee, contractor, director or executive officer of the Company who is selected by the Board of Directors of the Company is eligible to participate in the Amended and Restated Unit Plan.  The Executive and Senior Management Total Compensation Program sets out provisions where the Units will be granted to the Company’s executive management if performance milestones are achieved as determined at the discretion of the Human Resources and Compensation Committee of the Company’s Board of Directors in consultation with the Company’s management.

These performance milestones are focused on achievement of key cash management, profitability and revenue growth objectives.  Vesting periods for each Unit granted pursuant to the Amended and Restated Unit Plan is at the discretion of the Board of Directors and may include time based, share price or other performance targets.

The value assigned to issued Units and the amounts accrued are recorded as other equity instruments.  As Units are exercised and the underlying shares are issued from treasury of the Company, the value is reclassified to share capital.  During the year ended March 31, 2008, the Company recognized $106 (2007 - $1,559; 2006 - $1,082) of stock-based compensation associated with the 2001 PSU Plan and the Amended and Restated Unit Plan.

The stock-based compensation associated with the Unit plans and the stock option plan as described in note 14(a) is included in operating expenses as follows:

	2008	2007	2006

Research and development	$87	$348	$1,604
General and administrative	465	1,494	946
Sales and marketing	112	247	384

	$664	$2,089	$2,934

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

14.                  Stock options and other stock-based plans (continued):

(c)                    Performance share units (continued):

A summary of the status of the PSU’s issued under the 2001 PSU Plan and the amended and restated Unit Plan as of March 31, 2008, 2007 and 2006 and changes during the years then ended is as follows:

Units

Outstanding, March 31, 2005	297,684
Units exercised	(122,197)
Units granted	233,405

Outstanding, March 31, 2006	408,892
Units exercised	(81,052)
Units granted	261,633

Outstanding, March 31, 2007	589,473
Units exercised	(60,383)
Units granted	553,900

Outstanding, March 31, 2008	1,082,990

As at March 31, 2008, 554,420 PSU’s are vested and exercisable.

15.                    Other equity instruments:

	2008	2007

Value assigned to Performance Share Units (note 14(c))	$3,079	$3,364
Value assigned to warrants (note 10(c))	—	1,420
Value assigned to conversion options (note 10(c))	—	7,568

	$3,079	$12,352

16.                    Research and development expenses:

Research and development expenses are recorded net of program funding received or receivable.  For the years ending March 31, 2008, 2007 and 2006, the following research and development expenses had been incurred and program funding received or receivable:

	2008	2007	2006

Research and development expenses	$26,684	$27,041	$25,628
Program funding (note 12)	(3,658)	(5,150)	(8,689)

Research and development	$23,026	$21,891	$16,939

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

17.                     Income taxes:

(a)                    The Company’s income tax recovery differs from that calculated by applying the combined Canadian federal and provincial statutory income tax rates for manufacturing and processing companies of 33.3% (2007 - 34.1%; 2006 - 34.5%) as follows:

	2008	2007	2006

Loss before income taxes and Joint Venture Partners’ share of income from joint ventures	$9,224	$8,301	$15,267

Expected income tax recovery	$3,075	$2,831	$5,249

Reduction (increase) in income taxes resulting from:
Non-deductible interest on long-term debt and amortization of discount	(141)	(211)	—
Non-deductible stock-based compensation	(221)	(713)	(1,012)
Non-deductible expenses	(45)	(375)	(426)
Change in enacted rates	(1,508)	(5,692)	(192)
Foreign tax rate differences	(426)	(527)	(168)
Change in valuation allowance	3,739	7,738	(3,451)

	$4,473	$3,051	$—

(b)                   The tax effects of the significant temporary differences which comprise tax assets and liabilities, at March 31, 2008 and 2007, are as follows:

	2008	2007

Future tax assets:
Net operating loss carry forwards	$19,188	$19,365
Long-term investments	626	4,100
Intellectual property	2,116	2,123
Equipment, furniture and leasehold improvements	813	292
Financing and share issue costs	273	190
Warranty liability	3,205	2,438
Deferred revenue	439	497
Capital lease obligations	18	43

Total gross future tax assets	26,678	29,048
Valuation allowance	(17,368)	(25,593)

Total future tax asset	$9,310	$3,455

Allocated as follows:
Current future tax assets	$4,944	$1,778
Long-term future tax asset	4,366	1,677

Total future tax asset	$9,310	$3,455

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

17.                    Income taxes (continued):

(b)                   Continued:

In determining the valuation allowance, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized.  The ultimate realization of future tax assets is dependent on the generation of income during the future periods in which those temporary differences become deductible.  Since evidence does not exist that the future income tax assets will be fully realized, a valuation allowance has been recorded.  All of the valuation allowance related to CWI has been reversed as CWI has generated taxable income for three consecutive tax years and the Company expects that CWI will generate taxable income in the future.

Current tax expense for the year ended March 31, 2008 of $218 (2007 - $404, 2006 - nil) is payable outside of Canada.  Future income tax recovery of $5,855 relates to temporary differences in the United States and future tax expense of $1,164 relates to tax expense in Canada related to gains on sale of available for sale investments previously recognized in AOCI.

(c)                    The Company has non-capital loss carry forwards in Canada available to offset future taxable income which expire as follows:

2009	$1,504
2010	2,235
2014	2,703
2015	2,508
2026	2,354
2027	15,171
2028	21,785

$48,260

CWI has net operating loss carry forwards in the United States totalling $15,362 of which $13,713 expire in 2023, and $1,649 expire in 2024.

18.                    Investment in Joint Ventures:

	2008	2007

Cummins Westport Inc. (a)	$13,809	$7,719
BTIC Westport Inc. (b)	174	—

	$13,983	$7,719

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

18.                               Investment in Joint Ventures (continued):

(a)                    Cummins Westport Inc.:

The Company entered into a joint venture with Cummins on March 7, 2001.  The joint venture, CWI, was formed to explore a range of product and technology opportunities using natural gas as the primary fuel.  The Company provided personnel, financing and key technologies for the venture, while Cummins provided an existing product line, manufacturing, product distribution and customer service functions, as well as key management and engineering personnel.

From inception until December 31, 2003, the Company was responsible for all capital contributions to fund operations.  Initially and to December 31, 2003, the Company owned 100% of the common shares and Cummins owned 100% of the non-participating preferred shares which were convertible into common shares for no consideration at the option of Cummins.

On December 16, 2003, the Company and Cummins amended the joint venture agreement to have CWI focus on and develop markets for alternative fuel engines.  In addition, the two companies signed a Technology Partnership Agreement that creates a flexible arrangement for future technology development between Cummins and the Company.  Under the terms of the amended joint venture agreement, Cummins exercised the conversion feature of the preferred shares effective January 1, 2004.  However, the Company remained responsible for funding the profit and loss of CWI through CWI’s fiscal 2004 year which ran from January 1 to December 31, 2004.  Based on its economic interest in CWI, the Company continued to consolidate 100% of the results of operations from CWI until December 31, 2004.

Subsequent to December 31, 2004, Cummins shares equally in the profits and losses of CWI.  However, the Company has determined that CWI is a VIE and that the Company is the primary beneficiary.  Accordingly, the Company continues to consolidate CWI with Cummins’ share of CWI’s income and losses included as “Joint Venture Partners’ share of net income from joint ventures”.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

18.                  Investment in Joint Ventures (continued):

(a)                    Cummins Westport Inc. (continued):

Assets, liabilities, revenue and expenses of CWI included in the consolidated financial statements of the Company as at and for the periods presented are as follows:

	2008	2007

Current assets:
Cash and cash equivalents	$137	$43
Short-term investments	13,713	8,017
Accounts receivable	3,503	5,771
Loan receivable	6,774	—
Prepaid expenses	108	354
Current portion of future income tax asset	4,944	1,778
	29,179	15,963

Future income tax asset	4,366	1,677

Equipment, furniture and leasehold improvements	166	184

	$33,711	$17,824
Current liabilities:
Accounts payable and accrued liabilities	$2,131	$761
Deferred revenue	69	303
Current portion of warranty liability	4,689	3,767

	$6,889	$4,831

	2008	2007
Long-term liabilities
Warranty liability	$3,985	$3,091
Deferred revenue	386	—

	$4,371	$3,091

The loan receivable above of $6,774 was loaned to Cummins under a demand loan agreement, with interest accruing monthly at the three month prime corporate paper rate.  The loan is unsecured.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

18.                  Investment in Joint Ventures (continued):

(a)                    Cummins Westport Inc. (continued):

	2008	2007	2006

Product revenue	$50,999	$44,746	$28,634
Parts revenue	16,298	13,285	13,620
	67,297	58,031	42,254

Cost of revenue and expenses:
Cost of revenue	45,490	36,195	27,344
Research and development	7,562	8,074	6,577
General and administrative	1,088	856	1,249
Sales and marketing	6,447	4,216	4,006
	60,587	49,341	39,176

Income before undernoted	6,710	8,690	3,078

Interest and investment income	793	112	—
Effect of foreign currency translation	(1,518)	61	108

Income before income taxes	5,985	8,863	3,186

Income tax recovery (expense):
Current	(208)	(204)	—
Future	5,855	3,455	—
	5,647	3,251	—

Income for the year	11,632	12,114	3,186

Joint Venture Partner’s share of net income from joint venture	(5,816)	(6,057)	(1,593)

Company’s share of income	$5,816	$6,057	$1,593

(b)                   BTIC Westport Inc.:

On July 21, 2006, the Company and Beijing Tianhai Industry Co. Ltd. (“BTIC”) of Beijing, China formed BWI to market liquefied natural gas (“LNG”) fuel tanks for vehicles.  Through the 50:50 joint venture agreement and related license and supply agreements, BTIC and Westport share equally in the profits on products developed and sold by the joint venture.  Headquartered in Beijing, China, BWI sells tanks for installation on any vehicle, regardless of the natural gas engine manufacturer.  During the year ended March 31, 2008, the Company contributed $425 (US$400) to the formation of this joint venture.

The consolidated financial statements include 100% of the assets, liabilities, revenue and expenses of BWI since the Company has determined that BWI is a variable interest entity and that the Company is the primary beneficiary.  Accordingly, the Company consolidates BWI and BTIC’s share of BWI’s income and losses is included in “Joint venture partners’ share of income from joint ventures”.  For the year ended March 31, 2008, the Company’s share of loss from BWI was $252.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

19.               Commitments and contingencies:

(a)                  The Company has obligations under operating lease arrangements which require the following minimum annual payments during the respective fiscal years:

2009	$1,298
2010	1,265
2011	1,253
2012	1,254
2013	802
Thereafter	636

$6,508

For the year ended March 31, 2008, the Company incurred operating lease expense of $876 (2007 - $795; 2006 - $990).

(b)                 The Company has an outstanding letter of credit of $600.

(c)                  On October 26, 2007, the Company and OMVL SpA (“OMVL”) entered into a joint venture agreement, engineering agreements and supply agreements to design, produce and sell alternative fuel engines in the sub-5 litre class for global applications.  Based in Pernumia, Italy, OMVL designs, manufactures and markets complete fueling systems for new vehicles and for the aftermarket conversion of engines from gasoline (petrol) to compressed natural gas and liquid petroleum gas.  Under the terms of the joint venture agreement, OMVL and the Company will share 51% and 49%, respectively, of the profits or losses of the venture.  The jointly controlled company will be headquartered in Vancouver, Canada and will exploit the global engineering, production and distribution strengths of OMVL and its parent company, SIT Group, to deliver engines worldwide.  The Company will support the new venture through supply of technology, design, testing and market development services.  The Company contributed $1,500 to the formation of the joint venture, Juniper Engines Inc., on April 1, 2008.

20.                    Financial instruments:

(a)                    Fair values:

The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable, loan receivable and accounts payable and accrued liabilities approximate their fair values due to the short terms to maturity of these instruments.  The carrying value of the warranty obligation represents management’s best estimate of its fair value.

The Company’s short and long term investments are recorded at fair value except for its interest in WRRL which is carried at cost (note 5(b)).

The carrying value reported in the balance sheets for obligations under capital lease, which is based upon discounted cash flows, approximates its fair value.  The fair value of the Company’s demand instalment loan and short-term debt are not materially different from its carrying value based on market rates of interest.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

20.                    Financial instruments (continued):

(a)                    Fair values (continued):

The fair value of the Company’s subordinated convertible notes as described in note 10(c) was not determinable with sufficient reliability due to the absence of a readily available market for similar instruments.

The carrying value of the Company’s obligation to issue warrants as described in note 13 represents management’s best estimate of its fair value.

(b)                   Concentrations of credit risk:

The Company is exposed to credit risk only with respect to uncertainties as to timing and amount of collectability of accounts receivable and loan receivable.  31% (2007 - 50%) of accounts receivable relates to government grants receivable and 46% (2007 - 43%) is due from Cummins relating to proceeds for the sale of products collected by Cummins on the Company’s behalf.  The loan receivable is due from Cummins.

(c)                    Foreign currency risk:

Foreign currency risk is the risk to the Company’s results from operations that arises from fluctuations in foreign currency exchange rates.  All of the revenue realized and a significant portion of the expenses incurred by CWI, and recorded by the Company, are denominated in United States dollars.  The warranty liability and short-term debt are also denominated in United States dollars.  The Company has not entered into foreign exchange contracts to hedge against gains and losses from foreign currency fluctuations.

(d)                     Derivative instruments:

From time to time, the Company sells call options which give the counterparty the right, but not the obligation, to acquire shares of CEFC owned by the Company for an agreed on strike price on or before a specific expiration date.  The Company marks these options to market at each balance sheet date with the change in fair value recognized in interest and other income.  During the year ended March 31, 2008, the Company sold 1,000 call option lots, representing 100,000 shares, with an average exercise price of US$17.50 for net proceeds of $71.  All of the options sold expired without exercise and no options were outstanding at March 31, 2008.  Subsequent to March 31, 2008, the Company sold a further 1,750 call option lots, representing 175,000 shares, with an average exercise price of US$15.14 expiring on June 20, 2008.

21.                   Segmented information:

The Company currently operates in one operating segment which involves the research and development and the related commercialization of engines and fuel systems operating on gaseous fuels.  The majority of the Company’s equipment, furniture and leasehold improvements are located in Canada.  For the year ended March 31, 2008, 66% (2007 - 72%; 2006 - 82%) of the Company’s revenue was from sales in North America, 18% (2007 - 13%; 2006 - 4%) from sales in Asia, and 16% (2007 - 15%; 2006 - 14%) from sales elsewhere.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

22.                   Subsequent events:

(a)                    On July 3, 2008, the Company completed the sale and issue of 15,000 Debenture Units of the Company for total proceeds of $15,000.  Each Debenture Unit consists of one unsecured subordinated debenture in the principal amount of $1 bearing interest at 9% per annum and 180 (post share consolidation - 51) common share purchase warrants exercisable into common shares of the Company at any time for a period of two years from the date of issue at $5.35 (post share consolidation $18.73).  The Company has the option to redeem the debentures at any time after 12 months and before 18 months from the date of issue at 115% of their principal amount and at 110% of the principal amount after 18 months.  Interest is payable semi-annually and the debentures mature on July 3, 2011.  The Company also issued 161,413 (post share consolidation - 46,118) broker warrants which are exercisable into common shares of the Company at $4.60 (post share consolidation - $16.10) for a period of two years.  Subsequent to the share consolidation effected on July 21, 2008 (note 22(c)), there were approximately 771,428 common share purchase warrants outstanding with an exercise price of $18.73 and approximately 46,118 broker warrants with an exercise price of $16.10.

(b)                   On July 16, 2008, the Company announced that it had entered into a joint venture agreement with Weichai Power Co., Ltd. (“Weichai Power”), China’s largest heavy duty engine manufacturer, and Hong Kong Peterson (CNG) Equipment Limited (“Hong Kong Peterson”) to form a new entity, Weichai Westport Inc. (“WWI”).  WWI will research, develop, design, manufacture, market, distribute and sell advanced, alternative fuel engines (and relevant parts and kits) for use in automobiles, heavy duty trucks, power generation and shipping applications.  Under the terms of the 30-year joint venture agreement, Westport’s initial investment to acquire a 35% share of the joint venture is expected to be approximately US$4.5 million (30 million RMB).  Weichai Power and Hong Kong Peterson will hold a 40 per cent and 25 per cent interest respectively in WWI.

(c)                    On July 21, 2008, the Company consolidated the number of common shares then outstanding on a 3.5:1 basis.  Share and per share amounts, share options and PSUs in these consolidated financial statements have been adjusted on a retroactive basis to reflect this share consolidation for all periods presented.

23.                    Reconciliation to United States generally accepted accounting standards:

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”) which differ in certain respects with accounting principles generally accepted in the United States (“US GAAP”) as follows:

(a)                    Convertible notes:

For Canadian GAAP purposes, on issue of the convertible notes described in note 10(c), the Company allocated certain amounts to the value of the warrants and conversion options based on their estimated fair value with the difference between the gross proceeds and the value of the warrants and conversion options allocated to the debt.  For US GAAP purposes, the allocation between the debt and the warrants would be done on a relative fair value basis.  In addition, under US GAAP, an amount is allocated only to a beneficial conversion option when the market price of the shares into which the debt is convertible exceeds the effective exercise price.  For US GAAP purposes, only the second tranche of the debt issued in January 2007 was deemed to have a beneficial conversion option.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

23.                    Reconciliation to United States generally accepted accounting standards (continued):

(a)                    Convertible notes (continued):

Accordingly, for US GAAP purposes, the amount assigned to the debt and the warrants was increased by $3,540 and $1,590, respectively as at March 31, 2007 and the amount assigned to the conversion option was reduced by $5,130.

On conversion, the carrying value of the debt, which is net of any unamortized discount and debt issuance costs was reclassified to share capital for Canadian GAAP purposes together with the value assigned to the conversion options.  The related inducement fee was charged to deficit.  For US GAAP, the accounting for the first tranche was the same.  However, for the second tranche which had a beneficial conversion option, the unamortized debt discount was expensed for US GAAP purposes.  The inducement fee also was expensed for US GAAP purposes.  Accordingly, as at March 31, 2008, share capital under US GAAP was increased by $3,204 and interest expense for the year ended March 31, 2008 was increased by $4,424.

(b)                   Debt issuance costs and the effective interest method:

Effective April 1, 2007, the Company began amortizing debt issuance costs and debt discounts using the effective interest method under Canadian GAAP (note 3(a)) and classified debt issuance costs as reductions of the carrying value of the debt to which it relates.  Prior to April 1, 2007, debt issuance costs were classified as deferred charges and debt issuance costs and debt discounts were amortized on a straight-line basis.

Under US GAAP, debt issuance costs are presented as deferred charges and debt issuance costs and debt discounts are amortized using the effective interest method for all years presented.  In addition, the difference between transaction costs allocated to the debt and debt discounts for Canadian GAAP purposes compared to US GAAP as described in note 23(a) resulted in a difference in interest expense for US GAAP purposes.  Accordingly, the adjustment to opening deficit of $113 made for Canadian GAAP purposes would not be made under US GAAP and interest expense for the years ended March 31, 2008 and 2007 was reduced by $147 and $423, respectively.

As at March 31, 2007, deferred finance costs were increased by $85 for US GAAP purposes and the carrying value of the debt was reduced by $338.

(c)                    Investments:

On April 1, 2007, the Company changed its accounting for “available-for-sale” securities under Canadian GAAP (note 3(a)) to be consistent with US GAAP.  However, prior to April 1, 2007, the Company carried its investments in debt and equity securities at cost.  For US GAAP purposes, the Company’s investments in debt and equity securities that have quoted market prices would have been classified as “available for sale” securities with unrealized gains and losses recognized in other comprehensive income (loss) for all periods presented.  Accordingly, cumulative adjustments at April 1, 2008 of $20,402 to investments, $3,370 to opening deficit and $17,032 to AOCI under Canadian GAAP would not be made under US GAAP.  For US GAAP purposes, the Company recognized an increase in investments and AOCI of $20,402 for the year ended March 31, 2007.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

23.                     Reconciliation to United States generally accepted accounting standards (continued):

(c)                    Investments (continued):

Under Canadian GAAP, the income tax recovery generated by a reversal of a previously recognized future income tax valuation allowance to reduce future income tax liabilities generated by mark to market adjustments on available for sale securities is recognized in net loss for the year.  The valuation allowance is reversed while the related tax expense is included in AOCI until the shares are sold at which time the tax expense is included in net loss.  Under US GAAP, the reversal of the valuation allowance would be recognized in other comprehensive income.  Accordingly, for US GAAP purposes, future income tax expense of $1,164 recognized under Canadian GAAP would not be recognized in the year ended March 31, 2008.

For Canadian and US GAAP purposes, the cost and the related amounts included in AOCI related to securities sold are reclassified to net loss based on weighted average amounts of the shares sold.

(d)                   Acquired in-process research and development costs:

Under Canadian GAAP, acquired in-process research and development costs are capitalized and amortized to earnings.  For US GAAP purposes, such in-process research and development costs are expensed immediately if there is no alternative use for the research and developments.  Accordingly, amortization of in-process research and development recorded under Canadian GAAP for the years ended March 31, 2008, 2007 and 2006 of $145, $144 and $305, respectively, would not be recognized under U.S. GAAP.  As at March 31, 2008, the carrying value of intellectual property would be reduced by $574 (2007 - $719) with a corresponding increase in deficit.

(e)                    Stock-based compensation:

As described in note 14, the Company has granted stock options to certain directors, consultants and employees.  These options are granted for services provided to the Company.  For Canadian GAAP purposes, only options granted on or after April 1, 2002 are accounted for using the fair value method.  In addition, on April 1, 2004, the Company recognized a cumulative adjustment to deficit for stock-based compensation related to stock options granted to employees on or after April 1, 2002 that would have been recognized prior to April 1, 2004 had the Company applied the fair value method since April 1, 2002.

For US GAAP purposes, effective April 1, 2004, the Company changed its accounting policy for recognizing stock-based compensation from the intrinsic value method to the fair value method using the transition provisions of Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure (“SFAS 148”).  As permitted by SFAS 148, the Company adopted the fair value method retroactively without restatement using the modified prospective method.  For U.S. GAAP purposes, all options granted subsequent to December 15, 1995 are measured using the fair value method but, for the Company, only the effect of those options outstanding and unvested as of April 1, 2004 on the results from operations in the year in which SFAS 148 is adopted would be recognized.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

23.                     Reconciliation to United States generally accepted accounting standards (continued):

(e)                     Stock-based compensation (continued):

Accordingly, on adoption of the fair value method for US GAAP purposes, adjustments to deficit of $2,493, share capital of $68, and additional paid in capital of $2,425 recognized for Canadian GAAP purposes are not recognized for US GAAP purposes.  In addition, for US GAAP purposes in years prior to 2005, the Company recognized stock-based compensation of $2,165 relating to stock options issued to non-employees prior to April 1, 2002.

Under US GAAP, an additional $211 would be recognized prior to 2002 as a result of certain option modifications.

For Canadian GAAP, the Company recognizes the effect on stock-based compensation of forfeitures of options prior to vesting as they occur which was also permitted for US GAAP prior to April 1, 2006.  On April 1, 2006, for US GAAP purposes, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-based Payment (“SFAS 123(R)”), using the modified prospective method which requires the Company to estimate forfeitures on the date of grant and calculate stock-based compensation based on options expected to vest.  The Company determined that the effect of forfeitures is not material.  Accordingly, the adoption of SFAS 123(R) resulted in no adjustment to net loss for any of the periods presented.

Additional information about the PSU’s issued under the 2001 PSU Plan are as follows:

	Units	Weighted average grant date fair value

Unvested, March 31, 2007	85,713	$5.25
Units granted	553,900	7.91
Units vested	(111,043)	5.46

Unvested, March 31, 2008	528,570	$6.69

The aggregate intrinsic value of the Company’s stock option awards and PSUs at March 31, 2008 are as follows:

2008

Stock options
Outstanding	$5,454
Exercisable	3,302
PSUs:
Outstanding	$4,366
Exercisable	2,909

The total intrinsic value of options and PSUs exercised for the year ended March 31, 2008 was $1,508 (2007 - $310; 2006 - $503).  As at March 31, 2008, $4,748 of compensation cost relating to share-based payment awards has yet to be recognized in results from operations and will be recognized over a weighted average period of four years.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

23.                     Reconciliation to United States generally accepted accounting standards (continued):

(f)                       Income taxes:

Under both Canadian and US GAAP, future income tax assets and liabilities are measured using the income tax rates and income tax laws that, at the balance sheet date, are expected to apply when the assets are realized or the liabilities are settled.  In Canada, announcements of changes in income tax rates and tax laws by the government can have the effect of being substantially enacted at the balance sheet date even though they are not yet proclaimed into law.  When persuasive evidence exists that the government is able and committed to enacting proposed changes in the foreseeable future, the substantively enacted rate is used to measure the future tax assets and liabilities.  Under US GAAP, only the income tax rates and income tax laws enacted at the balance sheet date are used to measure the future income tax assets and liabilities.  For the years ended March 31, 2008, 2007, and 2006, enacted rates for US GAAP purposes were equal to rates used for Canadian GAAP purposes.

Income tax recovery (expense) consists of:

	Net income (loss) before taxes and Joint Venture Partners’ share of net income from	Income tax recovery (expense)
	joint ventures	Current	Deferred	Total

Year ended March 31, 2008:
Canada	$(14,760)	$—	$(1,164)	$(1,164)
United States	5,862	(218)	5,855	5,637
Germany	(14)	—	—	—
China	(312)	—	—	—

	$(9,224)	$(218)	$4,691	$4,473

(f)                       Income taxes (continued):

	Net income (loss) before taxes and Joint Venture Partners’ share of net income from	Income tax recovery (expense)
	joint ventures	Current	Deferred	Total

Year ended March 31, 2007:
Canada	$(18,028)	$(16)	$—	$(16)
United States	8,937	(189)	3,455	3,266
Germany	790	(199)	—	(199)

	$(8,301)	$(404)	$3,455	$3,051

Year ended March 31, 2006:
Canada	$(21,135)	$—	$—	$—
United States	3,350	—	—	—
Germany	2,518	—	—	—

	$(15,267)	$—	$—	$—

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

23.                     Reconciliation to United States generally accepted accounting standards (continued):

(g)                    Uncertainties in income taxes:

On April 1, 2007 for US GAAP purposes, the Company adopted FASB Interpretation No. 48, Uncertainty in Income Taxes - An Interpretation of SFAS Statement No. 109 (“FIN 48”).  This interpretation provides guidance on recognition and measurement of uncertainties in income taxes.  Under FIN 48, a company would recognize the benefit of tax positions when it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position.  A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement.

Adoption of this Interpretation did not have an effect on the Company’s consolidated financial statements for US GAAP purposes as the Company does not believe that any income tax positions taken in its filings are subject to material uncertainty if reviewed by the Canada Revenue Agency, Internal Revenue Service or other tax jurisdiction in which the Company operates.  In cases where the Company is charged interest and penalties on uncertain tax positions which do not meet the recognition criteria, the Company includes these in interest expense and other operating expenses, respectively.

The following is a summary of the tax years that remain subject to examination by tax jurisdiction:

Canada	Fiscal year 2004 to 2008
United States	Fiscal year 2005 to 2008
Germany	Fiscal year 2003 to 2008
China	Fiscal year 2007 to 2008

However, in Canada and the United States, if the Company utilizes tax loss carry forwards in the future, those losses may be challenged in the year they are used even though the year in which they were incurred is barred by statute.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

23.                     Reconciliation to United States generally accepted accounting standards (continued):

(h)                   Effect of US GAAP differences:

The effect of the previously discussed accounting differences on total assets, total liabilities and shareholders’ equity, net loss, comprehensive loss and loss per share under US GAAP are as follows:

	2008	2007

Total assets, Canadian GAAP	$78,940	$59,633
Differences in accounting for:
Long-term investments (c)	—	20,402
Debt issuance costs (b)	—	85
Intellectual property (d)	(574)	(719)

Total assets, US GAAP	$78,366	$79,401

Total liabilities, Canadian GAAP	$49,144	$49,015
Difference in accounting for convertible notes (a) (b)	—	3,202

Total liabilities, US GAAP	$49,144	$52,217

Shareholders’ equity, Canadian GAAP	$29,796	$10,618
Difference in accounting for:
Long-term investments (c)	—	20,402
Convertible notes (a)(b)	—	(3,117)
Intellectual property (d)	(574)	(719)

Shareholders’ equity, US GAAP	$29,222	$27,184

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

23.                     Reconciliation to United States generally accepted accounting standards (continued):

(h)                   Effect of US GAAP differences (continued):

	2008	2007	2006

Loss for the year, Canadian GAAP	$(10,315)	$(11,307)	$(16,860)
Difference in amortization of discount on convertible notes and debt issuance costs (a)(b)	147	423	—
Difference in accounting for inducement fee and unamortized discount on conversion of convertible notes (a)	(4,424)	—	—
Reversal of tax expense on realized gain on available for sale securities (c)	1,164	—	—
Amortization of intellectual property (d)	145	144	305

Loss for the year, US GAAP	(13,283)	(10,740)	(16,555)

Other comprehensive income (loss):
Unrealized gain on available for sale securities (c)	—	20,402	—
Reversal of tax expense on realized gain on available for sale securities (c)	(1,164)	—	—
	(1,164)	20,402	—

Comprehensive income (loss), US GAAP	$(14,447)	$9,662	$(16,555)

Basic and diluted loss per share, US GAAP	$(0.53)	$(0.50)	$(0.78)

There are no differences between Canadian GAAP and US GAAP in total cash flows from operations, investments and financing presented in the consolidated statement of cash flows in any of the years presented.

(i)                       Additional financial information and disclosures required under US GAAP:

(i)                       Accounts receivable:

A summary of the components of accounts receivable is as follows:

	2008	2007

Customer trade receivable	$1,014	$459
Government funding receivable	2,077	5,401
Due from Joint Venture Partner	3,344	4,733
Other receivables	593	288

	$7,028	$10,881

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

23.                    Reconciliation to United States generally accepted accounting standards (continued):

(i)                   Additional financial information and disclosures required under US GAAP (continued):

(ii)                   Accounts payable and accrued liabilities:

A summary of the components of accounts payable and accrued liabilities is as follows:

	2008	2007

Trade accounts payable	$6,641	$3,884
Accrued payroll	1,176	1,189
Accrued interest	378	407
Income taxes payable	211	284
Other	64	266

	$8,470	$6,030

(iii)           Warranty liability:

A continuity of the warranty liability is as follows:

	2008	2007	2006

Balance, beginning of year	$6,971	$5,770	$6,729
Warranty claims	(2,333)	(2,270)	(2,661)
Warranty accruals	6,534	4,924	3,666
Change in warranty estimates	(1,292)	(1,387)	(1,783)
Impact of foreign exchange	(723)	(66)	(181)

Balance, end of year	$9,157	$6,971	$5,770

(iv)                 Inventory:

Amounts removed from inventory and included in cost of sales is based on standard cost which approximates weighted average cost and variances between actual and standard costs are included in cost of sales.  Cost of inventory includes depreciation and amortization where applicable but depreciation and amortization related to inventory sold is included in depreciation and amortization expense.

Cost of revenue related to product revenue for the year ended March 31, 2008 was $37,157 (2007 - $28,961; 2006 - $18,741) and cost of revenue related to parts revenue was $11,866 (2007 - $9,420; 2006 - $9,901).

(v)                     Other disclosures:

For US GAAP purposes, the effective interest rate for the convertible notes described in note 10(c) was 18.22%.

Deferred revenue is included in other long-term liabilities on the balance sheet for Canadian GAAP purposes and disclosed in note 11.  Under US GAAP, this amount would be presented separately on the balance sheet.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

23.                    Reconciliation to United States generally accepted accounting standards (continued):

(i)                   Additional financial information and disclosures required under US GAAP (continued):

(v)                     Other disclosures (continued):

From time to time, the Company performs research and development for unrelated parties.  The Company receives revenue for such research and development activities from these parties based on contractual arrangements.  These arrangements generally require the Company to perform certain specific activities and revenue is received as the activities are performed.  Revenue received are not repayable, irrespective of the outcome of the activities.  There were no material research and development arrangements in progress as at March 31, 2008 or 2007.  During the year ended March 31, 2008, the Company earned revenue of $1,172 (2007 - $1,622; 2006 - $1,298) related to such activities.  Costs expensed related to these activities were $721 (2007 - $1,503; 2006 - $1,298).

(j)                    Recently issued accounting pronouncements:

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”).  This statement defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements.  FAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements.  SFAS 157 is effective for the Company on April 1, 2008.  The Company is currently evaluating the impact SFAS 157 will have on its financial condition and results of operations for US GAAP purposes.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment to FAS 115 (“SFAS 159”).  SFAS 159 permits a company to choose to measure certain financial assets, financial liabilities and firm commitments at fair value.  The standard is effective for the Company on April 1, 2008.  The Company does not expect to adopt a fair value approach.  Accordingly, SFAS 159 is not expected to impact the consolidated financial statements for US GAAP purposes.

In December 2007, the FASB issued Statement of Financial Accounting Standards 141(R), Business Combinations (“SFAS 141(R)”).  The statement broadens the scope of SFAS 141 to all transactions in which an entity obtains control over another entity.  The statement provides further guidance on the recognition of identifiable assets and liabilities and the measurement of goodwill.  The statement is effective for the Company on April 1, 2009.  SFAS 141(R) will only affect the Company if an acquisition occurs after adoption of SFAS 141(R).

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

23.                               Reconciliation to United States generally accepted accounting standards (continued):

(j)                    Recently issued accounting pronouncements (continued):

In December 2007, the FASB issued Statement of Financial Accounting Standards 160 Non-Controlling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 (“SFAS 160”).  The statement clarifies the definition of a non-controlling interest, requires non-controlling interests to be presented as part of equity on the balance sheet, changes the way the consolidated income statement is presented and establishes a single method of accounting for a change in a parent’s ownership interest in a subsidiary.  The statement also provides for further disclosures in the consolidated financial statements.  The statement is effective for the Company on April 1, 2009 and is not expected to materially impact the consolidated financial statements for US GAAP purposes although the Company may be required to reclassify the amount for Joint Venture Partners’ share of net assets of joint ventures to equity.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133 (“SFAS 161”).  SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities.  FAS 161 is effective for the Company on April 1, 2009.  SFAS 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption.  The Company is assessing the impact of the new statement.

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”).  SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements that are presented in conformity with US GAAP in the United States.  SFAS 162 will be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (PCAOB) amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.  The Company expects that the adoption of SFAS 162 will not have a significant impact on its financial statements.

Consolidated Financial Statements

(Expressed in thousands of Canadian dollars)

WESTPORT  INNOVATIONS  INC.

Three months ended June 30, 2008 and 2007

WESTPORT INNOVATIONS INC.

Consolidated Balance Sheets

(Expressed in thousands of Canadian dollars)

	June 30, 2008	March 31, 2008
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$18,026	$7,560
Short-term investments	—	15,202
Accounts receivable	8,915	7,028
Loan receivable (note 8(a))	8,456	6,774
Inventories (note 3)	11,674	9,020
Prepaid expenses	892	1,033
Current portion of future income tax assets	7,362	4,944
	55,325	51,561

Long-term investments (note 4)	12,899	18,754

Equipment, furniture and leasehold improvements, net	5,744	3,685

Intellectual property, net	538	574

Future income tax assets	399	4,366
	$74,905	$78,940

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable and accrued liabilities	$7,959	$8,470
Current portion of deferred revenue	206	205
Demand instalment loan	5,879	5,776
Short-term debt	5,955	5,995
Current portion of long-term debt	48	54
Current portion of warranty liability	5,588	4,899
Obligation to issue warrants	4,000	4,000
	29,635	29,399
Warranty liability	5,863	4,258
Long-term debt	44	8
Deferred lease inducements	516	280
Deferred revenue	1,375	1,216
Joint Venture Partners’ share of net assets of joint ventures (note 8(c))	15,470	13,983
	52,903	49,144
Shareholders’ equity:
Share capital:
Authorized:
Unlimited common shares, no par value
Unlimited preferred shares in series, no par value
Issued:
27,483,717 (2008 - 27,416,993) common shares	258,798	258,202
Other equity instruments (note 6)	3,236	3,079
Additional paid in capital	4,945	5,097
Deficit	(250,924)	(247,460)
Accumulated other comprehensive income	5,947	10,878
	22,002	29,796

Share consolidation (note 1)
Subsequent events (note 12)
	$74,905	$78,940

See accompanying notes to consolidated financial statements.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations (unaudited)

(Expressed in thousands of Canadian dollars, except share and per share amounts)

	Three months ended June 30
	2008	2007

Product revenue	$21,428	$11,842
Parts revenue	4,081	3,888
	25,509	15,730

Cost of revenue and expenses:
Cost of revenue	17,170	10,392
Research and development (notes 6 and 7)	7,163	5,441
General and administrative (note 6)	1,462	1,113
Sales and marketing (note 6)	2,595	1,777
Foreign exchange loss (gain) (note 10)	(92)	539
Depreciation and amortization	376	367
Bank charges, interest and other (note 10)	105	58
	28,779	19,687

Loss before undernoted	(3,270)	(3,957)

Loss from investment accounted for by the equity method (note 4(b))	(80)	—
Interest on long-term debt and amortization of discount	—	(770)
Interest and other income	303	229
Gain on sale of investments (note 4(a))	3,813	718

Income (loss) before income taxes and Joint Venture Partners’ share of income from joint ventures	766	(3,780)

Income tax expense:
Current	101	67
Future	2,565	297
	2,666	364

Loss before Joint Venture Partners’ share of income from joint ventures	(1,900)	(4,144)

Joint Venture Partners’ share of net income from joint ventures (note 8)	(1,564)	(580)

Loss for the period	$(3,464)	$(4,724)

Basic and diluted loss per share	$(0.13)	$(0.22)

Weighted average common shares outstanding - Basic and diluted	27,443,257	21,641,626

See accompanying notes to consolidated financial statements.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Comprehensive Loss (unaudited)

(Expressed in thousands of Canadian dollars)

	Three months ended June 30
	2008	2007

Loss for the period	$(3,464)	$(4,724)

Other comprehensive loss
Unrealized loss on available for sale securities, net of tax of $338 (2007 – $nil)	(1,717)	(1,218)
Reclassification of net realized gains on available for sale securities to net loss, net of tax of $676 (2007 - $nil)	(3,137)	(718)
Cumulative translation adjustment	(77)	—
	(4,931)	(1,936)

Comprehensive loss	$(8,395)	$(6,660)

See accompanying notes to consolidated financial statements.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Shareholders’ Equity

(Expressed in thousands of Canadian dollars, except share amounts)

Three months ended June 30, 2008

						Accumulated other	Total
	Common	Share	Other equity	Additional paid	Accumulated	comprehensive	shareholders’
	shares	capital	instruments	in capital	Deficit	income	equity

Balance, March 31, 2007	21,624,594	232,830	12,352	5,301	(239,865)	—	10,618
Transitional adjustment on adoption of new accounting standards for financial instruments, net of tax of $3,370	—	—	—	—	3,483	17,032	20,515

Balance, April 1, 2007	21,624,594	232,830	12,352	5,301	(236,382)	17,032	31,133
Issue of common shares on exercise of stock options	232,024	1,967	—	(762)	—	—	1,205
Issue of common shares on exercise of performance share units	60,383	390	(390)	—	—	—	—
Issue of common shares on conversion of subordinated convertible notes and settlement of accrued interest	4,831,801	21,759	(7,569)	—	(763)	—	13,427
Issue of common shares on exercise of warrants	668,191	1,420	(1,420)	—	—	—	—
Share issue costs	—	(164)	—	—	—	—	(164)
Stock-based compensation	—	—	106	558	—	—	664
Net loss	—	—	—	—	(10,315)	—	(10,315)
Other comprehensive loss	—	—	—	—	—	(6,154)	(6,154)

Balance, March 31, 2008	27,416,993	$258,202	$3,079	$5,097	$(247,460)	$10,878	$29,796
Issue of common shares on exercise of stock options	66,724	596	—	(226)	—	—	370
Stock-based compensation	—	—	157	74	—	—	231
Net loss	—	—	—	—	(3,464)	—	(3,464)
Other comprehensive loss	—	—	—	—	—	(4,931)	(4,931)

Balance, June 30, 2008 (unaudited)	27,483,717	$258,798	$3,236	$4,945	$(250,924)	$5,947	$22,002

See accompanying notes to consolidated financial statements.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Cash Flows

(Expressed in thousands of Canadian dollars)

	Three months ended June 30
	2008	2007
	(Unaudited)	(Unaudited)
Cash flows from operations:
Loss for the period	$(3,464)	$(4,724)
Items not involving cash:
Depreciation and amortization	376	367
Stock-based compensation expense	231	113
Future income tax recovery	2,565	297
Change in deferred lease inducements	(89)	(57)
Gain on sale of investments	(3,813)	(718)
Joint Venture Partners’ share of net income from joint ventures	1,564	580
Loss from investment accounted for by the equity method	80	—
Interest on long-term debt and amortization of discount	—	770
Changes in non-cash operating working capital:
Accounts receivable	(1,887)	986
Inventories	(2,654)	(251)
Prepaid expenses	141	145
Accounts payable and accrued liabilities	(511)	(1,521)
Deferred revenue	160	44
Warranty liability	2,294	(565)
	(5,007)	(4,534)
Cash flows from investments:
Purchase of equipment, furniture and leasehold improvements	(2,349)	(182)
Sale of short-term investments, net	15,202	2,909
Disposition of long-term investments	5,220	1,119
Loan receivable	(1,682)	—
Investment in joint venture (note 4(b))	(1,500)	—
Leasehold inducement	325	—
	15,216	3,846
Cash flows from financing:
Issue of demand instalment loan	500	—
Repayment of demand instalment loan	(397)	(135)
Repayment of other long-term debt	(30)	(18)
Shares issued for cash	370	575
	443	422

Effect of foreign exchange on cash and cash equivalents	(186)	—

Increase in cash and cash equivalents	10,466	(266)

Cash and cash equivalents, beginning of period	7,560	1,702

Cash and cash equivalents, end of period	$18,026	$1,436

Supplementary information:
Interest paid	$62	$30
Taxes paid	25	—
Non-cash transactions:
Purchase of equipment, furniture and leasehold improvements by assumption of capital lease obligation	50	—
Shares issued on exercise of performance share units	—	135

See accompanying notes to consolidated financial statements.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements (unaudited)

(Expressed in thousands of Canadian dollars except share and per share amounts)

Three months ended June 30, 2008 and 2007

1.                         Basis of presentation:

The unaudited consolidated balance sheet as at June 30, 2008, the unaudited consolidated statements of operations, comprehensive loss and cash flows for the three months ended June 30, 2008 and 2007 and the unaudited consolidated statements of shareholders’ equity for the three months ended June 30, 2008 have been prepared in accordance with Canadian generally accepted accounting principles for interim financial statements.  The accompanying unaudited consolidated financial statements do not include all information and footnote disclosures required under Canadian generally accepted accounting principles for annual financial statements. Except as described in note 2, these financial statements have been prepared, on a basis consistent with, and should be read in conjunction with, the consolidated financial statements and notes thereto for the fiscal year ended March 31, 2008.

These consolidated financial statements have been presented on a going concern basis, which assumes the realization of assets and the settlement of liabilities in the normal course of operations.  To date, the Company has financed its operations primarily by equity and debt financing and margins on the sale of products and parts.  If the Company does not have sufficient funding from internal or external sources, it may be required to delay, reduce or eliminate certain research and development programs and forego acquisition of certain equipment.  The future operations of the Company are dependent upon its ability to produce, distribute and sell an economically viable product to attain profitable operations.

In the opinion of management, all adjustments (consisting solely of normal recurring accruals) considered necessary for a fair presentation of the financial position, results of operations and cash flows as at June 30, 2008 and for all periods presented have been included.  Certain comparative amounts have been reclassified to conform with the presentation adopted in the current period.  Shares, share options, performance share units, warrants and per share amounts have been adjusted on a retroactive basis to reflect the three-and-one-half-to-one share consolidation (3.5:1) completed on July 21, 2008.

2.                         Accounting policies:

Stock-based compensation plans:

On April 1, 2008, the Company changed its accounting policy for stock-based compensation to estimate forfeitures on the date of grant and to calculate stock-based compensation based on options expected to vest.  Previously, the Company recognized the effect on stock-based compensation of forfeitures of options prior to vesting as they occurred.  On the date of the change in accounting policy, the Company determined that the effect of forfeitures was not material, and accordingly, the change resulted in no adjustment to opening deficit or for any of the prior periods presented.

Financial instruments – Disclosures:

Effective April 1, 2008, the Company adopted CICA Handbook Section 3862, Financial instruments - Disclosures and Section 3863, Financial Instruments - Presentation.  Generally, the new sections replace Section 3861, Financial Instruments - Disclosure and Presentation.  These new sections established standards for the presentation of financial instruments and non-financial derivatives and increased disclosure requirements including disclosure about the nature and extent of risks arising from financial instruments and how the entity manages those risks (see note 10).  Adoption of Section 3863 did not impact the consolidated financial statements.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements (unaudited)

(Expressed in thousands of Canadian dollars except share and per share amounts)

Three months ended June 30, 2008 and 2007

2.                         Accounting policies (continued):

Capital Disclosures:

Effective, April 1, 2008 the Company adopted CICA Handbook Section 1535, Capital Disclosures, which establishes standards for disclosing information about the Company capital and how it is managed (see note 11).

Inventory:

Effective, April 1, 2008, the Company adopted CICA Handbook Section 3031, Inventories. The new standard provides more guidance on the measurement and disclosure requirements for inventories. The new standard requires inventory to be measured at the lower of cost and net realizable value.  The new standard also allows the reversals of previous write-downs to the net realizable value when there is a subsequent increase in the value of inventories. Adoption of this standard had no impact on the consolidated financial statements.

Foreign currency:

During the period, the Company determined that Cummins Westport Inc. (“CWI”), with a US dollar functional currency, is economically, financially and operationally independent of the Company and the Company’s exposure to exchange rate changes is now limited to the Company’s net investment in CWI. Accordingly, the accounts of CWI are translated into Canadian dollars as follows:

(i)                    Revenue and expenses at the average rate of exchange.

(ii)                 Assets and liabilities are translated at the exchange rate in effect at the balance sheet date (previously non-monetary assets were translated at historical costs).

(iii)              Exchange gains and losses arising from translation are included in a separate component of accumulated other comprehensive income (previously exchange gains and losses were included in net loss).

International Financial Reporting Standards:

In 2006, Canada’s Accounting Standards Board ratified a strategic plan that will result in Canadian GAAP, as used by publicly accountable enterprises, being fully converged with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board over a transitional period to be completed by 2011.  The Company will be required to report under IFRS effective for interim and annual financial statements relating to its fiscal year beginning on April 1, 2011.

Adoption of IFRS will impact all areas of financial accounting and reporting.  The Company is in the process of assessing the impacts of the Canadian convergence initiative and is developing a conversion plan.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements (unaudited)

(Expressed in thousands of Canadian dollars except share and per share amounts)

Three months ended June 30, 2008 and 2007

3.                         Inventories:

	June 30, 2008	March 31, 2008
	(Unaudited)
Finished goods	$4,407	$4,407
Parts	5,804	4,136
Work-in-process	1,463	477
	$11,674	$9,020

During the three months ended June 30, 2008,  we recognized  $14,016 (2007 - $9,744) related to inventoriable items in cost of sales.

Amounts removed from inventory and included in cost of sales is based on standard cost which approximates weighted average cost and variances between actual and standard costs are included in cost of sales.  Cost of inventory includes depreciation and amortization where applicable but depreciation and amortization related to inventory sold is included in depreciation and amortization expense.

4.                         Long-term investments:

	June 30, 2008	March 31, 2008
	(Unaudited)
Clean Energy Fuels Corp. (a)	$11,425	$18,693
Juniper Engines Inc. (b)	1,420	—
Other investments	54	61
	$12,899	$18,754

(a)                    As at June 30, 2008, the Company owned an approximate 2% (March 31, 2008 - 3%) interest in Clean Energy Fuels Corp. (“CEFC”), an owner and operator of natural gas refueling facilities.  During the three months ended June 30, 2008, the Company sold 387,960 shares of CEFC for net proceeds of $5,218 (2007 - $1,119) resulting in a gain on sale of $3,538 (2007 - $718).  As at June 30, 2008, the Company owned 975,111 shares of CEFC which have been valued at a closing market price of $11.72 per share (US$11.49 per share).

(b)                   On October 26, 2007, the Company and OMVL SpA (“OMVL”) entered into a joint venture agreement, engineering agreements and supply agreements to design, produce and sell alternative fuel engines in the sub-5 litre class for global applications.  Based in Pernumia, Italy, OMVL designs, manufactures and markets complete fueling systems for new vehicles and for the aftermarket conversion of engines from gasoline (petrol) to compressed natural gas and liquid petroleum gas.  Under the terms of the joint venture agreement, OMVL and the Company share 51% and 49%, respectively, of the profits or losses of the venture.  The jointly controlled company is headquartered in Vancouver, Canada and will continue to exploit the global engineering, production and distribution strengths of OMVL and its parent company, SIT Group, to deliver engines worldwide.  The Company supports the new venture through supply of technology, design, testing and market development services.  On April 1, 2008, the Company contributed $1,500 to the formation of the joint venture.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements (unaudited)

(Expressed in thousands of Canadian dollars except share and per share amounts)

Three months ended June 30, 2008 and 2007

4.                         Long-term investments (continued):

(b)                   The Company has determined that Juniper is a variable interest entity.  However, the Company is not the primary beneficiary and has accounted for its interest in Juniper using the equity method.

During the three months ended June 30, 2008, the Company recognized a loss of $80 (2007 – $nil) as loss from investment accounted for by the equity method.

5.                         Stock options and other stock-based plans:

	Three months ended June 30, 2008		Three months ended June 30, 2007
	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Outstanding, beginning of period	1,235,799	$6.96	1,493,998	$7.18
Granted	—	—	8,571	6.69
Exercised	(66,724)	5.54	(111,845)	5.15
Cancelled/expired	(1,373)	19.87	(4,899)	10.96
Outstanding, end of period	1,167,702	$7.04	1,385,825	$6.79

Options exercisable, end of period	765,675	$7.94	791,404	$8.02

During the three months ended June 30, 2008, the Company recognized $157 (2007 – $86) in stock-based compensation related to stock options.  No options were granted. The fair value of the options granted in the three months ended June 30, 2007 was determined using the Black-Scholes option pricing model using the following weighted average assumptions:  expected dividend yield – nil%; expected stock price volatility – 59%; risk free interest rate – 4.79%; expected life of options – 5 years.  The weighted average grant date fair value for options granted in the three months ended June 30, 2007 was $3.68.

6.                           Other equity instruments:

Other equity instruments includes the value assigned to performance share units (“PSUs”) issued by the Company that have vested but have not been exercised.  During the three months ended June 30, 2008, no PSUs (2007 – 339,614) were granted.  No PSUs were exercised during the three months ended June 30, 2008 (2007 – 24,912) and as at June 30, 2008, there are 1,082,990 PSUs outstanding of which 554,420 were exercisable.  During the three months ended June 30, 2008, the Company recognized stock-based compensation expense of $74 (2007 – $27) related to PSU’s which vested during the period.

The stock-based compensation associated with the Performance Share Unit Plan and the stock option plan (note 5), is included in operating expenses as follows:

	Three months ended June 30
	2008	2007

Research and development	$57	$20
General and administrative	98	77
Sales and marketing	76	16
	$231	$113

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements (unaudited)

(Expressed in thousands of Canadian dollars except share and per share amounts)

Three months ended June 30, 2008 and 2007

7.                           Research and development expenses:

Research and development expenses are recorded net of program funding received or receivable.  For the three months ended June 30, 2008 and 2007, the following research and development expenses had been incurred and program funding received or receivable:

	Three months ended June 30
	2008	2007

Research and development expenses	$7,882	$6,731
Program funding	(719)	(1,290)
	$7,163	$5,441

8.                           Investment in Joint Ventures:

(a)                    Cummins Westport Inc.:

The consolidated financial statements include 100% of the assets, liabilities, revenue and expenses of CWI as at and for all periods presented.  From January 1, 2005, Cummins shares equally in the profits and losses of CWI.  However, the Company has determined that CWI is a variable interest entity and that the Company is the primary beneficiary.  Accordingly, the Company continues to consolidate CWI with Cummins’ share of CWI’s income and losses included in “Joint venture partners’ share of income from joint ventures”.

Assets, liabilities, revenue and expenses of CWI included in the consolidated financial statements of the Company as at and for the periods presented are as follows:

	June 30, 2008	March 31, 2008
	(Unaudited)
Current assets:
Cash and cash equivalents	$13,119	$137
Short-term investments	—	13,713
Accounts receivable	4,415	3,503
Loan receivable	8,456	6,774
Prepaid expenses	71	108
Current portion of future income tax assets	7,362	4,944
	33,423	29,179

Future income tax assets	399	4,366

Equipment, furniture and leasehold improvements	403	166

	$34,225	$33,711

Current liabilities:
Accounts payable and accrued liabilities	$1,986	$2,131
Current portion of deferred revenue	92	69
Current portion of warranty liability	5,415	4,689
	$7,493	$6,889

Long-term liabilities
Warranty liability	$5,653	$3,985
Deferred revenue	573	386
	$6,226	$4,371

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements (unaudited)

(Expressed in thousands of Canadian dollars except share and per share amounts)

Three months ended June 30, 2008 and 2007

8.                         Investment in Joint Ventures (continued):

(a)                    Cummins Westport Inc. (continued):

The loan receivable above of $8,456 was loaned to Cummins under a demand loan agreement, with interest accruing monthly at the one month prime corporate paper rate.  The loan is unsecured.

	Three months ended June 30
	2008	2007
	(Unaudited)	(Unaudited)

Product revenue	$21,040	$10,719
Parts revenue	4,081	3,888
	25,121	14,607

Cost of revenue and expenses:
Cost of revenue	16,967	9,495
Research and development	1,598	1,978
General and administrative	442	154
Sales and marketing	1,430	1,117
	20,437	12,744

Income before undernoted	4,684	1,863

Interest and investment income	202	177
Effect of foreign currency translation	—	(526)

Income before income taxes	4,886	1,514

Income tax expense:
Current	101	57
Future	1,551	297
	1,652	354

Income for the period	3,234	1,160

Joint Venture Partner’s share of net income from joint venture	(1,617)	(580)

Company’s share of income	$1,617	$580

(b)                   BTIC Westport Inc.:

On July 21, 2006, the Company and Beijing Tianhai Industry Co. Ltd. (“BTIC”) of Beijing, China formed BWI to market liquefied natural gas (“LNG”) fuel tanks for vehicles.  Through the 50:50 joint venture agreement and related license and supply agreements, BTIC and Westport share equally in the profits on products developed and sold by the joint venture.  During the year ended March 31, 2008, the Company contributed $425 (US$400) to the formation of this joint venture.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements (unaudited)

(Expressed in thousands of Canadian dollars except share and per share amounts)

Three months ended June 30, 2008 and 2007

8.                         Investment in Joint Ventures (continued):

(b)                   BTIC Westport Inc. (continued):

The consolidated financial statements include 100% of the assets, liabilities, revenue and expenses of BWI since the Company has determined that BWI is a variable interest entity and that the Company is the primary beneficiary.  Accordingly, the Company consolidates BWI and BTIC’s share of BWI’s income and losses is included in “Joint venture partners’ share of income from joint ventures”.  For the three months ended June 30, 2008, the Company’s share of loss from BWI was $53.

(c)                    Joint Venture Partners’ share of net assets of joint ventures:

	June 30, 2008	March 31, 2008
	(Unaudited)
Cummins Westport Inc. (a)	$15,349	$13,809
BTIC Westport Inc. (b)	121	174
	$15,470	$13,983

9.                           Segmented information:

The Company currently operates in one operating segment which involves the research and development and the related commercialization of engines and fuel systems operating on gaseous fuels.  The majority of the Company’s equipment, furniture and leasehold improvements are located in Canada.  For the three months ended June 30, 2008, 83% (2007 - 49%) of the Company’s revenue was from sales in North America, 7% (2007 - 30%) from sales in Asia, and 10% (2007 - 21%) from sales elsewhere.

10.                   Financial instruments:

(a)                    Financial risk management:

The Company has exposure to liquidity risk, credit risk, foreign currency risk, equity price risk and interest rate risk.

(b)                   Liquidity:

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due.  The Company has sustained losses and negative cash flows from operations since inception.   At June 30, 2008, the Company has approximately $18,026 of cash and cash equivalents.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements (unaudited)

(Expressed in thousands of Canadian dollars except share and per share amounts)

Three months ended June 30, 2008 and 2007

10.          Financial instruments (continued):

(b)        Liquidity (continued):

The following are the contractual maturities of financial obligations as at June 30, 2008:

	Carrying amount	Contractual cash flows	< 1 year	2-3 years	4-5 years	> 5 years
Accounts payable and accrued liabilities	$7,959	$7,959	$7,959	$—	$—	$—
Demand instalment loan (1)(2)	5,879	6,647	1,839	2,968	1,840	—
Short-term debt (3)	5,955	5,955	5,955	—	—	—
Long-term debt	92	92	48	36	8	—
Operating lease commitments	—	6,201	1,303	2,515	1,892	491
Royalty payments(4)	337	28,189	1,350	2,700	2,700	21,439

	$20,222	$55,043	$18,454	$8,219	$6,440	$21,930

(1)     Includes interest at the interest rate in effect on June 30, 2008.

(2)     Demand instalment loan is repayable over five years unless the bank demands early payment.

(3)     Short-term debt is repayable only from the sale of certain LNG systems.  The Company has assumed these systems will be sold within a year.

(4)     From fiscal 2009 to 2015, inclusive, the Company is obligated to pay annual royalties equal to the greater of $1,350 or 0.33% of the Company’s gross annual revenue from all sources, provided that gross revenue exceeds $13,500 in any aforementioned fiscal year, up to a maximum of $28,189. The Company has assumed the minimum required payments.

The Company expects to be able to meet its future financial obligations with its current source of funds. However, there are uncertainties related to the timing of the Company’s cash inflows, especially around the sale of inventories, and amounts required for market and product development costs. These uncertainties include the volume of commercial sales related to its natural gas engines and fuel system products and the development of markets for, and customer acceptance of, these products. As a result, the Company may need to seek additional equity or arrange debt financing, which could include additional lines of credit, in order to meet its financial obligations.

(c)        Credit risk:

Credit risk arises from the potential that a counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s cash and cash equivalents, short-term investments, accounts receivable and loan receivable.  The Company manages credit risk associated with cash and cash equivalents and short-term investments by regularly consulting with its current bank and investment advisors and investing primarily in liquid short-term paper issued by Schedule 1 Canadian banks, R1 high rated companies and governments.  While the Company does not hold asset-backed securities directly, these parties may be exposed in varying degrees to asset-backed securities and U.S. sub-prime mortgages.  The Company monitors its portfolio and its policy is to diversify its investments to manage this potential risk.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements (unaudited)

(Expressed in thousands of Canadian dollars except share and per share amounts)

Three months ended June 30, 2008 and 2007

10.          Financial instruments (continued):

(c)        Credit risk (continued):

The Company is also exposed to credit risk with respect to uncertainties as to timing and amount of collectibility of accounts receivable and loan receivable.  26% (March 31, 2008 - 30%) of accounts receivable relates to government grants receivable and 46% (March 31, 2008 - 48%) is due from Cummins Inc., a large U.S. based engine manufacturer and our joint venture partner, relating to proceeds for the sale of products collected by Cummins on the Company’s behalf.  The loan receivable is due from Cummins.  In order to minimize the risk of loss for trade receivables the Company’s extension of credit to customers involves review and approval by senior management as well as progress payments as contracts are executed.  Most sales are invoiced with payment terms in the range of 30 to 90 days. The Company reviews its trade receivable accounts and regularly recognizes an allowance for doubtful receivables as soon as the account is determined not to be fully collectible. Estimates for allowance for doubtful debts are determined by a customer-by-customer evaluation of collectibility at each balance sheet reporting date, taking into account the amounts that are past due and any available relevant information on the customers’ liquidity and going concern problems.

The carrying amount of cash and cash equivalents, short-term investments, accounts receivable and loan receivable of $35,397 at June 30, 2008 represents the Company’s maximum credit exposure.

(d)     Foreign currency risk:

Foreign currency risk is the risk that the fair value of future cash flows of financial instruments will fluctuate because of changes in foreign currency exchange rates. The Company conducts a significant portion of its business activities in foreign currencies, primarily the United States dollar (“U.S.”). Cash and cash equivalents, short-term investments, loan receivable, accounts payables and short-term debt that are denominated in foreign currencies will be affected by changes in the exchange rate between the Canadian dollar and these foreign currencies.

The Company’s objective in managing its foreign currency risk is to minimize its net exposures to foreign currency cash flows by transacting with third parties in U.S. dollars and Canadian dollars to the maximum extent possible and practical.  The Company attempts to limits its exposure to foreign currency risk by holding a combination of Canadian and U.S. denominated cash and cash equivalents and short-term investments based on forecasted twelve months of Canadian or U.S. dollar net expenditures. The Company currently does not enter into any forward foreign exchange contracts to further limit its exposure.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements (unaudited)

(Expressed in thousands of Canadian dollars except share and per share amounts)

Three months ended June 30, 2008 and 2007

10.          Financial instruments (continued):

(d)        Foreign currency risk (continued):

The U.S. dollar carrying amount subject to exposure to foreign currency risk at June 30, 2008 is as follows:

U.S. dollars

Cash and cash equivalents	$3,831
Accounts receivable	382
Long-term investments	11,204
Accounts payable	322
Short-term debt	5,840

If foreign exchange rates on June 30, 2008 had changed by 0.25%, with all other variables held constant, net loss for the three months ended June 30, 2008 would have changed by $5 and other comprehensive income by $24.  The Company’s exposure to currencies other than U.S. dollars is not material.

(e)        Interest rate risk:

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is subject to interest rate risk on its loan receivable and demand instalment loans.  The Company limits its exposure to interest rate risk by continually monitoring and adjusting portfolio duration to align to forecasted cash requirements and anticipated changes in interest rates.

If interest rates for the three months ended June 30, 2008 had changed by 25 basis points, with all other variables held constant, net loss for the three months ended June 30, 2008 would have changed by $2.

(f)         Equity price risk:

The value of our equity investment in CEFC, a publicly traded company, is subject to market price volatility.  This investment is classified as available for sale. As of June 30, 2008, every dollar change in the stock price of CEFC, would result in a change in other comprehensive income of $975.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements (unaudited)

(Expressed in thousands of Canadian dollars except share and per share amounts)

Three months ended June 30, 2008 and 2007

10.          Financial instruments (continued):

(g)        Fair value of financial instruments:

The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable, loan receivable, accounts payable and accrued liabilities approximate their fair values due to the short terms to maturity of these instruments.

The Company’s short- and long-term investments are recorded at fair value except for its interest in Juniper Engines Inc. which is accounted for using the equity method and other investments which are carried at cost (note 4) due to the lack of a readily available market for these securities.

The carrying value reported in the balance sheets for obligations under capital lease, which is based upon discounted cash flows, approximates its fair value.  The fair value of the Company’s demand instalment loan and short-term debt are not materially different from its carrying value based on market rates of interest.

The carrying value of the Company’s obligation to issue warrants represents management’s best estimate of its fair value.

11.          Management of capital:

As at June 30, 2008, the Company’s capital is composed of share capital and its $13,000 line of credit with a Schedule 1 Canadian bank.  Subsequent to June 30, 2008, the Company raised $15,000 in debenture units, the primary terms of which are described in note 12(a).

The Company’s objectives when managing capital are as follows:

·      to safeguard the entity’s ability to continue as a going concern, so that it can continue to provide returns for shareholders and benefits for other stakeholders;

·      to maintain sufficient cash, cash and cash equivalents on hand to pay make service debt payments as they become due and to meet externally imposed capital requirements (the Company must maintain cash and cash equivalents and short and long-term investments of at least 1.5 times the amount drawn against its line of credit and outstanding letters of credit); and

·      to have sufficient cash, cash equivalents, short term investments and marketable available for sale securities on hand to fund the Company’s business plans.

The Company’s primary uses of capital are to finance product development, market development, working capital, capital expenditures, and operating losses.  The Company currently funds these requirements from internally generated cash flows, primarily from its 50% share of CWI and non-CWI revenues, sales of Clean Energy shares, amounts drawn against its line of credit, government funding and proceeds from the offering of debt or equity securities.

There were no changes to the Company’s approach to capital management during the three months ended June 30, 2008.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements (unaudited)

(Expressed in thousands of Canadian dollars except share and per share amounts)

Three months ended June 30, 2008 and 2007

12.          Subsequent events:

(a)        On July 3, 2008, the Company completed the sale and issue of 15,000 debenture units of the Company for total gross proceeds of $15,000.  Each Debenture Unit consists of one unsecured subordinated debenture in the principal amount of $1 bearing interest at 9% per annum and 180 (post share consolidation – 51) common share purchase warrants exercisable into common shares of the Company at any time for a period of two years from the date of issue at $5.35 (post share consolidation – $18.73).  The Company has the option to redeem the debentures at any time after 12 months and before 18 months from the date of issue at 115% of their principal amount and at 110% of the principal amount after 18 months.  Interest is payable semi-annually and the debentures mature on July 3, 2011.  A total of 2,700,000 warrants (post share consolidation – approximately 771,428) were issued. The Company also issued 161,413 (post share consolidation – approximately 46,118) broker warrants which are exercisable into common shares of the Company at $4.60 (post share consolidation – $16.10) for a period of two years.

(b)        On July 16, 2008, the Company announced that it had entered into a joint venture agreement with Weichai Power Co., Ltd. (“Weichai Power”), China’s largest heavy duty engine manufacturer, and Hong Kong Peterson (CNG) Equipment Limited (“Hong Kong Peterson”) to form a new entity, Weichai Westport Inc. (“WWI”).  WWI will research, develop, design, manufacture, market, distribute and sell advanced, alternative fuel engines (and relevant parts and kits) for use in automobiles, heavy duty trucks, power generation and shipping applications.  Under the terms of the 30-year joint venture agreement, Westport’s initial investment to acquire a 35% share of the joint venture is expected to be approximately US$4.5 million (30 million RMB).  Weichai Power and Hong Kong Peterson will hold a 40% and 25% interest, respectively, in WWI.

(c)        On July 21, 2008, the Company filed a preliminary prospectus in Canada and a registration statement on Form F-10 with the U.S. Securities and Exchange Commission in connection with its planned initial public offering of common shares in the United States. The preliminary prospectus and the registration statement relating to these securities have not yet become effective.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements (unaudited)

(Expressed in thousands of Canadian dollars except share and per share amounts)

Three months ended June 30, 2008 and 2007

13.          Reconciliation to United States generally accepted accounting standards:

The interim consolidated financial statements of the Company as at June 30, 2008 and for the three months ended June 30, 2008 and 2007 have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) for interim financial reporting. Such principles differ in certain respects from United States (“US”) GAAP. For information on material differences between Canadian GAAP and US GAAP, references should be made to note 23, Reconciliation to US Generally Accepted Accounting Principles in the consolidated financial statements for the years ended March 31, 2008 and 2007 filed on SEDAR on July 21, 2008.

The significant measurement differences listed in the US GAAP Reconciliations that are applicable to the interim consolidated financial statements as at June 30, 2008 and for the three months ended June 30, 2008 and 2007, are as follows:

(a)        Convertible notes:

For Canadian GAAP purposes, on issue of the convertible notes on June 12, 2006 to Perseus L.L.C. the Company allocated certain amounts to the value of the warrants and conversion options based on their estimated fair value with the difference between the gross proceeds and the value of the warrants and conversion options allocated to the debt.  For US GAAP purposes, the allocation between the debt and the warrants would be done on a relative fair value basis.  In addition, under US GAAP, an amount is allocated only to a beneficial conversion option when the market price of the shares into which the debt is convertible exceeds the effective exercise price.  For US GAAP purposes, only the second tranche of the notes issued in January 2007 was deemed to have a beneficial conversion option.

Accordingly, for US GAAP purposes, the adjustment to interest on long-term debt and amortization of discount for the three months ended June 30, 2008 and 2007 associated with the difference in the amounts allocated to the debt was $nil and $113, respectively.

(b)        Investments:

Under Canadian GAAP, the income tax recovery generated by a reversal of a previously recognized future income tax valuation allowance to reduce future income tax liabilities generated by mark to market adjustments on available for sale securities is recognized in net loss for the year while the related tax expense is included in accumulated other comprehensive income (“AOCI”) until the shares are sold at which time the tax expense is included in net loss.  Under US GAAP, the reversal of the valuation allowance would be recognized in other comprehensive income.  Accordingly, for US GAAP purposes, future income tax expense of $1,014 recognized under Canadian GAAP would not be recognized in the three months ended 30, 2008.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements (unaudited)

(Expressed in thousands of Canadian dollars except share and per share amounts)

Three months ended June 30, 2008 and 2007

13.          Reconciliation to United States generally accepted accounting standards (continued):

(c)        Acquired in-process research and development costs:

Under Canadian GAAP, acquired in-process research and development costs are capitalized and amortized to earnings.  For US GAAP purposes, such in-process research and development costs are expensed immediately if there is no alternative use for the research and developments.  Accordingly, amortization of in-process research and development recorded under Canadian GAAP for the three months ended June 30, 2008 and 2007 of $36 and $36, respectively, would not be recognized under U.S. GAAP.  As at June 30, 2008, the carrying value of intellectual property would be reduced by $538 (March 31, 2008 - $574) with a corresponding increase in deficit.

(d)        Stock-based compensation:

For US GAAP purposes, the Company accounts for stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123(R), Share-based Payment (“SFAS 123(R)”) and estimates forfeitures on the date of grant and calculates stock-based compensation based on options expected to vest.  Prior to April 1, 2008, the Company accounted for forfeitures as they occurred for Canadian GAAP purposes.  The Company determined that the effect of forfeitures was not material for prior periods. On April 1, 2008, for Canadian GAAP, the Company changed its accounting policy and estimates forfeitures on the date of grant and calculates stock-based compensation based on options expected to vest.  Accordingly, this GAAP difference has been eliminated.

Additional information about the PSUs issued under the 2001 PSU Plan are as follows:

	Units	Weighted average grant date fair value

Unvested, March 31, 2008 and June 30, 2008	528,570	$6.69

The aggregate intrinsic value of the Company’s stock option awards and PSUs at June 30, 2008 are as follows:

June 30, 2008
(Unaudited)
Stock options
Outstanding	$12,168
Exercisable	7,318
PSUs:
Outstanding	$11,560
Exercisable	6,558

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements (unaudited)

(Expressed in thousands of Canadian dollars except share and per share amounts)

Three months ended June 30, 2008 and 2007

13.          Reconciliation to United States generally accepted accounting standards (continued):

(d)        Stock-based compensation (continued):

The total intrinsic value of options and PSUs exercised for the three months ended June 30, 2008 and 2007 was $791 and $1,669, respectively.  As at June 30, 2008, $4,517 of compensation cost relating to share-based payment awards has yet to be recognized in results from operations and will be recognized over a weighted average period of four years.

(e)        Effect of US GAAP differences:

The effect of the previously discussed accounting differences on total assets, total liabilities and shareholders’ equity, net loss, comprehensive loss and loss per share under US GAAP are as follows:

	June 30, 2008	March 31, 2008
	(Unaudited)
Total assets, Canadian GAAP	$74,905	$78,940
Differences in accounting for:
Intellectual property (c)	(538)	(574)

Total assets, US GAAP	$74,367	$78,366

Total liabilities, Canadian GAAP and US GAAP	$52,903	$49,144

Shareholders’ equity, Canadian GAAP	$22,002	$29,796
Difference in accounting for:
Intellectual property (c)	(538)	(574)

Shareholders’ equity, US GAAP	$21,464	$29,222

	June 30, 2008	June 30, 2007
	(Unaudited)	(Unaudited)
Loss for the year, Canadian GAAP	$(3,464)	$(4,724)
Difference in amortization of discount on convertible notes (a)	—	113
Tax expense on realized and unrealized gain on available for sale securities (b)	1,014	—
Amortization of intellectual property (c)	36	36

Loss for the year, US GAAP	(2,414)	(4,575)

Other comprehensive income (loss):
Tax expense on realized and unrealized gain on available for sale securities (b)	(1,014)	—
	(1,014)	(4,575)

Comprehensive income (loss), US GAAP	$(3,428)	$(4,575)

Basic and diluted loss per share, US GAAP	$(0.09)	$(0.21)

There are no differences between Canadian GAAP and US GAAP in total cash flows from operations, investments and financing presented in the consolidated statement of cash flows in any of the years presented.

[ALTERNATIVE PAGE FOR CANADIAN PROSPECTUS]

CERTIFICATE OF THE CORPORATION

August 12, 2008

This short form prospectus, together with the documents and information incorporated by reference, will, as of the date of the supplemented prospectus providing the information permitted to be omitted from this prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required under the securities legislation of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador.

(SIGNED) DAVID R. DEMERS	(SIGNED) ELAINE A. WONG
Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors of the Corporation

(SIGNED) JOHN A. BEAULIEU	(SIGNED) HENRY F. BAUERMEISTER, JR.
Director	Director

C-1

[ALTERNATIVE PAGE FOR CANADIAN PROSPECTUS]

CERTIFICATE OF THE UNDERWRITERS

August 12, 2008

To the best of our knowledge, information and belief, this short form prospectus, together with the documents and information incorporated by reference, will, as of the date of the supplemented prospectus providing the information permitted to be omitted from this prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities legislation of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador.

CANACCORD CAPITAL CORPORATION		NATIONAL BANK FINANCIAL INC.

By:	(SIGNED) STEPHEN J. SWAFFIELD	By:	(SIGNED) MARCO GOGUEN

C-2

[ALTERNATIVE PAGE FOR CANADIAN PROSPECTUS]

4,500,000 Shares

Common Shares

Prospectus

Jefferies & Company

Lazard Capital Markets

ThinkPanmure, LLC	Canaccord Adams	National Bank Financial Inc.

    , 2008

4,500,000 Shares

Common Shares

Prospectus

Jefferies & Company

Lazard Capital Markets

ThinkPanmure, LLC	Canaccord Adams	NBF Securities (USA)

    , 2008

Until           , 2008 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Section 124 of the Business Corporations Act (Alberta) (the “ABCA”) provides as follows:

124(1) Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

(a)            the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and

(b)           in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.

(2) A corporation may with the approval of the Court of Queen’s Bench of Alberta indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfils the conditions set out in subsection (1)(a) and (b).

(3) Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

(a)          was substantially successful on the merits in the person’s defence of the action or proceeding,

(b)         fulfils the conditions set out in subsection (1)(a) and (b), and

(c)          is fairly and reasonably entitled to indemnity.

(3.1)  A corporation may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to in subsection (1) or (2), but if the person does not meet the conditions of subsection (3) he or she shall repay the funds advanced.

(4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person

(a)            in the person’s capacity as a director or officer of the corporation, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation, or

(b)           in the person’s capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation’s request, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5) A corporation or a person referred to in subsection (1) may apply to the Court of Queen’s Bench of Alberta for an order approving an indemnity under this section and the Court of Queen’s Bench of Alberta may so order and make any further order it thinks fit.

(6) On an application under subsection (5), the Court of Queen’s Bench of Alberta may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

Section 7 of the By-laws of the Registrant, contains the following provisions with respect to indemnification of the Registrant’s directors and officers:

7.05         Limitation of Liability

Subject to the ABCA, no director or officer for the time being of the Registrant shall be liable for the acts, receipts, neglects or defaults if any other director or officer or employee, or for joining in any receipt or act for conformity, or for any loss, damage or expense happening to the Registrant through the insufficiency or deficiency of title to any property acquired by the Registrant or for or on behalf of the Registrant or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Registrant shall be placed or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation including any person, firm or corporation with whom or with which moneys, securities or effects shall be lodged or deposited for any loss, conversation, misapplication or misappropriation of or any damage resulting from any dealings with moneys, securities or other assets of or belonging to the Registrant or for any other loss, damage or misfortune whatsoever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to exercise the powers and to discharge the duties of his office honestly and in good faith with a view to the best interests of the Registrant and through a failure to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

7.06         Indemnity

Subject to the ABCA, the Registrant shall indemnify a director or officer, a former director or officer, and a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect to any civil, criminal or administrative action or proceedings to which he is made a party by reason of being or having been a director of officer of the Registrant or such body corporate, if:

(a)           he acted honestly and in good faith with a view to the best interests of the Registrant; and

(b)           in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

7.07         Insurance

The Registrant may, subject to and in accordance with the ABCA, purchase and maintain insurance for the benefit of any director or officer as such against liability incurred by him .

*	*	*

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS

Exhibit		Description

2.1		Form of Underwriting Agreement
4.1	(1)	Annual Information Form for the year ended March 31, 2008 dated June 25, 2008.
4.2	(1)	Audited Consolidated Financial Statements as at March 31, 2008 together with the notes thereto and the auditors’ report thereon.
4.3	(1)	Management’s Discussion and Analysis for the period ended March 31, 2008.
4.4	(1)	Management Information Circular dated June 6, 2008 prepared in connection with the annual and special meeting of shareholders held on July 8, 2008.
4.5	(2)	Unaudited Consolidated Financial Statements for the three months ended June 30, 2008, together with the Notes thereto.
4.6	(2)	Management’s Discussion and Analysis for the three months ended June 30, 2008 and 2007 dated July 25, 2008.
5.1		Consent of KPMG LLP.
5.2	(3)	Consent of Bennett Jones LLP.
5.3	(3)	Consent of McCarthy Tétrault LLP.
6.1	(1)	Powers of Attorney (included on the signature page of Registration Statement Filed on July 22, 2008, on Form F-10 (SEC File No.: 333-152441)).

(1)	Previously Filed on July 22, 2008, on Form F-10 (SEC File No.: 333-152441) and incorporated by reference.
(2)	Previously Filed on August 5, 2008, on Form F-10/A (SEC File No.: 333-152441) and incorporated by reference.
(3)	Previously Filed on July 22, 2008 and August 5, 2008, on Form F-10 (SEC File No.: 333-152441).

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.  Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.  Consent to Service of Process.

(a)	Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)

Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 14th day of August, 2008.

WESTPORT INNOVATIONS INC.

By:		/s/ David R. Demers
	Name:	David R. Demers
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David R. Demers	Chief Executive Officer and Director	August 14, 2008
David R. Demers

/s/ Elaine A. Wong	Chief Financial Officer	August 14, 2008
Elaine A. Wong

/s/ J. Michael Gallagher*	President, Chief Operating Officer and	August 14, 2008
J. Michael Gallagher	Director

/s/ John A. Beaulieu*	Chairman and Director	August 14, 2008
John A. Beaulieu

III-2

Signature	Title	Date

/s/ Warren J. Baker*	Director	August 14, 2008
Warren J. Baker

/s/ Harry F. Bauermeister Jr.*	Director	August 14, 2008
Harry F. Bauermeister Jr.

/s/ M.A. (Jill) Bodkin*	Director	August 14, 2008
M.A. (Jill) Bodkin

/s/ Andrew J. Littlefair*	Director	August 14, 2008
Andrew J. Littlefair

/s/ Dezsö J. Horváth*	Director	August 14, 2008
Dezsö J. Horváth

Director
Sarah S.T. Liao

/s/ Albert Maringer*	Director	August 14, 2008
Albert Maringer

*  Executed by Power of Attorney

III-3

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of the Registrant in the United States, in the City of Vancouver, in the state of Washington, on this 14th day of August, 2008.

/s/ John A. Beaulieu
John A. Beaulieu

III-4

EXHIBIT INDEX

Exhibit		Description

2.1		Form of Underwriting Agreement
4.1	(1)	Annual Information Form for the year ended March 31, 2008 dated June 25, 2008.
4.2	(1)	Audited Consolidated Financial Statements as at March 31, 2008 together with the notes thereto and the auditors’ report thereon.
4.3	(1)	Management’s Discussion and Analysis for the period ended March 31, 2008.
4.4	(1)	Management Information Circular dated June 6, 2008 prepared in connection with the annual and special meeting of shareholders held on July 8, 2008.
4.5	(2)	Unaudited Consolidated Financial Statements for the three months ended June 30, 2008, together with the Notes thereto.
4.6	(2)	Management’s Discussion and Analysis for the three months ended June 30, 2008 and 2007 dated July 25, 2008.
5.1		Consent of KPMG LLP.
5.2	(3)	Consent of Bennett Jones LLP.
5.3	(3)	Consent of McCarthy Tétrault LLP.
6.1	(1)	Powers of Attorney (included on the signature page of Registration Statement Filed on July 22, 2008, on Form F-10 (SEC File No.: 333-152441)).

(1)	Previously Filed on July 22, 2008, on Form F-10 (SEC File No.: 333-152441) and incorporated by reference.
(2)	Previously Filed on August 5, 2008 on Form F-10/A (SEC File No.: 333-152441) and incorporated by reference.
(3)	Previously Filed on July 22, 2008 and August 5, 2008, on Form F-10 (SEC File No.: 333-152441).